EXHIBIT I

2021 FINANCIAL REPORT The European Investment Bank (EIB, or "the Bank") continues to play a key role in promoting the policies and priorities of the European Union. In 2021, the Bank provided exceptional support to the economic recovery from the COVID-19 pandemic, while, at the same time, shifting its focus from implementing its ambitious response to addressing the longer-term structural challenges facing the European Union, particularly in the mutually reinforcing areas of climate and environment, cohesion, innovation and development. The Support Action Plan and the Pan-European Guarantee Fund (EGF), launched in 2020, are part of the EIB’s unprecedented efforts to stimulate the economy and mitigate the economic downturn triggered by the pandemic. Their successful implementation over the course of 2021 ensured that even businesses that were severely affected by the pandemic were able to continue investing and thereby preserve and strengthen their competitiveness and the resilience of their business models. In addition to the financial impact of the pandemic on businesses throughout the European Union, which has driven many companies to seek emergency support from government and EU schemes, the COVID-19 crisis has hardened pre-existing structural problems and deepened investment gaps. To address these issues and ensure a sustainable recovery, substantial sums of private and public funds will need to be leveraged. As the lending arm of the European Union, the EIB plays a strong countercyclical role in unlocking opportunities and improving lives throughout the European Union and beyond. The EIB is working with national partners in the Member States to strengthen the impact of new investment backed by the Recovery and Resilience Facility (RRF), the European Union’s centrepiece to address the medium and long-term negative economic effects of the COVID-19 crisis. The EIB supports the Member States by helping them leverage their resources from the RFF and facilitating the implementation of new investment projects through a variety of means including the sharing of best practices and the development of new financial initiatives that reflect local needs. The COVID-19 pandemic is a crisis, but has also proven to be an opportunity. European policymakers are ambitiously aiming to build back better by focusing their reform efforts and stimulus spending on the fight against climate change, environmental sustainability and the twin challenges of the green and digital transition. As the EU climate bank, the EIB Group is working to support environmental sustainability and resilience and to reduce welfare inequalities, which have been exacerbated by the pandemic, climate change and environmental degradation. Making the most of the synergies inherent in its policy priorities, the EIB Group’s support for innovation increasingly targets climate objectives as well, including through the financing of breakthrough green technologies from their earliest stages of research and development to their finalisation and commercialisation. During the COP26 United Nations climate conference in Glasgow in November 2021, the EIB Group launched its Paris Alignment for Counterparties framework and its first dedicated Adaptation Plan. The Plan aims to support projects around the world that help communities to adapt to the impacts of climate change. In 2021, the EIB provided EUR 27.6 billion (51% of total financing)2 for climate action and environmental sustainability-related investment around the world and began the implementation of the EIB Group Climate Bank Roadmap, an ambitious five-year operational plan launched last year to support the European Green Deal and the European Union’s climate targets for 2030 and 2050. The Roadmap sets out how the EIB Group intends to deliver the landmark climate commitments it made in 2019. These include (i) supporting EUR 1 trillion of climate action and environmental sustainability investments over the critical decade to 2030; (ii) increasing the share of EIB financing dedicated to OVERVIEW  1 1. This section covers the activities and financial information of the European Investment Bank. The figures presented have to be viewed together with the Statutory Financial Statements of the Bank prepared in accordance with the EU Accounting Directives (unless otherwise stated). 2. Preliminary data under the Bank’s own resources. 1 EXHIBIT I

OVERVIEW 3. Includes all resources: loans, equities and guarantees. 4. The annual Operational Plan includes performance orientations and elaborates on major priorities and activities of the Group for the coming three years. 5. Includes all resources: loans, equities and guarantees. climate action and environmental sustainability to 50% by 2025; and (iii) ensuring that all EIB financing activities are aligned with the goals and principles of the Paris Climate Agreement. The EIB’s commitments to support sustainable finance reflect EU and international efforts in this field. As a member of the EU Platform on Sustainable Finance, the EIB Group supports the European Commission in further developing the EU Taxonomy of environmentally sustainable economic activities. Internally, the Group is aligning its climate action and environmental sustainability definitions with the EU Taxonomy as it evolves. With respect to gas and nuclear, the EIB is focusing on long-term solutions and continues to apply its Energy Lending Policy and Climate Bank Roadmap. Both of these include mid- term reviews, which is the natural point to take stock of EU policy developments. The EIB remains dedicated to its statutory mission of supporting the European Union’s economic and social cohesion and contributing to innovation and digitalisation investment, as well as to the competitiveness of the European Union. In October 2021, the EIB’s Board of Directors approved the cohesion orientation paper that sets out a new framework for the Bank’s support for Europe’s economically disadvantaged regions. As part of the new orientation, which covers the period 2021-2027, the EIB Group aims to increase its financing to regions with a GDP per capita below the EU average from 30% to 45% by 2025. The paper also lays the foundation for increasing the EIB’s support for climate action and environmental protection lending, as well as fostering innovation and access to finance for mid-caps in these regions and ensuring that EIB financing complements EU cohesion policy funds in the European Union’s new long-term budget. In parallel, the EIB Group is the privileged implementing partner of the InvestEU programme, which will provide the European Union with crucial long-term funding by leveraging substantial private and public funds in support of a sustainable recovery. By implementing 75% of the InvestEU guarantee, the EIB Group aims, above all, to generate additional investments including those benefiting just transition territories, support sustainable growth and address market failures or investment gaps. In order to step up its activities outside the European Union, and, in response to official talks on the European financial architecture for development (EFAD) process and the European Council’s conclusions of June 2021, the EIB Board of Directors endorsed the concept of the establishment of a new branch dedicated to development, known as EIB Global, which was officially launched on 1 January 2022. The new development branch, which will be an integral part of the EIB, will allow the Bank to deploy its expertise and experience more effectively in key priority areas such as climate, health and digitalisation outside the European Union. The EIB Group remained fully operational and continued to conduct its full range of activities in 2021, despite the impact of COVID-19 containment measures. In 2021, the Bank’s lending signatures amounted to EUR 65.4 billion3 (of which EUR 54.3 billion under the Bank’s own resources), slightly above the lower end of the target range set in the 2021 Operational Plan4 (2020: EUR 66.1 billion, of which EUR 64.6 billion under the Bank’s own resources). Total disbursements reached EUR 41.4 billion5 in 2021 (of which EUR 40.4 billion under the Bank’s own resources). In 2020, disbursements amounted to EUR 58.3 billion (of which EUR 56.8 billion under the Bank’s own resources). The EIB’s lending trend in 2021 reflects its increasing focus on using third party funds in the European Union, which complement the EIB’s own resources and enable the Bank to increase the overall volume of higher-risk operations. 2

2021 FINANCIAL REPORT Over the course of 2021, the Bank raised EUR 55.3 billion in the international capital markets, adapting its funding programme to the volume of lending activities and other cash flow needs. The EIB is a leading issuer, and continuously contributes to innovations and developments in the capital markets, promoting the most cutting-edge standards. Having already pioneered the risk-free rates replacing IBOR, the EIB issued in April 2021 its first ever notes on a public blockchain network using distributed ledger technology. The EIB reaffirmed its role as leader in the global green and sustainability bond markets, having issued a record EUR 11.5 billion in Climate and Sustainability Awareness Bonds (CABs and SABs), and increased the sustainability funding share in its total funding to 21% from 15% in 2020. This year’s 2020 CAB and SAB Frameworks illustrate the EIB’s progress in its strategy of early and stepwise application of the evolving EU Taxonomy and EU Green Bond Standard (EU GBS). Outstanding borrowings and commercial paper amounted to EUR 440.1 billion at end-2021, compared to EUR 435.3 billion at end-2020, representing an increase of EUR 4.8 billion or 1.1%. The EIB has a prudent approach to liquidity management, focusing on liquid and very high-quality investments. Treasury assets totalled EUR 105.6 billion at the end of 2021 (end-2020: EUR 85.6 billion). The Bank’s total liquidity ratio remains well within internal limits, covering 117.2% of 2022 projected net cash outflows (compared to 78.1% at end-2020), while the liquidity coverage ratio stood at 564.9% (compared to 366.7% at end-2020). Importantly, the EIB’s access to the Eurosystem’s refinancing facility provides additional protection in circumstances of extreme liquidity stress. The EIB’s risk management strategy is based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. Despite the general context of uncertainty due to the COVID-19 crisis, the overall loan portfolio6 continued to perform well, with only 0.3% impaired loans at end-2021 (0.4% at end-2020). The portion of payments overdue by more than 90 days remains very low, totalling EUR 116.3 million at end-2021 (EUR 117.1 million at end-2020) and representing only 0.03% of the risk portfolio. Provisions on loans decreased to EUR 443.9 million from EUR 662.1 million at end 2020, following the intensive monitoring activity and consequent dismissal of collective provisions recorded last year. Conservative risk management policies and thorough project due diligence underpin the Bank’s credit standing. In 2021, the EIB generated positive financial results, booking an annual surplus of EUR 2.6 billion as compared to EUR 1.7 billion in 2020 (detailed in section 1 below). The annual surplus is fully retained, contributing to the Bank’s own funds and supporting its long-term financing capacity. The EIB CET1 ratio decreased from 33.1% at end-2020 to 32.3% at end-2021. The EIB CRR leverage ratio increased from 10.3% to 10.9% during 2021 mainly due to both a decrease in the leverage exposure amount and a decrease in Tier 1 capital. In the context of the EIF capital increase, the European Commission and the EIB agreed in 2021 to terminate the EIF Replacement Share Purchase Undertaking (RSPU) in respect of EIF shares held by the European Commission, while the RSPU with respect to subscribed shares from the EIF’s minority shareholders other than the European Commission remains in place. 6. Data on the loan portfolio provided in the Overview apply (unless otherwise stated) to the own resources loan portfolio, which includes the risk portfolio and the portion of the portfolio outside the European Union that benefits from a global guarantee from the European Union or Member States (refer to Note U of the Statutory Financial Statements for more details). 3

1. STRONG EIB FINANCIAL PERFORMANCE IN 2021

The EIB generates income by financing large volumes of loans at low margins, and has recorded annual surpluses in its statutory[7] accounts every year since its foundation. The surplus for financial year 2021 amounted to EUR 2 566.0 million, which is higher than in 2020 (EUR 1 712.3 million). The main factors that influenced the 2021 financial results were as follows:

- The net interest income generated[8] by the Bank amounted to EUR 3 185.0 million as compared to EUR 3 061.5 million in 2020. Additional details on the interest income and expenses are provided under Note N of the Statutory Financial Statements.

- The income from securities increased by EUR 518.8 million year on year. This increase is mainly derived from a higher amount of dividends received in 2021 as compared to 2020.

- General administrative expenses increased by EUR 336.2 million year on year. This increase was primarily driven by welfare contributions and other staff costs, which derived from a higher amortisation of the actuarial deficit. For more details, see Notes L and R of the Statutory Financial Statements.

- There was a positive impact of EUR 400.5 million in the movements on the net provisions on loans and guarantees. Collective provisions, established in 2020 to reflect the assessment of the potential impact of COVID-19 on the Statutory Financial Statements, were released during 2021.

The EIB's balance sheet totalled EUR 565.5 billion at end-2021 as compared to EUR 554.3 billion at end-2020 (increase of EUR 11.2 billion).

EVOLUTION OF THE TOTAL ASSETS AND RESULT (EUR m)


2 806
2 339
2 363
1 712
2 566
549 544
555 793
553 561
554 291
565 476
2017
2018
2019
2020
2021
Total assets
Result

7. Prepared in accordance with the EU Accounting Directives.
8. Interest receivable and similar income less interest payable and similar charges.

OVERVIEW 4

1.1. Strong capitalisation

Since profits are retained to support the EIB's operations, the Bank's consistent profitability has led to the build-up of considerable reserves over the years. Following the appropriation of the annual surplus, own funds increased slightly from EUR 73.5 billion at end-2020 to EUR 76.1 billion at end-2021.

OWN FUNDS COMPOSITION AS OF 31 DECEMBER 2021

Own funds in EUR '000		31/12/2021		31/12/2020
Capital				
– Subscribed	248 795 607		248 795 607	
– Uncalled	- 226 604 892		- 226 604 892	
		22 190 715		**22 190 715**
Reserves				
a) reserve fund	24 879 561		24 328 415	
b) additional reserves	12 258 631		11 398 958	
c) special activities reserve	12 152 954		11 736 896	
d) general loan reserve	2 021 337		2 135 891	
		51 312 483		**49 600 160**
Profit for the financial year		**2 565 998**		**1 712 323**
Total own funds		**76 069 196**		**73 503 198**

It was proposed that the surplus for the year be appropriated as follows:

i)	additional reserves	EUR 4 321.1 million
ii)	special activities reserve	EUR -1 849.7 million
iii)	general loan reserve	EUR 94.6 million

1.2. EIB's callable capital provides a substantial cushion

The EIB is owned by the EU Member States. Following the Brexit capital replacement and Poland's and Romania's capital increase in the first quarter of 2020, the Bank's called capital amounted to EUR 22.2 billion and the subscribed unpaid capital, or callable capital, amounted to EUR 226.6 billion. The EIB's Member States have a legal obligation to pay their share of the callable capital, if necessary for the Bank to meet its obligations, at the request of the EIB's Board of Directors (as set out in the EIB's Statute[9]). This legal obligation derives from an EU Treaty, which supersedes national law, and is a special feature of the EIB. The callable capital, which is not taken into account in own funds or for CRR/CRD (Capital Requirements Regulation/Capital Requirements Directive) capital adequacy purposes, represents a buffer equivalent to roughly half of the Bank's borrowings.

9. EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

5 2021 FINANCIAL REPORT

OVERVIEW 1.3. Outlook The EIB Group Operational Plan 2022-2024  10 was approved by the EIB’s Board of Directors on 15 December 2021, and was published on 27 January 2022. Notwithstanding the EIB Group’s ongoing COVID-19 crisis response, the financing programme for 2022-2024 presents how the Group intends to step up its ambition as the EU climate bank to support the transition to a net-zero emission economy, invest in a sustainable recovery and address the most pressing structural investment gaps. These are primarily linked to the green and digital transitions and to the achievement of the Sustainable Development Goals (SDGs). The plan summarises the major priorities and activities to deliver the Group’s strategy for the next three years. It also proposes financing targets utilising the EIB Group’s own and third party resources. The EIB Group’s signature volume target for 2022 is EUR 69.1 billion, of which EUR 9.6 billion will be deployed under EIB Global and EUR 10.3 billion by the EIF. The programme has been calibrated to optimise additionality and impact through a gradual increase of own higher-risk activities and advisory services. The plan incorporates a financially sustainable upward flexibility margin of +10%, enabling the EIB Group to maximise its ambition whilst ensuring the Group’s longer-term credit strength. The Bank will continue to review its activities throughout the year to account for the developments related to the COVID-19 crisis, external market demand for new EIB Group financing and the actual pace of project origination and signature. The planning period 2022-2024 considers the phasing out of the Group’s countercyclical response to the pandemic, and has a renewed focus on addressing structural investment gaps in support of EU policy priorities. Moreover, the financing programme includes Advisory Services as a fully integrated component of the Group’s operational activity. The plan incorporates the operational activities of the new branch — EIB Global — defines the boundaries for its business plan and provides an initial outline of the strategic challenges and opportunities to enhance the EIB’s impact outside the European Union. In addition, with the establishment of EIB Global, the Bank will step up its contributions to the United Nations’ SDGs to support the promotion of the European Union’s policy objectives and standards externally in many developing countries facing debt burden and debt sustainability issues. In the context of the Multiannual Financial Framework (MFF) 2021-2027, EU priorities give renewed emphasis to the single market, innovation, digital, cohesion, natural resources, environment, transport, energy, the Just Transition, neighbourhood development, and international cooperation. The EIB’s lending remains focused on its public policy goals, which are aligned with the European Union’s political priorities, namely sustainable cities and regions, sustainable energy and natural resources, innovation, digital and human capital and SME and mid-cap financing, in addition to the two transversal indicators of climate action and environmental sustainability, and economic and social cohesion. In line with these goals, the EIB makes long-term finance available for projects that contribute to job creation and the global competitiveness of Europe, address the green and digital transition challenges, promote European values and continue to bring about a convergence of living standards and prosperity across the European Union. The funding programme forecast in the Operational Plan reflects the anticipated borrowings needed to achieve the operational targets. The Board of Directors has approved a global borrowing authorisation of up to EUR 50 billion for 2022 and the Bank has announced an expected funding programme amounting to EUR 45 billion. The Bank’s high credit standing is key to its business model. Therefore, the EIB only accepts taking credit, market and liquidity risk in line with its risk appetite and public mission. By pursuing a prudent financial policy, the Bank seeks to self finance its growth in the long term. 10. The annual Operational Plan includes performance orientations and elaborates on the major priorities and activities of the Group (https://www.eib.org/en/publications/operational-plan-2022). 6

2. LENDING ACTIVITIES

As the EU bank, the EIB's mission is to invest in viable projects that contribute towards the European Union's policy objectives, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. Projects financed need to satisfy strict economic, technical, environmental and social standards and are subject to careful due diligence and sound risk management practices.

At 31 December 2021, the outstanding volume of signed loans slightly decreased to EUR 556.4 billion[11] (EUR 558.7 billion at end-2020), 82.0% of the loans signed in 2021 were for projects within the European Union (2020: 82.2%). The EIB's disbursed loan portfolio amounted to EUR 433.4 billion[12] compared with EUR 444.6 billion at end-2020. The EIB's financing trend in 2021 reflects its increasing focus on using third party funds in the European Union, such as operations deployed under the EGF and Decentralised Financial Instruments, which complement the EIB's own resources and enable the Bank to increase the overall volume of higher-risk operations.

2.1. New signatures

In 2021, the total volume of new signatures amounted to EUR 65.4 billion[13], of which EUR 54.3 billion under the Bank's own resources (2020: EUR 66.1 billion, of which EUR 64.6 billion under the Bank's own resources). Of the new signatures, 88.5% provide financing to projects in EU Member States (2020: 85.9%) (see detailed geographic distribution below).

Signatures per country or region (in EUR m)	2021	% of total	2020	% of total
Italy	9 860	15%	10 856	16%
France	9 153	14%	8 938	14%
Spain	8 962	14%	7 625	12%
Poland	5 769	9%	4 615	7%
Germany	4 612	7%	5 946	9%
Greece	2 898	5%	2 391	4%
Belgium	2 700	4%	1 279	2%
Netherlands	2 041	3%	2 037	3%
Finland	1 724	3%	652	1%
Austria	1 437	2%	1 636	2%
Sweden	1 409	2%	2 106	3%
Czech Republic	1 003	2%	1 195	2%
Hungary	880	1%	758	1%
Portugal	876	1%	1 614	2%
Romania	842	1%	460	1%
Denmark	689	1%	547	1%
EFTA	266	0%	68	0%
Other EU Member States	3 015*	5%	4 108	6%
Candidate and potential candidate countries	849	1%	873	1%
Rest of world	6 371	10%	8 385	13%
	65 356		66 089	

* Bulgaria 176 million, Croatia 113 million, Cyprus 234 million, Estonia 271 million, Ireland 672 million, Latvia 99 million, Lithuania 97 million, Luxembourg 34 million, Slovakia 240 million, Slovenia 80 million, Multi-country 999 million.

11. Includes own resources loans and loan substitutes.
12. Includes own resources loans and loan substitutes.
13. Includes all resources, loans, equities and guarantees.

7 2021 FINANCIAL REPORT

OVERVIEW 2.2. The EIB's policy response to COVID-19 The EIB Group has been part of the European Union’s response to the COVID-19 pandemic and works with European institutions to contain the economic effects of the crisis and tackle immediate health- related emergencies. Since the start of the COVID-19 pandemic, the EIB Group has approved almost EUR 72 billion of targeted support for businesses that have been severely hit by the crisis, public health and the delivery of vaccines. In 2021 alone, the EIB approved 109 stand-alone operations aiming to directly respond to the COVID-19 crisis for a total amount of EUR 12.9 billion (out of a total approved volume of EUR 55.8 billion). The EUR 24.4 billion Pan-European Guarantee Fund (EGF), launched during the second half of 2020, is designed to complement other actions undertaken at the EU level in response to the crisis triggered by the COVID-19 pandemic. Austria 3.2 EU Benelux * 5.7 EU Other * 7.3 EU Scandinavia * 4.7 France 11.1 Germany 7.8 Greece 3.7 Hungary 1.9 Italy 11.8 Non-EU 16.6 Poland 7.7 Portugal 2.6 Spain 15.9 Transport 30.2 Global loans 18.5 Energy 14.8 Health, education 8.4 Miscellaneous infrastructure 7.5 Water, sewerage 6.6 Industry 6.5 Services 3.9 Telecomunication 2.6 Agriculture, fisheries, forestry 1.0 * EU Benelux: Belgium 2.7%, Luxembourg 0.1%, Netherlands 2.9%. EU Scandinavia: Denmark 0.6%, Finland 2.1%, Sweden 2.0%. EU Other: Bulgaria 0.4%, Croatia 0.7%, Cyprus 0.4%, Czech Republic 1.1%, Estonia 0.2%, Ireland 1.4%, Latvia 0.1%, Lithuania 0.6%, Malta 0.1%, Romania 0.9%, Slovenia 0.5%, Slovakia 0.9%. GEOGRAPHIC DISTRIBUTION OF THE STOCK OF LOANS AT END-2021 (%) DISTRIBUTION BY SECTOR OF THE STOCK OF LOANS AT END-2021 (%) 8

The EGF was endorsed by the European Council as part of the European Union's overall COVID-19 response package and enabled the EIB Group to scale up its support for mostly small and medium-sized European companies, providing up to EUR 200 billion of additional financing.

The guarantees in the EGF come from participating EU Member States, which provide guarantees proportional to their contribution to the capital of the EIB. These guarantees are there to cover losses related to the activities of the fund. Operations under the EGF are carried out by the EIB Group for the account of the EGF.

As of 31 December 2021, the EGF Contributors' Committee and EIB governing bodies have approved projects for a total of EUR 23.2 billion. These are expected to mobilise total investment of EUR 174.4 billion, with projects spread over all 22 participating Member States. Signatures stand at EUR 18.1 billion for the whole EIB Group (EIB EUR 10.1 billion and EIF EUR 8 billion) — which shows that EGF funding is effectively reaching businesses across the European Union.

EGF — VOLUMES APPROVED, SIGNED AND EXPECTED INVESTMENT MOBILISED BY ENTITY

Data as of December 2021 — EUR million

	Total approved amount	Total signed amount	Expected investment mobilised (at appraisal)
EIB	10 442	10 050	82 431
EIF	12 778	8 041	91 967
Total	**23 220**	**18 091**	**174 398**

The EGF guarantee acts as an incentive for financial intermediaries to lend more money to companies under better conditions, helping businesses access rapid and advantageous financing and overcome the economic consequences of the COVID-19 pandemic. The approval and signature of guarantee products were finalised in December 2021, whereas the allocation period was extended until 30 June 2022 and 31 December 2022, depending on the applicable state aid framework, thanks to the approval of the state aid third notification package.

Similar to guarantee products, the approval of equity and equity-type operations under the EGF ended in 2021, while signatures can continue until February 2022 for a limited number of transactions.

In August 2021, the European Commission approved an additional EGF product in the form of synthetic securitisation. With a budget of EUR 1.4 billion, the EIB expects to mobilise investments of EUR 14.5 billion. The signing of asset-backed securities (ABS) operations will remain possible until 30 June 2022.

In addition to the EGF initiative, the EIB Group has a pipeline of EUR 6.0 billion available for investments in the healthcare sector. This is available for medical infrastructure, further research, or other vaccine and treatment-related financing. The Bank directly supports innovative European biopharmaceutical and medtech companies developing therapeutic and diagnostic solutions against this devastating disease, as well as COVID-19 vaccines.

Since the EIB Group could finance or guarantee parts of projects, it is expected that this current pipeline would mobilise an even higher figure in supported investments. As of 31 December 2021, loans signed in the EIB healthcare pipeline amounted to EUR 5.4 billion, of which EUR 407 million on applied research related to COVID-19 vaccines.

9 **2021** FINANCIAL REPORT

OVERVIEW 14. According to RHOMOLO-EIB, a well-established and rigorous model to assess the macroeconomic impact. 2.3. Strong commitment to support economic and social cohesion Support for the European Union’s cohesion policy has been at the heart of EIB operations since its foundation and is enshrined in the Bank’s Statute. The EIB’s cohesion financing supports projects in EU regions with a lower GDP per capita, seeking to address inequalities by providing jobs and education opportunities, access to public infrastructure and services, and a healthy and sustainable environment. Under the new EU cohesion policy for 2021-2027, the EIB Group’s contribution to economic, social and territorial cohesion will continue to help countries and regions across the European Union. In 2021 alone, EIB financing for cohesion priority regions in the European Union amounted to EUR 19.8 billion, equivalent to more than 41% of the Bank’s total signatures in the Union. The EIB’s cohesion lending in 2021 had a strong focus on climate action, which accounts for 55% of the EIB’s lending to cohesion regions compared with a 50% share in total lending in the European Union. As part of its new Cohesion Orientation 2021-2027, approved in October 2021, the EIB Group is ready to step up its financing dedicated to cohesion from 30% to 40% of financing in the European Union by 2022 and 45% by 2025. A key performance indicator of 20% of EU lending has been introduced for less developed regions, increasing to 23% of total EU signatures by 2025. The EIB aims to finance mid-cap companies (companies with between 250 and 3 000 employees) in less developed regions to deploy proven technologies for the first time when these projects show clear economic or environmental benefits at the local level. Cohesion and the EIB Group’s contribution to the European Union’s Just Transition Mechanism (JTM) in regions that are traditionally dependent on fossil fuels or carbon-intensive industries provide an important bridge between the Group’s two key transversal policy objectives of climate action and cohesion. 2.4. The EIB cooperates with the European Commission and other institutional partners The EIB Group works closely with EU institutions and other partners to support the European Union’s objectives and policy priorities. In a decade marked by economic uncertainty, the European Fund for Strategic Investments (EFSI) stands out as a successful example of this cooperation, helping to co-finance projects that otherwise might not have been implemented. It has also charted the path towards new ways of financing. Over the course of 2021, EFSI went well beyond its ambitious target of supporting EUR 500 billion in investment. EFSI has had a clear impact on the EU economy, not only in relatively conventional areas, such as infrastructure, but also in sectors like research and innovation, and in its contribution to climate change mitigation. The fund also proved its versatility by contributing towards the European Union’s response to the coronavirus pandemic. Economic estimates suggest that by 2025 EFSI-related investments will increase GDP by 2.4% and create an additional 2.1 million jobs compared to the baseline scenario14. The last projects under the EFSI mandate were approved in December 2020, while the deadline for signing EFSI operations runs until 31 December 2022. However, the European Commission agreed to a revised interpretation of the EFSI Investment Period for Global Authorisations. Thanks to this interpretation, the EIB is able to approve new sub-operations under already approved EFSI Global Authorisations/envelopes, until the end of 2022. 10

2021 FINANCIAL REPORT At end-2021, the EIB Group had 1 513 operations for a total of EUR 99.3 billion15 , expected to mobilise investments of EUR 524.3 billion, thus exceeding its EUR 500 billion target. As at 31 December 2021, 708 Infrastructure and Innovation Window (IIW) operations were approved for total financing of EUR 65.8 billion, of which EUR 59.8 billion was signed. EUR 44.0 billion of this was disbursed, of which EUR 40.3 billion for debt-type operations and EUR 3.7 billion for equity-type operations. Under the SME Window, 455 financial guarantee transactions were approved for an amount of EUR 20.4 billion. At end-2021, EUR 15.5 billion was signed for guarantee transactions benefiting from EFSI support. Through the SME Window Equity and Risk Capital Resources mandate, the EIF approved 350 transactions in investment funds worth EUR 13.1 billion, with a signed amount of EUR 12.0 billion as at 31 December 2021. Infrastructure and Innovation Window (IIW) Total # Operations approved 708 Operations approved as of 31/12/2021 (EUR million) 65 759 of which equity-type operations 6 965 of which debt-type operations 58 794 # Operations signed 664 Operations signed as of 31/12/2021 (EUR million) 59 843 of which equity-type operations 6 788 of which debt-type operations 53 055 Operations disbursed as of 31/12/2021 (EUR million) 44 044 of which equity-type operations 3 768 of which debt-type operations 40 276 * Similar to previous years, amounts are net of operations cancelled during 2021. SME Window (SMEW) Total # Operations approved 805 Operations approved as of 31/12/2021 (EUR million) 33 503 # Operations signed 799 Operations signed as of 31/12/2021 (EUR million) 27 552 15. The figures refer to active operations, excluding global authorisations or fully cancelled operations. EFSI has been a game changer for future economic stimulus programmes backed by EU public financing and has paved the way for its successor, the InvestEU programme, which is to be deployed under the European Union’s 2021-2027 Multiannual Financial Framework (MFF). The European Union’s 2021-2027 long-term budget (EUR 1.2 trillion in current prices), together with the NextGenerationEU (NGEU) temporary recovery instrument (EUR 806.9 billion in current prices), represent an unprecedented response aimed at helping repair the economic and social damage caused by the COVID-19 pandemic and aid the transition towards a more modern and sustainable Europe. Due to the late adoption of the legal bases of the MFF 2021-2027 and the new NGEU recovery instrument, as well as the time required to negotiate the implementation of the new generation of EU programmes, the EIB Group expects to adopt its mandates under these programmes and begin implementing them in 2022. The EIB Group works in conjunction with the European Commission to safeguard a smooth implementation of new EU programmes and mandates, and will continue its close cooperation with national promotional banks and institutions and development finance institutions, as clients and co-financing partners. 11

OVERVIEW The EIB Group retains a major role in the success of financial instruments funded by the EU budget, such as the Neighbourhood, Development and International Cooperation Instrument (NDICI) – Global Europe. The EIB will also be the key implementing partner of InvestEU, responsible for managing 75% of the overall budget of the mandate. Over the period of the European Union’s current long-term budget, InvestEU’s EUR 26.2 billion guarantee, with provisioning from the MFF and Next Generation EU, is expected to mobilise more than EUR 372 billion in additional private and public investment in Europe, mainly for sustainable infrastructure, research innovation and digitalisation, SMEs and social investment and skills. In addition, Member States will be able to use InvestEU as a tool to implement their recovery and resilience plans under the Recovery and Resilience Facility (RRF). The EIB Group is supporting its implementation by leveraging RRF resources via decentralised financial instruments through bilateral mandates with EU countries, such as Greece and Italy. Furthermore, EIB advisory support could help Member States to make better use of EU funding, under the new and existing mandates. While the new InvestEU Advisory Hub will be managed by the European Commission under an open architecture introducing other implementing partners, the EIB will nevertheless remain the main advisory partner in recognition of its unique breadth and depth of expertise. 2.5. Operations outside the European Union16 By financing investments outside the European Union, the EIB has actively contributed to the EU’s external policy objectives for nearly 60 years. The EIB is the largest multilateral lender in the EU Neighbourhood, the regions with the greatest strategic importance to the European Union, including the Eastern Neighbours, the Western Balkans, the Middle East and Northern Africa. The Bank runs its operations outside the European Union through a network of nearly 30 external offices located in Africa, Latin America and Asia. Demand outside the European Union remained high in 2021 with EUR 100.1 billion worth of loans granted in 94 different countries as of end-2021, of which EUR 7.5 billion signed in 2021. The majority of non-EU activities, mainly focused in Africa and Eastern Neighbours, are covered by guarantees from the European Union (External Lending Mandate) or the EIB’s Member States (within the Cotonou Agreement framework), in the form of either a comprehensive guarantee or a political risk guarantee. In the context of the MFF discussions on the next generation of mandates, the EIB has already committed to be an integral part of EU processes to further improve policy coherence and dialogue with the Union’s external partners. The regulation establishing the Neighbourhood, Development and International Cooperation Instrument (NDICI) – Global Europe was adopted in June 2021 and should provide the basis for the continuation of EIB operations outside the European Union for the coming years. The EIB contributes to implementing the political and economic goals of the European Union and supports the Union’s external action priorities in all regions around the world, including in politically sensitive countries in the Eastern and Mediterranean Neighbourhood regions. The Bank has stopped its lending activities in the Russian Federation since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions. The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities that, even indirectly, relate to the Russian Federation, have complied with all applicable sanctions, and will ensure compliance with any new ones, including sectoral sanctions affecting the Russian Federation. 16. Figures presented under this section include own resources loans and loan substitutes unless otherwise stated. 12

2021 FINANCIAL REPORT While the ultimate impact is difficult to predict at this stage, the evolution of the current escalation from the military invasion of Ukraine by the Russian Federation is being closely monitored for potential impacts on the EIB’s portfolio, including the effect of possible further sanctions. As detailed below, the EIB’s disbursed exposure in Ukraine is predominantly covered by the EU External Lending Mandate guarantee and there is no disbursed exposure at the EIB’s own risk to borrowers in the Russian Federation. The quality of the EIB’s loan portfolio currently remains adequate. In the general context of uncertainty in the global financial markets due to the military aggression against Ukraine, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources as a result of its prudent approach to liquidity management. Russian Federation The EIB continues to follow applicable EU policy guidelines in the country. The EIB’s total disbursed exposure to borrowers in the Russian Federation amounted to EUR 16.1 million as of end-2021 (2020: EUR 17.8 million) with no exposure at the EIB’s own risk. Ukraine Total disbursed exposure on loans granted to borrowers located in Ukraine amounted to EUR 1 570.1 million at end 2021 (2020: EUR 1 486.1 million). Of this amount, EUR 1 301.8 million (2020: EUR 1 236.7 million) is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 268.3 million at own risk, EUR 251.3 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. A further EUR 4 652.2 million has been committed in signed operations not yet disbursed. Of this amount, EUR 4 437.0 million is covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Of the remainder of EUR 215.2 million at own risk, EUR 180.4 million is covered by the EU Political Risk Guarantee under the EU External Lending Mandate. In addition, the Bank also granted a financial guarantee to counterparties located in Ukraine for a signed amount of EUR 459.1 million at end-2021 (2020: EUR 423.8 million), which is fully covered by the Comprehensive Guarantee of the European Union under the External Lending Mandate. Belarus The EIB’s disbursed exposure in Belarus is rather limited (EUR 173.3 million at end-2021 and EUR 190.0 million at end-2020), of which 94% is secured by the EU External Lending Mandate. A further EUR 360.0 million has been committed in signed operations not yet disbursed, of which only EUR 10.0 million is expected to be at the EIB’s own risk, but covered by the EU Political Risk Guarantee under the EU External Lending Mandate. The EIB has been observing developments in Belarus with great concern over the past year. The EIB stopped activity in Belarus following the country’s disputed presidential elections in August 2020 and will continue to maintain the same stance, in line with EU policy. As long as EU sanctions remain in place, the EIB does not expect to make any further disbursements to Belarus. Turkey Total disbursed exposure in Turkey amounted to EUR 9.1 billion at end 2021 (2020: EUR 10.4 billion). Of this amount, EUR 5.9 billion (2020: EUR 6.2 billion) is covered by the EU External Lending Mandate guarantee while EUR 3.2 billion (2020: EUR 4.2 billion) is at the EIB’s own risk. A further EUR 0.3 billion has been committed in signed operations not yet disbursed, of which EUR 0.1 billion is expected to be at the EIB’s own risk. 13

OVERVIEW Lebanon The credit standing of Lebanese counterparties has been impacted by the political and economic turbulence in the country. Total disbursed exposure in Lebanon amounted to EUR 407.8 million at end-2020 (2020: EUR 458.4 million); of which EUR 356.4 million (87%; 2020: EUR 391.9 million) is secured by the EU External Lending Mandate. A further EUR 887.0 million has been committed in signed operations not yet disbursed, which are fully secured by the EU External Lending Mandate. Specific provisions on the Bank’s risk portfolio of disbursed operations are in place, for prudential reasons. Tunisia The credit standing of Tunisian counterparties was impacted by the country’s deteriorating macroeconomic and political situation in the third quarter of 2021. Total disbursed exposure in Tunisia amounted to EUR 1 717.3 million at end-2021 (EUR 1 922.5 million in 2020), of which EUR 1 537.1 million is secured by the EU External Lending Mandate (2020: EUR 1 720.2 million). A further EUR 975.1 million has been committed in signed operations not yet disbursed, of which only EUR 18.0 million is expected to be at the EIB’s own risk. The Bank is closely monitoring the evolving situation and reviewing the need for further specific provisions on its risk portfolio. The EIB and development finance The June 2021 Council conclusions on the European financial architecture for development (EFAD) recognised the key role of the EIB as the EU bank, and underlined that the EFAD should be based on an open and inclusive architecture, working with all European development banks and financial institutions. The conclusions also invited the EIB to present improvements to enhance the development impact of its operations in partner countries, notably by ensuring differentiated strategies for its activities outside the European Union, associating relevant EU development policymakers and enhancing local presence and cooperation with local partners. In response to the Council conclusions, the EIB Board of Directors in September 2021 approved the creation of a new branch for the Bank’s activities outside the European Union, to be launched on 1 January 2022. The new branch — EIB Global — will be responsible for all the EIB’s activities in the Enlargement region, the countries of the European Union’s Eastern and Southern Neighbourhood, sub-Saharan Africa, Asia, Latin America, the Caribbean and the Pacific. EIB Global will be an internal organisational unit within the EIB, operating under the Bank’s current legal framework. It will have its own branding and identity, its own staff and management, and an enhanced network of offices outside the European Union. The branch will have a dedicated capital allocation provided annually by the EIB board under the Group Operational Plan, and will benefit from a dedicated board advisory group involving EU development stakeholders. These elements will facilitate the response to the requests in the Council conclusions by ensuring a greater focus on development and creating a more impact-driven culture with incentives, differentiated branch strategies with differentiated risk appetite, more dedicated and better- adapted policies and guidelines, and strengthened cooperation with Team Europe partners. The branch will operate fully within EIB Group-wide policies, frameworks and standards, as determined by the EIB board. 14

2.6. Rigorous due diligence and strict selection criteria



Step 1
Proposition
Step 2
Appraisal
• Financial aspects
• Economic aspects
• Social aspects
• Environmental aspects
• Technical evaluation
Step 3
Approval
• EIB Management Committee
• EIB Investment Committee (FEIS)
• EIB Board of Directors
Step 4
Signature
Step 5
Disbursement
Step 6
Physical and financial monitoring
Step 7
Repayment

The EIB's due diligence process ensures the high quality of the loan portfolio thanks also to the application of prudent eligibility criteria in respect of the projects the Bank finances. The lending operation appraisal process involves assessments of the counterparts and projects from loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is considered from several angles: economic, technical, environmental/social and financial.

Risk guidelines are applied at the appraisal stage and throughout the loan's life. The EIB effects post signature monitoring to enable early interventions, where necessary. Throughout the lifetime of the loan, the Bank monitors closely the counterpart's creditworthiness and compliance with all contractual obligations. Additionally, firm adherence to project screening and ex-ante evaluations, coupled with regular ex-post reviews, underpins the high quality of the EIB's loan portfolio.

Climate action and environmental sustainability aspects are taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated into the accounting for environmental externalities.

2.7. A highly secured and high-quality loan portfolio

Despite the general context of uncertainty, the credit quality of the EIB's loan portfolio has not been materially impacted as a result of the COVID-19 pandemic. The credit risk management strategy, coupled with the nature of the projects financed, supports a high-quality loan portfolio despite the Bank's move towards higher-risk lending. The credit quality of the loan portfolio is reflected in the EIB's low rate of impairments.

- The majority of the Bank's loan portfolio benefits from credit enhancements or recourse to EU or EU Member State guarantees. Credit enhancements are largely in the form of portfolio guarantees from EU sovereigns, the EU budget, investment grade banks and corporates and high quality financial collateral and assignments of rights or pledges at transaction level. Unsecured loans to banks and corporates had a combined value of EUR 140.6 billion[17], representing 27.7% of the risk portfolio at end-2021 (end 2020: EUR 135.8 billion and 26.7%).

17. Includes own resources loans and loan substitutes.

15 2021 FINANCIAL REPORT

OVERVIEW 18. Above Baa3 rating. 19. Includes own resources loans and loan substitutes. 20. Includes own resources loans and loan substitutes. 21. Includes own resources loans and loan substitutes. 22. For more details on arrears over 90 days on the loan portfolio, see Note U of the Statutory Financial Statements. 23. Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF. 24. Includes loans, equities and guarantees, excludes the EIB’s mandates to the EIF. • The asset quality of the EIB’s risk portfolio is exceptionally high. The share of best of borrower or guarantor internal ratings of investment-grade level18 stood at 83.5%19 of the risk portfolio of the Bank as at end-2021 (end-2020: 83.2%). • At end-2021 the disbursed sovereign exposure20 of the Bank amounted to EUR 45.5 billion (2020: EUR 46.5 billion) and the sovereign-guaranteed signed exposure21 was EUR 78.4 billion (2020: EUR 78.0 billion). The Bank has not recorded any impairment in respect of its holding of EU sovereign and EU sovereign-guaranteed exposures. The Bank’s preferred creditor status and the protection given by its Statute are deemed to guarantee full recovery of these sovereign assets. • At end-2021, there were 49 impaired loan contracts subject to specific provisions (2020: 61 impaired loan contracts) for a total disbursed exposure of EUR 1.5 billion (2020: EUR 1.9 billion). These operations represent 0.3% of the total loan portfolio (2020: 0.4%), for which the Bank has specific provisions for gross exposure (disbursed exposures, accrued interest and exposures in arrears) of EUR 443.9 million (2020: EUR 587.3 million). The level of specific provisions is relatively low in view of the security, guarantees and portfolio credit enhancements in place. • As a result of monitoring activities on EIB counterparties’ vulnerability to the COVID-19 pandemic, additional provisions introduced in 2020 in the form of collective provisions were released during the second quarter of 2021. These provisions were recorded to reflect the assessment of the potential impact of COVID-19 on the Statutory Financial Statements and amounted to EUR 74.8 million at end-2020. • For loans not secured by a global/comprehensive guarantee of the European Union or Member States22, arrears over 90 days amounted to EUR 116.3 million at end-2021 (2020: EUR 117.1 million). • Operations that carry higher risk than the EIB’s usual activities are termed “special activities”. The volume of new special activities for EIB’s own resources23 signed in 2021 was EUR 3.6 billion (2020: EUR 0.8 billion). The stock of own resources special activities24 increased to EUR 21.6 billion (2020: EUR 19.6 billion), which represents 4.0% of the total risk portfolio (2020: 3.6%). • Expected losses associated with lending exposures are allocated to a dedicated General Loan Reserve (GLR). • In addition to the General Loan Reserve, a notional reserve allocation for special activities operations is applied to a dedicated special activities reserve. After inclusion of the proposed appropriation of the 2021 result, the special activities reserve will amount to EUR 10.3 billion (2020: EUR 12.1 billion), of which EUR 5.6 billion related to the activities managed by the EIF on behalf of the Bank (2020: EUR 5.7 billion). • The loan grading-based watch list includes lending transactions that require close monitoring. These transactions are placed on the watch list following a significant deterioration of the internal loan grading or after a material credit event. The watch list decreased to EUR 7.0 billion (2020: EUR 7.4 billion), representing 1.3% of the risk portfolio (2020: 1.3%). 16

3. FUNDING ACTIVITIES

The EIB raises long term funds through bond issuance on the international capital markets to meet its lending needs. Funding activities aim to reach set volume targets with a maturity structure suitable for the Bank's asset and liability management, and to optimise cost on a sustainable basis. Diversification of sources and tenors of funding underpin the flexibility of the Bank, which maintains a continuous presence in different funding markets.

The Bank's funding strategy relies on the issuance of large and liquid benchmark transactions in the world's main currencies. This is complemented by targeted issuance (plain vanilla and structured), usually driven by reverse inquiries. In the context of the EIB's Climate Bank Roadmap and its strategy of progressive alignment with the evolving EU legislation on sustainable finance, another growing visible component of the borrowing programme is sustainability funding, which reached a record high of EUR 11.5 billion equivalent. The EIB was thus the largest multilateral development bank issuer of green and sustainability use-of-proceeds bonds last year.

The EIB started the year with an announced funding programme of EUR 60 billion and a borrowing authorisation of EUR 70 billion. The 2021 funding target factored into the pre-funding already applied the previous year (EUR 5.5 billion), as the Bank scaled up its issuance in 2020 to EUR 70.0 billion to accompany the increased volume of lending disbursements under the EIB's policy response to the pandemic. The funding target of 2021 took into consideration the Bank's lending targets, debt service, increased supply in high-grade capital markets and prudent liquidity requirements. During 2021, the EIB raised the EUR equivalent of EUR 55.3 billion in 21 currencies, of which five in synthetic format. As in previous years, the Bank frontloaded its funding activities at the beginning of the year, when issuance activity on the capital markets worldwide is at its peak. In January 2021, the EIB registered its largest order books ever in both EUR and USD benchmarks, its largest ever pound sterling (GBP) new issue and the largest ever AUD green bond within the sovereign, supranational and agency (SSA) space. Net issuance was negative by EUR 9.7 billion in 2021. This marks the second year with negative issuance in the last decade (the previous occasion was in 2019). Over the last few years, net issuance has been marginally positive.

2021 was also marked by the EIB's first ever issuance of notes on a public blockchain network using a distributed ledger technology.

3.1. Maturity mix of the EIB's funding

	Average maturity (years)	
Currency	**2021**	**2020**
EUR	10.2	8.9
USD	6.1	5.1
GBP	5.3	4.8
Others	5.5	5.2
Total	**8.0**	**6.9**

- The average maturity of funding in 2021 was 8.0 years, an increase compared to previous years (6.9 years in 2020 and 7.2 years in 2019), due to longer tenors of EUR and USD issuances in 2021.

- From a currency perspective, EUR issuance typically provides the longest average maturity among the Bank's main currencies. In 2021, the average maturity of EUR funding was 10.2 years (8.9 years in 2020).

  This was underpinned by issuance in the long end of a EUR 3 billion 15-year EARN and EUR 5 billion 10-year EARN, a new EUR 1.5 billion SAB 2041, and taps of CAB 2047 (for a total of EUR 1.75 billion), as well as a new EUR 1 billion 30-year ECoop. Moreover, the year-on-year change is also influenced by the short maturity (three years) of the EUR 3 billion EARN benchmark that was issued in March 2020, in the early days of the pandemic.

- The average maturity of the Bank's USD issuance increased from 5.1 years in 2020 to 6.1 years in 2021, mostly owing to the USD 4 billion 10-year Global programme, which extended the curve further out.

- From a product perspective, sustainability funding (CABs and SABs) provided the highest average maturity of 9.5 years (11.1 years in 2020), underlining the importance of long-term investors in this market segment.

17 2021 FINANCIAL REPORT

3.2. Geographic highlights

- Overall, investor distribution remained broadly stable in 2021. Europe remained the main source of investor demand, accounting for 64% (2020: 69%).
- Asian investors' interest increased from 17% in 2020 to 20% in 2021, mainly in EUR, GBP and other currency issuances. Investors from the Americas slightly increased their share to 14% from 12% in 2020, especially in non-EUR issuances.
- Geographical differences between currencies remain significant, as most demand from outside Europe is focused on USD bonds. Moreover, the increased issuance in 2021 in other currencies whose investor base mostly lies in Asia or America — namely AUD, CAD, and NZD — also contributed to the increased share in investors outside Europe in 2021.



2%
14%
20%
64%
Total 2021
2%
18%
80%
EUR
2%
35%
22%
41%
USD
4%
10%
7%
79%
GBP
4%
11%
39%
46%
Others
Europe
Asia
Americas
Middle East and Africa

3.3. Investor types

- The EIB's investor base per type of investor is usually broadly split between three main investor pools: bank treasuries (37% of EIB's issuance in 2021), central banks and official institutions (32%), and fund managers, insurers and pension funds (27%).
- Bank treasuries continued to account for the bulk of demand, which was stable as in 2020. In terms of EUR-denominated issuance, the share bought by bank treasuries decreased to 31% compared to 35% in 2020. By contrast, the share held by bank treasuries in other currencies increased for GBP to 60% in 2021 (2020: 59%), and for USD to 39% (2020: 31%).



4%
32%
27%
37%
Total 2021
2%
33%
34%
31%
EUR
3%
40%
18%
39%
USD
3%
19%
18%
60%
GBP
13%
18%
32%
37%
Others
Bank treasury
Fund managers / Insurance / Pension
Central bank / Government institutions
Corporate / Retail / Other

- Although bank treasuries have remained the largest investor-class for EIB bonds, in the last few years there has been a slight shift towards investment from other investor pools. This change has been driven mainly by: (i) an increased interest in USD and EUR benchmark issuances from central banks (mostly from outside Europe); (ii) real money demand in CABs and SABs, amplified by the increased share of CABs/SABs in the EIB's total issuance; and (iii) less pressure on bank treasuries to build up their holdings of high-quality, liquid assets.
- The share of demand stemming from other investors (including corporates and retail investors) remained at the same level as 2020 (4%), with demand focused on the Bank's other issuance.
- Insurers, pension funds and other types of fund managers continue to be important drivers of sustainability funding. The build-up of dedicated ESG-portfolios has been driving bank treasury demand (37% of allocations, vs. 29% in 2020), while central bank interest remained steady.

OVERVIEW 18

3.4. Funding patterns in the EIB's main issuance currencies and product types

Issuance in the EIB's main currencies — EUR, USD and GBP — together accounted for 88% of the total volume raised in 2021 (90% in 2020). From a product perspective, 53% of the total funding programme was issued in EUR and USD benchmark format, down from 59% share of last year. A record 21%-share was raised through CABs and SABs — a significant increase vs. 2020 (15%).

In 2021, the Bank raised EUR 26.6 billion, in both EUR benchmark issues (typically in the EUR 3-5 billion range) in the Euro Area Reference Note (EARN) and non-benchmark format, representing 48% of total funding (2020: EUR 33.0 billion representing 47%). The EIB attracted strong investor demand in its EUR benchmark issuances, with its first EUR 5 billion 10-year EARN that registered a record order book of EUR 48.8 billion and its fourth EARN of the year (EUR 3 billion 5 year), issued in September, which was 12 times oversubscribed, representing the highest ever oversubscription for this type of transaction.

The EIB confirmed its leading position as a USD issuer, funding USD 20.5 billion, the equivalent of EUR 17.0 billion (2020: USD 25.4 billion). The EIB's USD Benchmark issuance in 2021 registered an all-time record order book, as the USD 5.0 billion 5-year Global issued in January 2021 received interest from 140 investor accounts exceeding USD 12.6 billion. Moreover, the EIB issued GBP 4.4 billion of bonds in 2021, the equivalent of EUR 4.9 billion (2020: GBP 6.4 billion).

FUNDING PROGRAMME BY TYPE AND CURRENCY 2021


1%
29%
7%
24%
4%
9%
5%
21%
Benchmark EUR: EARNs
Mini-Benchmark EUR: ECoops (excluding CAB/SAB and €STR)
Benchmark USD: Globals
Fixed-rate GBP (excluding CAB)
Risk-free rates (€STR, SOFR, SONIA)
Other currencies (excluding CAB/SAB and risk-free rates)
CAB and SAB (all currencies)
Structured
2021
12%
48%
9%
31%
EUR
GBP
USD
Others
2020
10%
47%
11%
32%

	2021	2020
Currency	**Amount in EUR billion equivalent**	**Amount in EUR billion equivalent**
EUR	26.6	33.0
USD	17.0	22.6
GBP	4.9	7.4
Others	6.8	7.0
Total	**55.3**	**70.0**

19 **2021 FINANCIAL REPORT**

3.5. Funding patterns in other currencies

The EIB's currency diversification policy enhances its flexibility, enabling it to obtain cost advantages, meet disbursement needs in local currencies, and fine-tune the maturity profile of its funding. In 2021, the EIB issued bonds in 18 currencies other than EUR, USD and GBP, of which five (BRL, EGP, IDR, INR and GEL)[25] were in synthetic format (2020: 16 other currencies, of which four in synthetic format). In terms of volume, the issuance in other currencies slightly decreased from EUR 7.0 billion to EUR 6.8 billion in 2021, accounting for 12% of total funding for the year, a slight increase compared to the last year's 10%.

Sustainability funding raised funds in a record number of 15 currencies, championing EU standards globally and contributing to the diversification of the EIB's overall funding mix. Seven of the Bank's 21 currencies were offered exclusively in CAB/SAB format, while five currencies were accessed for the first time ever in CAB/SAB format (CNY, NZD, HUF, RUB and RON).

In 2021, the EIB raised its highest volume of AUD issuance since 2010 (EUR 2.4 billion, or AUD 3.8 billion), backed by supportive investor demand. The Bank also confirmed its status as the largest supranational issuer in PLN, raising PLN 5.6 billion (EUR 1.2 billion) in bonds to meet its disbursement needs. In 2021, in emerging markets, the Bank issued its first-ever Georgian lari (GEL) synthetic note. These two transactions totalling GEL 185.6 million (EUR 51.7 million) were part of a broader effort to offset the EIB's exposure to frontier markets vis-à-vis international investors with an appetite for quality paper denominated in such currencies.

	2021
Currency	**Amount in EUR billion equivalent**
AUD	2.42
PLN	1.23
CAD	1.13
NOK	0.68
BRL	0.25
SEK	0.23
MXN	0.16
NZD	0.15
CNY	0.13
EGP	0.10
ZAR	0.09
RUB	0.08
GEL	0.04
IDR	0.04
HKD	0.03
RON	0.02
HUF	0.02
INR	0.00
Total	**6.80**


2021
36%
18%
17%
10%
4%
3%
2%
2%
8%
AUD
PLN
CAD
NOK
BRL
SEK
MXN
NZD
Others


2020
26%
23%
15%
10%
8%
4%
4%
4%
6%
PLN
SEK
NOK
CAD
AUD
ZAR
MXN
DKK
Others

25. BRL: Brazilian real, EGP: Egyptian pound, IDR: Indonesian rupiah, INR: Indian rupee and GEL: Georgian lari.

OVERVIEW 20

2021 FINANCIAL REPORT 26. https://www.eib.org/attachments/fi/eib-cab-framework-2020.pdf https://www.eib.org/attachments/fi/eib-sab-framework-2020.pdf 27. “aligned with the logic of the EU Taxonomy” means “structured to include criteria or processes for the assessment of “substantial contribution”, “no significant harm”, and “minimum social safeguards”. 3.6. Leadership in innovation and digitalisation of capital markets The EIB spearheads market developments in innovation and digitalisation of capital markets. Already a pioneer and dominant issuer in the new Risk Free Rates markets with outstanding bonds in EUR, USD and GBP, the EIB remained active in 2021 issuing EUR 4.7 billion through four transactions in these markets (2020: EUR 6.1 billion in seven transactions): EUR 1 billion EUR STR 2028, a total of USD 2.5 billion with 5 and 7-year maturities and GBP 1.5 billion in the form of a single transaction maturing in January 2027. In April 2021, the EIB issued EUR 100 million worth of 2-year notes (with interest at a rate of 0.0%) on a public blockchain network using a distributed ledger technology. The settlement of these notes was facilitated by central bank digital currency issued by Banque de France. 3.7. EIB sustainability funding in the context of the EU Sustainability Agenda 3.7.1. EU Taxonomy Regulation to facilitate sustainable investment In March 2021, the EIB’s Board of Directors approved an independent report on the Evaluation of the EIB’s Climate Awareness Bonds. The report recommends that the Bank continue to play “a key role in further shaping the green bond market” and “lead the way in demonstrating the application of the EU GBS and the EU Taxonomy and championing EU standards globally.” By virtue of its role as the EU climate bank, the EIB has committed to aligning its climate and environmental lending with the framework established by the EU Taxonomy Regulation. On the funding side, Climate and Sustainability Awareness Bonds will be gradually aligned with the provisions of the upcoming EU GBS, which requires conformity of the use of proceeds with the EU Taxonomy. CABs focus on climate change mitigation; SABs on other environmental and social objectives. A key milestone in this context was this year’s publication of the 2020 CAB and SAB Frameworks26, which detail the EIB’s strategy for early and stepwise application of the EU Taxonomy and the EU GBS. KPMG, the independent auditor providing reasonable assurance (ISAE 3000) on these documents, concluded that: • CAB/SAB Frameworks are aligned with the TEG EU GBS proposal in the areas of Green Bond Framework, Reporting, and Verification; • CAB/SAB Project Eligibility Criteria are aligned with the logic of the EU Taxonomy  27; • CAB 2020 technical screening criteria for substantial contribution are aligned with the TEG criteria in the fields of low-carbon transport and low-carbon technologies, and partially aligned in the fields of renewable energy and energy efficiency. 3.7.2. Sustainability funding in 2021 Sustainability funding raised a record 21% from the overall borrowing programme — a significant increase vs. 2020 (15%) — achieving important market recognitions in 2021. The Bank was awarded “most impressive Supranational Green / SRI bond issuer” by GlobalCapital and Environmental Finance recognised SABs with the “Award for innovation — use of proceeds (sustainability bond)”. The AUD 1.25 billion CAB due 2027 was awarded “SSA Kangaroo bond deal of the year” by KangaNews. EUR remained the single largest source of funding, as the Bank refreshed its CAB/SAB curve across 5-, 7-, 10-, 15-, 20- and 25-year maturities. A EUR 1.5 billion SAB due 2041 marked the extension of SAB-eligible objectives to protect and restore biodiversity and ecosystems. Following the publication of a “self- commitment to climate-friendly and sustainable business practices” by German savings banks, a dedicated EUR CAB due 2030 (EUR 1 billion outstanding) raised the profile of the EIB’s engagement with these counterparts on ESG issues. 21

OVERVIEW CAB SAB During 2021, the EIB issued EUR 8.8 billion28 of CABs. In the course of the year, EUR  9.3  billion of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 9.2 billion of CAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 0.4 billion at the beginning of the year and to EUR 0.0 billion at the end of the year. During 2021, the EIB issued EUR 2.9 billion29 of SABs. In the course of the year, EUR  2.7  billion of disbursements were found eligible for allocation of proceeds from SAB issuance and EUR 2.7 billion of SAB proceeds were allocated to such disbursements following the EIB’s allocation procedures. The balance of unallocated SAB proceeds in the treasury SAB portfolio amounted to EUR 0.1 billion at the beginning of the year and to EUR 0.3 billion at the end of the year. 28. Data are preliminary and based on net proceeds from CABs. 29. Data are preliminary and based on net proceeds from SABs. The USD 1.5 billion Global CAB due 2031 was the 1 000th bond listed on the Luxembourg Green Exchange (LGX) and was celebrated with a ring-the-bell ceremony. In the sterling market, an inaugural GBP 500 million SAB due 2026 highlighted the extension of the framework to provide access to social and affordable housing. 2021 was a record year for sustainability funding in AUD (13%), and the Bank was the largest SSA issuer overall in Australian dollars. Canadian dollar (9%) was the fourth-largest sustainability funding issuance currency. The inaugural Kauri CAB marked the EIB’s return to the New Zealand market after a 3-year hiatus. Likewise, the RON-denominated CAB was the EIB’s first venture into the currency since 2018. 4. EIB SUSTAINABILITY AGENDA The EIB is the EU climate bank and plays a key role in the fight against the global emergencies of climate change, environmental degradation and biodiversity loss. In 2021 alone, the EIB invested about EUR 27.6 billion (in 2020 estimated green finance was EUR 26.0 billion) in climate action and environmental sustainability, representing 51% of overall EIB lending during the year and confirming the EIB as one of the largest multilateral financiers of climate action and environmental sustainability. In its first Task Force on Climate-Related Financial Disclosures (TCFD) report, published in July 2021, the EIB provides an overview of its achievements to date and outlines further actions to integrate climate- related risks and opportunities into its core business. From a governance perspective, the TCFD report outlines how the current governing structure places emphasis on the management of climate risks and opportunities at board level. Similarly, climate- related responsibilities are assigned at the management level (such as ad-hoc committees, specific departments or teams), as further described in the TCFD report. From a strategy point of view, the EIB Group Climate Bank Roadmap (CBR) 2021-2025, approved in November 2020, set out in detail how the Group will achieve its ambitious climate targets by increasing its support for green projects. The Roadmap builds on the Bank’s revised Climate Strategy, and introduces a clear and transparent set of criteria to ensure that all projects, for which appraisal has started from 1 January 2021 onwards, would be aligned with the goals of the Paris Agreement. During 2021, the EIB defined and adopted the CBR Implementation Plan, consisting of ten action plans supporting delivery of the CBR’s four workstreams: accelerating the transition through green finance, ensuring a just transition for all, supporting Paris-aligned operations and building strategic coherence and accountability. 22

2021 FINANCIAL REPORT As a result of the approval of the CBR and, in particular, the EIB’s Paris Alignment for Counterparties framework (PATH), the EIB addresses the wider corporate activities of clients beyond the investment projects it finances. The EIB aims to support clients in decarbonising and managing physical and transition climate change risks. From 1 January 2022, the PATH framework will be applied to EIB Group counterparties in all new operations being considered for appraisal. In terms of risk management, the Bank has put in place appropriate screening tools to integrate climate considerations in its processes and global risk management approach. The EIB has developed a climate risk screening tool at counterparty level to assess the exposure of clients to both physical and transition risk in a consistent manner. To complement the tool, the Bank has developed two additional models to assess climate risk at country and industry level. In addition, in 2021, the EIB introduced a new reporting framework to track climate risk exposure, furthering our risk management approach. Under the CBR, the EIB Group has also committed to align with the EU Taxonomy for its climate action and environmental sustainability definitions and tracking. The EIB also uses its expertise on the ground to actively support the EU Platform on Sustainable Finance, a permanent expert group tasked to advise the European Commission on further developing the EU Taxonomy. Lastly, the Bank is committed to fostering more cooperation globally, as evidenced by its involvement in the International Platform on Sustainable Finance, the Network on Greening the Financial System and the Coalition of Finance Ministers for Climate Action. In response to new policy developments, emerging environmental and social issues and the changing needs of its clients and promoters, the EIB Group is revising its Environmental and Social Sustainability Framework (ESSF). The framework will now include a new EIB Group Environmental and Social Policy and a set of revised EIB Environmental and Social (E&S) Standards, including a new EIB Standard 11 on Intermediated Finance. These documents, which underwent public consultation during the summer of 2021 attracting contributions from numerous stakeholders, were approved by the EIB Board of Directors in February 2022 and are expected to be applied to all new projects as from March 2022. 4.1. The EIB at COP26 As one of the world’s leading providers of climate finance, the EIB participated in the United Nations Climate Change conference COP26 in Glasgow in November 2021. During the conference, the EIB confirmed its leadership in global climate action and launched its Paris Alignment for Counterparties framework (PATH). From 2022 onwards, the EIB’s high vulnerability corporate clients and those active in high-emitting sectors will need to develop and disclose decarbonisation and resilience plans. In general, the EIB will no longer finance high-emitting corporates if they continue to operate or invest in activities that are not aligned with the goals of the Paris Agreement. Large financial institutions, on the other hand, are asked to improve their climate-related disclosures. The EIB Group offers technical support to its clients to help them prepare credible and robust climate plans. In the same context, the EIB launched its first dedicated Adaptation Plan to support projects around the world to adjust to the impacts of climate change. The EIB pledged to increase the share of adaptation support to 15% of the Bank’s overall financing for climate action by 2025, which represents an almost threefold increase compared to adaptation finance over the past five years. The EIB also made a number of announcements that demonstrate how the Bank connects climate, innovation and development through its climate action activities, including through financing the just transition globally, and how the EIB protects and invests in nature in support of its climate action and environmental sustainability objectives. Moreover, in recognising innovation and technology as a key 23

OVERVIEW enabler for the transition to a net-zero emission economy, the EIB announced a partnership with the European Commission and the Breakthrough Energy Catalyst, a fund founded by Bill Gates. The partnership aims to mobilise up to USD 1 billion over the period 2022-2026 to accelerate the deployment of and rapidly commercialise innovative technologies that will help deliver European Green Deal ambitions and the European Union’s 2030 climate targets. Together with other leading multilateral development banks, the EIB signed up to a Joint Statement on Collective Climate Ambition, calling for the significant expansion and acceleration of climate action across countries and economic sectors. The EIB similarly joined fellow multilateral lenders in a Joint Statement on Nature, People and the Planet, undertaking to do more work to protect nature and stop biodiversity loss. 5. TREASURY ACTIVITIES 5.1. High-quality assets Treasury management fills the dual roles of ensuring that the Bank has the capacity to continually meet its financial commitments and of implementing the Bank’s asset and liability policy. Funds are invested in designated portfolios with defined criteria based on a low-risk strategy of diversification. The Bank’s portfolio management must at all times comply with the guidelines, prudential limits and indicators laid down by the EIB’s governing bodies. At end-2021, the operational treasury included the following portfolios: • Treasury Monetary Portfolio (TMP), designed for daily liquidity management; • Securities Liquidity Portfolio (SLP), which invests in EUR, GBP and USD currencies and aims to provide diversification while enhancing the return on treasury assets. Operating under the constraint of holding 75% in ECB-eligible assets, the SLP also serves as an additional line of liquidity; and • Long-Term High-Quality Liquid Asset Portfolio (LTHP), a new portfolio, which originated from the previous long-term hedge portfolio. The new LTHP portfolio is managed with the objective of constituting a core long-term liquidity reserve for the Bank in EUR and USD composed of highly- rated liquid bonds. At year-end, the bulk of these assets (94%) were held in the Treasury Monetary Portfolio invested in short-term instruments with a maturity of up to one year. For a breakdown of the credit exposure of the treasury portfolio, please refer to the notes to the Statutory Financial Statements of the Bank. 5.2. Prudent liquidity management Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained within the set prudential limits to cater to the EIB’s operating environment. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the EIB continues to maintain a robust liquidity position and flexibility to access all necessary liquidity resources, thanks to its prudent approach to liquidity management. All the Bank’s liquidity risk indicators have constantly remained well above their respective limits. 24

2021 FINANCIAL REPORT At year-end 2021, total treasury assets amounted to EUR 105.6 billion (2020: EUR 85.6 billion) and the Bank’s total liquidity ratio stood at 117.2% (2020: 78.1%), in excess of the minimum liquidity requirement of 25%30. The liquidity coverage ratio stood at 564.9% (2020: 366.7%), while the net stable funding ratio (NSFR), introduced in the EU Framework starting from June 2021, amounted to 130.0% at the end of the year. Both LCR and NSFR ratios remained comfortably above their regulatory limit of 100% during 2021. As an eligible counterparty in the Eurosystem’s monetary policy operations, the EIB also benefits from access to the monetary policy operations of the European Central Bank (ECB). The Bank has access to the Eurosystem’s open market operations and standing facilities through the Banque Centrale du Luxembourg (BCL). The ability to repo ECB-eligible collateral adds substantially to the operational liquidity resilience of the EIB. As of year-end 2021, the total amount of securities held in the EIB’s inventory, which are eligible to be reused within the Eurosystem at the BCL, stood at EUR 28.7 billion, composed of proprietary assets of EUR 16.3 billion and reusable received collateral of EUR 12.4 billion. By comparison, in 2020, the total amount of securities held in the EIB’s inventory stood at EUR 26.0 billion, of which EUR 14.0 billion were EIB-owned assets and EUR 12.0 billion as eligible reusable collateral received. The overnight placement with the Central Bank of Luxembourg amounted to EUR 56.7 billion (EUR 34.6 billion at the end of 2020). 5.3. Treasury financial result in 2021 Negative euro interest rates for short and medium tenors continued to characterise the market environment, which meant that investment opportunities meeting requirements in terms of tenors, credit quality and liquidity were difficult to find. The financial result from the EIB’s treasury portfolios for the year was EUR -165.2 million (2020: EUR -16.4 million). This figure reflects a gross result, mainly related to the negative interest seen by the treasury. However, taking into consideration the negative cost of the borrowing programme, which finances treasury assets, the net treasury return amounted to a positive result of EUR 107.5 million in 2021 (2020: EUR 69.5 million). The average rate of return on the Bank’s treasury was -0.3% (2020: 0.0%), in a market environment characterised by even lower EU interest rates in the very short term, driven by the ECB’s monetary policy stance. 5.4. Asset and liability management The interest rate, foreign exchange and basis risk positions of the Bank’s assets and liabilities are managed within prescribed limits. This involves rebalancing the various risk profiles through the use of standard derivative instruments in order to achieve a target exposure of the managed risk factors. The Interest Rate Risk Strategy aims at ensuring the self-sustainability of the Bank’s business and the growth of its own funds. 6. CONSERVATIVE RISK MANAGEMENT ALIGNED WITH BEST BANKING PRACTICE (BBP) In order to clarify and reinforce the EIB’s best banking practices (BBP) framework, the Board of Governors of the EIB has approved the EIB’s BBP Guiding Principles. The BBP Guiding Principles is a high-level document, defining the overall principles and the general scope of the banking rules and guidelines applicable to the EIB as best practice. It also sets forth assessment criteria aimed at identifying the relevant rules and considers specificities of the EIB’s business model by way of general adjustments. The document is regularly reviewed by the EIB’s governing bodies and is available on the EIB’s website. Its 30. The minimum liquidity ratio is 25% of the forecast net cash outflows for the following 12 months. 25

OVERVIEW Audit Committee, an independent body that reports directly to the Board of Governors, is statutorily tasked with verifying that the Bank’s activities conform to BBP. In furtherance to this role, the Audit Committee is in the process of implementing an internal review and evaluation process (the EIB REP) — as per the EIB Review and Evaluation Process Guiding Principles and its Implementing Rules. The process is framed by a review and evaluation approach and methodology specific to the EIB Group taking into account its nature, policy mission, specific tasks and governance structure. The EIB REP will support the Audit Committee in its role to ensure that the EIB complies with applicable BBP. The approach to determining annual operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators (such as comprehensive risk appetite metrics) to monitor the credit, liquidity, market and operational risks inherent in its activities including, among others, minimum capital requirements, and the credit quality distribution of the Bank’s loan portfolio, risk concentration measures and liquidity measures. The EIB’s lending policies establish minimum credit quality criteria for both borrowers and guarantors in lending operations, and identify the acceptable transaction structure. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparties. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for its key industries. The EIB Group Risk and Compliance Directorate (GR&C) is responsible for both financial risks and non- financial risks relating to the EIB Group’s business. Such risks include credit, market, liquidity and funding risks, operational risk, climate risk, reputational risk and strategic risk. With the approval, in June 2019, of the EIB Group Risk Management Charter, and subsequently of its Implementing Provisions, risk oversight was also extended across all relevant business lines of the EIB Group, aiming at fully recognising the economic substance of all EIB Group risk exposures and enabling the Group to make fully informed decisions on risk taking. This Charter sets out the main principles of the Group Risk Management Framework, whose purpose is to ensure that Group risks are overseen and managed in an effective and consistent manner. For more details on risk management, see Note U of the Statutory Financial Statements, and the Group Risk Management Disclosure Report on the EIB’s website. 7. CORPORATE RESPONSIBILITY AND SUSTAINABILITY The remit of the European Investment Bank is to foster sustainable growth within the European Union and abroad. Sustainability is at the heart of everything we do and it is integrated in our lending, borrowing and advisory activities. As the EU climate bank, we are committed to aligning all our activities to the Paris Agreement to increase the annual financing for climate action and environmental sustainability to more than 50% of total lending by 2025, and to support at least EUR 1 trillion of investment in this space over the next decade. While doing that, we strive to be exemplary in terms of transparency and accountability. We proactively publish information about our projects and activities, we actively engage with stakeholders, and we are at the forefront of ESG disclosures. Every year, we issue a sustainability report, a carbon footprint report, and disclosures in line with the Global Reporting Initiative (GRI) framework, the Sustainability Accounting Standards Board (SASB), and the Task Force on Climate-related Financial Disclosures (TCFD). All our reports are available on a dedicated page on the Bank’s website. 26

2021 FINANCIAL REPORT 8. THE EIB GROUP'S FINANCIAL PERFORMANCE  31 The EIB Group consists of the European Investment Bank and the European Investment Fund (EIF). 8.1. EIB consolidated financial statements under EU Accounting Directives The 2021 EU Accounting Directive (AD) consolidated result stood at EUR 2 647.5 million as compared to a surplus of EUR 1 749.9 million in 2020 (positive variance of EUR 897.6 million or 51.3%). It is closely aligned to the statutory surplus as the consolidated EU-AD result is almost wholly driven by the EIB unconsolidated result. As at 31 December 2021, the total Group balance sheet stood at EUR 568.0 billion, showing an increase of EUR 11.9 billion as compared to 31 December 2020. 8.2. EIB consolidated financial statements under IFRS (International Financial Reporting Standards) The 2021 IFRS consolidated result stands at EUR 8 277.3 million as compared to a result of EUR 2 637.4 million observed in 2020 (an increase of EUR 5 639.9 million year on year). Additional information on the IFRS results is provided under the notes to the EIB Group Consolidated Financial Statements under IFRS. 31. This covers the Consolidated Financial Statements of the EIB Group prepared in accordance with the EU Accounting Directives and with the International Financial Reporting Standards. 27

EIB Statutory Bodies Situation at 22/04/2022 The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org. Board of Governors Chairman Annika SAARIKKO Minister of Finance Belgium Vincent VAN PETEGHEM Minister of Finance Bulgaria Assen VASSILEV Minister of Finance Czech Republic Zbyněk STANJURA Minister of Finance Denmark Simon KOLLERUP Minister for Industry, Business and Financial Affairs Germany Christian LINDNER Federal Minister of Finance Estonia Keit PENTUS-ROSIMANNUS Minister of Finance Ireland Paschal DONOHOE Minister for Finance Greece Christos STAIKOURAS Minister of Finance Spain Nadia CALVIÑO Minister and Vice President of Economic Affairs and Digital Transformation France Bruno LE MAIRE Minister for the Economy and Finance Croatia Zdravko MARIĆ Deputy Prime Minister and Minister of Finance Italy Daniele FRANCO Minister of Economy and Finance Cyprus Constantinos PETRIDES Minister of Finance Latvia Jānis REIRS Minister of Finance Lithuania Gintarė SKAISTĖ Minister of Finance Luxembourg Yuriko BACKES Minister of Finance Hungary Mihály VARGA Deputy Prime Minister for Economic Policy, Minister of Finance Malta Clyde CARUANA Minister for Finance and Employment Netherlands Sigrid KAAG Minister of Finance Austria Magnus BRUNNER Federal Minister of Finance Poland Mateusz MORAWIECKI Prime Minister Portugal Fernando MEDINA Minister of Finance Romania Adrian CÂCIU Minister of Finance Slovenia Andrej ŠIRCELJ Minister of Finance Slovakia Igor MATOVIČ Deputy Prime Minister and Minister of Finance Sweden Mikael DAMBERG Minister for Finance Audit Committee Chairman Audrius LINARTAS Executive Director at the Authority of Audit, Accounting, Property Valuation and Insolvency Management, Ministry of Finance, Lithuania Members Pierre KRIER Former PwC Audit Partner, Luxembourg Nuno GRACIAS FERNANDES Professor of Finance, IESE Business School, Spain Christos G. TRIANTOPOULOS Katja PLUTO Ivan ŠRAMKO Deputy Minister to the Prime Minister for State Aid and Natural Disaster Recovery, Hellenic Republic Chief Risk Officer, Europe & Middle East, Zurich Insurance Company, Zurich Former Governor of the National Bank of Slovakia and former Alternate member of the “Administrative Board of Review” of the European Central Bank Observers John SUTHERLAND Senior Advisor, Financial Conduct Authority, UK Beatrice DEVILLON-COHEN Former Managing Director, Head of Derivatives Trading, Société Générale, London, UK Vasile IUGA Former PwC Audit Partner, Romania Management Committee President Werner HOYER Vice-Presidents Ambroise FAYOLLE Lilyana PAVLOVA Thomas ÖSTROS Teresa Tatiana CZERWIŃSKA Christian Kettel THOMSEN Ricardo MOURINHO FÉLIX Kris PEETERS Gelsomina VIGLIOTTI

Board of Directors The Board of Directors consists of 28 Directors, with one Director nominated by each Member State and one by the European Commission. There are 31 Alternates, meaning that some of these positions will be shared by groupings of states. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Marc DESCHEEMAECKER Chairman of the Board De Lijn – Centrale Diensten, Mechelen Marinela PETROVA Chair at CEB Governing Board, Paris Petr PAVELEK Director of Debt and Financial Assets Management Department, Ministry of Finance, Prague Julie SONNE Head of Division, Ministry for Industry, Business and Financial Affairs, Copenhagen Elke KALLENBACH Deputy Director General for Financial Market Policy – International Financial Market Policy, KfW, EBRD, Venture Capital, Consumer Protection, Federal Ministry of Finance, Berlin Andres KUNINGAS Head of EU and International Affairs Department, Ministry of Finance, Tallinn Des CARVILLE Head of Shareholding and Financial Advisory Division, Department of Finance, Dublin Konstantin J. ANDREOPOULOS Member of the Board of Directors of the EIB, Athens Enrique RUIZ de VILLA SAIZ Deputy Director General for Economic and Financial Affairs of the European Union at the Spanish Ministry of Economic Affairs and Digital Transformation, Madrid Anne BLONDY-TOURET Assistant Secretary, Head of Macroeconomic Policies and European Affairs Department, Directorate- General of the Treasury, Ministry for the Economy, Finance and the Recovery, Paris Silvija BELAJEC Head of Sector for EU Affairs and International Financial Relations, Ministry of Finance, Zagreb Francesca UTILI Head of International Financial Relations Directorate, Department of the Treasury, Ministry of Economy and Finance, Rome Kyriacos KAKOURIS Director of Finance, Directorate of International Financial Institutions and Financial Management of Central Government, Ministry of Finance, Nicosia Armands EBERHARDS Deputy State Secretary, Ministry of Finance, Riga Darius TRAKELIS Director of EU and International Affairs Department, Ministry of Finance, Vilnius Arsène JACOBY Director of Multilateral Affairs, Development, Cooperation and Compliance, Ministry of Finance, Luxembourg László BARANYAY Member of the Board of Directors of the EIB, Budapest Paul DEBATTISTA Consultant, Member of the Board of Directors of the EIB, Valletta Robin UYTERLINDE Deputy Director of the International Affairs Directorate, Ministry of Finance, The Hague Karin RYSAVY Senior Expert at European Affairs, Federal Ministry of Finance, Vienna Piotr PATKOWSKI Undersecretary of State, Chief Spokesman for Public Finance Discipline, Ministry of Finance, Warsaw Filipe CARTAXO Member of the Board of Directors of the EIB, Lisbon Attila GYÖRGY Secretary of State, Ministry of Finance, Bucharest Nina MARIN President of the Management Board of Istrabenz Turizem d.d., Portorož Peter FRÖHLICH Chief Executive Officer, Slovak Investment Holding (SIH), Bratislava Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Anna BJÖRNERMARK Senior Adviser, International and Economics Department, Ministry of Finance, Stockholm Elena FLORES GUAL Deputy Director General, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Brussels Experts Giorgio GOBBI Vacant Joes LEOPOLD Head of the Financial Stability Directorate, Banca d’Italia, Rome Founder and Managing Partner of Capitium, Amsterdam

Alternates Ludivine HALBRECQ Advisor at Treasury, Administration of International and European Financial Affairs (IEFA), Federal Public Service Finance, Brussels Gergana BEREMSKA Director, International Financial Institutions, Ministry of Finance, Sofia Radek HŘEBĺK Morten PRÆSTEGAARD KLINGE Head of State Financing and Treasury Liquidity Management Division, Ministry of Finance, Prague Special advisor at Department of Financial Affairs, Ministry of Industry, Business and Financial Affairs, Copenhagen Susanne BLOMENHOFER Hendrik KAELBLE Policy Advisor, Directorate General for European Affairs, Federal Ministry of Finance, Berlin Head of Division, Directorate General European Policy, Federal Ministry for Economic Affairs and Climate Action, Berlin Riina LAIGO Advisor in the EU and Int. Affairs Department, Ministry of Finance, Tallinn Des O’LEARY Member of the Board of Directors of the EIB, Dublin Nikos MANTZOUFAS Governor of the Recovery and Resilience Fund Agency at the Ministry of Finance, Athens Isabel GARAYO ORBE Alternate Deputy Director General, EU Economic and Financial Affairs department, Ministry of Economic Affairs and Digital Transformation, Madrid Matthieu PHILIPPOT Head of the European Bilateral Economic Relations and Financial Instruments Unit, Directorate General of the Treasury, Ministry for the Economy and Finance, Paris Estelle de BEAUCÉ Deputy Head of the Unit in charge of European Financial Instruments, Directorate General of the Treasury, Ministry for the Economy and Finance, Paris Ana ZORIĆ Director of the Directorate for Economy and Financial System, Ministry of Finance, Zagreb Francesca MERCUSA Vacant (Italy) Director, International Financial Relations Directorate, Department of the Treasury, Ministry of Economy and Finance, Rome Eleni PITTA Economic Officer, Directorate of International Financial Institutions and General Financial Management, Ministry of Finance, Nicosia Aija ZITCERE Director of Financial Market Policy Department, Ministry of Finance, Riga Jurgita UZIELIENE Senior Advisor of EU and International Affairs Department, Ministry of Finance, Vilnius Miguel MARQUES Deputy Director, Multilateral affairs and Development Aid, Ministry of Finance, Luxembourg Vacant (Hungary) Paulanne MAMO Accountant General, Treasury Department, Ministry for Finance, Valletta Jan de BOER Senior Advisor at Foreign Financial Relations Department, Ministry of Finance, The Hague Christian REININGER Economic Advisor for Budgetary Affairs, Federal Ministry of Finance, Vienna Maciej TABACZAR Chief Specialist, International Financial Cooperation, Department, Ministry of Finance, Warsaw Rosa CAETANO Deputy Director General of the Office for Economic Policy and International Relations, Ministry of Finance, Lisbon Boni Florinela CUCU General Director, General Directorate for International Financial Relations, Ministry of Finance, Bucharest Urška GRMEK Head of Minister`s office, Ministry of Finance, Ljubljana Martin POLÓNYI Director General of International Relations Section, Ministry of Finance, Bratislava Anne af URSIN Financial Counsellor, Ministry of Finance, Helsinki Saskia BODIN Desk Officer, Division for International Financial Institutions, International and Economic Affairs Department, Ministry of Finance, Stockholm Saila VALTONEN Adviser to the Deputy Director-General of Directorate-General for Economic and Financial Affairs (DG ECFIN), European Commission, Luxembourg Alternate experts Vacant Olivier BAILLY Deputy Managing Director and Director for Global Issues, European External Action Service (EEAS), Brussels, Belgium Antonio OPORTO Operating Partner, Trilantic Europe, London

2021 FINANCIAL REPORT AUDIT COMMITTEE The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice applicable to it. The Audit Committee is responsible for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renewable term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector, and they should cover the whole range of expertise between them. In addition, the Board of Governors, on a joint proposal from the President of the Bank and the Chairman of the Audit Committee, may appoint a maximum of three observers for a non-renewable six-year term, on the basis of their particular qualifications, especially with regard to banking supervision. The Audit Committee provides statements each year on whether the financial statements, as well as any other financial information contained in the annual accounts drawn up by the Board of Directors, give a true and fair view of the financial position of the Bank in respect of its assets and liabilities, and of the results of the operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank, namely the Investment Facility, and Neighbourhood Investment Facility (NIF) Trust Fund. The Audit Committee is required to address to the Board of Governors a detailed report on the results of its work during the preceding financial year, including verification that the activities of the Bank conform to best banking practice applicable to it. In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, including the EIF Audit Board, oversees the verification procedures and practical arrangements for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Head of Internal Audit, the Group Chief Risk Officer, the Head of the Office of the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee. EXTERNAL AUDITORS The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors is available on the Bank’s external website. AUDIT AND CONTROL 31

AUDIT AND CONTROL FINANCIAL CONTROL Financial Control (FC) is an independent directorate and reports directly to the Bank’s Management Committee. Its main responsibilities relate to the Bank’s books and records and its various financial statements. Furthermore, Financial Control’s role in relation to the Bank’s Internal Control Framework (ICF) has recently been strengthened, incorporating additional capabilities to oversee control risk, to provide a common platform for the implementation and maintenance of the Bank-wide Internal Control Framework and, lastly, to report to senior management and the Audit Committee on noteworthy control deficiencies covering key activities of the Bank. This role is being implemented within the provisions established by the EIB ICF Policy approved by the board in June 2018. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. INTERNAL AUDIT As an independent function, the Head of Internal Audit reports to the EIB President and functionally to the EIB Audit Committee and, as regards EIF stand-alone activities, to the EIF Audit Board. It caters for audit needs at all levels of management of the EIB Group and acts with the guarantees of independence and professional standards conferred upon it by its Group Charter. Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action plans agreed with the EIB and EIF departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests key controls on a rotational basis using a risk-based approach. INSPECTORATE GENERAL The Inspectorate General (IG) comprises, under the authority of the independent Inspector General, three independent control and accountability functions: EVALUATION Evaluation (IG/EV)’s mandate is to assess the EIB Group’s ongoing and activities in order to identify aspects that could improve operational performance, accountability and transparency. It operates under the EIB Group Evaluation Policy approved by the board. IG/EV carries out independent evaluations of individual projects, sector-wide policies, programmes, partnerships and financing instruments of the EIB Group, using internationally accepted evaluation criteria (relevance, effectiveness, efficiency and sustainability). It also assesses the EIB Group’s additionality and financial and non- financial contributions. INVESTIGATION Under the EIB Group’s Anti-Fraud Policy approved by the board, the Inspectorate General, through the Investigations Division (IG/IN), is the sole office within the Bank that is mandated to conduct independent investigations into allegations of possible fraud, corruption, collusion, coercion, obstruction, theft at EIB Group premises, misuse of EIB Group resources or assets, money laundering or terrorism financing involving EIB operations or activities. IG/IN may also call upon external assistance or experts in accordance with the requirements of the investigation, and works closely with the services of the European Anti-Fraud Office (OLAF). IG/IN also acts as the EIB’s contact point for the European Public Prosecutor’s Office. IG/IN’s mandate also extends to proactive fraud detection activities to address fraud and corruption issues that might remain undetected by usual monitoring or not be reported. 32

2021 FINANCIAL REPORT This activity is based on a Proactive Integrity Review (PIR) methodology, which identifies red flags and indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG/IN on the basis of a risk assessment process. Moreover, IG/IN is responsible for the implementation of the Bank’s Exclusion Policy, which serves to exclude entities found to have engaged in fraud or corruption. COMPLAINTS MECHANISM The EIB Group Complaints Mechanism, as defined by its published Policy and Procedures, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning the activities of the EIB Group. The mechanism was established to support stakeholders that wish to voice their concerns. Such requests can lead to complaint investigations or dispute resolution initiatives. Any member of the public has access to a two-tier sequential mechanism: an internal part — the Complaints Mechanism Division (EIB-CM) — and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one — the European Ombudsman (EO). The EIB-CM coordinates the EIB Group’s reply in case of complaints submitted to other non-judicial review mechanisms (such as the European Ombudsman, Aarhus Convention Compliance Committee, etc.). Finally, the independent Inspector General chairs the Procurement Complaints Committee, the internal mechanism handling complaints regarding a Bank decision related to an alleged infringement of the Guide to Procurement. OFFICE OF THE CHIEF COMPLIANCE OFFICER The EIB established its Compliance Function responsible for compliance risk management on an institutional level in 2005 by the Board of Directors. The Compliance Function is set up in line with the Basel Committee on Banking Supervision (BCBS) and European Banking Authority (EBA) guidance on internal governance. It identifies, assesses, monitors and reports on non-financial risk including compliance risk in EIB activities. On 1 September 2021, the EIB Group set up the Group Risk & Compliance Directorate (GR&C) in line with the EIB governing bodies’ aim to strengthen the Group Risk Management Function. The creation of the new entity continues the reorganisation of the Risk Management and Compliance Directorates initiated in 2020 with the appointment of a Group Chief Risk Officer (GCRO). The merger of the Risk Management Function and Compliance Function has thus established an overarching set-up handling all financial and non-financial risks under the remit of the GCRO. The reorganisation reinforces the role and management of risk with an improved Group-level oversight while ensuring the independence of the Compliance Function. It has been implemented in consideration of the EBA guidelines, which foresee that the Risk Management and Compliance Functions may be combined. With risk techniques and tools becoming more widely used in compliance, the new structure aims to promote consistency and synergies between the two control functions and to foster a holistic view of EIB Group risk. In this context, the Compliance Function is responsible for: • independently identifying, assessing, and advising on the non-financial risks of the EIB Group, namely compliance, conduct, operational, and information security risks; • monitoring, under the oversight of the GCRO, the above-mentioned risks; • developing and implementing EIB Group compliance policies and procedures, in consultation with the EIF and under the oversight of the GCRO. 33

AUDIT AND CONTROL The GCRO has a line management responsibility for the Group Chief Compliance Officer (GCCO), enabling them to have a comprehensive view of all risks under their remit; however, the GCCO has direct access to the President and to the Management Committee, participates in its meetings, and submits written contributions if required. The GCCO also reports to the EIB Board of Directors and Audit Committee. Being accountable for compliance risks for operations, the GCCO submits opinions and technical advice to the Management Committee on operations. In this respect, the decisions made by the GCCO are taken independently and impartially. In this context, the Compliance Function ensures compliance with legal and regulatory requirements and is involved in EIB operations throughout their lifecycle providing expert advice and guidance in the field of AML-CFT, sanctions, tax good governance and sanctions as well as monitoring to ensure that risks and controls are effectively managed. The Compliance Function also acts as the second line of defence and has an advisory and decisional role on ethics and integrity issues providing opinions and recommendations to ensure compliance with the principles and high standards of professional ethics. The Compliance Function provides training and awareness raising on compliance matters and administers the EIB Group Staff Code of Conduct and Whistleblowing Policy with a view to instilling a culture of integrity throughout the Group. Operational risk and information security risk are captured as non-financial risks in the EIB’s Risk Appetite Framework. The independent Operational Risk Management Unit is responsible for the implementation of a sound operational risk management framework, whilst the Information Security Unit strives for sound risk management approaches in line with the Bank’s information security framework and industry-specific best practices. While the EIB does not fall within the direct scope of application of EU legislation on credit institutions, the Bank, including its Compliance Function, aims to comply with relevant EU banking legislative acts and guidelines, to the extent determined by the competent governing bodies in line with the EIB’s statutory duty to conform to best banking practice. The Compliance Function of the EIB has developed a comprehensive risk management framework for non-financial risk and continues to regularly adapt its policies, practices and systems in line with the EIB’s Risk Appetite Framework, market conditions, regulatory landscape and best industry practice. The Function is involved in EIB operations throughout their lifecycle and acts as a second line of defence on ethics and integrity issues. In line with best banking practices, the Compliance Functions of the EIB and the EIF have increased their cooperation to promote Group alignment, where possible. MANAGEMENT CONTROL Within the Secretariat General, the Planning, Budget and Analytics Division brings together key functions responsible for management control — namely, operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives, and that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing monitoring of the situation in relation to the operational strategy (including financial objectives). 34

EIB STATUTORY FINANCIAL STATEMENTS EIB STATUTORY FINANCIAL STATEMENTS as at 31 December 2021 35

2021 FINANCIAL REPORT Balance sheet as at 31 December 2021 (in EUR ’000) Assets 31.12.2021 31.12.2020 1. Cash in hand, balances with central banks and post office banks (Note B.1) 1,483,285 835,163 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 35,678,436 31,180,452 3. Loans and advances to credit institutions a) repayable on demand 562,513 463,568 b) other loans and advances (Note C) 74,551,456 60,182,631 c) loans (Note D.1) 93,558,227 103,714,971 d) value adjustments (Note D.2) -57,842 -80,237 168,614,354 164,280,933 4. Loans and advances to customers a) other loans and advances (Note C) 677,437 900,604 b) loans (Note D.1) 322,374,311 321,119,208 c) value adjustments (Note D.2) -381,166 -567,532 322,670,582 321,452,280 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 4,891,107 5,148,031 b) issued by other borrowers 5,891,460 7,045,395 10,782,567 12,193,426 6. Shares and other variable-yield securities (Note E.1) 8,397,569 8,063,429 7. Participating interests (Note E.1) 318,380 334,410 8. Shares in affiliated undertakings (Note E.2) 1,549,444 813,089 9. Intangible assets (Note F) 57,189 38,698 10. Tangible assets (Note F) 242,445 248,471 11. Other assets (Note G) 157,329 40,490 12. Subscribed capital and reserves, called but not paid (Note H.3) 1,118,948 1,438,648 13. Prepayments and accrued income (Note I) 14,405,918 13,371,184 Total assets 565,476,446 554,290,673 The accompanying notes form an integral part of these financial statements. 36

EIB STATUTORY FINANCIAL STATEMENTS Balance sheet (continued) as at 31 December 2021 (in EUR ’000) Liabilities 31.12.2021 31.12.2020 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4,777,422 4,199,057 b) with agreed maturity or periods of notice 18,895,071 12,316,334 23,672,493 16,515,391 2. Amounts owed to customers (Note J) a) repayable on demand 1,648,539 1,682,533 b) with agreed maturity or periods of notice 175,542 20,951 1,824,081 1,703,484 3. Debts evidenced by certificates (Note K) a) debt securities in issue 431,104,111 425,622,598 b) others 9,010,748 9,641,151 440,114,859 435,263,749 4. Other liabilities (Note G) 4,373,509 4,581,947 5. Accruals and deferred income (Note I) 15,233,362 19,165,727 6. Provisions a) pension plans and health insurance scheme (Note L) 4,161,030 3,546,431 b) provision in respect of guarantee operations (Note D.4) 27,916 10,746 4,188,946 3,557,177 7. Subscribed capital (Note H) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 8. Reserves (Note H) a) reserve fund 24,879,561 24,328,415 b) additional reserves 12,258,631 11,398,958 c) special activities reserve 12,152,954 11,736,896 d) general loan reserve 2,021,337 2,135,891 51,312,483 49,600,160 9. Profit for the financial year (Note M) 2,565,998 1,712,323 Total liabilities 565,476,446 554,290,673 The accompanying notes form an integral part of these financial statements. 37

Off balance sheet

as at 31 December 2021 (in EUR '000)

		31.12.2021		31.12.2020
Commitments:				
- EIF capital uncalled (Notes E.2, X.1)		**3,468,800**		**2,117,600**
- Undisbursed loans (Note D.1)				
- credit institutions	31,913,008		32,342,353	
- customers	91,041,283		81,697,777	
		122,954,291		**114,040,130**
- Undisbursed shares and other variable-yield securities				
- Undisbursed private equity and venture capital operations (Note E.1)	4,121,195		4,041,038	
- Undisbursed investment and infrastructure funds (Note E.1)	3,203,307		3,273,437	
- EBRD capital uncalled	712,630		712,630	
		8,037,132		**8,027,105**
- Undisbursed participating interests				
- Undisbursed private equity and venture capital operations (Note E.1)	497,631		549,016	
		497,631		**549,016**
- Borrowings launched but not yet settled		**223,950**		**223,950**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties (Note U.1.3.)		**22,565,034**		**16,454,275**
Assets held on behalf of third parties(*) (Note Z):				
- Innovation Fund	4,202,032		0	
- Investment Facility Cotonou	4,097,718		3,578,669	
- Modernisation fund	2,957,006		0	
- EIF	2,304,236		1,193,139	
- InnovFin	1,976,460		1,836,483	
- NER300	1,139,006		1,958,977	
- Fund of Funds (JESSICA II)	1,021,159		851,994	
- CEF	876,872		803,347	
- JESSICA (Holding Funds)	611,609		549,216	
- Pan-European Guarantee Fund	595,260		0	
- EU-Africa Infrastructure Trust Fund	473,359		481,831	
- Partnership Platform for Funds	187,315		138,271	
- GF Greece	162,285		162,004	
- Special Section	132,372		182,785	
- RSFF (incl. RSI)	91,629		105,733	
- ENPI	72,537		77,135	
- Private Finance for Energy Efficiency Instrument	53,438		53,745	
- AECID	53,087		56,952	
- IPA II	52,626		36,137	
- DCFTA	50,740		52,269	
- NIF Trust Fund	38,259		42,483	
- EFSI-EIAH	35,559		16,633	
- NIF Risk Capital Facility	35,454		28,563	
- FEMIP Trust Fund	21,864		27,577	
- EPTA Trust Fund	15,659		19,509	
- Natural Capital Financing Facility	10,274		10,731	
- EU Trade and Competitiveness Program	968		1,056	
- Guarantee Fund	0		2,855,047	
		21,268,783		**15,120,286**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**559,081,060**		**538,995,110**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**247,683,252**		**223,256,109**
- Nominal value of currency swap contracts payable		**245,975,779**		**226,957,983**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**25,123,575**		**22,374,714**
- Nominal value of short-term currency swap contracts payable		**24,956,095**		**22,471,884**
- Notional amount of futures contracts (Note V.2)		**8,274,106**		**0**
- Notional amount of currency forwards (Note V.2)		**402,384**		**551,359**
- Put option granted to EIF minority shareholders (Note E.2)		**340,341**		**819,467**
- Special deposits for servicing borrowings (Note S)		**582**		**810**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these financial statements.

38 2021 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS Profit and loss account for the year ended 31 December 2021 (in EUR ‘000) 2021 2020 1. Interest receivable and similar income (Note N) 16,460,213 18,033,106 2. Interest payable and similar charges (Note N) -13,275,218 -14,971,606 3. Income from securities 776,756 257,960 4. Commissions receivable (Note O) 374,641 329,160 5. Commissions payable (Note O) -499,623 -383,772 6. Net result on financial operations (Note P) 41,643 -160,514 7. Net other operating income and expense (Note Q) 10,254 15,909 8. General administrative expenses (Note R) a) staff costs (Note L) -1,216,123 -893,890 b) other administrative expenses -250,692 -236,740 -1,466,815 -1,130,630 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -28,863 -29,194 b) intangible assets -21,020 -17,998 -49,883 -47,192 10. Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings 15,726 -7,933 11. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities 178,304 -222,165 12. Profit for the financial year (Note M) 2,565,998 1,712,323 The accompanying notes form an integral part of these financial statements. 39

Cash flow statement

for the year ended 31 December 2021 (in EUR '000)

	2021	2020
A. Cash flows from operating activities:		
Profit for the financial year (Note M)	**2,565,998**	**1,712,323**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	-178,304	222,165
Value adjustments in respect of tangible and intangible assets, and write-off (Note F)	49,991	47,242
Value (re-)adjustments in respect of transferable securities held as financial fixed assets, shares, other variable-yield securities and participating interests (Note E.1)	-79,961	148,413
Net interest income (Note N)	-3,184,995	-3,061,500
Effect of exchange rate changes	42,462	-58,831
Profit/(Loss) on operating activities	**-784,809**	**-990,188**
Disbursements of loans and advances to credit institutions and customers	-37,670,096	-51,605,321
Repayments of loans and advances to credit institutions and customers	50,380,405	48,873,751
Change in other loans and advances (Note C)	8,693,821	12,813,500
Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	-35,110	1,621
Change in treasury operational portfolios	-7,904,926	467,163
Change in amounts owed to credit institutions and customers (Note J)	7,277,699	9,134,983
Change in provisions on pension plans and health insurance scheme (Note L)	614,599	354,365
Change in provision in respect of guarantee operations (Note D.4)	17,170	2,628
Change in other assets and other liabilities (Note G)	-325,277	-32,614
Change in prepayments and accrued income and in accruals and deferred income	1,375,527	-2,176,485
Interest received	16,097,396	17,559,625
Interest paid	-12,253,421	-14,260,904
Net cash used from/(used in) operating activities	**25,482,978**	**20,142,124**
B. Cash flows from investing activities:		
Purchase / Subscription of EIF shares	-736,355	-13,267
Sale of EIF shares	0	7,510
Securities in Long Term HQLA Portfolio purchased during the year	-385,243	0
Securities from Long Term HQLA Portfolio matured or sold during the year	701,588	61,000
Purchase of loan substitutes included in the debt securities portfolios	-2,169,847	-2,961,456
Redemption of loan substitutes included in the debt securities portfolios	4,298,703	3,229,575
Additions on shares and other variable-yield securities (Note E.1)	-2,303,579	-1,890,666
Reflows on shares and other variable-yield securities (Note E.1)	2,033,717	1,085,887
Additions on participating interests (Note E.1)	-83,732	-61,625
Reflows on participating interests (Note E.1)	115,465	31,597
Purchase of tangible and intangible assets (Note F)	-62,456	-61,692
Net cash used from/(used in) investing activities	**1,408,261**	**-573,137**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates (Note K)	100,348,462	150,299,236
Redemption of debts evidenced by certificates (Note K)	-107,709,303	-150,160,396
Member States' contribution	319,700	159,850
Net cash used from/(used in) financing activities	**-7,041,141**	**298,690**
Summary statement of cash flows:		
Cash and cash equivalents at the beginning of financial year	**47,846,444**	**29,468,193**
Net cash from:		
Operating activities	25,482,978	20,142,124
Investing activities	1,408,261	-573,137
Financing activities	-7,041,141	298,690
Effect of exchange rate changes on cash held	1,041,968	-1,489,426
Cash and cash equivalents at the end of financial year	**68,738,510**	**47,846,444**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	1,338,806	725,794
Money market securities (Note B.2)	142,403	2,801,772
Loans and advances to credit institutions and customers:		
Repayable on demand	562,513	463,568
Other loans and advances (Note C)	66,694,788	43,855,310
	68,738,510	**47,846,444**

The accompanying notes form an integral part of these financial statements.

40 **2021** FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS European Investment Bank Notes to the financial statements as at 31 December 2021 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2022 and authorised their submission to the Board of Governors for approval by 22 April 2022. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Bank reviews its loans and advances and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances and loan substitutes, the Bank also makes a collective provisioning test on exposures that, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.6). Value adjustments on shares and other variable-yield securities and participating interests In order to determine the lower of cost or market value, the Bank reviews its indirect equity investments at each reporting date to assess whether a value adjustment should be recorded. In particular, the Bank determines the attributable EIB share of the NAV of its indirect equity investments either by (i) considering the latest available fund manager report based on applicable industry guidelines and standards, (ii) any NAV derived from any other equivalent guidelines or standard or (iii) internally based on information provided by the fund manager. Fair values for most of the underlying investments have been estimated in the absence of readily ascertainable market values. Due to the inherent uncertainty of valuations, and current market conditions, actual results in the future could differ from the fund managers’ estimates of values and such differences could be material to the financial statements. Moreover, any attributable NAV available only after the balance sheet date are only considered if management considers they materially affect the financial statements (see Note A.2.7.1). Provisions in respect of guarantee operations The Bank initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.13). 41

2021 FINANCIAL REPORT Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.10). A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2021, the EIB’s pre-withdrawal exposure amounts to EUR 506,596 million whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, had no material impact on the standalone financial statements of the EIB as of 31 December 2020 (except the aforementioned impact on the Bank's own funds) and as of 31 December 2021. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The EIB uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. A.2.2. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their nominal values as off-balance sheet items at the date of the transaction. 42

EIB STATUTORY FINANCIAL STATEMENTS The majority of the Bank’s swaps are concluded with a view to hedging bond issues and treasury bonds from Long Term HQLA Portfolio (‘LTHP’). The Bank enters into currency and interest rate swaps, whereby the proceeds of a borrowing are initially converted into a different currency and at maturity the Bank will obtain the amounts needed to service the borrowing in the original currency or in order to modify the interest rate positions of a borrowing or treasury bond. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolio). A.2.2.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolio (‘SLP’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Futures contracts Interest rate and bond futures contracts (futures) are entered to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. A.2.2.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued and their nominal is recorded off-balance sheet. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.3. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.4. Cash and cash equivalents Cash and cash equivalents are disclosed in the cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Bank in the management of its short-term commitments. 43

2021 FINANCIAL REPORT A.2.5. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.5.1. Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’) The former long-term hedge portfolio (‘LTHP’) was reformed during 2021 into Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’). This reform, among others, implied changes to the size of portfolio, new eligible currency and scope of authorised investments. No change in the business model for securities purchased under the new portfolio which are still kept with the intention to hold them to maturity. Under the new reform, investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.5.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and are initially recorded at purchase price and subsequently presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and follow the initial recognition at the acquisition cost and subsequently the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.2.5.3. Loan substitutes The Loan substitutes portfolios mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for, if these are other than temporary. Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.5.4 Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.6. Loans and advances to credit institutions and customers A.2.6.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Specific value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off balance sheet at their nominal value. 44

EIB STATUTORY FINANCIAL STATEMENTS A.2.6.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.6.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Bank lends liquid funds to a credit institution which in return provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the EIB’s custodian in exchange for settlement at the agreed price, which generates a return for the EIB linked to the money market. This type of operation is considered for the purposes of the Bank to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered at their nominal amount on the assets side of the statutory balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the statutory balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Bank monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.6.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.6.5. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Bank lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the statutory balance sheet under “Loans and advances to credit institutions or customers - other loans and advances”. Interest on deposits is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of deposit term. A.2.7. Shares, other variable-yield securities, participating interests and shares in affiliated undertakings A.2.7.1. Shares, other variable-yield securities and participating interests The Bank holds shares, other variable-yield securities and participating interests when it enters into private equity and venture capital operations, debt funds, infrastructure funds, investment funds or participations in the form of direct equity. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. In certain co-investments performed by the Bank, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined by applying in order or priority, and subject to availability at the reporting date, either: • the Bank share of NAV at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Bank multiplied by the price per share or units latest available date reported by fund manager, or; • the Bank’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Bank’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Bank, the attributable NAV may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. 45

2021 FINANCIAL REPORT Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB for its own account typically represent investments in venture capital operations, debt funds, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Bank but uncalled from the investment in EBRD is recorded off balance sheet. A.2.7.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. Commitments provided in the form of a put option in respect of the shares held by any of the minority shareholders, are recorded off-balance in the amount of the exercise price. A.2.8. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Bank's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.9. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.10. Pension plans and health insurance scheme A.2.10.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2021 based on membership data as at 30 September 2021 and cashflows to 31 December 2021. The main assumptions used by the actuary are set out in Note L. 46

EIB STATUTORY FINANCIAL STATEMENTS The Bank changed its accounting policy from 1 January 2021 prospectively in respect of the recognition of cumulative actuarial deficits and surpluses. Accounting policy applicable until 31 December 2020: Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants (2020: average of 14.4 years) on a straight-line basis. Accounting policy applicable from 1 January 2021: Starting with accounting years as from 2021, cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis. Once the provision has reached the amortisable portion of the actuarial value of the retirement and health insurance benefits, no further amortisation is recognised in the profit and loss account. Furthermore, in case the provision should exceed the actuarial value of the retirement and health insurance benefits, any excess will not be released to the profit and loss account in subsequent periods. A.2.10.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. The latest valuation was carried out as at 31 December 2021 based on membership data as at 30 September 2021 and cashflows to 31 December 2021. A.2.10.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.10.1. A.2.10.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. A.2.11. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges“ or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. In the context of the Bank’s participation in monetary operations with the ECB, the amount borrowed from the BCL is recorded at its nominal value and presented in the statutory financial statements under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. A.2.11.1 Repurchase operations (repos) A repurchase operation is one under which the Bank borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.6.3. This type of operation is considered for the purposes of the Bank to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their nominal amounts on the liabilities side of the balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.11.2 Collateral call accounts Under unilateral Collateral Support Annexes, the Bank receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the statutory financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.2.12. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the profit and loss account. 47

2021 FINANCIAL REPORT A.2.13. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the Balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.14. Provision for commitments This provision is intended to cover risks inherent in the Bank’s commitment on loans, infrastructure and investment funds as well as private equity and venture capital operations signed but not yet disbursed. A.2.15. Reserves A.2.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.2.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.15.4. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. 48

EIB STATUTORY FINANCIAL STATEMENTS A.2.18. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, debt and money market instruments and derivatives. A.2.19. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt and money market instruments and derivatives. A.2.20. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.21. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.22. Changes in accounting policies Pension plans and health insurance scheme: The Bank changed its accounting policy from 1 January 2021 in respect of the recognition of cumulative actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits. This change in accounting policy gave rise to a reduction in profit for the year of EUR 197.6 million as compared to the application of the previous accounting policy. See note A.2.10.1. The Bank made the choice to change the accounting policy in order to further align the provision to the actuarial valuation of the pension plans and the healthcare scheme pursuant to the general prudence principle foreseen in the Directives. 49

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR ’000 1,483,285 at 31 December 2021 (2020: EUR ‘000 835,163).

The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 144,479 as at 31 December 2021 (2020: EUR ‘000 109,369).

B.2. Debt security portfolios

The debt security portfolios are composed of the Long-Term HQLA Portfolio (‘LTHP’), the treasury monetary portfolio (‘TMP’), the securities liquidity portfolio (‘SLP’) and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2021 and 2020 are as follows:

	31.12.2021	31.12.2020
Treasury bills and other bills eligible for refinancing with central banks	35,678,436	31,180,452
Debt securities including fixed-income securities	10,782,567	12,193,426
Total debt securities(*)	**46,461,003**	**43,373,878**

(*) of which EUR ‘000 6,550,937 are unlisted as at 31 December 2021 (2020: EUR ‘000 9,766,074).

At 31.12.2021	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,384,662	1,340,985	0	-97,342	1,243,643	1,418,398
TMP	22,484,695	22,434,606	0	-35,118	22,399,488	22,435,374
SLP	4,761,521	4,733,721	0	0	4,714,307	4,733,721
Loan substitutes (Note D)	17,993,220	17,951,691	1,243	-6,339	17,946,595	18,033,089
Total debt securities(*)	**46,624,098**	**46,461,003**	**1,243**	**-138,799**	**46,304,033**	**46,620,582**

(*) of which cash and cash equivalents EUR '000 142,403.
(**)Market value does not include accrued interest.

At 31.12.2020	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,685,874	1,624,791	0	-64,803	1,559,988	1,743,413
TMP	17,611,913	17,580,727	0	-22,545	17,558,182	17,583,528
SLP	4,143,518	4,167,007	0	0	4,111,766	4,167,007
Loan substitutes (Note D)	20,044,919	20,001,353	1,266	-9,990	19,992,629	20,368,520
Total debt securities(*)	**43,486,224**	**43,373,878**	**1,266**	**-97,338**	**43,222,565**	**43,862,468**

(*) of which cash and cash equivalents EUR '000 2,801,772.
(**)Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. An individual value adjustment for one transaction (2020: one transaction) has been recorded as at 31 December 2021 in the amount of EUR ‘000 1,243 (2020: EUR ‘000 1,224). The collective value adjustment recorded in 2020 to capture the effect of COVID-19 on the loan substitutes portfolio amounting to EUR ‘000 42 has been released as of 31 December 2021.

50 2021 FINANCIAL REPORT

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2021 and 2020 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2021 and 2020:

At 31.12.2021	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	60,407	56,707	55,500	56,657
Belgium	62,150	62,072	62,000	62,114
Czech Republic	426,516	385,879	378,085	390,877
Denmark	17,615	17,616	17,658	17,616
France	1,256,636	1,243,705	1,240,288	1,245,478
Germany	983,045	971,840	951,664	1,021,546
Ireland	704,819	705,945	706,339	706,040
Italy	7,484,756	7,459,403	7,439,999	7,465,218
Lithuania	9,242	8,878	8,829	8,872
Luxembourg	25,233	25,223	25,000	25,223
Netherlands	366,403	355,095	348,000	367,345
Poland	547,662	547,489	547,480	466,185
Romania	88,047	83,733	83,214	83,665
Spain	5,839,387	5,827,451	5,823,235	5,826,979
Sweden	96,478	95,644	95,487	95,635
	17,968,396	**17,846,680**	**17,782,778**	**17,839,450**
Non EU- sovereign and other bonds	**28,655,702**	**28,614,323**	**28,521,255**	**28,781,132**
Total	**46,624,098**	**46,461,003**	**46,304,033**	**46,620,582**

At 31.12.2020	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	277,685	276,362	272,408	276,385
Belgium	180,634	180,300	180,000	180,353
Czech Republic	614,184	571,803	560,111	615,434
Denmark	16,259	16,280	16,299	16,280
Estonia	10,026	10,010	10,000	10,010
Finland	41,510	41,066	40,000	41,066
France	519,865	505,391	498,192	510,241
Germany	2,326,692	2,318,539	2,288,758	2,381,993
Ireland	567,650	568,012	567,860	568,278
Italy	77,849	73,857	72,500	103,169
Luxembourg	90,837	92,471	90,000	92,471
Netherlands	783,954	765,999	754,000	779,276
Poland	143,463	143,499	143,171	144,945
Portugal	40,130	40,050	40,000	40,095
Romania	10,041	10,022	10,000	10,017
Slovakia	105,248	105,028	105,000	105,073
Spain	3,621,357	3,614,175	3,604,290	3,615,992
Sweden	62,017	62,377	61,120	62,377
	9,489,401	**9,395,241**	**9,313,709**	**9,553,455**
Non EU- sovereign and other bonds	**33,996,823**	**33,978,637**	**33,908,856**	**34,309,013**
Total	**43,486,224**	**43,373,878**	**43,222,565**	**43,862,468**

EIB STATUTORY FINANCIAL STATEMENTS 51

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2021	31.12.2020
Term deposits(*)	60,416,600	44,469,137
On-demand deposits	240,697	239,935
Reverse repos	13,894,159	15,473,559
Other loans and advances to credit institutions	**74,551,456**	**60,182,631**
Other loans and advances to customers	**677,437**	**900,604**
Total other loans and advances	**75,228,893**	**61,083,235**
of which cash and cash equivalents	66,694,788	43,855,310

(*) It includes deposits with Central Bank of Luxembourg of EUR 56.7 billion in 2021 (2020: EUR 34.6 billion).

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2021	31.12.2020
Disbursed portion	93,552,220	321,907,465	415,459,685	424,641,709
Undisbursed loans	31,913,008	91,041,283	122,954,291	114,040,130
Aggregate loans granted	**125,465,228**	**412,948,748**	**538,413,976**	**538,681,839**
Loan instalments receivable	6,007	466,846	472,853	192,470
Loan substitutes portfolio			17,952,934	20,002,619
Aggregate loans including loan substitutes portfolio (Note D.3)			**556,839,763**	**558,876,928**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2021	2020
At 1 January	647,769	479,759
Release during the year(1)	-229,532	-95,695
Use during the year(2)	-31,561	-27,833
Allowance during the year(1)	35,843	307,234
Foreign exchange adjustment	16,489	-15,696
At 31 December(3)	**439,008**	**647,769**

(1) Following the unfolding of the COVID-19 in 2020, the Bank has performed a qualitative assessment of the pandemic's effect on its loan book. In this context, a vulnerability assessment has been performed at counterparty level, evaluating the sensitivity of relevant exposures to the COVID-19 crisis. Based on the outcome of this analysis, a collective provision, amounting to EUR '000 74,740, has been recognised based on the expected credit losses for the remaining lifetime of the respective loan.
During 2021, as a result of (i) the update of the yearly counterparty rating re-assessment allowing a more granular view of the COVID-19 effect on the loan book and (ii) the reduction of the expected credit losses for the remaining lifetime of the respective loans, the Bank considered that the collective provision was no longer deemed necessary. With a granular view of the COVID-19 impact on the full loan book, any need for individual value adjustments has been timely assessed and recorded accordingly.

(2) In 2021, the Bank completed a restructuring of one loan operation that was partly provisioned. As a result of that restructuring, an amount of EUR '000 2,444 (2020: EUR '000 1,317 on one loan operation) was used against the existing provision. Additionally, the Bank completed a sale transaction of two non-performing loan operations. As a result, the loss on the asset sale of EUR '000 22,367 (2020: EUR '000 25,336 on one loan operation) was used against the existing provision. Finally, the Bank has written-off an exposure in two loan operations, leading to the use of the existing provision, amounting to EUR '000 6,750 (2020: EUR '000 1,180 on one loan operation).

(3) The value adjustments relate only to disbursed loans, including arrears. The Bank has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 4,919 (2020: EUR '000 14,291), which is recorded under the caption of "*Prepayments and accrued income*".

52 2021 FINANCIAL REPORT

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ‘000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Spain	77,399,794	68,942,585	8,457,209	13.90%	15.13%
Italy	64,853,385	51,096,479	13,756,906	11.66%	11.73%
France	63,924,071	48,064,516	15,859,555	11.49%	10.85%
Germany	44,557,224	33,671,360	10,885,864	8.01%	8.12%
Poland	43,660,661	33,425,632	10,235,029	7.85%	7.54%
Greece	19,914,438	16,057,895	3,856,543	3.58%	3.52%
Netherlands	17,040,300	12,359,736	4,680,564	3.06%	2.91%
Belgium	15,540,904	11,534,467	4,006,437	2.79%	2.50%
Austria	15,005,557	13,913,662	1,091,895	2.70%	2.66%
Portugal	13,515,255	11,370,793	2,144,462	2.43%	2.72%
Sweden	12,187,419	8,626,397	3,561,022	2.19%	2.20%
Finland	10,893,129	9,374,998	1,518,131	1.96%	1.98%
Hungary	10,031,384	8,147,659	1,883,725	1.80%	1.73%
Ireland	7,569,481	6,086,841	1,482,640	1.36%	1.32%
Czech Republic	6,924,345	4,894,445	2,029,900	1.24%	1.25%
Romania	6,751,023	3,961,333	2,789,690	1.21%	1.18%
Slovakia	4,589,460	3,786,032	803,428	0.82%	0.85%
Croatia	3,952,382	2,882,897	1,069,485	0.71%	0.79%
Denmark	3,522,232	2,546,485	975,747	0.63%	0.56%
Slovenia	2,841,648	2,183,205	658,443	0.51%	0.57%
Cyprus	2,778,108	1,917,758	860,350	0.50%	0.49%
Lithuania	2,745,443	2,515,133	230,310	0.49%	0.50%
Bulgaria	2,210,812	1,935,715	275,097	0.40%	0.40%
Estonia	1,590,902	920,730	670,172	0.29%	0.27%
Latvia	1,222,553	639,645	582,908	0.22%	0.21%
Luxembourg	658,996	225,770	433,226	0.12%	0.15%
Malta	406,839	272,916	133,923	0.07%	0.08%
Sub-total	**456,287,745**	**361,355,084**	**94,932,661**	**81.99%**	**82.21%**

EIB STATUTORY FINANCIAL STATEMENTS 53

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Turkey	9,738,640	9,470,004	268,636		
Serbia	3,354,012	2,287,877	1,066,135		
Montenegro	703,172	510,843	192,329		
North Macedonia	470,064	322,446	147,618		
Albania	355,661	253,161	102,500		
Sub-total	**14,621,549**	**12,844,331**	**1,777,218**	**2.63%**	**2.85%**

D.3.2.2. African, Caribbean and Pacific ('ACP') states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Senegal	555,397	216,691	338,706		
Guinea	422,271	84,166	338,105		
Madagascar	413,694	189,284	224,410		
Zambia	409,711	121,905	287,806		
Kenya	385,513	183,878	201,635		
Benin	368,683	65,404	303,279		
Regional - Africa	330,000	330,000	0		
Ghana	281,976	29,010	252,966		
Malawi	218,999	62,007	156,992		
Mozambique	178,480	78,480	100,000		
Nigeria	175,000	0	175,000		
Rwanda	167,000	0	167,000		
Cameroon	162,600	56,600	106,000		
Dominican Republic	159,709	47,048	112,661		
Lesotho	155,645	73,645	82,000		
Côte d'Ivoire	152,700	94,524	58,176		
Niger	152,370	26,370	126,000		
Tanzania, United republic of	134,561	75,148	59,413		
Uganda	110,859	110,859	0		
Burkina Faso	105,847	52,847	53,000		
Angola	100,000	789	99,211		
Mali	90,769	39,819	50,950		
Regional - West Africa	70,976	70,976	0		
Burundi	70,000	42,500	27,500		
Fiji	66,219	0	66,219		
Gambia	65,000	1,410	63,590		
Liberia	60,105	40,105	20,000		
Barbados	59,755	10,000	49,755		
Cape Verde	54,047	52,768	1,279		
Papua New Guinea	52,286	30,902	21,384		
Regional - ACP	50,000	0	50,000		
Mauritania	42,582	2,582	40,000		
Ethiopia	40,000	15,000	25,000		
Kingdom of Eswatini	37,929	28,674	9,255		
Seychelles	37,669	25,169	12,500		
Congo (Democratic Republic)	27,677	27,677	0		
Sao Tome and Principe	24,500	0	24,500		
Chad	15,000	0	15,000		
Togo	13,374	13,374	0		
Namibia	9,737	9,737	0		
Congo	7,211	7,211	0		
Regional - Caribbean	5,862	5,862	0		
Mauritius	4,948	4,948	0		
Dominica	1,970	1,970	0		
Belize	1,104	1,104	0		
Botswana	662	662	0		
Saint Vincent and Grenadines	129	129	0		
Sub-total	**6,050,526**	**2,331,234**	**3,719,292**	**1.09%**	**0.94%**

54 **2021** FINANCIAL REPORT

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
India	3,126,038	1,560,702	1,565,336		
China	2,466,495	1,090,705	1,375,790		
Bangladesh	635,000	143,401	491,599		
Uzbekistan	331,991	25,160	306,831		
Nepal	287,059	38,647	248,412		
Cambodia	232,732	68,702	164,030		
Viet Nam	206,876	156,376	50,500		
Lao People's Democratic Rep.	176,983	49,578	127,405		
Kazakhstan	166,245	9,324	156,921		
Sri Lanka	155,386	105,386	50,000		
Kyrgyzstan	112,000	50,000	62,000		
Tajikistan	107,397	59,034	48,363		
Maldives	84,842	48,719	36,123		
Mongolia	83,261	57,914	25,347		
Pakistan	50,000	0	50,000		
Sub-total	**8,222,305**	**3,463,648**	**4,758,657**	**1.48%**	**1.34%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Bosnia and Herzegovina	2,023,320	1,211,729	811,591		
Kosovo	202,800	17,000	185,800		
Sub-total	**2,226,120**	**1,228,729**	**997,391**	**0.40%**	**0.38%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Brazil	1,548,264	870,386	677,878		
Ecuador	767,759	430,472	337,287		
Argentina	446,839	113,621	333,218		
Panama	413,551	367,532	46,019		
Nicaragua	286,967	148,044	138,923		
Mexico	276,010	276,010	0		
Peru	208,370	120,078	88,292		
Colombia	181,882	0	181,882		
Regional - Latin America	167,756	10,595	157,161		
Paraguay	150,909	95,073	55,836		
Bolivia	112,680	86,398	26,282		
Regional - Central America	83,453	83,453	0		
Honduras	78,074	69,100	8,974		
Costa Rica	57,897	57,897	0		
El Salvador	35,317	0	35,317		
Sub-total	**4,815,728**	**2,728,659**	**2,087,069**	**0.87%**	**0.81%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Norway	1,215,090	969,290	245,800		
Iceland	555,340	555,340	0		
Switzerland	36,508	21,508	15,000		
Sub-total	**1,806,938**	**1,546,138**	**260,800**	**0.32%**	**0.29%**

EIB STATUTORY FINANCIAL STATEMENTS 55

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Egypt	7,218,622	4,604,067	2,614,555		
Morocco	5,310,908	3,305,095	2,005,813		
Tunisia	2,696,317	1,721,253	975,064		
Lebanon	1,351,965	464,965	887,000		
Jordan	1,164,035	565,154	598,881		
Israel	872,214	768,612	103,602		
Gaza-West Bank	422,625	118,722	303,903		
Algeria	295,950	295,950	0		
Regional - Mediterranean	103,000	100,000	3,000		
Syrian Arab Republic	81,471	81,471	0		
Sub-total	**19,517,107**	**12,025,289**	**7,491,818**	**3.51%**	**3.38%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
New Caledonia	50,214	14,444	35,770		
Sint Maarten	44,218	5,739	38,479		
French Polynesia	13,382	13,382	0		
Sub-total	**107,814**	**33,565**	**74,249**	**0.02%**	**0.02%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Ukraine	6,222,290	1,570,092	4,652,198		
Georgia	1,673,866	929,866	744,000		
Moldova, Republic of	725,594	428,477	297,117		
Belarus	533,333	173,333	360,000		
Armenia	313,914	237,832	76,082		
Russian Federation	49,458	49,458	0		
Azerbaijan	5,446	5,446	0		
Sub-total	**9,523,901**	**3,394,504**	**6,129,397**	**1.71%**	**1.66%**

D.3.2.10. United Kingdom

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
United Kingdom	32,599,501	31,917,762	681,739		
Sub-total	**32,599,501**	**31,917,762**	**681,739**	**5.87%**	**5.95%**

D.3.2.11. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
South Africa	587,676	543,676	44,000		
Sub-total	**587,676**	**543,676**	**44,000**	**0.11%**	**0.17%**
Total loans for projects outside the European Union	**100,079,165**	**72,057,535**	**28,021,630**	**18.01%**	**17.79%**
Total loans 2021(1)	**556,366,910**	**433,412,619**	**122,954,291**	**100.00%**	
Total loans 2020(1)	**558,684,458**	**444,644,328**	**114,040,130**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2021: EUR 473 million, 2020: EUR 192 million).

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Bank is expected to be liable towards the beneficiary. This provision amounts to EUR '000 27,916 as at 31 December 2021 (2020: EUR '000 10,746).

56 2021 FINANCIAL REPORT

Note E – Shares and other variable-yield securities, participating interests and shares in affiliated undertakings (EUR '000)

E.1. Shares, other variable-yield securities and participating interests

	Participating interests	Shares and other variable-yield securities				
	Private Equity and Venture Capital Operations(1)	Private Equity and Venture Capital Operations(1)	EBRD shares(2)	Investment and Infrastructure funds(1)	Other equity investments	Total(3)
Cost:						
At 1 January 2021	368,967	5,855,161	157,500	2,568,911	244	**8,581,816**
Additions(4)	83,732	1,453,753	0	849,826	20	**2,303,599**
Reflows/Terminations(4)	-115,465	-1,633,373	0	-400,344	0	**-2,033,717**
At 31 December 2021	**337,234**	**5,675,541**	**157,500**	**3,018,393**	**264**	**8,851,698**
Value adjustments:						
At 1 January 2021	-34,557	-425,125	0	-93,262	0	**-518,387**
Additions	-3,546	-88,521	0	-24,996	0	**-113,517**
Releases	19,249	153,789	0	23,986	0	**177,775**
At 31 December 2021	**-18,854**	**-359,857**	**0**	**-94,272**	**0**	**-454,129**
Net book value:						
At 31 December 2021	**318,380**	**5,315,684**	**157,500**	**2,924,121**	**264**	**8,397,569**
At 31 December 2020	**334,410**	**5,430,036**	**157,500**	**2,475,649**	**244**	**8,063,429**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for private equity and venture capital operations EUR '000 4,121,195 (2020: EUR '000 4,041,038)
- for investment and infrastructure funds EUR '000 3,203,307 (2020: EUR '000 3,273,437)

In relation to participating interests:
- for private equity and venture capital operations EUR '000 497,631 (2020: EUR '000 549,016)

(2) The amount of EUR '000 157,500 (2020: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2021 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD').

(3) The total amount includes only shares and other variable-yield securities.

(4) The "Additions" and "Reflows/Terminations" amounts include foreign exchange movements.

As at 31 December 2021, the Bank holds 3.03% of the subscribed capital of the EBRD (2020: 3.03%). Based on the audited 2020 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 541 million.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2020)*	3.03	17,891	290	69,772

* The data is based on the most recent audited financial statements of EBRD.

E.2. Shares in affiliated undertakings

The European Investment Fund

As a result of the General Meeting's approval of the EIF's capital increase in February 2021, the EIF's authorised capital has been increased during the year 2021 from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share having a nominal value of EUR 1,000,000.

The issuance of the new shares occurred through a single subscription round with subscription possible in a single subscription period as further detailed below. Each newly authorised share which is subscribed is paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which were subscribed in the capital increase was fixed at EUR 435,970.88 based on the Replacement Share Purchase Undertaking ('RSPU') formula and determined on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF was entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million in February 2021.

EIB STATUTORY FINANCIAL STATEMENTS 57

2021 FINANCIAL REPORT A balance of EUR ‘000 1,549,444 (2020: EUR ‘000 813,089) corresponds to the amount paid in by the Bank in respect of its subscription of EUR ‘000 4,336,000 (2020: EUR ‘000 2,647,000) to the capital of the European Investment Fund (‘EIF’ or ‘Fund’), with its registered office in Luxembourg. The Bank holds 59.40% (2020: 58.82%) of the subscribed capital of the EIF amounting to EUR 7.3 billion (2020: EUR 4.5 billion). During 2021, the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, the Bank’s holding has increased from 2,647 shares as of 1 January 2021 to 4,336 shares as of 31 December 2021. The counter-guarantee issued by the Bank during the financial year ended December 31, 2020 in favour of the EIF in order to provide the EIF with temporary capital relief was terminated in February 2021 as a result of EIB’s contribution to the EIF capital increase. During the year 2021, the RSPU with respect to subscribed shares of the EIF held by the European Commission (‘EC’) was terminated, while the RSPU with respect to the subscribed shares from the EIF’s minority shareholders other than the EC remains in place. Consequently, with respect to the 774 EIF shares subscribed by these minority shareholders, the EIB is offering to buy these shares at any time under the RSPU at a price per share of currently EUR 439,717.18. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised. The nominal value of EUR ‘000 340,341 (2020: EUR ‘000 819,467) of the put option granted to this minority shareholder group, shown off-balance sheet, has been calculated on the basis of the 2020 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. In EUR ‘000 % held Total own funds Total net result Total assets EIF (31.12.2020)* 58.82 1,978,727 128,597 3,256,017 EIF (31.12.2021)** 59.40 3,963,229 553,537 5,175,797 * The data is based on the most recent audited financial statements of EIF. ** The data is based on the preliminary unaudited financial statements of EIF. 58

Note F – Intangible and tangible assets (in EUR ‘000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2021	20,145	406,099	63,462	489,706	56,046
Additions	0	4,550	18,287	22,837	39,619
Disposals	0	0	-17,793	-17,793	-17,291
At 31 December 2021	**20,145**	**410,649**	**63,956**	**494,750**	**78,374**
Accumulated depreciation/amortisation:					
At 1 January 2021	0	-206,342	-34,893	-241,235	-17,348
Depreciation/amortisation	0	-9,792	-19,071	-28,863	-21,020
Disposals	0	0	17,793	17,793	17,183
At 31 December 2021	**0**	**-216,134**	**-36,171**	**-252,305**	**-21,185**
Net book value:					
At 31 December 2021	**20,145**	**194,515**	**27,785**	**242,445**	**57,189**
At 31 December 2020	**20,145**	**199,757**	**28,569**	**248,471**	**38,698**

The Luxembourg buildings category includes costs relating to the construction of a new building for an amount of EUR ’000 67,920 (2020: EUR ’000 63,370), which is expected to be completed in 2025.

Note G – Other assets and Other liabilities (in EUR ‘000)

Other assets	**31.12.2021**	**31.12.2020**
Accounts receivable and sundry debtors	99,724	22,911
EGF management fee receivable	22,448	128
Fair value of derivatives	18,124	967
Guarantee call receivable	12,831	12,986
Advances on salaries and allowances	1,100	1,093
Other	3,102	2,405
Total	**157,329**	**40,490**

Other liabilities	**31.12.2021**	**31.12.2020**
Capital repayable to the UK(*)	2,895,904	3,195,904
Optional Supplementary Provident Scheme (Note L)	705,302	646,071
EIF Pension Plan	262,011	225,947
First Loss Piece Contribution	202,171	204,070
Personnel costs payable	74,105	76,306
Accounts payable and sundry creditors	71,786	60,544
Transitory account on loans	35,601	43,289
Payable on HIPC initiative(**)	13,596	13,596
Fair value of derivatives	10,606	36,686
Western Balkans infrastructure fund	393	393
Other	102,034	79,141
Total	**4,373,509**	**4,581,947**

(*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5 billion of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020 and 15 October 2021 were settled in full.

(**) Heavily Indebted Poor Countries (‘HIPC’) initiative.

EIB STATUTORY FINANCIAL STATEMENTS 59

Note H – Subscription to the capital of the Bank, own funds and appropriation of prior year's profit

H.1. Statement of Subscriptions to the Capital of the Bank

As at 31 December 2021 and 31 December 2020 (in EUR)

Member States	Subscribed capital	Uncalled capital(*)	Called capital at 31.12.2021
Germany	46,722,369,149	42,555,081,742	4,167,287,407
France	46,722,369,149	42,555,081,742	4,167,287,407
Italy	46,722,369,149	42,555,081,742	4,167,287,407
Spain	28,033,421,847	25,533,049,371	2,500,372,476
Belgium	12,951,115,777	11,795,972,691	1,155,143,086
Netherlands	12,951,115,777	11,795,972,691	1,155,143,086
Poland	11,366,679,827	10,352,856,629	1,013,823,198
Sweden	8,591,781,713	7,825,458,763	766,322,950
Denmark	6,557,521,657	5,972,639,556	584,882,101
Austria	6,428,994,386	5,855,575,961	573,418,425
Finland	3,693,702,498	3,364,251,741	329,450,757
Greece	3,512,961,713	3,199,631,688	313,330,025
Portugal	2,263,904,037	2,061,980,655	201,923,382
Czech Republic	2,206,922,328	2,010,081,290	196,841,038
Hungary	2,087,849,195	1,901,628,594	186,220,601
Ireland	1,639,379,073	1,493,158,667	146,220,406
Romania	1,639,379,073	1,493,158,667	146,220,406
Croatia	1,062,312,542	967,562,174	94,750,368
Slovakia	751,236,149	684,231,479	67,004,670
Slovenia	697,455,090	635,247,290	62,207,800
Bulgaria	510,041,217	464,549,338	45,491,879
Lithuania	437,633,208	398,599,585	39,033,623
Luxembourg	327,878,318	298,634,014	29,244,304
Cyprus	321,508,011	292,831,891	28,676,120
Latvia	267,076,094	243,254,895	23,821,199
Estonia	206,248,240	187,852,433	18,395,807
Malta	122,381,664	111,466,131	10,915,533
Total	**248,795,606,881**	**226,604,891,420**	**22,190,715,461**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

60 2021 FINANCIAL REPORT

Member States	Subscribed capital(**)	Uncalled capital(*)	Called capital at 31.12.2020
Germany	46,722,369,149	42,555,081,742	4,167,287,407
France	46,722,369,149	42,555,081,742	4,167,287,407
Italy	46,722,369,149	42,555,081,742	4,167,287,407
Spain	28,033,421,847	25,533,049,371	2,500,372,476
Belgium	12,951,115,777	11,795,972,691	1,155,143,086
Netherlands	12,951,115,777	11,795,972,691	1,155,143,086
Poland	11,366,679,827	10,352,856,629	1,013,823,198
Sweden	8,591,781,713	7,825,458,763	766,322,950
Denmark	6,557,521,657	5,972,639,556	584,882,101
Austria	6,428,994,386	5,855,575,961	573,418,425
Finland	3,693,702,498	3,364,251,741	329,450,757
Greece	3,512,961,713	3,199,631,688	313,330,025
Portugal	2,263,904,037	2,061,980,655	201,923,382
Czech Republic	2,206,922,328	2,010,081,290	196,841,038
Hungary	2,087,849,195	1,901,628,594	186,220,601
Ireland	1,639,379,073	1,493,158,667	146,220,406
Romania	1,639,379,073	1,493,158,667	146,220,406
Croatia	1,062,312,542	967,562,174	94,750,368
Slovakia	751,236,149	684,231,479	67,004,670
Slovenia	697,455,090	635,247,290	62,207,800
Bulgaria	510,041,217	464,549,338	45,491,879
Lithuania	437,633,208	398,599,585	39,033,623
Luxembourg	327,878,318	298,634,014	29,244,304
Cyprus	321,508,011	292,831,891	28,676,120
Latvia	267,076,094	243,254,895	23,821,199
Estonia	206,248,240	187,852,433	18,395,807
Malta	122,381,664	111,466,131	10,915,533
Total	**248,795,606,881**	**226,604,891,420**	**22,190,715,461**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.
(**) Please refer to Note A.1.3.

EIB STATUTORY FINANCIAL STATEMENTS 61

H.2. Own funds and appropriation of prior year's profit (in EUR '000)

Statement of movements in own funds	2021	2020
Share Capital:		
- Subscribed capital (2) (3)	248,795,607	248,795,607
- Uncalled (2) (3)	-226,604,892	-226,604,892
- Called capital	**22,190,715**	**22,190,715**
- Subscribed capital called but not paid (3)	-344,106	-442,423
- Called capital and Subscribed capital called but not paid	**21,846,609**	**21,748,292**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Appropriation of prior year's profit(1)	551,146	0
- Balance at end of the year	**24,879,561**	**24,328,415**
Additional reserves:		
- Balance at beginning of the year	**11,398,958**	**12,349,294**
- Transfer to Called capital: Symmetrical Capital Replacement (2)	0	-3,495,904
- Reserves called but not paid: contribution of Poland and Romania(3)	0	1,106,917
- Appropriation of prior year's profit(1)	859,673	1,438,651
- Balance at end of the year	**12,258,631**	**11,398,958**
- Reserves called but not paid(3)	-774,842	-996,225
- Additional reserves and Reserves called but not paid	**11,483,789**	**10,402,733**
Special activities reserve:		
- Balance at beginning of the year	11,736,896	10,777,675
- Appropriation of prior year's profit(1)	416,058	959,221
- Balance at end of the year	**12,152,954**	**11,736,896**
General loan reserve:		
- Balance at beginning of the year	2,135,891	2,170,177
- Appropriation of prior year's profit(1)	-114,554	-34,286
- Balance at end of the year	**2,021,337**	**2,135,891**
Profit for the financial year	**2,565,998**	**1,712,323**
Total own funds	**74,950,248**	**72,064,550**

(1) On 23 April 2021 the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2020, which amounted to EUR '000 1,712,323, to the reserve fund, the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union ("EU") pursuant to Article 50 of the Treaty on European Union ("TEU"). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the "Withdrawal Agreement"), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank ("EIB") and its share of the EIB's subscribed capital.

Effective 1 February 2020, the share of the United Kingdom in respect of the EIB's subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB's subscribed capital.

(3) Please refer to Note H.3.

H.3. Subscribed capital and reserves, called but not paid (in EUR '000)

On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025.

The instalments due including 31 December 2021 were settled in full.

	31.12.2021	31.12.2020
Subscribed capital called but not paid (Poland and Romania)	344,106	442,423
Reserves called but not paid (Poland and Romania)	774,842	996,225
Total	**1,118,948**	**1,438,648**

62 2021 FINANCIAL REPORT

Note I – Prepayments and accrued income and Accruals and deferred income (in EUR '000)

Prepayments and accrued income	31.12.2021	31.12.2020
Impact from foreign exchange changes on currency swap contracts	7,305,157	5,940,603
Interest and commission receivable	6,608,018	6,907,958
Deferred borrowing charges	370,279	361,691
Mandates' commission receivable	91,745	120,056
Redemption premiums on swaps receivable(*)	28,774	38,380
Other	1,945	2,496
Total	**14,405,918**	**13,371,184**

Accruals and deferred income	31.12.2021	31.12.2020
Interest and commission payable	7,392,104	7,477,145
Impact from foreign exchange changes on currency swap contracts	5,472,236	9,761,152
Deferred borrowing proceeds	1,606,502	1,170,651
Redemption premiums on swaps payable(*)	370,728	372,209
Deferred income on loans and guarantees	292,267	283,893
Interest subsidies received in advance	92,233	89,027
Prepaid management fees	4,380	6,667
Other	2,912	4,983
Total	**15,233,362**	**19,165,727**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

Note J – Amounts owed to credit institutions and customers (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2021	31.12.2020
Repayable on demand	**4,777,422**	**4,199,057**
- Overnight deposits	4,777,422	4,199,057
With agreed maturity or periods of notice	**18,895,071**	**12,316,334**
- Short-term deposits	178,248	1,560
- Repo with credit institutions	5,716,823	4,314,774
- Borrowings from central banks (1)	13,000,000	8,000,000
Total	**23,672,493**	**16,515,391**

(1) This amount represents the Bank's participation in monetary operations with the ECB.

J.2. Amounts owed to customers

	31.12.2021	31.12.2020
Repayable on demand	**1,648,539**	**1,682,533**
- Overnight deposits	163	2,962
- European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	412,934	398,386
- Deposit accounts	1,235,442	1,281,185
With agreed maturity or periods of notice	**175,542**	**20,951**
- Short-term deposits	175,542	20,951
Total	**1,824,081**	**1,703,484**

EIB STATUTORY FINANCIAL STATEMENTS 63

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details of debts outstanding at 31 December 2021 and 31 December 2020 per currency, together with the average rates and due dates (earliest/latest).

Payable in	Outstanding at 31.12.2021	Average rate 2021(*)	Due dates	Outstanding at 31.12.2020	Average rate 2020(*)
EUR	246,913,410	1.30	2022/2061	245,471,198	1.52
USD	105,073,224	1.48	2022/2058	102,980,060	1.79
GBP	43,705,819	2.15	2022/2054	42,714,537	2.41
AUD	9,703,908	2.59	2022/2042	8,097,915	3.33
SEK	6,234,940	1.41	2022/2040	6,625,774	1.51
PLN	6,169,375	2.23	2022/2029	6,417,089	2.15
NOK	5,541,206	1.77	2022/2037	5,092,022	1.80
CAD	4,765,848	2.10	2022/2045	4,251,495	2.24
CHF	4,179,005	1.90	2022/2036	4,089,335	2.01
ZAR	2,331,323	7.75	2022/2035	2,529,078	8.02
JPY	1,520,384	1.46	2022/2053	2,191,824	1.12
MXN	1,174,850	6.35	2022/2028	1,359,375	6.09
DKK	783,195	0.70	2024/2031	782,722	0.71
TRY	677,022	10.41	2022/2027	1,407,381	10.14
CNY	472,292	2.56	2022/2024	298,909	2.50
CZK	339,828	2.52	2022/2034	338,599	1.94
NZD	271,428	2.57	2023/2028	264,955	2.12
RUB	140,679	4.75	2022/2026	54,665	5.85
HKD	79,246	0.41	2022/2025	131,380	1.56
RON	20,812	2.23	2026/2026	0	0
HUF	17,065	3.25	2024/2024	165,436	0.82
Total	**440,114,859**			**435,263,749**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2021; EUR 500 million in 2020). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2021 and 2020 for debts evidenced by certificates:

(In EUR million)	2021	2020
Balance at 1 January	435,264	449,322
Issuances during the year	100,348	150,299
Contractual redemptions	-106,974	-148,992
Early redemptions and buy-backs	-735	-1,168
Exchange adjustments	12,212	-14,197
Balance at 31 December	**440,115**	**435,264**

64 **2021** FINANCIAL REPORT

Note L – Provisions – pension plans and health insurance scheme (in EUR ’000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR ‘000):

	2021	2020
Staff pension plan:		
Provision at 1 January	**3,102,089**	**2,795,328**
Payments made during the year	-86,150	-88,037
Recognition of actuarial losses	435,612	199,833
Annual contributions and interest	191,604	194,965
Sub-total staff pension plan	**3,643,155**	**3,102,089**
Management Committee pension plan		
Management Committee pension plan	38,932	35,510
Recognition of actuarial losses	4,110	3,009
Annual contributions	3,164	2,541
Sub-total Management Committee pension plan	**46,206**	**41,060**
Health insurance scheme:		
Provision at 1 January	403,282	359,173
Payments made during the year	-27,658	-21,452
Recognition of actuarial losses	60,143	25,938
Annual contributions and interest	35,902	39,623
Sub-total health insurance scheme	**471,669**	**403,282**
Total provisions at 31 December	**4,161,030**	**3,546,431**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 705 million (2020: EUR 646 million) is classified under “*Other liabilities*” (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2021 by an independent actuary using the projected unit credit method based on membership data as at 30 September and cashflows to 31 December. The actuarial valuation was updated as at 31 December 2021, using the prevailing market rates of 31 December 2021 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.35% (2020: 0.75%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 25.5 year duration (2020: 26.3 year duration);
- the Bank expects the remuneration of post-employment reserves to be set at a rate of 1.5% (2020: 1.5%) above the discount rate of 1.35%;
- progressive retirement assumed between the age of 55 and 65 and depending on NRA (normal age of retirement) (2020: retirement ages assumed were lower, and not depending on NRA);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2020: 3.5%);
- expected annual resignation rates ranging from 27% to 1% (2020: from 26% to 0%), decreasing with age;
- a rate of adjustment of pensions of 1.75% per annum (same as 2020);
- use of the ICSLT longevity table 2018 projected to 2021 (2020: ICSLT longevity table 2018 projected to 2020);
- a medical cost inflation rate of 3.75% per annum (2020: 3.75%).

The provisions for these schemes are adjusted when needed according to the actuarial valuation, as per the tables above.

In 2020, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR ‘000 5,219,205. EUR ’000 4,342,642 was reported in excess of the 10% corridor, and would have been recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2021.

Based on the accounting policy in place until 31 December 2020, the net loss that would have been recognised in 2021 would be EUR ’000 302,267.

Following the change in accounting policy as of 1 January 2021 applied prospectively (Notes A.2.10.1 and A.2.22), the actuarial valuation of the pension plans and the healthcare scheme as of 31 December 2021 displayed an unrecognised loss of EUR ‘000 3,794,769 out of which EUR ‘000 2,999,189 was reported in excess of the 10% corridor and the total amortisation recorded in the profit and loss account 2021 amounted to EUR ‘000 499,865. Out of the additional amount recorded as a result of this accounting policy change (Note A.2.22) EUR ‘000 318,110 are resulting from the change in amortisation period and an amount of EUR ‘000 -120,267 from the use of the current year actuarial gains and losses rather than the prior year ones.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2021, amounting to EUR ‘000 2,565,998 will be submitted to the Board of Governors for approval by 22 April 2022. The proposed surplus for the financial year to be appropriated is as follows:

- Additional reserves EUR 4,321.1m;
- Special activities reserve EUR -1,849.7m;
- General loan reserve EUR 94.6m.

EIB STATUTORY FINANCIAL STATEMENTS 65

Note N – Interest receivable and similar income and Interest payable and similar charges

N.1. Net interest income (in EUR '000)

	2021	2020
Interest receivable and similar income:		
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	186,035	259,304
Loans and advances to credits institutions and customers	5,954,225	6,917,085
Derivatives	10,189,276	10,799,057
Negative interest on interest bearing liabilities	130,677	57,660
Total	**16,460,213**	**18,033,106**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	-1,712	-4,828
Debts evidenced by certificates	-7,134,932	-8,548,961
Derivatives	-5,583,363	-6,038,607
Negative interest on interest bearing assets	-409,124	-244,014
Other	-146,087	-135,196
Total	**-13,275,218**	**-14,971,606**
Net interest income	**3,184,995**	**3,061,500**

N.2. Geographical analysis of Interest receivable and similar income (in EUR '000)

	2021	2020
EU countries		
Spain	759,172	860,839
Poland	485,490	529,331
Greece	449,134	474,384
France	448,293	477,584
Italy	424,701	473,357
Germany	296,208	318,365
Austria	255,563	261,079
Netherlands	159,011	173,982
Belgium	150,872	170,796
Portugal	145,230	215,698
Hungary	130,417	137,575
Sweden	124,908	110,274
Ireland	87,233	87,940
Romania	69,839	76,096
Slovakia	66,574	66,897
Finland	66,435	65,090
Croatia	48,123	52,333
Slovenia	39,729	43,224
Bulgaria	38,922	40,572
Czech Republic	31,005	42,979
Luxembourg	19,964	2,821
Lithuania	18,172	26,356
Denmark	18,151	22,149
Latvia	14,475	14,848
Cyprus	9,356	11,582
Malta	9,197	9,582
Estonia	4,169	4,633
Total EU countries	**4,370,343**	**4,770,366**
Outside the European Union	1,573,979	2,057,599
Total income analysed per country	**5,944,322**	**6,827,965**
Income not analysed per country[1]	10,515,891	11,205,141
Total interest receivable and similar income	**16,460,213**	**18,033,106**
[1] Income not analysed per country:		
· Revenue from Long-Term HQLA Portfolio and loan substitutes portfolio	144,153	165,276
· Revenue from Securities Liquidity portfolio	30,765	44,552
· Revenue from money-market securities	11,104	49,458
· Revenue from other securities	13	18
· Revenue from short-term investments and other operations	140,580	146,780
· Income from derivatives	10,189,276	10,799,057
	10,515,891	**11,205,141**

66 2021 FINANCIAL REPORT

Note O – Commissions receivable and Commissions payable (in EUR '000)

	2021	2020
Commissions receivable:		
Commissions on guarantees	135,013	111,497
Commissions on Investment Facility - Cotonou	55,682	61,215
Commission income on loans	35,014	12,020
Commissions on Jaspers	27,214	30,499
Commissions on EGF	23,534	64
Commissions on EFSI	17,624	14,306
Commissions on InnovFin	13,694	33,383
Commissions on Jessica	11,532	8,348
Commissions on Modernisation Fund	9,268	0
Commissions on Neighbourhood Investment Facility	1,939	4,395
Commissions on Connecting Europe Facility	1,926	7,927
Commissions on Yaoundé/Lomé Conventions	1,250	1,646
Commissions receivable from intra-group services	7,277	4,507
Commissions on other mandates	33,674	39,353
Total commissions receivable	**374,641**	**329,160**

	2021	2020
Commissions payable		
Risk remuneration for guarantees received	-410,647	-302,635
Commissions payable from intra-group services	-65,246	-56,123
Other commissions payable	-23,730	-25,014
Total commissions payable	**-499,623**	**-383,772**

Note P – Net result on financial operations (in EUR '000)

	2021	2020
Net result on shares and other variable-yield securities	29,885	-138,540
Net result on translation of balance sheet positions	252	-3,551
Net result on derivatives	44,214	-43,112
Net result on debt securities portfolios	-32,708	24,689
Total net result on financial operations	**41,643**	**-160,514**

Note Q – Net other operating income and expense (in EUR '000)

	2021	2020
Rental income	11,775	8,168
Reversal of previous year's unutilised accruals	4,276	3,309
Sale of EIF shares	0	2,288
Other	-5,797	2,144
Total net other operating income and expense	**10,254**	**15,909**

Note R – General administrative expenses (in EUR '000)

	2021	2020
Salaries and allowances(*)	-488,110	-452,484
Welfare contributions and other staff costs	-728,013	-441,406
Staff costs	**-1,216,123**	**-893,890**
Other administrative expenses	-250,692	-236,740
Total general administrative expenses	**-1,466,815**	**-1,130,630**

(*) Of which the amount for members of the Management Committee is EUR '000 3,441 at 31 December 2021 and EUR '000 3,113 at 31 December 2020.

The number of persons employed by the Bank was 3,816 at 31 December 2021 (3,542 at 31 December 2020).

EIB STATUTORY FINANCIAL STATEMENTS 67

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2021 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	1,483	1,483
Loans and advances to credit institutions and customers, excluding loan substitutes	491,285	519,818
Treasury bills and debt securities portfolios including loan substitutes	46,461	46,681
Shares, other variable-yield securities and participating interests	8,716	17,343
Total financial assets	**547,945**	**585,325**
Financial liabilities:		
Amounts owed to credit institutions and customers	25,497	25,396
Debts evidenced by certificates	440,115	478,602
Total financial liabilities	**465,612**	**503,998**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

At 31 December 2020 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	835	835
Loans and advances to credit institutions and customers, excluding loan substitutes	485,733	527,302
Treasury bills and debt securities portfolios including loan substitutes	43,374	43,926
Shares, other variable-yield securities and participating interests	8,398	12,258
Total financial assets	**538,340**	**584,321**
Financial liabilities:		
Amounts owed to credit institutions and customers	18,219	18,202
Debts evidenced by certificates	435,264	491,720
Total financial liabilities	**453,483**	**509,922**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Bank's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Bank's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Bank's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

In 2021, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions.

68 2021 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS Risk management organisation The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework, including the Best Banking Practice Guiding Principles, published by the Bank. The Group Risk and Compliance Directorate (‘GR&C’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defence principle, GR&C is independent from the Front Offices and provides second opinion on all proposals made having risk implications. The Group has established a Group Risk Function exercised by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. The GCRO participates in all meetings of the EIB Management Committee relating to matters within his/her terms of reference and relevant meetings of the other EIB governing bodies. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. The Bank’s risk appetite The risk appetite is the level of risk that the EIB is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the EIB’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Bank’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Bank to manage its risk appetite are formalised in the EIB Risk Appetite Framework (‘RAF’) approved by the BoD. The RAF covers the major financial risks (including credit, liquidity, market and treasury risks) and non-financial risks categories (including operational, information, communication and technology, conduct and compliance and reputational risks). It helps to embed a healthy organisational risk culture within the EIB through implementation and monitoring of measurable risk appetite metrics, which are subject to boundaries and (where applicable) cascaded further down within the Bank. The EIB’s RAF covers lending operations at its own risk and under risk-sharing agreements, its activities mandated to the EIF as well as its funding and treasury activities. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (IR) risk (gap and basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. 69

U.1. Credit risk

Credit risk concerns mainly the Bank's lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits, as well as the derivative and guarantee transactions. The credit risk associated with the use of derivatives is analysed in the 'Derivatives' section (Note V).

Credit risk is managed in line with the detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts.

Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances changes in the applicable Best Banking Principles and respond to new mandates that the Bank may receive from its shareholders.

The quality of the EIB's loan portfolio currently remains high. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements.

The aggregate amount outstanding (loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2021, EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 202.7% (2020: 203.0%) and under EU AD consolidated accounts stood at 206.6% (2020: 205.8%, max. 250% under Article 16.5 of the Statute).

U.1.1. Loans

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and structure of the transaction, including, where appropriate, the security provided.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2021 is analysed below, including undisbursed portions.

The table below shows (in EUR million) the signed loans for projects granted by EIB, excluding those outside the European Union which are granted under the External Lending Mandate (ELM) and Cotonou Agreement where the Bank is, as the last resort, secured by the European Union budget or of the Member States guarantees (loans in the ACP Countries and the OCT) (*):

(*) These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed (1)	Total 2021	Total 2020
States	0	0	0	0	61,631	**61,631**	**59,522**
Public institutions	32,417	23,129	367	397	88,813	**145,123**	**141,679**
Banks	37,308	22,368	14,757	14,520	27,710	**116,663**	**127,783**
Corporates	8,133	4,461	7,657	35,506	110,353	**166,110**	**161,848**
Total 2021(2)(3)(4)(5)	**77,858**	**49,958**	**22,781**	**50,423**	**288,507**	**489,527**	
Total 2020(2)(3)(4)(5)	**77,914**	**48,599**	**28,242**	**54,222**	**281,855**		**490,832**

(1) These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 2,687 million as of 31 December 2021 (2020: EUR 3,408 million).

(3) This amount does not include signed loan substitutes (2021: EUR 17,953 million; 2020: EUR 20,003 million).

(4) These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(5) The Bank has signed, in the context of EFSI SME window and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2020: EUR 3,300 million). The Bank recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding lines are expected to be drawn.

The Bank did not record value adjustments in 2020 and 2021 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

70 2021 FINANCIAL REPORT

The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from EU budget or Member States guarantees under the ELM and Cotonou Agreements), where the Bank has either full own risk or bears a residual risk due to credit enhancement (''risk portfolio''):

(in EUR million)	2021			2020		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	146	0	0	33
Belgium	0	0	186	0	0	61
Bulgaria	1,107	0	115	1,145	0	110
Croatia	633	210	2,702	662	210	3,158
Cyprus	900	359	1,348	890	222	1,465
Czech Republic	1,068	784	0	1,247	743	0
Denmark	0	0	271	0	0	240
Estonia	452	120	91	525	0	99
Finland	0	0	92	6	0	59
France	0	0	3,428	0	0	2,927
Germany	0	0	1,659	0	0	1,377
Greece	7,756	1,192	8,852	7,790	695	9,060
Hungary	6,011	1,143	1,099	5,990	985	1,118
Ireland	1,665	0	1,154	1,440	225	1,105
Italy	4,755	2,160	6,397	3,756	1,720	6,516
Latvia	337	400	12	341	400	21
Lithuania	2,110	0	54	2,170	0	51
Luxembourg	150	0	236	300	0	240
Malta	0	72	297	0	72	313
Netherlands	0	0	205	0	0	75
Poland	6,254	1,472	17,123	7,167	1,380	16,562
Portugal	1,163	600	3,903	1,196	400	4,484
Romania	1,847	2,052	0	1,853	1,647	0
Slovakia	2,399	541	88	2,299	641	50
Slovenia	530	400	1,366	549	400	1,662
Spain	4,215	0	22,558	5,110	0	22,278
Sweden	0	0	136	0	0	52
Non EU–Countries	1,813	4,961	4,340	1,637	3,709	4,798
Total	**45,165**	**16,466**	**77,858**	**46,073**	**13,449**	**77,914**

The table below shows (in EUR million) the signed loans for projects outside the European Union under the ELM and Cotonou Agreement benefiting from EU Budget or Member States guarantees:

Secured by:	31.12.2021	31.12.2020
Member States	3,945	4,195
European Union budget[1]	47,629	47,062
Total[2][3]	**51,574**	**51,257**

[1] Of which EUR 2,687 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2020: EUR 3,408 million).

[2] Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

[3] Financial guarantees granted by the Bank for a total amount of EUR 459.1 million (2020: EUR 423.8 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB STATUTORY FINANCIAL STATEMENTS 71

LOANS FOR PROJECTS UNDER THE EU BUDGET OR MEMBER STATE GUARANTEE (in EUR million)
(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2021	31.12.2020
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	8	21
Total 75% Member States global guarantee	**8**	**21**
75% Member States guarantee		
- Cotonou partnership agreement	198	314
- Cotonou partnership 2nd agreement	1,172	1,302
- Cotonou Protocol 3 – OR / ACP	2,473	2,478
- Cotonou Protocol 3 – OR / OCT	94	80
Total 75% Member States guarantee	**3,937**	**4,174**
Total Member States guarantee	**3,945**	**4,195**
100% European Union budget guarantee		
- Russia – 100 m – 2001-2005	16	18
- Russia – 500 m – 2004-2007	131	147
Total 100% European Union budget guarantee	**147**	**165**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	14	16
- Bosnia–Herzegovina – 100m 99/2001	11	19
- Euromed (EIB) – 2 310m – Decision 29.01.97	14	25
- North Macedonia – 150m – 1998/2000	9	12
- CEEC – 3 520m – Decision 29.01.97	75	120
Total 70% European Union budget guarantee	**123**	**192**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-1/2007	86	98
- South Africa – Decision 2/2007-12/2013	142	311
- ALA III – 2 480m –- 2/2000 – 7/2007	88	100
- ALA Decision – 2/2007-12/2013	1,484	1,536
- Euromed II – 6 520m – 2/2000-1/2007	928	1,246
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	2,542	2,836
- Turkey special action – 450m – 2001-2006	98	105
- Turkey TERRA – 600m – 11/1999-11/2002	244	264
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	1,877	1,983
- PEV MED 1/2/2007 – 31/12/2013	5,180	5,831
- Pre-Accession – 9 048m – 2007 – 2013	5,127	5,529
- Climate Change Mandate 2011 - 2013	1,056	1,163
- ELM Asia 2014-2020	1,276	1,238
- ELM Central Asia 2014-2020	352	304
- ELM East-Russia 2014-2020	7,258	6,876
- ELM Latin America 2014-2020	2,757	2,537
- ELM MED 2014-2020	9,650	8,139
- ELM Pre-Accession 2014-2020	4,151	3,682
- ELM RSA 2014-2020	272	440
- ELM ERI Private Mandate	1,394	1,211
- ELM ERI Public Mandate	1,397	1,276
Total 65% European Union budget guarantee	**47,359**	**46,705**
Total European Union budget guarantee	**47,629**	**47,062**
Total(1)	**51,574**	**51,257**

(1) Financial guarantees granted by the Bank for a total amount of EUR 459.1 million (2020: EUR 423.8 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in the table above.

72 **2021 FINANCIAL REPORT**

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 12,596 million (2020: EUR 17,943 million), with the following composition:

As at 31 December 2021	**Loan Financial Collateral (in EUR million)**						
	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	Cash	**Total**
Aaa	189	181	4	40	62	0	**476**
Aa1 to Aa3	1,042	14	10	694	149	0	**1,909**
A1	48	0	0	17	14	0	**79**
Below A1	8,212	0	39	94	598	0	**8,943**
Non-Rated	41	0	0	0	705	443	**1,189**
Total	**9,532**	**195**	**53**	**845**	**1,528**	**443**	**12,596**

As at 31 December 2020	**Loan Financial Collateral (in EUR million)**						
	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	Cash	**Total**
Aaa	327	79	0	68	87	0	**561**
Aa1 to Aa3	1,044	20	38	917	217	0	**2,236**
A1	17	0	0	31	57	0	**105**
Below A1	11,683	0	170	1,005	832	0	**13,690**
Non-Rated	41	0	0	0	722	588	**1,351**
Total	**13,112**	**99**	**208**	**2,021**	**1,915**	**588**	**17,943**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

Sector	**2021**	**2020**
Transports	129,253	129,299
Global Loans[1]	66,306	74,884
Energy	62,255	63,790
Health, education	36,296	35,787
Miscellaneous infrastructure	32,571	30,768
Industry	28,518	28,301
Water, sewerage	27,761	28,061
Services	16,980	18,332
Telecommunications	11,282	11,208
Agriculture, fisheries, forestry	4,238	4,212
Total[2]	**415,460**	**424,642**

(1) A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

(2) This amount does not include disbursed loan substitutes (2021: EUR 17,953 million; 2020: EUR 20,003 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are in line with best banking practices and are adopted for all loans managed by the EIB.

1a. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2021, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 116.3 million (2020: EUR 117.1 million).

The outstanding principal amount related to these arrears is EUR 531.3 million as of 31 December 2021 (2020: EUR 187.8 million). The contracts with these arrears on loans are covered by a loan loss allowance of EUR 74.5 million (2020: EUR 136.9 million).

1b. Arrears called for loans not secured by global/comprehensive guarantees of the European Union or the Member States:

During 2021, EUR 24.1 million have been called under the political risk guarantee of the European Union (2020: nil) and, during the course of the year, EUR 0.1 million of amounts previously invoked have been refunded (2020: nil).

EIB STATUTORY FINANCIAL STATEMENTS 73

2021 FINANCIAL REPORT Additionally, during 2021, calls of EUR 357.5 million have been executed under first demand private guarantees (2020: nil). 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2021, these arrears above 90 days amount to EUR 2.4 million (2020: EUR 4.0 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2021, EUR 68.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2020 were EUR 52.4 million and nil respectively. During 2021, EUR 0.4 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded (2020: nil). Loan renegotiation and forbearance The EIB considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the EIB decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor, to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated and the loans would have been intensively monitored before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E– is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be monitored regularly in line with the Bank’s procedures. The Bank is also providing a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Bank is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers which are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrower does not meet these requirements or the Bank identifies risks for the long-term sustainability of the borrower’s business model, it will consider any other appropriate measures and, if necessary, follow the Bank’s standard restructuring processes. Such supportive measures are not made available by the Bank as part of its response to the specific economic effects of the COVID-19 any longer since June 2021. Forbearance measures and practices undertaken by the Bank’s restructuring team during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. 74

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2021		31.12.2020	
	Performing	Non-Performing	Performing	Non-Performing
Number of contracts subject to forbearance practices	88	74	81	64
Carrying values (incl. interest and amounts in arrears)	4,693	2,511	4,641	2,489
of which being subject to value adjustments	0	1,243	0	1,634
Value adjustments recognised	0	407	0	473
Interest income in respect of forborne contracts	121	73	139	70
Exposures derecognised (following restructuring, write-off or sale of the operation)	0	34	0	28

		Forbearance measures						
(in EUR million)	**31.12.2020**	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination(1)	**31.12.2021**
Public	2,803	0	0	0	94	179	-147	2,929
Bank	79	0	0	0	126	110	-35	280
Corporate	4,248	46	55	23	473	48	-898	3,995
Total	**7,130**	**46**	**55**	**23**	**693**	**337**	**-1,080**	**7,204**

(1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2020 and by termination during the year.

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers.

The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant:

Moody's or equivalent rating	Securities portfolio %		Money market products %	
	31.12.2021	31.12.2020	**31.12.2021**	31.12.2020
Aaa	**12**	28	**82**	57
Aa1 to Aa3	**22**	31	**8**	17
A1 to A3	**39**	40	**9**	25
Below A3	**27**	1	**1**	1
Total	**100**	**100**	**100**	**100**

The total nominal amount of EIB Treasury assets with maturity above 1 year and a minimum rating of Aa3 stood at EUR 3,220.74 million at 31 December 2021 (2020: EUR 3,409.72 million).

EIB STATUTORY FINANCIAL STATEMENTS 75

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 13,894 million (2020: EUR 15,474 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 13,334 million (2020: EUR 13,173 million) the Bank received financial collaterals and for EUR 560 million (2020: EUR 2,301 million) commodities. Bilateral and tripartite repurchase agreements stood at EUR 5,717 million at 31 December 2021 (2020: EUR 4,315 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the financial collateral portfolio at 31 December 2021 is EUR 13,557 million (2020: EUR 13,498 million), with the following classification:

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2021	Bonds						Cash	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	998	655	712	1,480	4,192	0	0	**8,037**
Aa1 to Aa3	2,047	78	389	8	300	0	0	**2,822**
A1	583	0	65	0	130	0	0	**778**
Below A1	1,637	0	20	0	222	0	0	**1,879**
Non Rated	38	0	0	0	1	0	2	**41**
Total	**5,303**	**733**	**1,186**	**1,488**	**4,845**	**0**	**2**	**13,557**

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2020	Bonds						Cash	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	1,453	734	293	4,075	460	226	0	**7,241**
Aa1 to Aa3	2,393	133	123	94	830	0	0	**3,573**
A1	0	0	0	0	0	0	0	**0**
Below A1	1,260	0	66	0	1,356	0	0	**2,682**
Non Rated	0	0	0	0	0	0	2	**2**
Total	**5,106**	**867**	**482**	**4,169**	**2,646**	**226**	**2**	**13,498**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the Bank deposited securities with the Central Bank of Luxembourg with a market value of EUR 14.9 billion as at 31 December 2021 (2020: EUR 12.1 billion).

The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 5,711 million as at 31 December 2021 (2020: EUR 4,315 million).

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties

Credit risk arising from the Bank's guarantees and securitisations transactions funded by own resources is managed in line with the internal guidelines.

At year-end of 2021, the signed exposure guaranteed by EIB amounted to EUR 22.6 billion (2020: EUR 16.5 billion) out of which there is EUR 5.7 billion (2020: EUR 8.0 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 27.9 million (2020: EUR 10.7 million).

Part of the EIB guarantee type of operations derives from the risk sharing operations where the EIB guarantees on a loan-by-loan basis underlying loan type of exposures to be originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the EIB takes risk is subject to a detailed due diligence in order to make sure that the EIB can delegate credit management tasks to the financial intermediary in question. Whereas the remaining EIB guarantee type operations are typically done as synthetic transactions, whereby EIB usually covers the risk of an existing portfolio to a given financial intermediary.

The EIB has established a dedicated framework to limit concentration risk for this type of transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. Formally speaking there is limited counterparty risk on the financial intermediary as the credit risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the EIB has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, consent rights on material amendments of the underlying risk exposures or termination rights.

76 2021 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS U.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the volatility in the economic value of, or in the income derived from, the Bank’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Bank. Following regulatory guidance the Bank has articulated its appetite for interest rate risk in terms of the risk to both economic value and earnings. The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – goes hand in hand with the level of interest rate risk the Bank is prepared to take and the effectiveness of this strategy is measured against a comparative benchmark notional portfolio with the desired target duration. IBOR Reform: Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB has significant exposure to IBORs on its financial instruments that are in the scope of the reform as part of these market-wide initiatives. Internal preparations In February 2018, the Assets & Liabilities Committee (‘ALCO’) set up a dedicated sub-ALCO working group on IBORs, the IBOR Working Group to proactively follow and monitor the developments related to the transition to alternative interest rates. The objectives of the IBOR Working Group included closely monitoring the developments related to the interest rate benchmark reform covering, among others, the progress on contracts amendments, bilateral negotiations with clients, IT systems and applications updates, introduction of fall-back language in new contracts and regular monitoring of the exposure to IBORs per currency and asset class. The progress in the implementation of the established work-plan has been regularly monitored and discussed at the ALCO and periodically reported to Senior Management and Audit Committee. Risk considerations The main risks in the context of the IBOR reform are operational and financial. They are related to e.g. updating of IT systems including booking, settlement/ payment, valuation and risk systems; revision of operational controls related to the reform; operational challenges associated with the amendment of contracts (including bilateral negotiations for loan contracts) and introduction of fall-back provisions; potential basis risk among the different transaction types. The latter is mitigated with the introduction of robust and, to the extent possible and practicable, consistent fall-backs across financial products. Major developments in 2021 The year 2021 has been an important milestone in the LIBOR transition. In March 2021 the FCA announced the cessation of GBP, CHF and JPY LIBOR at end-2021, and the cessation of USD LIBOR at end-June 2023. Transition status per financial instruments class As part of its lending and funding activities, the Bank is mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”). The Bank adhered in 2021 to the ISDA IBOR Fallback Protocol, which provides an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol. As at 31 December 2021, through the application of the ISDA Fallback Protocol, the Bank has migrated in its systems more than 99% of its derivatives notional exposure referring to LIBORs in GBP, CHF, JPY and USD such that all cash flow fixings before and after the respective LIBOR cessation dates are correctly reflected. The remaining ones, mainly structured swaps, with very marginal impact, were migrated in early 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. Since 1 July 2020, the Bank has implemented and has been including updated fallback language in all new loan contracts. The Bank also set up a task force focused on reaching out to clients with contracts referencing to LIBORs in relevant currencies in order to raise awareness, introduce fall-back language wherever possible and actively migrate from IBORs. As at 31 December 2021, 100% of outstanding carrying amount in contracts originally indexed to CHF and JPY LIBORs and 87% of outstanding carrying amount in contracts originally indexed to GBP LIBOR are no longer linked to such IBOR rates. Moreover, 12% of the GBP LIBOR remaining exposures (carrying amount) will be signed with the clients in early 2022. It is also noted that the FCA has been empowered to extend the publication of so-called “synthetic” LIBOR, which might be used by the Bank, for a very limited time, on small part (less than 1% of GBP LIBOR total exposure). In addition, the Bank will continue the migration of the loans indexed to USD LIBOR. In parallel to the migration, the Bank has already and is continuing to adapt its lending products portfolio for new loan origination. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. 77

As at 31 December 2021, the Bank has no outstanding risk exposure linked to GBP, CHF and JPY LIBOR any longer. For the bonds indexed to USD LIBOR, 56% of the carrying amount will mature before end-June 2023. The remaining 44% will be assessed during the course of 2022 and appropriate exposure mitigation opportunities will be considered.

U.2.1. Interest rate risk on the Economic Value of the Own Funds

The Bank's Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Bank. Consequently, the Bank has defined in its Risk Appetite Framework metrics and limits in terms of volatility of earnings and economic value.

A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target within the range of currently 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Bank to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to constrain basis market risk below materiality thresholds.

In addition to its interest rate risk limits framework, the Bank performs regular stress testing based on EBA standardised shock scenarios[1], in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Bank. As of 31 December 2021, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.49 billion (2020: EUR 5.24 billion)[2].

Among the financial instruments in the Bank's portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes indexed to Libor/Euribor.

The table hereafter is a summary of the features of the Bank's callable portfolio as of 31 December 2021 and 31 December 2020, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2021 (in EUR million)	**EUR**	**USD**	**Total**
EUR Pay Notional	-2,659	-1,284	-3,943
Average maturity date	19.03.2047	06.09.2038	07.06.2044
Average expected maturity	02.01.2031	07.07.2027	13.11.2029

31.12.2020 (in EUR million)	**EUR**	**USD**	**Total**
EUR Pay Notional	-2,213	-1,606	-3,819
Average maturity date	26.01.2047	16.03.2037	03.12.2042
Average expected maturity	25.12.2028	28.07.2023	16.09.2026

By risk factor involved:

31.12.2021	**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**Total**
EUR Pay Notional	-323	-3,620	-3,943
Average maturity date	01.01.2036	09.03.2045	07.06.2044
Average expected maturity	13.02.2029	07.12.2029	13.11.2029

31.12.2020	**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**Total**
EUR Pay Notional	-452	-3,367	-3,819
Average maturity date	04.12.2033	17.02.2044	03.12.2042
Average expected maturity	21.12.2027	16.07.2026	16.09.2026

[1] EBA/GL/2018/02.
[2] The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (DBO) as calculated by an actuarial provider.

78 **2021 FINANCIAL REPORT**

EIB STATUTORY FINANCIAL STATEMENTS U.2.2. Interest rate risk management (Earnings perspective) The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits. With the positions in place as of 31 December 2021, the earnings would increase by EUR 94.9 million (2020: EUR 82.2 million) if interest rates were to increase by 100 basis points and decrease by EUR 89.2 million (2020: EUR 77.2 million) if interest rates were to decrease by 100 basis points. The Bank computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ‘’ongoing’’ assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the Bank’s current practice the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Bank’s business. The administrative costs are projected according to the forecasts of the Operational Plan. U.3. Liquidity and funding risk Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from the Bank’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed, the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Bank has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured by the Bank on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2021 the LCR stood at 564.9% (end 2020: 366.7%). In addition, the Bank also computes the net stable funding ratio (‘NSFR’) in line with EU CRR3 both in its functional currency (EUR) as well as in the other significant currencies. As of end 2021, the NSFR stood at 130.0%. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Bank continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 3 Entered into force in June 2021. 79

Liquidity risk (in EUR million)

Maturity at 31 December 2021	**3 months or less**	**More than 3 months to 1 year**	**More than 1 year to 5 years**	**More than 5 years**	**Maturity undefined**	**Total 2021**
Assets:						
Cash in hand, balances with central banks and post office banks	1,483	0	0	0	0	**1,483**
Treasury bills and other bills eligible for refinancing with central banks	7,169	15,543	9,758	3,208	0	**35,678**
Other loans and advances:						
- Current accounts	563	0	0	0	0	**563**
- Credit institutions	71,203	3,349	0	0	0	**74,552**
- Customers	677	0	0	0	0	**677**
	72,443	3,349	0	0	0	**75,792**
Loans:						
- Credit institutions	2,443	9,928	46,113	35,010	6	**93,500**
- Customers	5,083	19,702	107,548	189,266	394	**321,993**
	7,526	29,630	153,661	224,276	400	**415,493**
Debt securities including fixed-income securities	1,322	2,795	3,023	3,643	0	**10,783**
Shares, other variable-yield securities and participating interests	0	0	0	0	8,716	**8,716**
Shares in affiliated undertakings	0	0	0	0	1,549	**1,549**
Other assets	288	773	5,414	1,978	7,529	**15,982**
Total assets	**90,231**	**52,090**	**171,856**	**233,105**	**18,194**	**565,476**
Liabilities:						
Amounts owed to credit institutions	10,478	13,195	0	0	0	**23,673**
Amounts owed to customers	1,824	0	0	0	0	**1,824**
Debts evidenced by certificates	19,307	43,516	213,006	164,286	0	**440,115**
Capital, reserves and profit	0	0	0	0	76,069	**76,069**
Other liabilities	331	1,472	3,774	3,163	15,055	**23,795**
Total liabilities	**31,940**	**58,183**	**216,780**	**167,449**	**91,124**	**565,476**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2022 – 2024 would amount to EUR 2.48 billion.

Maturity at 31 December 2020	**3 months or less**	**More than 3 months to 1 year**	**More than 1 year to 5 years**	**More than 5 years**	**Maturity undefined**	**Total 2020**
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	7,146	6,624	11,637	5,773	0	**31,180**
Other loans and advances:						
- Current accounts	464	0	0	0	0	**464**
- Credit institutions	55,301	4,882	0	0	0	**60,183**
- Customers	583	318	0	0	0	**901**
	56,348	5,200	0	0	0	**61,548**
Loans:						
- Credit institutions	2,704	13,328	50,436	37,161	6	**103,635**
- Customers	4,872	18,750	105,413	191,428	89	**320,552**
	7,576	32,078	155,849	228,589	95	**424,187**
Debt securities including fixed-income securities	5,818	1,109	2,586	2,680	0	**12,193**
Shares, other variable-yield securities and participating interests	0	0	0	0	8,397	**8,397**
Shares in affiliated undertakings	0	0	0	0	813	**813**
Other assets	442	1,235	3,574	2,244	7,643	**15,138**
Total assets	**78,165**	**46,246**	**173,646**	**239,286**	**16,948**	**554,291**
Liabilities:						
Amounts owed to credit institutions	8,515	8,000	0	0	0	**16,515**
Amounts owed to customers	1,703	0	0	0	0	**1,703**
Debts evidenced by certificates	24,379	49,607	205,107	156,171	0	**435,264**
Capital, reserves and profit	0	0	0	0	73,503	**73,503**
Other liabilities	716	1,828	7,404	3,382	13,976	**27,306**
Total liabilities	**35,313**	**59,435**	**212,511**	**159,553**	**87,479**	**554,291**

80 **2021 FINANCIAL REPORT**

U.4. Foreign exchange rate risk

The foreign exchange ('FX') risk is the volatility in the economic value of, or in the income derived from, the Bank's positions due to adverse movements of foreign exchange rates. The Bank is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the Bank does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Bank are kept within tight limits.

Foreign exchange position (in EUR million)

Currency at 31 December 2021	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2021
Assets:						
Cash in hand, balances with central banks and post office banks	1,483	0	0	0	0	**1,483**
Treasury bills and other bills eligible for refinancing with central banks	27,999	1,388	6,291	0	7,679	**35,678**
Other loans and advances:						
- Current accounts	358	48	45	112	205	**563**
- Credit institutions	64,511	2,052	1,035	6,954	10,041	**74,552**
- Customers	600	0	0	77	77	**677**
	65,469	2,100	1,080	7,143	10,323	**75,792**
Loans:						
- Credit institutions	71,836	829	13,310	7,525	21,664	**93,500**
- Customers	261,909	30,971	8,225	20,888	60,084	**321,993**
	333,745	31,800	21,535	28,413	81,748	**415,493**
Debt securities including fixed-income securities	4,100	0	1,809	4,874	6,683	**10,783**
Shares, other variable-yield securities and participating interests	7,067	664	671	314	1,649	**8,716**
Shares in affiliated undertakings	1,549	0	0	0	0	**1,549**
Other assets	12,906	1,242	1,064	770	3,076	**15,982**
Total assets	**454,318**	**37,194**	**32,450**	**41,514**	**111,158**	**565,476**
Liabilities:						
Amounts owed to credit institutions	23,473	0	44	156	200	**23,673**
Amounts owed to customers	1,560	6	93	165	264	**1,824**
Debts evidenced by certificates:						
- Debt securities in issue	240,681	43,587	104,778	42,058	190,423	**431,104**
- Others	6,235	119	295	2,362	2,776	**9,011**
	246,916	43,706	105,073	44,420	193,199	**440,115**
Capital, reserves and profit	76,069	0	0	0	0	**76,069**
Other liabilities	19,940	1,666	1,270	919	3,855	**23,795**
Total liabilities	**367,958**	**45,378**	**106,480**	**45,660**	**197,518**	**565,476**
Off balance sheet currency swaps	**-86,378**	**8,190**	**74,023**	**4,165**	**86,378**	
Net position	**-18**	**6**	**-7**	**19**	**18**	

EIB STATUTORY FINANCIAL STATEMENTS 81

Foreign exchange position (in EUR million)

Currency at 31 December 2020	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	24,891	623	5,666	0	6,289	**31,180**
Other loans and advances:						
- Current accounts	276	41	31	116	188	**464**
- Credit institutions	50,035	3,672	884	5,592	10,148	**60,183**
- Customers	160	0	0	741	741	**901**
	50,471	3,713	915	6,449	11,077	**61,548**
Loans:						
- Credit institutions	82,732	1,640	11,699	7,564	20,903	**103,635**
- Customers	261,675	30,774	7,737	20,366	58,877	**320,552**
	344,407	32,414	19,436	27,930	79,780	**424,187**
Debt securities including fixed-income securities	3,124	465	1,410	7,194	9,069	**12,193**
Shares, other variable-yield securities and participating interests	6,647	808	649	293	1,750	**8,397**
Shares in affiliated undertakings	813	0	0	0	0	**813**
Other assets	12,041	1,179	1,084	834	3,097	**15,138**
Total assets	**443,229**	**39,202**	**29,160**	**42,700**	**111,062**	**554,291**
Liabilities:						
Amounts owed to credit institutions	16,509	0	6	0	6	**16,515**
Amounts owed to customers	1,430	8	81	184	273	**1,703**
Debts evidenced by certificates:						
- Debt securities in issue	239,351	42,653	102,508	41,111	186,272	**425,623**
- Others	6,118	62	472	2,989	3,523	**9,641**
	245,469	42,715	102,980	44,100	189,795	**435,264**
Capital, reserves and profit	73,503	0	0	0	0	**73,503**
Other liabilities	23,671	1,513	1,163	959	3,635	**27,306**
Total liabilities	**360,582**	**44,236**	**104,230**	**45,243**	**193,709**	**554,291**
Off balance sheet currency swaps	**-82,623**	**5,006**	**75,060**	**2,557**	**82,623**	
Net position	**24**	**-28**	**-10**	**14**	**-24**	

U.5. Operational Risk

As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes people and systems or from external events.

All EIB's activities may be affected by Operational Risk and therefore the Bank aims to systematically identify, assess, monitor and report Operational Risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk.

The Operational Risk function and the Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Bank. The EIB organises its Operational Risk Management activities in compliance with the applicable Best Banking Practice ("BBP").

The EIB employs an assessment methodology that takes into account all available information such as internal loss history and the business and control environment, notably through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures. Appropriate actions are taken when the risk levels are above their Critical Values. Specifically, Operational Risk function analyses the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

A review of the operational risk taxonomy and KRIs is planned for 2022 and the subsequent implementation of a new tool to automatise the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatised event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

In terms of reporting, the EIB Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk at the Bank and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President.

82 2021 FINANCIAL REPORT

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Bank's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature (see note V.1.).

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2021 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2021**
Notional amount (receivable)	34,954	137,297	45,792	29,640	**247,683**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-740	3,085	985	1,041	**4,371**

Currency swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount (receivable)	34,590	125,732	36,450	26,484	**223,256**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-691	-2,858	2,114	1,612	**177**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 3,133 million as at 31 December 2021 (2020: EUR -2,548 million).

EIB STATUTORY FINANCIAL STATEMENTS 83

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2021 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2021**
Notional amount	53,438	243,656	127,981	134,006	**559,081**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	301	4,748	3,036	229	**8,314**

Interest rate swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount	61,603	227,767	126,884	122,741	**538,995**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	917	8,021	5,954	89	**14,981**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -789 million as at 31 December 2021 (2020: EUR -1,237 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2021	2020	**2021**	2020	**2021**	2020
Number of transactions	**127**	131	**1**	1	**161**	164
Notional amount (in EUR million)	**4,568**	4,421	**500**	500	**11,583**	12,529
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**518**	801	**19**	30	**-2,979**	-2,479

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

84 **2021** FINANCIAL REPORT

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines.

- **Counterparty selection:**

The minimum rating at the outset is set in the risk guidelines at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 15,399 million as at 31 December 2021 (2020: EUR 17,498 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

	Swap collateral (in EUR million)			
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2021**
Aaa	1,042	962	0	**2,004**
Aa1 to Aa3	3,130	0	0	**3,130**
A1 to A3	6	0	0	**6**
Baa1 to Baa3	5,484	0	0	**5,484**
Below Baa3	0	0	0	**0**
Non-Rated	0	0	4,775	**4,775**
Total 2021	**9,662**	**962**	**4,775**	**15,399**

	Swap collateral (in EUR million)			
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2020**
Aaa	1,526	1,007	0	**2,533**
Aa1 to Aa3	4,439	0	0	**4,439**
A1 to A3	14	0	0	**14**
Baa1 to Baa3	6,310	0	0	**6,310**
Below Baa3	4	0	0	**4**
Non-Rated	0	0	4,198	**4,198**
Total 2020	**12,293**	**1,007**	**4,198**	**17,498**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank, for internal purposes, measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR).

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2021 the current unsecured exposure stood at EUR 927 million (EUR 1,389 million as of 31 December 2020).

In addition, the Bank computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market

EIB STATUTORY FINANCIAL STATEMENTS 85

parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2021 the Potential Future Exposure at origin stood at EUR 10,001 million (EUR 12,225 million as of 31 December 2020).

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Potential Future Exposure** (in EUR million)	
Moody's equivalent rating	**2021**	**2020**	**2021**	**2020**	**2021**	**2020**
Aaa	0.47%	0.49%	496	816	920	1,434
Aa1 to Aa3	19.31%	24.34%	236	373	2,273	2,480
A1 to A3	74.76%	66.87%	195	192	6,628	7,916
Below A3	5.46%	8.30%	0	8	180	395
Total	**100.00%**	**100.00%**	**927**	**1,389**	**10,001**	**12,225**

V.2. As part of liquidity management

Long-term futures are also used by the Bank to adjust the interest rate exposure of its SLP bond portfolios. The notional amount of long-term futures stood at EUR 8,274 million at 31 December 2021 (2020: nil), with a EUR 3 million fair value (2020: nil).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 25,124 million at 31 December 2021 against EUR 22,375 million at 31 December 2020. The fair value of these contracts was EUR 147 million at 31 December 2021 (2020: EUR -107 million).

The notional amount of short-term currency forwards was EUR 402 million at 31 December 2021 (2020: EUR 551 million). The fair value of these contracts was EUR -12 million at 31 December 2021 (2020: EUR 17 million).

86 2021 FINANCIAL REPORT

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2021 and 2020:

	31.12.2021	31.12.2020
Non-euro currencies of EU member states		
Bulgarian Lev (BGN)	1.9558	1.9558
Czech Koruna (CZK)	24.8580	26.2420
Danish Krone (DKK)	7.4364	7.4409
Croatian Kuna (HRK)	7.5156	7.5519
Hungarian Forint (HUF)	369.1900	363.8900
Polish Zloty (PLN)	4.5969	4.5597
Romanian Leu (RON)	4.9490	4.8683
Swedish Krona (SEK)	10.2503	10.0343
Non-EU currencies		
Australian Dollar (AUD)	1.5615	1.5896
Azerbaijani Manat (AZN)	1.9207	2.0758
Canadian Dollar (CAD)	1.4393	1.5633
Swiss Franc (CHF)	1.0331	1.0802
Chinese Renminbi (CNY)	7.1947	8.0225
Dominican Peso (DOP)	64.8310	71.2661
Egyptian Pound (EGP)	17.7663	19.2469
Ethiopian Birr (ETB)	55.8100	48.0400
Pound Sterling (GBP)	0.8403	0.8990
Georgian Lari (GEL)	3.4806	4.0070
Hong Kong Dollar (HKD)	8.8333	9.5142
Indian Rupees (INR)	84.2292	89.6605
Iceland Krona (ISK)	147.6000	156.1000
Japanese Yen (JPY)	130.3800	126.4900
Kenyan Shilling (KES)	128.2600	133.8000
Kazakhstani Tenge (KZT)	493.3100	516.7300
Moroccan Dirham (MAD)	10.5191	10.9017
Moldovan Leu (MDL)	20.0900	20.9200
Mexican Peso (MXN)	23.1438	24.4160
Norwegian Krone (NOK)	9.9888	10.4703
New Zealand Dollar (NZD)	1.6579	1.6984
Serbian Dinars (RSD)	117.5100	117.5300
Russian Ruble (RUB)	85.3004	91.4671
Tunisia Dinar (TND)	3.2611	3.2919
Turkish Lira (TRY)	15.2335	9.1131
Taiwan Dollar (TWD)	31.4420	34.4399
Ukraine Hryvnia (UAH)	30.9151	34.7156
United States Dollar (USD)	1.1326	1.2271
Central African CFA Franc (XAF)	655.9570	655.9570
West African CFA Franc (XOF)	655.9570	655.9570
South African Rand (ZAR)	18.0625	18.0219

EIB STATUTORY FINANCIAL STATEMENTS 87

Note X – Related party transactions

X.1. Shares in affiliated undertakings and participating interest (in EUR ‘000)

Related party transactions with the European Investment Fund (‘EIF’) are mainly associated with EIB’s shareholding in the EIF, the management by the Bank of the EIF treasury, the IT, the EIF pension fund and other services provided on behalf of the EIF. In addition, the EIF manages the private equity/venture capital and infrastructure fund activities of the Bank (including participating interests) and provides fronting and monitoring services for a part of the Bank`s guarantee and securitisation portfolio.

The amounts included in the Financial Statements concerning the related party transactions with the Bank are disclosed as follows:

	31.12.2021	31.12.2020
Assets:		
Shares in affiliated undertakings	1,549,444	813,089
Participating interests	318,380	334,410
Prepayments and accrued income	2,013	10,627
Other assets	25,646	6,429
Total assets	**1,895,483**	**1,164,555**
Liabilities:		
Amounts owed to customers	-3,385	-2,022
Other liabilities	-333,043	-293,579
Total liabilities	**-336,428**	**-295,601**
Profit and loss account:		
Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests	15,703	-7,809
Commissions receivable	7,279	4,508
Commissions payable	-65,246	-56,123
Net other operating income and expense	11,678	8,091
General administrative expenses	48	743
Total profit and loss account	**-30,538**	**-50,590**
Off balance sheet:		
EIF capital – uncalled	3,468,800	2,117,600
EIF treasury management	2,304,236	1,193,139
Put option granted to EIF minority shareholders	340,341	819,467
Participating interests - uncalled	497,631	549,016
Guarantees issued to EIF	17,452,179	11,798,069
Total off balance sheet	**24,063,187**	**16,477,291**

88 2021 FINANCIAL REPORT

X.2. Key Management Personnel (in EUR '000)

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee, the GCRO and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

	2021	2020
Short-term benefits[(1)]	10,772	9,404
Post-employment benefits[(2)]	919	962
Termination benefits	965	552
Total	**12,656**	**10,918**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2021 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

	31.12.2021	31.12.2020
Pension plans and health insurance (Note L)	74,834	61,952
Other liabilities (Note G)	18,737	16,508

Note Y – Post balance sheet events

Military aggression against Ukraine

The Bank has stopped its lending activities in the Russian Federation since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions.
The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities that, even indirectly, relate to the Russian Federation, have complied with all applicable sanctions, and will ensure compliance to any new ones, including sectoral sanctions affecting the Russian Federation.
While the ultimate impact is difficult to predict at this stage, the evolution of the current escalation from the military invasion of Ukraine by Russian Federation is being closely monitored for potential impacts on the EIB's portfolio, including the effect of possible further sanctions.
The EIB's disbursed exposure in Ukraine is predominantly covered by the EU External Lending Mandate guarantee and there is no disbursed exposure at the EIB's own risk to borrowers in the Russian Federation. The quality of the EIB's loan portfolio currently remains adequate.
In the general context of uncertainty in the global financial markets due to the military aggression against Ukraine, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources as a result of its prudent approach to liquidity management.

EIB STATUTORY FINANCIAL STATEMENTS 89

2021 FINANCIAL REPORT Note Z – Management of third party funds Z.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage ('CCS') of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for the Innovation Fund. Z.2. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.3. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive[1], aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (MS): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups, The EIB prepares separate financial statements for the Modernisation Fund. Z.4. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.6. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.7. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.8. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. 90

EIB STATUTORY FINANCIAL STATEMENTS Z.9. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.10. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU Covid-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately EUR 24.4 billion, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for the EGF. Z.11. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.12. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. Z.13. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.14. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.15. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.16. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. 91

2021 FINANCIAL REPORT Z.17. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.18. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.19. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, built on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing The EIB prepares financial statements for the specific grant agreements under IPA II. Z.20. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (‘SME’s) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.21. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.22. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.23. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. 92

EIB STATUTORY FINANCIAL STATEMENTS Z.24. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.25. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.26. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.27. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. Z.28. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. Upon entry into force of the Neighbourhood, Development and International Cooperation Instrument (“NDIC”), the Guarantee Fund became a compartment of the Common Provisioning Fund, which is managed by the European Commission. Management of the Fund by the EIB was terminated. Due to the transfer of the Guarantee Fund’s net assets to the European Commission, the EIB prepared last financial statements as at 31 July 2021. 93

Statement of Special Section[1]

as at 31 December 2021 and 31 December 2020 (in EUR '000)

ASSETS	31.12.2021	31.12.2020
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	5,828	8,333
Risk capital operations		
- amounts to be disbursed	21,523	21,747
- amounts disbursed	28,479	30,465
	50,002	**52,212**
Total[2]	**55,830**	**60,545**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Operations from risk capital resources		
- amounts disbursed	0	419
Total[3]	**0**	**419**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	76,542	121,821
Total[4]	**76,542**	**121,821**
Total	**132,372**	**182,785**

LIABILITIES	31.12.2021	31.12.2020
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	34,307	38,798
- Yaoundé Conventions	0	419
- Lomé Conventions	76,542	121,821
Total funds under trust management	**110,849**	**161,038**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,523	21,747
Total funds to be disbursed	**21,523**	**21,747**
Total	**132,372**	**182,785**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2021 EUR '000 211,266 (2020: EUR '000 232,416).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2021 EUR '000 29,660 (2020: EUR '000 35,417).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2021 (2020: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2021 (2020: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

94 2021 FINANCIAL REPORT

EIB STATUTORY FINANCIAL STATEMENTS Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,632 cancellations 178,863 repayments 550,132 -784,627 55,830 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,729 repayments 149,258 -152,987 0 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 742,432 repayments 2,371,822 exchange adjustments 55,851 -3,170,105 76,542 95

2021 FINANCIAL REPORT REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the financial statements Opinion We have audited the financial statements of EUROPEAN INVESTMENT BANK (“the Bank”), which comprise the balance sheet as at 31 December 2021, and the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying financial statements give a true and fair view of the financial position of the EUROPEAN INVESTMENT BANK as at 31 December 2021, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the financial statements” section of our report. We are also independent of the EUROPEAN INVESTMENT BANK in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of the audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR’S REPORT 96

EIB STATUTORY FINANCIAL STATEMENTS 1. Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2021, the Bank reports loans accounted for at cost of EUR 415,933 million (31 December 2020: EUR 424,834 million), representing 74% of total assets (31 December 2020: 77%) and recognized individually assessed value adjustments on loans amounting to EUR 439 million (31 December 2020: EUR 573 million). The Bank reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loans value adjustments are detailed in Note A.1.2 to the financial statements as well as the accounting policy for the value adjustment in Note A.2.6.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the financial statements as well as the accounting policy for the loans in Note A.2.6.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Bank’s individual assessment of each loan by specifically challenging the Bank’s assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Bank revised its estimates and assumptions for specific allowances established in prior years. The impact of the Covid-19 pandemic was followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Bank as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. 97

2021 FINANCIAL REPORT We assessed the disclosures in the financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the financial statements The Management is responsible for the preparation and fair presentation of the financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, the Management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Bank’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the financial statements The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. 98

EIB STATUTORY FINANCIAL STATEMENTS • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Bank to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017, signed between European Investment Bank and KPMG Luxembourg Société anonyme, we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 13 years. We confirm that the audit opinion is consistent with the communication to the audit committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Bank in conducting the audit. Luxembourg, 10 March 2022 KPMG Luxembourg, Société anonyme Cabinet de révision agréé S. Chambourdon Partner 99

2021 FINANCIAL REPORT The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S UNCONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the unconsolidated financial statements of the European Investment Bank for the year ended 31 December 2021 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the financial statements for the financial year ended 31 December 2021 adopted by the Board of Directors on 10 March 2022, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE 100

EIB STATUTORY FINANCIAL STATEMENTS A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES K. PLUTO J. SUTHERLAND B. DEVILLON-COHEN V. IUGA to the best of its knowledge and judgement: • confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring; • has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure; • confirms that the financial statements of the European Investment Bank, which comprise the balance sheet as at 31 December 2021, the profit and loss account and the cash flow statement for the year then ended, and notes to the financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the financial position of the European Investment Bank as of 31 December 2021, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2022 Audit Committee 101

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES as at 31 December 2021 102

2021 FINANCIAL REPORT Consolidated balance sheet as at 31 December 2021 (in EUR ’000) Assets 31.12.2021 31.12.2020 1. Cash in hand, balances with central banks and post office banks (Note B.1) 1,483,285 835,163 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 37,160,351 32,073,906 3. Loans and advances to credit institutions a) repayable on demand 797,488 613,764 b) other loans and advances (Note C) 74,749,439 60,275,644 c) loans (Note D.1) 93,562,111 103,720,205 d) value adjustments (Note D.2) -57,842 -80,237 169,051,196 164,529,376 4. Loans and advances to customers a) other loans and advances (Note C) 677,437 900,604 b) loans (Note D.1) 322,374,311 321,119,208 c) value adjustments (Note D.2) -381,166 -567,532 322,670,582 321,452,280 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 4,946,262 5,150,059 b) issued by other borrowers 7,025,006 7,658,631 11,971,268 12,808,690 6. Shares and other variable-yield securities (Note E.2) 9,223,497 8,745,640 7. Participating interests (Note E.2) 345,023 363,188 8. Intangible assets (Note F) 58,408 39,279 9. Tangible assets (Note F) 242,687 248,759 10. Other assets (Note G) 141,673 37,312 11. Subscribed capital and reserves, called but not paid (Note H.2) 1,118,948 1,438,648 12. Prepayments and accrued income (Note I) 14,565,820 13,544,357 Total assets 568,032,738 556,116,598 The accompanying notes form an integral part of these consolidated financial statements. 103

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Consolidated balance sheet (continued) as at 31 December 2021 (in EUR ’000) Liabilities 31.12.2021 31.12.2020 1. Amounts owed to credit institutions (Note J) a) repayable on demand 4,777,422 4,199,057 b) with agreed maturity or periods of notice 18,895,071 12,316,334 23,672,493 16,515,391 2. Amounts owed to customers (Note J) a) repayable on demand 1,645,154 1,680,511 b) with agreed maturity or periods of notice 175,542 20,951 1,820,696 1,701,462 3. Debts evidenced by certificates (Note K) a) debt securities in issue 431,104,111 425,622,598 b) others 9,010,748 9,641,151 440,114,859 435,263,749 4. Other liabilities (Note G) 4,265,084 4,449,751 5. Accruals and deferred income (Note I) 15,470,655 19,382,783 6. Provisions a) pension plans and health insurance scheme (Note L) 4,510,251 3,818,049 b) provision in respect of guarantee operations (Note D.4) 39,332 22,640 4,549,583 3,840,689 7. Subscribed capital (Note H) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 8. Reserves (Note H) a) reserve fund 24,879,561 24,328,415 b) additional reserves 12,776,663 11,888,087 c) special activities reserve 12,152,954 11,736,896 d) general loan reserve 2,021,337 2,135,891 51,830,515 50,089,289 9. Profit for the financial year 2,647,454 1,749,853 10. Equity attributable to minority interest (Note H) 1,470,684 932,916 Total liabilities 568,032,738 556,116,598 The accompanying notes form an integral part of these consolidated financial statements. 104

Consolidated off-balance sheet

as at 31 December 2021 (in EUR '000)

		31.12.2021		31.12.2020
Commitments:				
- Undisbursed loans (Note D.1)				
- credit institutions	31,936,008		32,365,353	
- customers	91,041,283		81,697,777	
		122,977,291		**114,063,130**
- Undisbursed shares and other variable-yield securities				
- Undisbursed private equity and venture capital operations (Note E.2)	4,948,960		4,779,487	
- Undisbursed investment and infrastructure funds (Note E.2)	3,203,307		3,273,437	
- EBRD capital uncalled	712,630		712,630	
		8,864,897		**8,765,554**
- Undisbursed participating interests				
- Undisbursed private equity and venture capital operations (Note E.2)	576,951		611,372	
		576,951		**611,372**
- Borrowings launched but not yet settled		**223,950**		**223,950**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties (Note U.2.3)		**30,901,227**		**21,982,164**
Assets held on behalf of third parties(*) (Note Z):				
- Innovation Fund	4,202,032		0	
- Investment Facility Cotonou	4,097,718		3,578,669	
- Modernisation fund	2,957,006		0	
- InnovFin	1,976,460		1,836,483	
- NER300	1,139,006		1,958,977	
- Fund of Funds (JESSICA II)	1,021,159		851,994	
- CEF	876,872		803,347	
- JESSICA (Holding Funds)	611,609		549,216	
- COSME LGF & EFG	606,867		610,789	
- Pan-European Guarantee Fund	595,260		0	
- EU-Africa Infrastructure Trust Fund	473,359		481,831	
- ESIF	458,942		444,895	
- JEREMIE	275,376		311,157	
- SME initiative Italy	263,392		165,539	
- European Fund for Strategic Investments ('EFSI EIF')	248,261		171,248	
- SME initiative Romania	236,188		240,293	
- REG	193,115		159,057	
- Partnership Platform for Funds	187,315		138,271	
- GF Greece	162,285		162,004	
- Special Section	132,372		182,785	
- GIF 2007	110,383		67,375	
- EaSI	103,276		116,387	
- InnovFin SME Guarantee	99,327		75,964	
- RSFF (incl. RSI)	91,629		105,733	
- SME initiative Bulgaria	87,104		93,965	
- InnovFin Equity	77,164		60,177	
- ENPI	72,537		77,135	
- MAP Equity	64,594		53,751	
- SME initiative Finland	62,275		67,943	
- SMEG 2007	56,658		64,996	
- Private Finance for Energy Efficiency Instrument	53,438		53,745	
- AECID	53,087		56,952	
- IPA II	52,626		36,137	
- Cultural Creative Sectors Guarantee Facility	52,087		43,435	
- DCFTA	50,740		52,269	
- WB EDIF	46,649		48,560	
- NPI	43,245		13,349	
- NIF Trust Fund	38,259		42,483	
- EFSI-EIAH	35,559		16,633	
- NIF Risk Capital Facility	35,454		28,563	
- MAP guarantee	30,652		30,445	
- GAGF	30,060		30,781	
- SME initiative Malta	26,629		20,779	
- FEMIP Trust Fund	21,864		27,577	

105 2021 FINANCIAL REPORT

Consolidated off-balance sheet (continued)

as at 31 December 2021 (in EUR ’000)

	31.12.2021		**31.12.2020**	
- Bundesministerium für Wirtschaft und Technologie	19,680		18,031	
- AGRI	17,297		17,400	
- EPTA Trust Fund	15,659		19,509	
- Natural Capital Financing Facility	10,274		10,731	
- TTA Turkey	9,113		5,938	
- BIF	3,907		4,623	
- German Corona Matching Facility (CMF)	3,630		62,423	
- Student Loan Guarantee Facility	3,570		4,550	
- GEEREF	3,457		3,548	
- PGFF	2,990		2,575	
- German Future Fund Growth Facility	2,849		0	
- SME initiative Spain	2,022		2,018	
- MDD	1,809		2,157	
- Alp GIP	1,409		1,521	
- LFA-EIF Facility	1,115		1,826	
- EU Trade and Competitiveness Program	968		1,056	
- GEEREF Technical Support Facility	775		727	
- Central Europe FoF	526		1,409	
- TTP	516		471	
- European Technology Facility	412		1,068	
- G43 Trust Fund	284		284	
- GGF	7		7	
- Guarantee Fund	0		2,855,047	
- EPPA	0		11	
		22,212,159		**16,948,619**
Other items:				
- Nominal value of interest-rate swaps (Note V.1.2)		**559,081,060**		**538,995,110**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**247,683,252**		**223,256,109**
- Nominal value of currency swap contracts payable		**245,975,779**		**226,957,983**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**25,123,575**		**22,374,714**
- Nominal value of short-term currency swap contracts payable		**24,956,095**		**22,471,884**
- Notional amount of futures contracts (Note V.2)		**8,274,106**		**0**
- Notional amount of currency forwards (Note V.2)		**402,384**		**551,359**
- Put option granted to EIF minority shareholders (Note E.2)		**340,341**		**819,467**
- Special deposits for servicing borrowings (Note S)		**582**		**810**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

The accompanying notes form an integral part of these consolidated financial statements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 106

2021 FINANCIAL REPORT Consolidated profit and loss account for the year ended 31 December 2021 (in EUR ‘000) 2021 2020 1. Interest receivable and similar income (Note N) 16,473,694 18,049,312 2. Interest payable and similar charges (Note N) -13,285,486 -14,980,625 3. Income from securities 838,815 275,473 4. Commissions receivable (Note O) 573,701 484,530 5. Commissions payable (Note O) -434,377 -327,649 6. Net result on financial operations (Note P) 51,958 -176,808 7. Net other operating income and expense (Note Q) -1,397 5,557 8. General administrative expenses (Note R) a) staff costs (Note L) -1,371,657 -1,013,949 b) other administrative expenses -288,287 -264,271 -1,659,944 -1,278,220 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -28,909 -29,240 b) intangible assets -21,035 -18,010 -49,944 -47,250 10. Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests 16,618 -8,350 11. Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities 178,967 -222,137 12. Profit for the financial year 2,702,605 1,773,833 13. Profit attributable to minority interest 55,151 23,980 14. Profit attributable to equity holders of the Bank 2,647,454 1,749,853 The accompanying notes form an integral part of these consolidated financial statements. 107

Consolidated cash flow statement

for the year ended 31 December 2021 (in EUR '000)

	2021	2020
A. Cash flows from operating activities:		
Profit for the financial year	**2,702,605**	**1,773,833**
Adjustments for:		
Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities	-178,967	222,137
Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests	-16,618	8,350
Value adjustments in respect of tangible and intangible assets, and write-off (Note F)	50,052	47,300
Value (re-)adjustments in respect of shares and other variable-yield securities (Note E.2)	-84,609	158,115
Net interest income (Note N)	-3,188,208	-3,068,687
Effect of exchange rate changes	79,838	10,530
Loss on operating activities	**-635,907**	**-848,422**
Disbursements of loans and advances to credit institutions and customers	-37,670,096	-51,605,321
Repayments of loans and advances to credit institutions and customers	50,381,755	48,874,685
Change in other loans and advances (Note C)	8,658,820	12,798,500
Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	-35,110	1,621
Change in treasury operational portfolios	-9,007,313	510,394
Change in amounts owed to credit institutions and customers (Note J)	7,276,336	9,134,010
Change in provisions on pension plans and health insurance scheme (Note L)	692,202	408,985
Change in provision in respect of guarantee operations (Note D.4)	16,692	2,825
Change in other assets and other liabilities (Note G)	-289,028	-58,063
Change in prepayments and accrued income and in accruals and deferred income	1,375,527	-2,176,485
Interest received	16,107,529	17,575,162
Interest paid	-12,257,300	-14,262,269
Net cash used from/(used in) operating activities	**24,614,107**	**20,355,622**
B. Cash flows from investing activities:		
Securities in Long Term HQLA Portfolio purchased during the year	-385,243	0
Securities from Long Term HQLA Portfolio matured or sold during the year	701,588	61,000
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-2,266,247	-3,109,456
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	4,335,592	3,307,500
Additions on shares and other variable-yield securities (Note E.2)	-2,627,018	-2,116,091
Reflows on shares and other variable-yield securities (Note E.2)	2,217,195	1,159,662
Additions on participating interests (Note E.2)	-93,908	-69,368
Reflows on participating interests (Note E.2)	128,668	34,803
Purchase of tangible and intangible assets (Note F)	-63,109	-62,285
Net cash used from/(used in) investing activities	**1,947,518**	**-794,235**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates (Note K)	100,348,462	150,299,236
Redemption of debts evidenced by certificates (Note K)	-107,709,303	-150,160,396
Member States' contribution	319,700	159,850
Purchase / Subscription of EIF shares	484,363	-13,267
Sale of EIF shares	0	7,510
Net cash used from/(used in) financing activities	**-6,556,778**	**292,933**
Summary statement of cash flows:		
Cash and cash equivalents at the beginning of financial year	**48,074,653**	**29,709,759**
Net cash from:		
Operating activities	24,614,107	20,355,622
Investing activities	1,947,518	-794,235
Financing activities	-6,556,778	292,933
Effect of exchange rate changes on cash held	1,041,968	-1,489,426
Cash and cash equivalents at the end of financial year	**69,121,468**	**48,074,653**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	1,338,806	725,794
Money market securities (Note B.2)	142,403	2,801,772
Loans and advances to credit institutions and customers:		
Repayable on demand	797,488	613,764
Other loans and advances (Note C)	66,842,771	43,933,323
	69,121,468	**48,074,653**

The accompanying notes form an integral part of these consolidated financial statements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 108

2021 FINANCIAL REPORT European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2021 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary are defined as the ‘Group’ or ‘EIB Group’. The subsidiary held by the Bank is disclosed in note E.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’) and on a going concern basis. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2022 and authorised their submission to the Board of Governors for approval by 22 April 2022. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as endorsed by the European Union. A.1.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Value adjustments on loans and advances and loan substitutes The Group reviews its loans and advances and loan substitutes at each reporting date to assess whether an allowance for value adjustments should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances and loan substitutes, the Group also makes a collective provisioning test on exposures that, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances and loan substitutes were originally granted (see Note A.2.7). Value adjustments on shares and other variable-yield securities and participating interests In order to determine the lower of cost or market value, the Bank reviews its indirect equity investments at each reporting date to assess whether a value adjustment should be recorded. In particular, the Bank determines the attributable EIB share of the NAV of its indirect equity investments either by (i) considering the latest available fund manager report based on applicable industry guidelines and standards, (ii) any NAV derived from any other equivalent guidelines or standard or (iii) internally based on information provided by the fund manager. Fair values for most of the underlying investments have been estimated in the absence of readily ascertainable market values. Due to the inherent uncertainty of valuations, and current market conditions, actual results in the future could differ from the fund managers’ estimates of values and such differences could be material to the financial statements. Moreover, any attributable NAV available only after the balance sheet date are only considered if management considers they materially affect the financial statements (see Note A.2.8). 109

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Provisions in respect of guarantee operations The Group initially recognises the financial guarantee contract at fair value, corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. The financial guarantee is subsequently measured as the deficit of the net present value of expected future premium over the higher of the corresponding loss allowance and the premium received on initial recognition less income recognised (see Note A.2.14). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty (see Note A.2.11). A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2021, the EIB’s pre-withdrawal exposure amounts to EUR 506,596 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, had no material impact on the consolidated financial statements of the EIB as of 31 December 2020 (except the aforementioned impact on the Bank's own funds) and as of 31 December 2021. A.2. Summary of significant accounting policies A.2.1. Foreign currency translation The Group uses the euro (‘EUR’) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group's monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account under “Net result on financial operations”. 110

2021 FINANCIAL REPORT A.2.2. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. EIB Group is required to consolidate entities under its control which it is exposed to, or has rights to, variable returns from its involvement and has the ability to affect those returns through its power over the entities. All significant subsidiaries are included in these consolidated financial statements, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. Minority interest Minority interest in EIB’s subsidiary represents the portion of profit or loss and net assets not owned directly or indirectly, by the Group and is presented separately in the consolidated balance sheet under “Equity attributable to minority interest” and respectively in the consolidated profit and loss account under “Profit attributable to minority interest”. The commitment provided in form of a put option in respect of the shares held by the EIF’s minority shareholders other than the European Commission, is recorded off-balance in the amount of the applicable exercise price. Transactions eliminated on consolidation After aggregation of the balance sheet and the profit and loss accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z. A.2.3. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks. All derivatives transactions are recorded at their nominal values as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging bond issues and treasury bonds from Long-Term HQLA Portfolio (‘LTHP’). The Group enters into currency and interest rate swaps, whereby the proceeds of a borrowing are initially converted into a different currency and at maturity the Group will obtain the amounts needed to service the borrowing in the original currency or in order to modify the interest rate positions of a borrowing or treasury bond. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses short-term derivative instruments, primarily FX swaps, as part of its treasury operations, as well as derivatives hedging the actively managed portfolio (Securities liquidity portfolio). A.2.3.1. Derivatives under Securities liquidity portfolio As part of the Securities liquidity portfolio (‘SLP’), derivatives are entered in and recorded at market value in the balance sheet as “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. The market value is recorded under Other assets when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. Futures contracts Interest rate and bond futures contracts (futures) are entered to hedge the exposure deriving from investments in government and other bonds. Futures are highly standardised derivative contracts, traded on regulated markets and are subject to daily margin requirements. The market value is recorded under “Other assets” when their market value is positive or “Other liabilities” when their market value is negative. Changes in the market value are included in “Net result on financial operations”. 111

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.2.3.2. Other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in “Accruals and deferred income” or “Prepayments and accrued income”. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest rate swaps Interest rate swap contracts are entered into in order to modify the interest rate positions. The hedging interest rate swaps are not revalued and their nominal is recorded off-balance sheet. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under “Interest receivable and similar income” or “Interest payable and similar charges”. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in “Interest receivable and similar income” or “Interest payable and similar charges”. Interest on derivative instruments is accrued pro rata temporis under “Prepayments and accrued income” or “Accruals and deferred income”. A.2.4. Financial assets and liabilities Financial assets and liabilities are accounted for using the settlement date basis. A.2.5. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. A.2.6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.2.6.1. Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’) The former long-term hedge portfolio (‘LTHP’) was reformed during 2021 into Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’). This reform, among others, implied changes to the size of portfolio, new eligible currency and scope of authorised investments. There has been no change in the business model for securities purchased under the new portfolio which are still kept with the intention to hold them to maturity. Under the new reform, investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. These securities are initially recorded at the purchase price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities, as “Interest receivable and similar income” or “Interest payable and similar charges”. A.2.6.2. Operational portfolios Treasury Monetary Portfolio (‘TMP’) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and are initially recorded at purchase price and subsequently presented in the Financial Statements at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income” or “Interest payable and similar charges”. Value adjustments are accounted for under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets, participating interests and shares in affiliated undertakings”, if these are other than temporary. Securities liquidity portfolio (‘SLP’) SLP comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. The portfolio is largely driven by an active management and follow the initial recognition at the acquisition cost and subsequently the securities of this portfolio are presented in the Financial Statements at market value. Changes in market value are recorded under “Net result on financial operations” in the profit and loss account. 112

2021 FINANCIAL REPORT The market value of SLP is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. Operational portfolio EIF The Operational portfolio EIF comprises listed debt securities with a maximum residual maturity of 10 Years. These securities are measured at amortised cost. A.2.6.3. Loan substitutes and ABS portfolio EIF The Loan substitutes and ABS portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and subsequently valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities as “Interest receivable and similar income”. Individual value adjustments are accounted for, if these are other than temporary. Collective value adjustments are recorded to capture contracts which are impaired but have not yet been identified as such respectively for losses incurred but not yet reported. Individual and collective value adjustments are recorded in the profit and loss account as “Value (re- )adjustments in respect of transferable securities held as financial fixed assets and participating interests” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. A.2.6.4. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.2.7. Loans and advances to credit institutions and customers A.2.7.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Specific value adjustments have been recorded for loans outstanding at the end of the period and presenting risks of non-recovery of all or part of their amounts. Collective value adjustments have been recorded to capture loans in the portfolio which are impaired but have not yet been identified as such or for losses which have been incurred but not yet reported. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as “Value (re-) adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Undisbursed parts of loans and advances are recorded in off balance sheet at their nominal value. A.2.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accrual basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in “Prepayments and accrued income” under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet. For non-performing loans, upon value adjustment, the accrual of interest income based on the original terms of the claim may be discontinued. A.2.7.3. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which in return provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered at their nominal amount on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest on reverse repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. 113

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.2.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.2.7.5. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Bank lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the statutory balance sheet under “Loans and advances to credit institutions or customers - other loans and advances”. Interest on deposits is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of deposit term. A.2.8. Shares, other variable-yield securities and participating interests The Group holds shares, other variable-yield securities and participating interests when it enters into private equity and venture capital operations, debt funds, infrastructure funds, investment funds or participations in form of direct equity. These investments are initially recorded at acquisition cost, reduced by any reflow resulting from repayments. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. In certain co-investments performed by the Group, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined by applying in order or priority, and subject to availability at the reporting date, either: • the Group’s share of NAV at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Group multiplied by the price per share or units latest available date reported by fund manager, or; • the Group’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Group’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Group, the attributable NAV may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. The undrawn but committed part of these investments is recorded as off balance sheet commitments at their nominal value. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Net result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Participating interest The shares acquired by the EIB Group for its own account typically represent investments in venture capital operations, debt funds, infrastructure funds and investment funds. According to industry practice, such investments are generally subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such funds. As a consequence, any membership by an investor in a governing body of such a fund does not, in principle, entitle said investor to influence the day-to-day operations of the fund. In addition, individual investors in venture capital operations, infrastructure funds or investment funds do not determine policies of a fund such as distribution policies on capital repayments or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders’ agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. Such above-mentioned criteria are assessed by the EIB through a comprehensive analysis involving judgement in order to determine whether it has significant influence or joint control over those entities they acquired shares in. In case there is significant influence or joint control over the entity, it is disclosed under “Participating interest”. Capital subscribed by the Group but uncalled from the investment in EBRD is recorded off balance sheet. A.2.9. Tangible assets Tangible assets include land, Group-occupied properties and other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. 114

2021 FINANCIAL REPORT Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.10. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.2.11. Pension plans and health insurance scheme A.2.11.1. Pension plan for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2021 based on membership data as at 30 September 2021 and cashflows to 31 December 2021. The main assumptions used by the actuary are set out in Note L. The Group changed its accounting policy from 1 January 2021 prospectively in respect of the recognition of cumulative actuarial deficits and surpluses. Accounting policy applicable until 31 December 2020: Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants (2020: average of 14.6 years) on a straight-line basis. Accounting policy applicable from 1 January 2021: Starting with accounting years as from 2021, cumulative current year actuarial gains or losses in excess of 10% of the commitments for retirement benefits are recognised over a period of 7 years on a straight-line basis. Once the provision has reached the amortisable portion of the actuarial value of the retirement and health insurance benefits, no further amortisation is recognised in the profit and loss account. Furthermore, in case the provision should exceed the actuarial value of the retirement and health insurance benefits, any excess will not be released to the profit and loss account in subsequent periods. A.2.11.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. The latest valuation was carried out as at 31 December 2021 based on membership data as at 30 September 2021 and cashflows to 31 December 2021. A.2.11.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.2.11.1. A.2.11.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in “Other liabilities”. 115

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES A.2.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as “Interest payable and similar charges”, or “Interest receivable and similar income”, if interest rate is negative. Accrued interest is included in “Accruals and deferred income” under liabilities. In the context of the Group’s participation in monetary operations with the ECB, the amount borrowed from the BCL is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. A.2.12.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.2.7.3. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their nominal amounts on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice”. Interest on repurchase agreements is recognised as “Interest receivable and similar income” or “Interest payable and similar charges” over the life of each agreement. A.2.12.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Group receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.2.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through “Accruals and deferred income” or “Prepayments and accrued income”. Interest expense on debt instruments is included in “Interest payable and similar charges” in the consolidated profit and loss account. A.2.14. Financial guarantees Financial guarantee contracts require the issuer to make specified payments to reimburse the holder for a loss it incurs, if a specified debtor fails to make payment when due under the original or modified terms of a debt instrument. Signed financial guarantees are generally accounted for and disclosed as off-balance sheet items. Net liabilities from financial guarantees are presented in the balance sheet under “Provision in respect of guarantee operations”. This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. Financial guarantees are initially recognised at fair value corresponding to the net present value (‘NPV’) of expected premium inflows or the initial expected loss. Subsequent to initial recognition, financial guarantees are measured as the deficit of the net present value of expected future premium inflows over the higher of: • the amount of the expected credit loss; and • the fair value initially recognised less any cumulative amount of income/amortisation recognised. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the expected payment obligations remain unrecognised. Any increase or decrease in the net liability relating to financial guarantees is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Any premium received is recognised in the profit and loss account in “Commissions receivable”. Any upfront fees received are recognised in ”Accruals and deferred income” in the balance sheet and amortised in the profit and loss account on a straight-line basis over the life of the financial guarantee. A.2.15. Provision for commitments This provision is intended to cover risks inherent in the Group’s commitment on loans, infrastructure and investment funds as well as private equity and venture capital operations signed but not yet disbursed. 116

2021 FINANCIAL REPORT A.2.16. Reserves A.2.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.2.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.2.16.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities, which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.2.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.2.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.2.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.2.19. Interest receivable and similar income “Interest receivable and similar income” includes mainly interest on loans and advances to credit institutions and customers, debt and money market instruments and derivatives. A.2.20. Interest payable and similar charges “Interest payable and similar charges” includes mainly interest on amounts owed to credit institutions and customers, interest expense on debt and money market instruments and derivatives. A.2.21. Income from securities “Income from securities” is mainly composed by reflows exceeding the capital. A.2.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.2.23. Changes in accounting policies Pension plans and health insurance scheme: The Group changed its accounting policy from 1 January 2021 in respect of the recognition of cumulative actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits. This change in accounting policy gave rise to a reduction in profit for the year of EUR 214.0 million as compared to the application of the previous accounting policy. See note A.2.11.1. The Group made the choice to change the accounting policy in order to further align the provision to the actuarial valuation of the pension plans and the healthcare scheme pursuant to the general prudence principle foreseen in the Directives. 117

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR ‘000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR ’000 1,483,285 at 31 December 2021 (2020: EUR ‘000 835,163).

The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 144,479 as at 31 December 2021 (2020: EUR ‘000 109,369).

B.2. Debt security portfolios (in EUR ’000)

The debt security portfolios are composed of the Long-Term HQLA Portfolio (‘LTHP’), the treasury monetary portfolio (‘TMP’), the securities liquidity portfolio (‘SLP’), the loan substitutes portfolio and of the ABS and Operational portfolios of the EIF.

The details of these portfolios as at 31 December 2021 and 2020 are as follows:

	31.12.2021	31.12.2020
Treasury bills and other bills eligible for refinancing with central banks	37,160,351	32,073,906
Debt securities including fixed-income securities	11,971,268	12,808,690
Total debt securities(*)	**49,131,619**	**44,882,596**

(*) of which EUR ‘000 6,550,937 are unlisted as at 31 December 2021 (2020: EUR ‘000 9,766,074).

At 31.12.2021	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,384,662	1,340,985	0	-97,342	1,243,643	1,418,398
TMP	22,484,695	22,434,606	0	-35,118	22,399,488	22,435,374
SLP	4,761,521	4,733,721	0	0	4,714,307	4,733,721
Operational portfolio - EIF	2,302,307	2,289,463	0	-48,327	2,241,136	2,282,898
ABS portfolio - EIF	409,395	381,153	0	0	381,153	380,709
Loan substitutes (Note D)	17,993,220	17,951,691	1,243	-6,339	17,946,595	18,033,089
Total debt securities(*)	**49,335,800**	**49,131,619**	**1,243**	**-187,126**	**48,926,322**	**49,284,189**

(*) of which cash and cash equivalents EUR '000 142,403
(**) Market value does not include accrued interest.

At 31.12.2020	Purchase price	Book value	Value Adjustments	Premiums/ discounts to be amortised	Value at final maturity	Market value(**)
LTHP	1,685,874	1,624,791	0	-64,803	1,559,988	1,743,413
TMP	17,611,913	17,580,727	0	-22,545	17,558,182	17,583,528
SLP	4,143,518	4,167,007	0	0	4,111,766	4,167,007
Operational portfolio - EIF	1,194,317	1,187,076	0	-17,619	1,169,457	1,203,251
ABS portfolio - EIF	413,594	321,642	0	0	321,642	322,417
Loan substitutes (Note D)	20,044,919	20,001,353	1,266	-9,990	19,992,629	20,368,520
Total debt securities(*)	**45,094,135**	**44,882,596**	**1,266**	**-114,957**	**44,713,664**	**45,388,136**

(*) of which cash and cash equivalents EUR '000 2,801,772
(**) Market value does not include accrued interest.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. An individual value adjustment for one transaction (2020: one transaction) has been recorded as at 31 December 2021 in the amount of EUR ‘000 1,243 (2020: EUR ‘000 1,224). The collective value adjustment recorded in 2020 to capture the effect of COVID-19 on the loan substitutes portfolio amounting to EUR ‘000 42 has been released as of 31 December 2021.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 118

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2021 and 2020 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios (including loan substitutes and EIF ABS portfolio) as at 31 December 2021 and 2020:

At 31.12.2021	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	60,407	56,707	55,500	56,657
Belgium	62,150	62,072	62,000	62,114
Bulgaria	41,191	40,768	37,515	40,285
Czech Republic	426,516	385,879	378,085	390,877
Denmark	17,615	17,616	17,658	17,616
France	1,284,757	1,271,840	1,268,288	1,273,797
Germany	992,034	980,836	960,664	1,030,645
Hungary	16,827	16,663	16,000	16,585
Ireland	704,819	705,945	706,339	706,040
Italy	7,484,756	7,459,403	7,439,999	7,465,218
Latvia	14,962	14,984	15,000	15,056
Lithuania	32,567	32,071	31,779	32,331
Luxembourg	30,218	30,217	30,000	30,293
Netherlands	366,403	355,095	348,000	367,345
Poland	610,834	609,454	605,758	527,211
Portugal	47,184	47,124	46,500	47,237
Romania	88,047	83,733	83,214	83,665
Slovakia	7,960	7,973	8,000	8,167
Slovenia	39,490	39,335	39,000	38,909
Spain	5,880,531	5,868,301	5,863,235	5,867,975
Sweden	96,478	95,644	95,487	95,635
	18,305,746	**18,181,660**	**18,108,021**	**18,173,658**
Non-EU sovereign and other bonds	**31,030,054**	**30,949,959**	**30,818,301**	**31,110,531**
Total	**49,335,800**	**49,131,619**	**48,926,322**	**49,284,189**

At 31.12.2020	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	288,335	286,399	282,408	286,602
Belgium	180,634	180,300	180,000	180,353
Czech Republic	614,184	571,803	560,111	615,434
Denmark	16,259	16,280	16,299	16,280
Estonia	10,026	10,010	10,000	10,010
Finland	41,510	41,066	40,000	41,066
France	537,815	523,359	516,192	528,678
Germany	2,345,313	2,337,531	2,307,758	2,401,193
Hungary	10,495	10,471	10,000	10,510
Ireland	567,651	568,013	567,861	568,279
Italy	101,745	96,613	95,150	126,003
Latvia	14,962	14,971	15,000	15,192
Lithuania	17,022	16,940	16,700	17,769
Luxembourg	90,837	92,471	95,000	92,471
Netherlands	783,954	765,999	754,000	779,276
Poland	184,587	184,071	180,671	185,498
Portugal	40,130	40,050	40,000	40,095
Romania	10,041	10,022	10,000	10,017
Slovakia	113,208	112,993	113,000	113,348
Slovenia	14,902	14,818	14,000	15,356
Spain	3,662,501	3,655,147	3,644,290	3,657,666
Sweden	62,017	62,377	61,120	62,377
	9,708,128	**9,611,704**	**9,529,560**	**9,773,473**
Non-EU sovereign and other bonds	**35,386,007**	**35,270,892**	**35,184,104**	**35,614,663**
Total	**45,094,135**	**44,882,596**	**44,713,664**	**45,388,136**

119 2021 FINANCIAL REPORT

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2021	31.12.2020
Term deposits(*)	60,466,600	44,562,150
On-demand deposits	388,680	239,935
Reverse repos	13,894,159	15,473,559
Other loans and advances to credit institutions	**74,749,439**	**60,275,644**
Other loans and advances to customers	**677,437**	**900,604**
Total other loans and advances	**75,426,876**	**61,176,248**
of which cash and cash equivalents	66,842,771	43,933,323

(*) It includes deposit with Central Bank of Luxembourg of EUR 56.7 billion in 2021 (2020: EUR 34.6 billion).

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2021	31.12.2020
Disbursed portion	93,556,104	321,907,465	415,463,569	424,646,943
Undisbursed loans	31,936,008	91,041,283	122,977,291	114,063,130
Aggregate loans granted	**125,492,112**	**412,948,748**	**538,440,860**	**538,710,073**
Loan instalments receivable	6,007	466,846	472,853	192,470
Loan substitutes portfolio			17,952,934	20,002,619
Aggregate loans including loan substitutes portfolio (Note D.3)			**556,866,647**	**558,905,162**

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2021	2020
At 1 January	647,769	479,759
Release during the year (1)	-229,532	-95,695
Use during the year(2)	-31,561	-27,833
Allowance during the year(1)	35,843	307,234
Foreign exchange adjustment	16,489	-15,696
At 31 December(3)	**439,008**	**647,769**

(1) Following the unfolding of the COVID-19 in 2020, the Group has performed a qualitative assessment of the pandemic's effect on its loan book. In this context, a vulnerability assessment has been performed at counterparty level, evaluating the sensitivity of relevant exposures to the COVID-19 crisis. Based on the outcome of this analysis, a collective provision, amounting to EUR '000 74,740 has been recognised based on the expected credit losses for the remaining lifetime of the respective loan.
During 2021, as a result of (1) the update of the yearly counterparty rating re-assessment allowing a more granular view of the COVID-19 effect on the loan book and (2) the reduction of the expected credit losses for the remaining lifetime of the respective loans, the Group considered that the collective provision was no longer deemed necessary. With a granular view of the COVID-19 impact on the full loan book, any need for individual value adjustments has been timely assessed and recorded accordingly.

(2) In 2021, the Group completed a restructuring of one loan operation that was partly provisioned. As a result of that restructuring, an amount of EUR '000 2,444 (2020: EUR '000 1,317 on one loan operation) was used against the existing provision. Additionally, the Group completed a sale transaction of two non-performing loan operations. As a result, the loss on the asset sale of EUR '000 22,367 (2020: EUR '000 25,336 on one loan operation) was used against the existing provision. Finally, the Group has written-off an exposure in two loan operations, leading to the use of the existing provision, amounting to EUR '000 6,750 (2020: EUR '000 1,180 on one loan operation).

(3) The value adjustments relate only to disbursed loans, including arrears. The Group has additionally recorded value adjustments in regards to accrued interest of a total amount of EUR '000 4,919 (2020: EUR '000 14,291), which is recorded under the caption of "Prepayments and accrued income".

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 120

D.3. Geographical breakdown of lending by country in which projects are located (in EUR ‘000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Spain	77,399,794	68,942,585	8,457,209	13.90%	15.13%
Italy	64,854,249	51,097,343	13,756,906	11.66%	11.73%
France	63,924,071	48,064,516	15,859,555	11.49%	10.85%
Germany	44,557,592	33,671,728	10,885,864	8.01%	8.12%
Poland	43,660,661	33,425,632	10,235,029	7.85%	7.54%
Greece	19,914,438	16,057,895	3,856,543	3.58%	3.52%
Netherlands	17,040,300	12,359,736	4,680,564	3.06%	2.91%
Belgium	15,540,904	11,534,467	4,006,437	2.79%	2.72%
Austria	15,005,998	13,914,103	1,091,895	2.70%	2.66%
Portugal	13,515,255	11,370,793	2,144,462	2.43%	2.50%
Sweden	12,187,860	8,626,838	3,561,022	2.19%	2.20%
Finland	10,893,129	9,374,998	1,518,131	1.96%	1.98%
Hungary	10,031,384	8,147,659	1,883,725	1.80%	1.73%
Ireland	7,569,481	6,086,841	1,482,640	1.36%	1.32%
Czech Republic	6,924,345	4,894,445	2,029,900	1.24%	1.25%
Romania	6,751,738	3,962,048	2,789,690	1.21%	1.18%
Slovakia	4,589,460	3,786,032	803,428	0.82%	0.85%
Croatia	3,952,382	2,882,897	1,069,485	0.71%	0.79%
Denmark	3,522,232	2,546,485	975,747	0.63%	0.57%
Slovenia	2,841,648	2,183,205	658,443	0.51%	0.56%
Cyprus	2,778,108	1,917,758	860,350	0.50%	0.50%
Lithuania	2,745,828	2,515,518	230,310	0.49%	0.49%
Bulgaria	2,210,812	1,935,715	275,097	0.40%	0.40%
Estonia	1,591,185	921,013	670,172	0.29%	0.27%
Latvia	1,222,553	639,645	582,908	0.22%	0.21%
Luxembourg	681,996	225,770	456,226	0.12%	0.15%
Malta	407,226	273,303	133,923	0.07%	0.08%
Sub-total	**456,314,629**	**361,358,968**	**94,955,661**	**81.99%**	**82.21%**

121 **2021** FINANCIAL REPORT

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Turkey	9,738,640	9,470,004	268,636		
Serbia	3,354,012	2,287,877	1,066,135		
Montenegro	703,172	510,843	192,329		
North Macedonia	470,064	322,446	147,618		
Albania	355,661	253,161	102,500		
Sub-total	**14,621,549**	**12,844,331**	**1,777,218**	**2.63%**	**2.85%**

D.3.2.2. African, Caribbean and Pacific ('ACP') states

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Senegal	555,397	216,691	338,706		
Guinea	422,271	84,166	338,105		
Madagascar	413,694	189,284	224,410		
Zambia	409,711	121,905	287,806		
Kenya	385,513	183,878	201,635		
Benin	368,683	65,404	303,279		
Regional - Africa	330,000	330,000	0		
Ghana	281,976	29,010	252,966		
Malawi	218,999	62,007	156,992		
Mozambique	178,480	78,480	100,000		
Nigeria	175,000	0	175,000		
Rwanda	167,000	0	167,000		
Cameroon	162,600	56,600	106,000		
Dominican Republic	159,709	47,048	112,661		
Lesotho	155,645	73,645	82,000		
Côte d'Ivoire	152,700	94,524	58,176		
Niger	152,370	26,370	126,000		
Tanzania, United republic of	134,561	75,148	59,413		
Uganda	110,859	110,859	0		
Burkina Faso	105,847	52,847	53,000		
Angola	100,000	789	99,211		
Mali	90,769	39,819	50,950		
Regional - West Africa	70,976	70,976	0		
Burundi	70,000	42,500	27,500		
Fiji	66,219	0	66,219		
Gambia	65,000	1,410	63,590		
Liberia	60,105	40,105	20,000		
Barbados	59,755	10,000	49,755		
Cape Verde	54,047	52,768	1,279		
Papua New Guinea	52,286	30,902	21,384		
Regional - ACP	50,000	0	50,000		
Mauritania	42,582	2,582	40,000		
Ethiopia	40,000	15,000	25,000		
Kingdom of Eswatini	37,929	28,674	9,255		
Seychelles	37,669	25,169	12,500		
Congo (Democratic Republic)	27,677	27,677	0		
Sao Tome and Principe	24,500	0	24,500		
Chad	15,000	0	15,000		
Togo	13,374	13,374	0		
Namibia	9,737	9,737	0		
Congo	7,211	7,211	0		
Regional - Caribbean	5,862	5,862	0		
Mauritius	4,948	4,948	0		
Dominica	1,970	1,970	0		
Belize	1,104	1,104	0		
Botswana	662	662	0		
Saint Vincent and Grenadines	129	129	0		
Sub-total	**6,050,526**	**2,331,234**	**3,719,292**	**1.09%**	**0.94%**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 122

D.3.2.3. Asia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
India	3,126,038	1,560,702	1,565,336		
China	2,466,495	1,090,705	1,375,790		
Bangladesh	635,000	143,401	491,599		
Uzbekistan	331,991	25,160	306,831		
Nepal	287,059	38,647	248,412		
Cambodia	232,732	68,702	164,030		
Viet Nam	206,876	156,376	50,500		
Lao People's Democratic Rep.	176,983	49,578	127,405		
Kazakhstan	166,245	9,324	156,921		
Sri Lanka	155,386	105,386	50,000		
Kyrgyzstan	112,000	50,000	62,000		
Tajikistan	107,397	59,034	48,363		
Maldives	84,842	48,719	36,123		
Mongolia	83,261	57,914	25,347		
Pakistan	50,000	0	50,000		
Sub-total	**8,222,305**	**3,463,648**	**4,758,657**	**1.48%**	**1.34%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Bosnia and Herzegovina	2,023,320	1,211,729	811,591		
Kosovo	202,800	17,000	185,800		
Sub-total	**2,226,120**	**1,228,729**	**997,391**	**0.40%**	**0.38%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Brazil	1,548,264	870,386	677,878		
Ecuador	767,759	430,472	337,287		
Argentina	446,839	113,621	333,218		
Panama	413,551	367,532	46,019		
Nicaragua	286,967	148,044	138,923		
Mexico	276,010	276,010	0		
Peru	208,370	120,078	88,292		
Colombia	181,882	0	181,882		
Regional - Latin America	167,756	10,595	157,161		
Paraguay	150,909	95,073	55,836		
Bolivia	112,680	86,398	26,282		
Regional - Central America	83,453	83,453	0		
Honduras	78,074	69,100	8,974		
Costa Rica	57,897	57,897	0		
El Salvador	35,317	0	35,317		
Sub-total	**4,815,728**	**2,728,659**	**2,087,069**	**0.87%**	**0.81%**

D.3.2.6. European Free Trade Association ('EFTA') Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Norway	1,215,090	969,290	245,800		
Iceland	555,340	555,340	0		
Switzerland	36,508	21,508	15,000		
Sub-total	**1,806,938**	**1,546,138**	**260,800**	**0.32%**	**0.29%**

123 **2021** FINANCIAL REPORT

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Egypt	7,218,622	4,604,067	2,614,555		
Morocco	5,310,908	3,305,095	2,005,813		
Tunisia	2,696,317	1,721,253	975,064		
Lebanon	1,351,965	464,965	887,000		
Jordan	1,164,035	565,154	598,881		
Israel	872,214	768,612	103,602		
Gaza-West Bank	422,625	118,722	303,903		
Algeria	295,950	295,950	0		
Regional - Mediterranean	103,000	100,000	3,000		
Syrian Arab Republic	81,471	81,471	0		
Sub-total	**19,517,107**	**12,025,289**	**7,491,818**	**3.51%**	**3.38%**

D.3.2.8. Overseas Countries and Territories ('OCT')

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
New Caledonia	50,214	14,444	35,770		
Sint Maarten	44,218	5,739	38,479		
French Polynesia	13,382	13,382	0		
Sub-total	**107,814**	**33,565**	**74,249**	**0.02%**	**0.02%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Ukraine	6,222,290	1,570,092	4,652,198		
Georgia	1,673,866	929,866	744,000		
Moldova, Republic of	725,594	428,477	297,117		
Belarus	533,333	173,333	360,000		
Armenia	313,914	237,832	76,082		
Russian Federation	49,458	49,458	0		
Azerbaijan	5,446	5,446	0		
Sub-total	**9,523,901**	**3,394,504**	**6,129,397**	**1.71%**	**1.66%**

D.3.2.10. United Kingdom

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
United Kingdom	32,599,501	31,917,762	681,739		
Sub-total	**32,599,501**	**31,917,762**	**681,739**	**5.87%**	**5.95%**

D.3.2.11. South Africa

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
South Africa	587,676	543,676	44,000		
Sub-total	**587,676**	**543,676**	**44,000**	**0.11%**	**0.17%**
Total loans for projects outside the European Union	**100,079,165**	**72,057,535**	**28,021,630**	**18.01%**	**17.79%**
Total loans 2021(1)	**556,393,794**	**433,416,503**	**122,977,291**	**100.00%**	
Total loans 2020(1)	**558,712,692**	**444,649,562**	**114,063,130**		**100.00%**

(1) Including loan substitutes (Notes B.2 and D.1), excluding loan instalments receivables (2021: EUR 473 million, 2020: EUR 192 million).

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognised corresponding to the loss for which the Group is expected to be liable towards the beneficiary. This provision amounts to EUR '000 39,332 as at 31 December 2021 (2020: EUR '000 22,640).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 124

2021 FINANCIAL REPORT Note E – Composition of the Group, Shares, other variable-yield securities and participating interests E.1 Composition of the Group The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business. As a result of the General Meeting’s approval of the EIF’s capital increase in February 2021, the EIF’s authorised capital has been increased during the year 2021 from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share having a nominal value of EUR 1,000,000. The issuance of the new shares occurred through a single subscription round with subscription possible in a single subscription period as further detailed below. Each newly authorised share which is subscribed is paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which were subscribed in the capital increase was fixed at EUR 435,970.88 based on the Replacement Share Purchase Undertaking (‘RSPU’) formula and determined on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF was entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million in February 2021. The Bank holds 59.40% (2020: 58.82%) of the subscribed capital of the EIF amounting to EUR 7.3 billion (2020: EUR 4.5 billion). During 2021, the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, the Bank’s holding has increased from 2,647 shares as of 1 January 2021 to 4,336 shares as of 31 December 2021. During the year 2021, the RSPU with respect to subscribed shares of the EIF held by the European Commission (‘EC’) was terminated while the RSPU with respect to the subscribed shares from the EIF’s minority shareholders other than the EC remains in place. Consequently, with respect to the 774 EIF shares subscribed by these minority shareholders, the EIB is offering to buy these shares at any time under the RSPU at a price per share of currently EUR 439,717.18. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised. The nominal value of EUR ‘000 340,341 (2020: EUR ‘000 819,467) of the put option granted to this minority shareholder group, shown off-balance sheet, has been calculated on the basis of the 2020 audited EIF statutory accounts prepared according to the International Financial Reporting Standards. 125

E.2 Shares, other variable-yield securities and participating interests (EUR '000):

	Participating interests	Shares and other variable-yield securities				
	Private Equity and Venture Capital Operations(1)	Private Equity and Venture Capital Operations(1)	EBRD shares(2)	Investment and Infrastructure funds(1)	Other equity investments	Total(3)
Cost:						
At 1 January 2021	399,715	6,576,320	157,500	2,568,911	244	**9,302,975**
Additions(4)	93,908	1,777,192	0	849,826	20	**2,627,038**
Reflows / Terminations(4)	-128,668	-1,816,851	0	-400,344	0	**-2,217,195**
At 31 December 2021	**364,955**	**6,536,661**	**157,500**	**3,018,393**	**264**	**9,712,818**
Value adjustments:						
At 1 January 2021	-36,527	-464,073	0	-93,262	0	**-557,335**
Additions	-3,838	-94,324	0	-24,996	0	**-119,320**
Releases	20,433	163,348	0	23,986	0	**187,334**
At 31 December 2021	**-19,932**	**-395,049**	**0**	**-94,272**	**0**	**-489,321**
Net book value:						
At 31 December 2021	**345,023**	**6,141,612**	**157,500**	**2,924,121**	**264**	**9,223,497**
At 31 December 2020	**363,188**	**6,112,247**	**157,500**	**2,475,649**	**244**	**8,745,640**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
In relation to Shares and other variable-yield securities:
- for private equity and venture capital operations EUR '000 4,948,960 (2020: EUR '000 4,779,487);
- for investment and infrastructure funds EUR '000 3,203,307 (2020: EUR '000 3,273,437);

In relation to participating interests:
- for private equity and venture capital operations EUR '000 576,951 (2020: EUR '000 611,372).

(2) The amount of EUR '000 157,500 (2020: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2021 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD').

(3) The total amount includes only shares and other variable-yield securities.

(4) The "Additions" and "Reflows/Terminations" amounts include foreign exchange movements.

As at 31 December 2021, the Bank holds 3.03% of the subscribed capital of the EBRD (2020: 3.03%). Based on the audited 2020 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 541 million.

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2020)*	3.03	17,891	290	69,772

* The data is based on the most recent audited financial statements of EBRD.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 126

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2021	20,145	406,099	70,917	497,161	56,639
Additions	0	4,550	18,287	22,837	40,272
Disposals	0	0	-17,793	-17,793	-17,291
At 31 December 2021	**20,145**	**410,649**	**71,411**	**502,205**	**79,620**
Accumulated depreciation/amortisation:					
At 1 January 2021	0	-206,342	-42,060	-248,402	-17,360
Depreciation/amortisation	0	-9,792	-19,117	-28,909	-21,035
Disposals	0	0	17,793	17,793	17,183
At 31 December 2021	**0**	**-216,134**	**-43,384**	**-259,518**	**-21,212**
Net book value:					
At 31 December 2021	**20,145**	**194,515**	**28,027**	**242,687**	**58,408**
At 31 December 2020	**20,145**	**199,757**	**28,857**	**248,759**	**39,279**

The Luxembourg buildings category includes costs relating to the construction of a new building for an amount of EUR '000 67,920 (2020: EUR '000 63,370), which is expected to be completed in 2025.

Note G – Other assets and Other liabilities (in EUR '000)

Other assets	**31.12.2021**	**31.12.2020**
Accounts receivable and sundry debtors	78,202	18,611
EGF management fee receivable	26,440	128
Fair value of derivatives	18,124	967
Guarantee call receivable	12,831	12,986
Advances on salaries and allowances	2,985	2,780
Other	3,091	1,840
Total	**141,673**	**37,312**

Other liabilities	**31.12.2021**	**31.12.2020**
Capital repayable to the UK(*)	2,895,904	3,195,904
Optional Supplementary Provident Scheme (Note L)	792,891	721,903
First Loss Piece Contribution	202,171	204,070
Personnel costs payable	104,190	100,020
Accounts payable and sundry creditors	95,935	75,598
Deferred income	44,856	33,981
Transitory account on loans	35,601	43,289
Payable on HIPC initiative(**)	13,596	13,596
Fair value of derivatives	10,606	36,686
Western Balkans infrastructure fund	393	393
Other	68,941	24,311
Total	**4,265,084**	**4,449,751**

(*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5 billion of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020 and 15 October 2021 were settled in full.

(**) Heavily Indebted Poor Countries ('HIPC') initiative.

127 2021 FINANCIAL REPORT

Note H – Subscribed capital, Group own funds and appropriation of prior year's profit (in EUR '000)

H.1. Consolidated own funds and appropriation of prior year's profit

Statement of movements in consolidated own funds	2021	2020
Share capital:		
- Subscribed capital[(2) (3)]	248,795,607	248,795,607
- Uncalled capital[(2) (3)]	-226,604,892	-226,604,892
- Called capital	**22,190,715**	**22,190,715**
- Subscribed capital called but not paid[(3)]	-344,106	-442,423
- Called capital and Subscribed capital called but not paid	**21,846,609**	**21,748,292**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	24,328,415
- Appropriation of prior year's profit[(1)]	551,146	0
- Balance at end of the year	**24,879,561**	**24,328,415**
Additional reserves:		
- Balance at beginning of the year	11,888,087	12,792,307
- Transfer to Called capital: Symmetrical Capital Replacement[(2)]	0	-3,495,904
- Reserves called but not paid: contribution of Poland and Romania[(3)]	0	1,106,917
- Appropriation of prior year's profit[(1) (4)]	897,203	1,493,901
- Changes in ownership interests [(5)]	-8,627	-9,134
- Balance at end of the year	**12,776,663**	**11,888,087**
- Reserves called but not paid[(3)]	-774,842	-996,225
- Additional reserves and Reserves called but not paid	**12,001,821**	**10,891,862**
Special activities reserve:		
- Balance at beginning of the year	11,736,896	10,777,675
- Appropriation of prior year's profit[(1)]	416,058	959,221
- Balance at end of the year	**12,152,954**	**11,736,896**
General loan reserve:		
- Balance at beginning of the year	2,135,891	2,170,177
- Appropriation of prior year's profit[(1)]	-114,554	-34,286
- Balance at end of the year	**2,021,337**	**2,135,891**
Profit for the financial year attributable to equity holders of the Bank	**2,647,454**	**1,749,853**
Total consolidated own funds attributable to equity holders of the Bank	**75,549,736**	**72,591,209**

Equity attributable to minority interest	2021	2020
- Balance at 1 January	**932,916**	**910,980**
- Movement on reserves	482,617	-2,044
- Appropriation of the result of the financial year	55,151	23,980
Total equity attributable to minority interest at 31 December	**1,470,684**	**932,916**

(1) On 23 April 2021, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2020, which amounted to EUR '000 1,712,323 to the reserve fund, the additional reserves, the special activities reserve and the general loan reserve. The fact that amounts are being released from / added to the general loan reserve or the special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union ("EU") pursuant to Article 50 of the Treaty on European Union ("TEU"). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the "Withdrawal Agreement"), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank ("EIB") and its share of the EIB's subscribed capital.

Effective 1 February 2020, the share of the United Kingdom in respect of the EIB's subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB's subscribed capital.

(3) Please refer to Note H.2.

(4) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 37,530 was allocated to the "*Additional reserves attributable to the equity holders of the Bank*".

(5) This balance related to purchases / subscriptions and sales of EIF shares.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 128

2021 FINANCIAL REPORT H.2. Subscribed capital and reserves, called but not paid The amount of EUR ‘000 1,118,948 shown in the balance sheet under the caption “Subscribed capital and reserves, called but not paid” contains receivable from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due including 31 December 2021 were settled in full. 31.12.2021 31.12.2020 Subscribed capital called but not paid (Poland and Romania) 344,106 442,423 Reserves called but not paid (Poland and Romania) 774,842 996,225 Total 1,118,948 1,438,648 Note I – Prepayments and accrued income and Accruals and deferred income (in EUR ‘000) Prepayments and accrued income: 31.12.2021 31.12.2020 Impact from foreign exchange changes on currency swap contracts 7,305,157 5,940,603 Interest and commission receivable 6,636,136 6,930,359 Deferred borrowing charges 370,279 361,691 Mandates' commission receivable 223,529 270,828 Redemption premiums on swaps receivable(*) 28,774 38,380 Other 1,945 2,496 Total 14,565,820 13,544,357 Accruals and deferred income: 31.12.2021 31.12.2020 Interest and commission payable 7,392,104 7,477,145 Impact from foreign exchange changes on currency swap contracts 5,472,236 9,761,152 Deferred borrowing proceeds 1,606,502 1,170,651 Redemption premiums on swaps payable(*) 370,728 372,209 Deferred income on loans and guarantees 292,267 283,893 Prepaid management fees 241,673 223,723 Interest subsidies received in advance 92,233 89,027 Other 2,912 4,983 Total 15,470,655 19,382,783 (*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features. 129

Note J – Amounts owed to credit institutions and customers (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2021	31.12.2020
Repayable on demand	**4,777,422**	**4,199,057**
- Overnight deposits	4,777,422	4,199,057
With agreed maturity or periods of notice	**18,895,071**	**12,316,334**
- Short-term deposits	178,248	1,560
- Repo with credit institutions	5,716,823	4,314,774
- Borrowings from central banks (1)	13,000,000	8,000,000
Total	**23,672,493**	**16,515,391**

(1) This amount represents the Bank's participation in monetary operations with the ECB.

J.2. Amounts owed to customers

	31.12.2021	31.12.2020
Repayable on demand	**1,645,154**	**1,680,511**
- Overnight deposits	163	2,962
- European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	412,934	398,386
- Deposit accounts	1,232,057	1,279,163
With agreed maturity or periods of notice	**175,542**	**20,951**
- Short-term deposits	175,542	20,951
Total	**1,820,696**	**1,701,462**

Note K – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details of debts outstanding at 31 December 2021 and 31 December 2020 per currency, together with the average rates and due dates (earliest/latest).

Payable in	Outstanding at 31.12.2021	Average rate 2021(*)	Due dates	Outstanding at 31.12.2020	Average rate 2020(*)
EUR	246,913,410	1.30	2022/2061	245,471,198	1.52
USD	105,073,224	1.48	2022/2058	102,980,060	1.79
GBP	43,705,819	2.15	2022/2054	42,714,537	2.41
AUD	9,703,908	2.59	2022/2042	8,097,915	3.33
SEK	6,234,940	1.41	2022/2040	6,625,774	1.51
PLN	6,169,375	2.23	2022/2029	6,417,089	2.15
NOK	5,541,206	1.77	2022/2037	5,092,022	1.80
CAD	4,765,848	2.10	2022/2045	4,251,495	2.24
CHF	4,179,005	1.90	2022/2036	4,089,335	2.01
ZAR	2,331,323	7.75	2022/2035	2,529,078	8.02
JPY	1,520,384	1.46	2022/2053	2,191,824	1.12
MXN	1,174,850	6.35	2022/2028	1,359,375	6.09
DKK	783,195	0.70	2024/2031	782,722	0.71
TRY	677,022	10.41	2022/2027	1,407,381	10.14
CNY	472,292	2.56	2022/2024	298,909	2.50
CZK	339,828	2.52	2022/2034	338,599	1.94
NZD	271,428	2.57	2023/2028	264,955	2.12
RUB	140,679	4.75	2022/2026	54,665	5.85
HKD	79,246	0.41	2022/2025	131,380	1.56
RON	20,812	2.23	2026/2026	0	0
HUF	17,065	3.25	2024/2024	165,436	0.82
Total	**440,114,859**			**435,263,749**	

(*) Weighted average interest rates at the balance sheet date.

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2021, EUR 500 million in 2020). All borrowings are fully hedged through structured swap operations.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 130

The table below provides the movements in 2021 and 2020 for debts evidenced by certificates:

(In EUR million)	2021	2020
Balance at 1 January	435,264	449,322
Issuances during the year	100,348	150,299
Contractual redemptions	-106,974	-148,992
Early redemptions and buy-backs	-735	-1,168
Exchange adjustments	12,212	-14,197
Balance at 31 December	**440,115**	**435,264**

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2021	2020
Staff pension plan:		
Provision at 1 January	**3,315,119**	**2,967,608**
Payments made during the year	-85,433	-84,729
Recognition of actuarial losses	479,391	217,942
Annual contributions and interest	210,000	214,298
Sub-total staff pension plan	**3,919,077**	**3,315,119**
Management Committee pension plan:		
Management Committee pension plan	38,932	35,510
Recognition of actuarial losses	4,110	3,009
Annual contributions	3,164	2,541
Sub-total Management Committee pension plan	**46,206**	**41,060**
Health insurance scheme:		
Provision at 1 January	**461,870**	**403,891**
Payments made during the year	-27,680	-18,580
Recognition of actuarial losses	60,142	27,238
Annual contributions and interest	50,636	49,321
Sub-total health insurance scheme	**544,968**	**461,870**
Total provisions at 31 December	**4,510,251**	**3,818,049**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 793 million (2020: EUR 722 million) is classified under *"Other liabilities"* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 31 December 2021 by an independent actuary using the projected unit credit method based on membership data as at 30 September and cashflows to 31 December. The actuarial valuation was updated as at 31 December 2021, using the prevailing market rates of 31 December 2021 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 1.35% (2020: 0.75%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 25.5 year duration (2020: 26.3 year duration);
- the Group expects the remuneration of post-employment reserves to be set at a rate of 1.5% (2020: 1.5%) above the discount rate of 1.35%;
- progressive retirement assumed between the age of 55 and 65 and depending on NRA (normal age of retirement) (2020: retirement ages assumed were lower, and not depending on NRA);
- a combined average impact of the increase in the cost of living and career progression of 3.5% (2020: 3.5%);
- expected annual resignation rates ranging from 27% to 1% (2020: from 26% to 0%), decreasing with age;
- a rate of adjustment of pensions of 1.75% per annum (same as 2020);
- use of the ICSLT longevity table 2018 projected to 2021 (2020: ICSLT longevity table 2018 projected to 2020);
- a medical cost inflation rate of 3.75% per annum (2020: 3.75%).

The provisions for these schemes are adjusted when needed according to the actuarial valuation, as per the tables above.

In 2020, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 5,751,446. EUR '000 4,794,497 was reported in excess of the 10% corridor, and would have been recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2021.

Based on the accounting policy in place until 31 December 2020, the net loss that would have been recognised in 2021, would be EUR '000 329,652.

Following the change in accounting policy as of 1 January 2021 applied prospectively (Notes A.2.11.1 and A.2.23), the actuarial valuation of the pension plans and the healthcare scheme as of 31 December 2021 displayed an unrecognised loss of EUR '000 4,113,082 out of which EUR '000 3,250,748 was reported in excess of the 10% corridor and the total amortization recorded in the consolidated profit and loss account 2021 amounted to EUR '000 543,644. Out of the additional amount recorded as a result of this accounting policy change (Note A.2.23) EUR '000 355,276 are resulting from the change in amortisation period and an amount of EUR '000 -141,284 from the use of the current year actuarial gains and losses rather than the prior year ones.

131 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Note M – Profit for the financial year The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2021, amounting to EUR ‘000 2,565,998 will be submitted to the Board of Governors for approval by 22 April 2022. Please refer to the Overview to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation. Note N – Interest receivable and similar income and Interest payable and similar charges N.1. Net interest income (in EUR ‘000) 2021 2020 Interest receivable and similar income: Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities 194,911 270,367 Loans and advances to credits institutions and customers 5,954,381 6,917,317 Derivatives 10,189,276 10,799,057 Negative interest on interest bearing liabilities 130,677 57,650 Other 4,449 4,921 Total 16,473,694 18,049,312 Interest payable and similar charges: Amounts owed to credit institutions and customers -1,943 -4,828 Debts evidenced by certificates -7,134,932 -8,548,961 Derivatives -5,583,363 -6,038,607 Negative interest on interest bearing assets -411,488 -245,197 Other -153,760 -143,032 Total -13,285,486 -14,980,625 Net interest income 3,188,208 3,068,687 132

N.2. Geographical analysis of Interest receivable and similar income (in EUR '000)

	2021	2020
EU countries		
Spain	759,172	860,839
Poland	485,490	529,331
Greece	449,134	474,384
France	448,293	477,584
Italy	424,709	473,371
Germany	296,209	318,367
Austria	255,564	261,081
Netherlands	159,011	173,982
Belgium	150,872	170,796
Portugal	145,230	215,698
Hungary	130,417	137,575
Sweden	124,909	110,276
Ireland	87,233	87,940
Romania	69,850	76,111
Slovakia	66,574	66,897
Finland	66,435	65,090
Croatia	48,123	52,333
Slovenia	39,729	43,224
Bulgaria	38,922	40,572
Czech Republic	31,005	42,979
Luxembourg	19,964	2,821
Lithuania	18,174	26,359
Denmark	18,151	22,149
Latvia	14,475	14,848
Cyprus	9,356	11,582
Malta	9,199	9,585
Estonia	4,173	4,639
Total EU countries	**4,370,373**	**4,770,413**
Outside the European Union	1,573,979	2,057,599
Total income analysed per country	**5,944,352**	**6,828,012**
Income not analysed per country(1)	10,529,342	11,221,300
Total interest receivable and similar income	**16,473,694**	**18,049,312**
(1) Income not analysed per country:		
· Revenue from Long-Term HQLA Portfolio, loan substitutes and ABS portfolio EIF	147,472	168,801
· Revenue from Securities Liquidity portfolio and Operational portfolio EIF	36,322	52,090
· Revenue from money-market securities	11,104	49,458
· Revenue from other securities	13	18
· Revenue from short-term investments and other operations	140,706	146,955
· Income from derivatives	10,189,276	10,799,057
· Other	4,449	4,921
	10,529,342	**11,221,300**

133 2021 FINANCIAL REPORT

Note O – Commissions receivable and Commissions payable (in EUR '000)

	2021	2020
Commissions receivable:		
Commissions on guarantees	210,162	173,812
Commissions on Investment Facility - Cotonou	55,682	61,215
Commissions on EGF	46,596	128
Commissions on EFSI	45,052	42,649
Commission income on loans	35,014	12,020
Commissions on Jaspers	27,214	30,499
Commissions on InnovFin	18,157	38,626
Commissions on Jeremie/ESIF	12,778	13,559
Commissions on Jessica	11,532	8,348
Commissions on Modernisation Fund	9,268	0
Commissions on Neighbourhood Investment Facility	1,939	4,395
Commissions on Connecting Europe Facility	1,926	7,927
Commissions on Yaoundé/Lomé Conventions	1,250	1,646
Commissions on other mandates	97,131	89,706
Total commissions receivable	**573,701**(*)	**484,530**

	2021	2020
Commissions payable:		
Risk remuneration for guarantees received	-410,647	-302,635
Other commissions payable	-23,730	-25,014
Total commissions payable	**-434,377**	**-327,649**

(*) For certain mandates, since an updated deferred income mechanism has been established by the Group, affecting current's year revenue recognition of commission income by EUR '000 -11,546 (2020: EUR '000 -13,157).

Note P – Net result on financial operations (in EUR '000)

	2021	2020
Net result on shares and other variable-yield securities	27,272	-144,939
Net result on translation of balance sheet positions	13,263	-13,557
Net result on derivatives	44,214	-43,112
Net result on debt securities portfolios	-32,791	24,800
Total net result on financial operations	**51,958**	**-176,808**

Note Q – Net other operating income and expense (in EUR '000)

	2021	2020
Reversal of previous year's unutilised accruals	4,276	3,309
Rental income	78	78
Other	-5,751	2,170
Total net other operating income and expense	**-1,397**	**5,557**

Note R – General administrative expenses (in EUR '000)

	2021	2020
Salaries and allowances(*)	-547,408	-509,975
Welfare contributions and other staff costs	-824,249	-503,974
Staff costs	**-1,371,657**	**-1,013,949**
Other administrative expenses	-288,287	-264,271
Total general administrative expenses	**-1,659,944**	**-1,278,220**

(*) Of which the amount for members of the Management Committee is EUR '000 3,441 at 31 December 2021 and EUR '000 3,113 at 31 December 2020.

The number of persons employed by the Group was 4,412 at 31 December 2021 (4,092 at 31 December 2020).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 134

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

Note T – Fair value of financial instruments(*)

At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the securities liquidity portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2021 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	1,483	1,483
Loans and advances to credit institutions and customers, excluding loan substitutes	491,722	520,255
Treasury bills and debt securities portfolios including loan substitutes	49,132	49,354
Shares, other variable-yield securities and participating interests	9,569	18,872
Total financial assets	**551,906**	**589,964**
Financial liabilities:		
Amounts owed to credit institutions and customers	25,493	25,393
Debts evidenced by certificates	440,115	478,602
Total financial liabilities	**465,608**	**503,995**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

At 31 December 2020 (in EUR million)	Accounting value	Fair value(**)
Financial assets:		
Cash in hand, balances with central banks and post office banks	835	835
Loans and advances to credit institutions and customers, excluding loan substitutes	485,983	527,550
Treasury bills and debt securities portfolios including loan substitutes	44,883	45,457
Shares, other variable-yield securities and participating interests	9,109	13,323
Total financial assets	**540,810**	**587,165**
Financial liabilities:		
Amounts owed to credit institutions and customers	18,217	18,201
Debts evidenced by certificates	435,264	491,720
Total financial liabilities	**453,481**	**509,921**

(*) Derivatives are not included in the table. Please refer to Note V.

(**) Fair value including accrued interest.

Note U – Risk management

This note presents information about the Group's exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk to both the earnings and the economic value of the Group's investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk;
- Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Group's positions due to adverse movements in currency exchange rates; and
- Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks.

In 2021, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions.

135 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES U.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Group Risk and Compliance Directorate (GR&C) the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for the risk reporting, compliance with prudential regulation within the context of its Best Banking Practice framework and internal policy and risk frameworks (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (‘ICAAP”) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. The Group has established a Group Risk Function exercised by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO participates in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework including the Best Banking Practice Guiding Principles, published by the Bank. Within the Bank, the Group Risk and Compliance Directorate (GR&C) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defense principle, GR&C is independent from the Front Offices and provides second opinion on all proposals made having risk implications. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, interest rate, liquidity and funding, foreign exchange rate and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risks. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. U.1.1.2. The Bank’s risk appetite The risk appetite is the level of risk that the EIB is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the EIB’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Bank’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Bank to manage its risk appetite are formalised in the EIB Risk Appetite Framework (‘RAF’) approved by the BoD. The RAF covers the major financial risks (including credit, liquidity, market and treasury risks) and non financial risks categories (including operational, information, communication and technology, conduct and compliance and reputational risks). It helps to embed a healthy organisational risk culture within the EIB through implementation and monitoring of measurable risk appetite metrics, which are subject to boundaries and (where applicable) cascaded further down within the Bank. The EIB’s RAF covers lending operations at its own risk and under risk-sharing agreements, its activities mandated to the EIF as well as its funding and treasury activities. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (IR) risk (gap and basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. 136

2021 FINANCIAL REPORT U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy policy employs a medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. U.1.2. Risk Management Organisation of the Fund (EIF) The mandate of the Fund is to support small and mid-size enterprises (‘SME’) finance for start-up, growth and development within the European Union objectives for SME. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational risk systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defense model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. Portfolio IRCs regular meetings, chaired by the Chief Risk Officer, oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading changes, impairment and provisioning actions, relevant market risk events and potential stress testing. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Group Risk and Compliance Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in venture capital funds across all investment stages (seed, early stages, late stages, growth, etc.) but also investments in mid-market funds or mezzanine funds, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns an Equity score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk and Equity scores are annually reviewed by the Fund’s risk management team. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision- making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and participates in SME securitisation transactions. By taking on these risks, it facilitates access to funding and/or reduces the cost of capital for the originators, and, in turn, it improves the conditions and facilitates access to finance to SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed internal methodologies and models to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. 137

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by Risk Management and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the relevant accounting principles. The main impact on the valuation of the transactions in the portfolio stems from the changes in the point in time cumulative default rate assumptions used for the assets. The EIF’s monitoring follows potential negative or positive rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss, and is integrated in the EIB Group Stress Testing processes. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). Credit risk within the Bank is managed in line with the detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances, changes in the applicable Best Banking Principles and respond to new mandates that the Group may receive from its shareholders. The quality of the Group’s loan portfolio currently remains high. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. The aggregate amount (outstanding loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives (‘EU-AD’) framework. At year- end 2021, EIB’s Statutory Gearing Ratio under EU-AD stand-alone accounts stood at 202.7% (2020: 203.0%) and under EU-AD consolidated accounts stood at 206.6% (2020: 205.8%, max. 250% under Article 16.5 of the Statute). Credit risk related to the EIF guarantees portfolio is presented in note U.1.2.2. U.2.1. Loans In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and structure of the transaction, including, where appropriate, the security provided. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2021 is analysed below, including undisbursed portions. 138

The table below shows (in EUR million) the signed loans for projects granted by the Group, excluding those outside the European Union which are granted under the External Lending Mandate (ELM) and Cotonou Agreement where the Group is, as the last resort, secured by the European Union budget or of the Member States guarantees (loans in the ACP Countries and the OCT) (*).

(*) These guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed [1]	Total 2021	Total 2020
States	0	0	0	0	61,631	**61,631**	**59,522**
Public institutions	32,417	23,129	367	397	88,813	**145,123**	**141,679**
Banks	37,308	22,368	14,757	14,520	27,737	**116,690**	**127,812**
Corporates	8,133	4,461	7,657	35,506	110,353	**166,110**	**161,848**
Total 2021[2][3][4][5]	**77,858**	**49,958**	**22,781**	**50,423**	**288,534**	**489,554**	
Total 2020[2][3][4][5]	**77,914**	**48,599**	**28,242**	**54,222**	**281,884**		**490,861**

[1] These amounts include loans, for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group's right to access independent security.

[2] The loans in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) amount to EUR 2,687 million as of 31 December 2021 (2020: EUR 3,408 million).

[3] This amount does not include signed loan substitutes (2021: EUR 17,953 million; 2020: EUR 20,003 million).

[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

[5] The Group has signed, in the context of EFSI SME window and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2020: EUR 3,300 million). The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding lines are expected to be drawn.

The Group did not record value adjustments in 2021 and 2020 in respect of its EU sovereign and EU sovereign guaranteed exposure as at the year-end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets upon maturity.

The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from EU budget or Member States guarantees under the ELM and Cotonou Agreements), where the Group has either full own risk or bears a residual risk due to credit enhancement (''risk portfolio''):

(in EUR million)	2021			2020		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	146	0	0	33
Belgium	0	0	186	0	0	61
Bulgaria	1,107	0	115	1,145	0	110
Croatia	633	210	2,702	662	210	3,158
Cyprus	900	359	1,348	890	222	1,465
Czech Republic	1,068	784	0	1,247	743	0
Denmark	0	0	271	0	0	240
Estonia	452	120	91	525	0	99
Finland	0	0	92	6	0	59
France	0	0	3,428	0	0	2,927
Germany	0	0	1,659	0	0	1,377
Greece	7,756	1,192	8,852	7,790	695	9,060
Hungary	6,011	1,143	1,099	5,990	985	1,118
Ireland	1,665	0	1,154	1,440	225	1,105
Italy	4,755	2,160	6,397	3,756	1,720	6,516
Latvia	337	400	12	341	400	21
Lithuania	2,110	0	54	2,170	0	51
Luxembourg	150	0	236	300	0	240
Malta	0	72	297	0	72	313
Netherlands	0	0	205	0	0	75
Poland	6,254	1,472	17,123	7,167	1,380	16,562
Portugal	1,163	600	3,903	1,196	400	4,484
Romania	1,847	2,052	0	1,853	1,647	0
Slovakia	2,399	541	88	2,299	641	50
Slovenia	530	400	1,366	549	400	1,662
Spain	4,215	0	22,558	5,110	0	22,278
Sweden	0	0	136	0	0	52
Non EU–Countries	1,813	4,961	4,340	1,637	3,709	4,798
Total	**45,165**	**16,466**	**77,858**	**46,073**	**13,449**	**77,914**

139 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES The table below shows (in EUR million) the signed loans for projects outside the European Union under the ELM and Cotonou Agreement benefiting from EU Budget or Member States guarantees: Secured by: 31.12.2021 31.12.2020 Member States 3,945 4,195 European Union budget(1) 47,629 47,062 Total(2)(3) 51,574 51,257 (1) Of which EUR 2,687 million in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee) as explained above (2020: EUR 3,408 million). (2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States. (3) Financial guarantees granted by the Group for a total amount of EUR 459.1 million (2020: EUR 423.8 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above. 140

LOANS FOR PROJECTS UNDER THE EU BUDGET OR MEMBER STATE GUARANTEE (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS SIGNED BY GUARANTEE

AGREEMENT	31.12.2021	31.12.2020
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	8	21
Total 75% Member States global guarantee	**8**	**21**
75% Member States guarantee		
- Cotonou partnership agreement	198	314
- Cotonou partnership 2nd agreement	1,172	1,302
- Cotonou Protocol 3 – OR / ACP	2,473	2,478
- Cotonou Protocol 3 – OR / OCT	94	80
Total 75% Member States guarantee	**3,937**	**4,174**
Total Member States guarantee	**3,945**	**4,195**
100% European Union budget guarantee		
- Russia – 100 m – 2001-2005	16	18
- Russia – 500 m – 2004-2007	131	147
Total 100% European Union budget guarantee	**147**	**165**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	14	16
- Bosnia–Herzegovina – 100m 99/2001	11	19
- Euromed (EIB) – 2 310m – Decision 29.01.97	14	25
- North Macedonia – 150m – 1998/2000	9	12
- CEEC – 3 520m – Decision 29.01.97	75	120
Total 70% European Union budget guarantee	**123**	**192**
65% European Union budget guarantee		
- South Africa – 825m – 7/2000-1/2007	86	98
- South Africa – Decision 2/2007-12/2013	142	311
- ALA III – 2 480m –- 2/2000 – 7/2007	88	100
- ALA Decision – 2/2007-12/2013	1,484	1,536
- Euromed II – 6 520m – 2/2000-1/2007	928	1,246
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	2,542	2,836
- Turkey special action – 450m – 2001-2006	98	105
- Turkey TERRA – 600m – 11/1999-11/2002	244	264
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	1,877	1,983
- PEV MED 1/2/2007 – 31/12/2013	5,180	5,831
- Pre-Accession – 9 048m – 2007 – 2013	5,127	5,529
- Climate Change Mandate 2011 - 2013	1,056	1,163
- ELM Asia 2014-2020	1,276	1,238
- ELM Central Asia 2014-2020	352	304
- ELM East-Russia 2014-2020	7,258	6,876
- ELM Latin America 2014-2020	2,757	2,537
- ELM MED 2014-2020	9,650	8,139
- ELM Pre-Accession 2014-2020	4,151	3,682
- ELM RSA 2014-2020	272	440
- ELM ERI Private Mandate	1,394	1,211
- ELM ERI Public Mandate	1,397	1,276
Total 65% European Union budget guarantee	**47,359**	**46,705**
Total European Union budget guarantee	**47,629**	**47,062**
Total(1)	**51,574**	**51,257**

(1) Financial guarantees granted by the Group for a total amount of EUR 459.1 million (2020: EUR 423.8 million) which are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in the table above.

141 2021 FINANCIAL REPORT

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Group uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 12,596 million (2020: EUR 17,943 million), with the following composition:

As at 31 December 2021	Loan Financial Collateral (in EUR million)						
	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	Cash	**Total**
Aaa	189	181	4	40	62	0	**476**
Aa1 to Aa3	1,042	14	10	694	149	0	**1,909**
A1	48	0	0	17	14	0	**79**
Below A1	8,212	0	39	94	598	0	**8,943**
Non-Rated	41	0	0	0	705	443	**1,189**
Total	**9,532**	**195**	**53**	**845**	**1,528**	**443**	**12,596**

As at 31 December 2020	Loan Financial Collateral (in EUR million)						
	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	Cash	**Total**
Aaa	327	79	0	68	87	0	**561**
Aa1 to Aa3	1,044	20	38	917	217	0	**2,236**
A1	17	0	0	31	57	0	**105**
Below A1	11,683	0	170	1,005	832	0	**13,690**
Non-Rated	41	0	0	0	722	588	**1,351**
Total	**13,112**	**99**	**208**	**2,021**	**1,915**	**588**	**17,943**

A breakdown of disbursed loans outstanding (in EUR million) at 31 December, according to the sectors of the contract is set out below:

	2021	**2020**
Sector		
Transports	129,253	129,299
Global Loans[1]	66,310	74,889
Energy	62,255	63,790
Health, education	36,296	35,787
Miscellaneous infrastructure	32,571	30,768
Industry	28,518	28,301
Water, sewerage	27,761	28,061
Services	16,980	18,332
Telecommunications	11,282	11,208
Agriculture, fisheries, forestry	4,238	4,212
Total [2]	**415,464**	**424,647**

(1) A global loan is a line of credit to an intermediary financing institution or a bank which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

(2) This amount does not include disbursed loan substitutes (2021: EUR 17,953 million, 2020: EUR 20,003 million).

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are in line with best banking practices and are adopted for all loans managed by the EIB.

1a. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States:

As of 31 December 2021, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 116.3 million (2020: EUR 117.1 million).

The outstanding principal amount related to these arrears is EUR 531.3 million as of 31 December 2021 (2020: EUR 187.8 million). The contracts with these arrears on loans are covered by a loan loss allowance of EUR 74.5 million (2020: EUR 136.9 million).

1b. Arrears called for loans not secured by global/comprehensive guarantees of the European Union or the Member States:

During 2021, EUR 24.1 million have been called under the political risk guarantee of the European Union (2020: nil) and, during the course of the year, EUR 0.1 million of amounts previously invoked have been refunded (2020: nil).

Additionally, during 2021, calls of EUR 357.5 million have been executed under first demand private guarantees (2020: nil).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 142

2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States:

For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2021, these arrears above 90 days amount to EUR 2.4 million (2020: EUR 4.0 million).

2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States:

During 2021, EUR 68.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2020 were EUR 52.4 million and nil respectively.

During 2021, EUR 0.4 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded (2020: nil).

Loan renegotiation and forbearance

The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of "concessions" that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties.

In the normal course of business, the Loan Grading ('LG') of the loans in question would have deteriorated and the loans would have been intensively monitored before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the LG of a loan has improved sufficiently, the loan will be monitored regularly in line with the Bank's procedures.

The Group is also providing a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Group is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers which are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrower does not meet these requirements or the Group identifies risks for the long-term sustainability of the borrower's business model, it will consider any other appropriate measures and, if necessary, follow the Group's standard restructuring processes.

Such supportive measures are not made available by the Bank as part of its response to the specific economic effects of the COVID-19 any longer since June 2021.

Forbearance measures and practices undertaken by the Group during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears.

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2021		31.12.2020	
	Performing	Non-Performing	Performing	Non-Performing
Number of contracts subject to forbearance practices	88	74	81	64
Carrying values (incl. interest and amounts in arrears)	4,693	2,511	4,641	2,489
of which being subject to value adjustments	0	1,243	0	1,634
Value adjustments recognised	0	407	0	473
Interest income in respect of forborne contracts	121	73	139	70
Exposures derecognised (following restructuring, write-off or sale of the operation)	0	34	0	28

		Forbearance measures						
(in EUR million)	**31.12.2020**	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Breach of material financial covenants	Other	Contractual repayment and termination(1)	**31.12.2021**
Public	2,803	0	0	0	94	179	-147	**2,929**
Bank	79	0	0	0	126	110	-35	**280**
Corporate	4,248	46	55	23	473	48	-898	**3,995**
Total	**7,130**	**46**	**55**	**23**	**693**	**337**	**-1,080**	**7,204**

(1) Decreases are explained by repayments of capital, interest and amounts in arrears as well as write-offs which occurred during the year on operations already considered as forborne as of 31 December 2020 and by termination during the year.

143 **2021 FINANCIAL REPORT**

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers.

The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and reverse repos) in terms of the credit rating of counterparties and ultimate obligor rating or issue rating where relevant:

Moody's or equivalent rating	**Securities portfolio %**		**Money market products %**	
	31.12.2021	31.12.2020	**31.12.2021**	31.12.2020
Aaa	**13**	28	**82**	57
Aa1 to Aa3	**21**	31	**8**	17
A1 to A3	**39**	40	**9**	25
Below A3	**27**	1	**1**	1
Total	**100**	**100**	**100**	**100**

The total nominal amount of the Group's consolidated treasury assets with maturity above 1 year and a minimum rating of Aa3 stood at EUR 3,906.84 million at 31 December 2021 (2020: EUR 3,749.32 million).

Collateral on treasury transactions

Collateral received

The treasury transactions include EUR 13,894 million (2020: EUR 15,474 million) of bilateral and tripartite reverse repurchase agreements, out of which for EUR 13,334 million (2020: EUR 13,173 million) the Group received financial collaterals and for EUR 560 million (2020: EUR 2,301 million) commodities. Bilateral and tripartite repurchase agreements stood at EUR 5,717 million at 31 December 2021 (2020: EUR 4,315 million). The exposure is fully collateralised with subsequent call for additional collateral or release in accordance with the underlying agreement. The market value of the financial collateral portfolio at 31 December 2021 is EUR 13,557 million (2020: EUR 13,498 million), with the following classification:

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2021	Bonds						Cash	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	998	655	712	1,480	4,192	0	0	**8,037**
Aa1 to Aa3	2,047	78	389	8	300	0	0	**2,822**
A1	583	0	65	0	130	0	0	**778**
Below A1	1,637	0	20	0	222	0	0	**1,879**
Non Rated	38	0	0	0	1	0	2	**41**
Total	**5,303**	**733**	**1,186**	**1,488**	**4,845**	**0**	**2**	**13,557**

Reverse Repurchase Agreements Financial Collateral (in EUR million)								
At 31 December 2020	Bonds						Cash	
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS		**Total**
Aaa	1,453	734	293	4,075	460	226	0	**7,241**
Aa1 to Aa3	2,393	133	123	94	830	0	0	**3,573**
A1	0	0	0	0	0	0	0	**0**
Below A1	1,260	0	66	0	1,356	0	0	**2,682**
Non Rated	0	0	0	0	0	0	2	**2**
Total	**5,106**	**867**	**482**	**4,169**	**2,646**	**226**	**2**	**13,498**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 144

2021 FINANCIAL REPORT Securities deposited In the context of the Eurosystem’s monetary policy operations, the Group deposited securities with the Central Bank of Luxembourg with a market value of EUR 14.9 billion as at 31 December 2021 (2020: EUR 12.1 billion). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 5,711 million as at 31 December 2021 (2020: EUR 4,315 million). U.2.3. Guarantees granted by the Group in respect of loans granted by third parties Credit risk arising from the Group’s guarantees and securitisations transactions funded by own resources is managed in line with the internal guidelines. At year-end of 2021, the signed exposure guaranteed by the Group amounted to EUR 30.9 billion (2020: EUR 22.0 billion) out of which there is EUR 16.7 billion (2020: EUR 12.4 billion) of disbursed exposure of the loans guaranteed and provisions on guarantees amount to EUR 39.3 million (2020: EUR 22.6 million). Part of the EIB guarantee type of operations derives from the risk sharing operations where the EIB guarantees on a loan-by-loan basis underlying loan type of exposures to be originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the EIB takes risk is subject to a detailed due diligence in order to make sure that the EIB can delegate credit management tasks to the financial intermediary in question. Whereas the remaining EIB guarantee type operations are typically done as synthetic transactions, whereby EIB usually covers the risk of an existing portfolio to a given financial intermediary. The EIB has established a dedicated framework to limit concentration risk for this type of transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. Formally speaking there is limited counterparty risk on the financial intermediary as the credit risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the EIB has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, consent rights on material amendments of the underlying risk exposures or termination rights. U.3. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Bank’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments. In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk. Gap risk is the most relevant interest rate risk for the Bank and is defined as the volatility in the economic value of, or in the income derived from, the Bank’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Bank. Following regulatory guidance the Bank has articulated its appetite for interest rate risk in terms of the risk to both economic value and earnings. The Bank’s investment strategy for its own funds – the Interest Rate Risk Strategy – goes hand in hand with the level of interest rate risk the Bank is prepared to take and the effectiveness of this strategy is measured against a comparative benchmark notional portfolio with the desired target duration. IBOR Reform: Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB has significant exposure to IBORs on its financial instruments that are in the scope of the reform as part of these market-wide initiatives. Internal preparations In February 2018, the Assets & Liabilities Committee (‘ALCO’) set up a dedicated sub-ALCO working group on IBORs, the IBOR Working Group to proactively follow and monitor the developments related to the transition to alternative interest rates. The objectives of the IBOR Working Group included closely monitoring the developments related to the interest rate benchmark reform covering, among others, the progress on contracts amendments, bilateral negotiations with clients, IT systems and applications updates, introduction of fall-back language in new contracts and regular monitoring of the exposure to IBORs per currency and asset class. The progress in the implementation of the established work-plan has been regularly monitored and discussed at the ALCO, and periodically reported to Senior Management and Audit Committee. Risk considerations The main risks in the context of the IBOR reform are operational and financial. They are related to e.g. updating of IT systems including booking, settlement/ payment, valuation and risk systems; revision of operational controls related to the reform; operational challenges associated with the amendment of contracts (including bilateral negotiations for loan contracts) and introduction of fall-back provisions; potential basis risk among the 145

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES different transaction types. The latter is mitigated with the introduction of robust and, to the extent possible and practicable, consistent fall-backs across financial products. Major developments in 2021 The year 2021 has been an important milestone in the LIBOR transition. In March 2021 the FCA announced the cessation of GBP, CHF and JPY LIBOR at end-2021, and the cessation of USD LIBOR at end-June 2023. Transition status per financial instruments class As part of its lending and funding activities, the Bank is mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”). The Bank adhered in 2021 to the ISDA IBOR Fallback Protocol, which provides an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol. As at 31 December 2021, through the application of the ISDA Fallback Protocol, the Bank has migrated in its systems more than 99% of its derivatives notional exposure referring to LIBORs in GBP, CHF, JPY and USD such that all cash flow fixings before and after the respective LIBOR cessation dates are correctly reflected. The remaining ones, mainly structured swaps, with very marginal impact, were migrated in early 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. Since 1 July 2020 the Bank has implemented and has been including updated fallback language in all new loan contracts. The Bank also set up a task force focused on reaching out to clients with contracts referencing to LIBORs in relevant currencies in order to raise awareness, introduce fall-back language wherever possible and actively migrate from IBORs. As at 31 December 2021, 100% of outstanding carrying amount in contracts originally indexed to CHF and JPY LIBORs and 87% of outstanding carrying amount in contracts originally indexed to GBP LIBOR are no longer linked to such IBOR rates. Moreover 12% of the GBP LIBOR remaining exposures (carrying amount) will be signed with the clients in early 2022. It is also noted that the FCA has been empowered to extend the publication of so-called “synthetic” LIBOR, which might be used by the Bank, for a very limited time, on small part (less than 1% of GBP LIBOR total exposure). In addition, the Bank will continue the migration of the loans indexed to USD LIBOR. In parallel to the migration, the Bank has already and is continuing to adapt its lending products portfolio for new loan origination. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. As at 31 December 2021, the Bank has no outstanding risk exposure linked to GBP, CHF and JPY LIBOR any longer. For the bonds indexed to USD LIBOR, 56% of the carrying amount will mature before end-June 2023. The remaining 44% will be assessed during the course of 2022 and appropriate exposure mitigation opportunities will be considered. U.3.1. Interest rate risk on the Economic Value of the Own funds of the Group The Group’s Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing the Group’s own funds according to a medium to long term investment profile, implying an own funds duration target within the range of currently 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s consolidated balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Group to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to constrain basis market risk below materiality thresholds. In addition to the interest rate risk limits framework that is in place, regular stress testing at Group level is performed based on EBA standardised shock scenarios1, in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Group. As of 31 December 2021, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.37 billion (2020: EUR 4.93 billion) 2. The Group has a framework in place for managing interest rate (IR) risk (gap and basis risks), as well as FX risk. The Group monitors and manages on a daily basis its IR & FX positions within the applicable limits. Among the financial instruments in the Group’s portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity. At cash flow level, all such borrowings are fully hedged by swaps so that they can be considered as synthetic floating rate notes. The table hereafter is a summary of the features of the Group’s callable portfolio as of 31 December 2021 and 31 December 2020, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved: 1 EBA/GL/2018/02. 2 The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities (DBO) as calculated by an actuarial provider. 146

By funding currency (after swaps):

31.12.2021 (in EUR million)	EUR	USD	Total
EUR Pay Notional	-2,659	-1,284	-3,943
Average maturity date	19.03.2047	06.09.2038	07.06.2044
Average expected maturity	02.01.2031	07.07.2027	13.11.2029

31.12.2020 (in EUR million)	EUR	USD	Total
EUR Pay Notional	-2,213	-1,606	-3,819
Average maturity date	26.01.2047	16.03.2037	03.12.2042
Average expected maturity	25.12.2028	28.07.2023	16.09.2026

By risk factor involved:

31.12.2021	Risk factor		
(in EUR million)	FX level	IR curve level	Total
EUR Pay Notional	-323	-3,620	-3,943
Average maturity date	01.01.2036	09.03.2045	07.06.2044
Average expected maturity	13.02.2029	07.12.2029	13.11.2029

31.12.2020	Risk factor		
(in EUR million)	FX level	IR curve level	Total
EUR Pay Notional	-452	-3,367	-3,819
Average maturity date	04.12.2033	17.02.2044	03.12.2042
Average expected maturity	21.12.2027	16.07.2026	16.09.2026

U.3.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2021, the earnings would increase by EUR 96.5 million (2020: EUR 83.4 million) if interest rates were to increase by 100 basis points and decrease by EUR 90.8 million (2020: EUR 78.5 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with a dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the ''ongoing'' assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

U.4. Liquidity and funding risk

Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group's positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions.

Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

147 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, make disbursements on loans and cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels: indeed the Bank's total liquidity ratio (liquidity as a percentage of the next 12 months projected net cash flows) must at all times exceed 25%. The Group has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant Guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffer of EIB and EIF. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2021 the Bank’s LCR stood at 564.9% (2020: 366.7%) and the Group LCR, which was initially disclosed in 2021, stood at 586.0%. In addition, the Bank also computes the net stable funding ratio (‘NSFR’) in line with EU CRR3 both in its functional currency (EUR) as well as in the other significant currencies. As of end 2021, the Bank’s NSFR stood at 130.0% and the Group NSFR stood at 130.1%. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Group continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined". 3 Entered into force in June 2021. 148

Liquidity risk (in EUR million)

Maturity at 31 December 2021	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2021
Assets:						
Cash in hand, balances with central banks and post office banks	1,483	0	0	0	0	**1,483**
Treasury bills and other bills eligible for refinancing with central banks	7,198	15,702	10,405	3,855	0	**37,160**
Other loans and advances:						
- Current accounts	798	0	0	0	0	**798**
- Credit institutions	71,400	3,349	0	0	0	**74,749**
- Customers	677	0	0	0	0	**677**
	72,875	3,349	0	0	0	**76,224**
Loans:						
- Credit institutions	2,443	9,928	46,116	35,011	6	**93,504**
- Customers	5,083	19,702	107,548	189,266	394	**321,993**
	7,526	29,630	153,664	224,277	400	**415,497**
Debt securities including fixed-income securities	1,358	2,856	3,461	4,296	0	**11,971**
Shares, other variable-yield securities and participating interests	0	0	0	0	9,569	**9,569**
Other assets	288	773	5,414	1,978	7,676	**16,129**
Total assets	**90,728**	**52,310**	**172,944**	**234,406**	**17,645**	**568,033**
Liabilities:						
Amounts owed to credit institutions	10,478	13,195	0	0	0	**23,673**
Amounts owed to customers	1,821	0	0	0	0	**1,821**
Debts evidenced by certificates	19,307	43,516	213,006	164,286	0	**440,115**
Capital, reserves, profit and minority interest	0	0	0	0	78,139	**78,139**
Other liabilities	331	1,472	3,774	3,163	15,545	**24,285**
Total liabilities	**31,937**	**58,183**	**216,780**	**167,449**	**93,684**	**568,033**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2022 – 2024 would amount to EUR 2.48 billion.

Liquidity risk (in EUR million)

Maturity at 31 December 2020	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	7,175	6,782	12,115	6,002	0	**32,074**
Other loans and advances:						
- Current accounts	614	0	0	0	0	**614**
- Credit institutions	55,394	4,882	0	0	0	**60,276**
- Customers	583	318	0	0	0	**901**
	56,591	5,200	0	0	0	**61,791**
Loans:						
- Credit institutions	2,705	13,329	50,439	37,161	6	**103,640**
- Customers	4,872	18,750	105,413	191,428	89	**320,552**
	7,577	32,079	155,852	228,589	95	**424,192**
Debt securities including fixed-income securities	5,818	1,186	2,851	2,954	0	**12,809**
Shares, other variable-yield securities and participating interests	0	0	0	0	9,109	**9,109**
Other assets	442	1,235	3,574	2,244	7,812	**15,307**
Total assets	**78,438**	**46,482**	**174,392**	**239,789**	**17,016**	**556,117**
Liabilities:						
Amounts owed to credit institutions	8,515	8,000	0	0	0	**16,515**
Amounts owed to customers	1,701	0	0	0	0	**1,701**
Debts evidenced by certificates	24,379	49,607	205,107	156,171	0	**435,264**
Capital, reserves, profit and minority interest	0	0	0	0	74,963	**74,963**
Other liabilities	716	1,828	7,404	3,382	14,344	**27,674**
Total liabilities	**35,311**	**59,435**	**212,511**	**159,553**	**89,307**	**556,117**

149 **2021 FINANCIAL REPORT**

U.5. Foreign exchange rate risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

Foreign exchange position (in EUR million)

Currency at 31 December 2021	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2021
Assets:						
Cash in hand, balances with central banks and post office banks	1,483	0	0	0	0	**1,483**
Treasury bills and other bills eligible for refinancing with central banks	29,481	1,388	6,291	0	7,679	**37,160**
Other loans and advances:						
- Current accounts	579	58	46	115	219	**798**
- Credit institutions	64,708	2,052	1,035	6,954	10,041	**74,749**
- Customers	600	0	0	77	77	**677**
	65,887	2,110	1,081	7,146	10,337	**76,224**
Loans:						
- Credit institutions	71,840	829	13,310	7,525	21,664	**93,504**
- Customers	261,909	30,971	8,225	20,888	60,084	**321,993**
	333,749	31,800	21,535	28,413	81,748	**415,497**
Debt securities including fixed-income securities	5,288	0	1,809	4,874	6,683	**11,971**
Shares, other variable-yield securities and participating interests	7,809	699	729	332	1,760	**9,569**
Other assets	13,050	1,242	1,064	773	3,079	**16,129**
Total assets	**456,747**	**37,239**	**32,509**	**41,538**	**111,286**	**568,033**
Liabilities:						
Amounts owed to credit institutions	23,473	0	44	156	200	**23,673**
Amounts owed to customers	1,557	6	93	165	264	**1,821**
Debts evidenced by certificates:						
- Debt securities in issue	240,681	43,587	104,778	42,058	190,423	**431,104**
- Others	6,235	119	295	2,362	2,776	**9,011**
	246,916	43,706	105,073	44,420	193,199	**440,115**
Capital, reserves, profit and minority interest	78,139	0	0	0	0	**78,139**
Other liabilities	20,413	1,670	1,270	932	3,872	**24,285**
Total liabilities	**370,498**	**45,382**	**106,480**	**45,673**	**197,535**	**568,033**
Off balance sheet currency swaps	**-86,378**	**8,190**	**74,023**	**4,165**	**86,378**	
Net position	**-129**	**47**	**52**	**30**	**129**	

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 150

Foreign exchange position (in EUR million)

Currency at 31 December 2020	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2020
Assets:						
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	**835**
Treasury bills and other bills eligible for refinancing with central banks	25,785	623	5,666	0	6,289	**32,074**
Other loans and advances:						
- Current accounts	415	48	34	117	199	**614**
- Credit institutions	50,128	3,672	884	5,592	10,148	**60,276**
- Customers	160	0	0	741	741	**901**
	50,703	3,720	918	6,450	11,088	**61,791**
Loans:						
- Credit institutions	82,737	1,640	11,699	7,564	20,903	**103,640**
- Customers	261,675	30,774	7,737	20,366	58,877	**320,552**
	344,412	32,414	19,436	27,930	79,780	**424,192**
Debt securities including fixed-income securities	3,740	465	1,410	7,194	9,069	**12,809**
Shares, other variable-yield securities and participating interests	7,245	854	699	311	1,864	**9,109**
Other assets	12,208	1,179	1,084	836	3,099	**15,307**
Total assets	**444,928**	**39,255**	**29,213**	**42,721**	**111,189**	**556,117**
Liabilities:						
Amounts owed to credit institutions	16,509	0	6	0	6	**16,515**
Amounts owed to customers	1,428	8	81	184	273	**1,701**
Debts evidenced by certificates:						
- Debt securities in issue	239,351	42,653	102,508	41,111	186,272	**425,623**
- Others	6,118	62	472	2,989	3,523	**9,641**
	245,469	42,715	102,980	44,100	189,795	**435,264**
Capital, reserves, profit and minority interest	74,963	0	0	0	0	**74,963**
Other liabilities	24,039	1,513	1,163	959	3,635	**27,674**
Total liabilities	**362,408**	**44,236**	**104,230**	**45,243**	**193,709**	**556,117**
Off balance sheet currency swaps	**-82,623**	**5,006**	**75,060**	**2,557**	**82,623**	
Net position	**-103**	**25**	**43**	**35**	**103**	

U.6. Operational Risk

As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events.

All EIB Group's activities may be affected by Operational Risk and therefore the Group aims to systematically identify, assess, monitor and report Operational Risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk.

The Operational Risk functions in the Group, the EIB and the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') at the EIB, are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk Management activities at consolidated level in compliance with the applicable Best Banking Practice ("BBP").

The Group employs an assessment methodology that takes into account all available information such as internal loss history and the business and control environment, notably through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures. Appropriate actions are taken when the risk levels are above their Critical Values. Specifically, Operational Risk function analyses the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

A review of the operational risk taxonomy and KRIs is planned for 2022 and the subsequent implementation of a new tool to automatize the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatized event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

In terms of reporting at the EIB, a Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President.

At the EIF, the Operational Risk function provides regular reporting to the Audit Board ('AB') and the Senior Management.

151 2021 FINANCIAL REPORT

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to the trends in the underlying assets, interest rates, exchange rates or indices. Derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure.

The majority of the Group's swaps are concluded with a view to hedging bond issues, as part of its resource-raising operations (funding activity). All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature (see note V.1.).

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management ('ALM') position (ALM hedging activity) (see note V.1.).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control.

V.1. Funding and asset liability management ('ALM') derivatives

The derivatives used in the context of funding and ALM hedging activities are:

- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (including structured swaps – see Note V.1.3 and excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2021 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2021**
Notional amount (receivable)	34,954	137,297	45,792	29,640	**247,683**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-740	3,085	985	1,041	**4,371**

Currency swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount (receivable)	34,590	125,732	36,450	26,484	**223,256**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	-691	-2,858	2,114	1,612	**177**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 3,133 million as at 31 December 2021 (2020: EUR -2,548 million).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 152

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including structured swaps – see Note V.1.3 and including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2021 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2021**
Notional amount	53,438	243,656	127,981	134,006	**559,081**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	301	4,748	3,036	229	**8,314**

Interest rate swaps at 31 December 2020 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2020**
Notional amount	61,603	227,767	126,884	122,741	**538,995**
Fair value (i.e. net discounted value including CVA, DVA and COLVA)(*)	917	8,021	5,954	89	**14,981**

(*) Including the fair value of macro-hedging interest rate swaps which stood at EUR -789 million as at 31 December 2021 (2020: EUR -1,237 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2021	2020	**2021**	2020	**2021**	2020
Number of transactions	**127**	131	**1**	1	**161**	164
Notional amount (in EUR million)	**4,568**	4,421	**500**	500	**11,583**	12,529
Fair value (i.e. net discounted value including CVA, DVA and COLVA) (in EUR million)	**518**	801	**19**	30	**-2,979**	-2,479

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

153 2021 FINANCIAL REPORT

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines.

- **Counterparty selection:**

The minimum rating at the outset is set in the risk guidelines at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 15,399 million as at 31 December 2021 (2020: EUR 17,498 million), with the following composition, detailed based on the nature of the collateral and based on Moody's equivalent rating:

	Swap collateral (in EUR million)			
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2021**
Aaa	1,042	962	0	**2,004**
Aa1 to Aa3	3,130	0	0	**3,130**
A1 to A3	6	0	0	**6**
Baa1 to Baa3	5,484	0	0	**5,484**
Below Baa3	0	0	0	**0**
Non-Rated	0	0	4,775	**4,775**
Total 2021	**9,662**	**962**	**4,775**	**15,399**

	Swap collateral (in EUR million)			
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2020**
Aaa	1,526	1,007	0	**2,533**
Aa1 to Aa3	4,439	0	0	**4,439**
A1 to A3	14	0	0	**14**
Baa1 to Baa3	6,310	0	0	**6,310**
Below Baa3	4	0	0	**4**
Non-Rated	0	0	4,198	**4,198**
Total 2020	**12,293**	**1,007**	**4,198**	**17,498**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Group, for internal purposes, measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR).

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2021 the current unsecured exposure stood at EUR 927 million (EUR 1,389 million as of 31 December 2020).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates.
This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2021 the Potential Future Exposure at origin stood at EUR 10,001 million (EUR 12,225 million as of 31 December 2020).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 154

- **Limits:**

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Potential Future Exposure** (in EUR million)	
Moody's equivalent rating	**2021**	**2020**	**2021**	**2020**	**2021**	**2020**
Aaa	0.47%	0.49%	496	816	920	1,434
Aa1 to Aa3	19.31%	24.34%	236	373	2,273	2,480
A1 to A3	74.76%	66.87%	195	192	6,628	7,916
Below A3	5.46%	8.30%	0	8	180	395
Total	**100.00%**	**100.00%**	**927**	**1,389**	**10,001**	**12,225**

V.2. As part of liquidity management

Long-term futures are also used by the Group to adjust the interest rate exposure of its SLP bond portfolios. The notional amount of long-term futures stood at EUR 8,274 million at 31 December 2021 (2020: nil), with a EUR 3 million fair value (2020: nil).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 25,124 million at 31 December 2021 against EUR 22,375 million at 31 December 2020. The fair value of these contracts was EUR 147 million at 31 December 2021 (2020: EUR -107 million).

The notional amount of short-term currency forwards was EUR 402 million at 31 December 2021 (2020: EUR 551 million). The fair value of these contracts was EUR -12 million at 31 December 2021 (2020: EUR 17 million).

155 **2021** FINANCIAL REPORT

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2021 and 2020:

	31.12.2021	31.12.2020
Non-euro currencies of EU member states		
Bulgarian Lev (BGN)	1.9558	1.9558
Czech Koruna (CZK)	24.8580	26.2420
Danish Krone (DKK)	7.4364	7.4409
Croatian Kuna (HRK)	7.5156	7.5519
Hungarian Forint (HUF)	369.1900	363.8900
Polish Zloty (PLN)	4.5969	4.5597
Romanian Leu (RON)	4.9490	4.8683
Swedish Krona (SEK)	10.2503	10.0343
Non-EU currencies		
Australian Dollar (AUD)	1.5615	1.5896
Azerbaijani Manat (AZN)	1.9207	2.0758
Canadian Dollar (CAD)	1.4393	1.5633
Swiss Franc (CHF)	1.0331	1.0802
Chinese Renminbi (CNY)	7.1947	8.0225
Dominican Peso (DOP)	64.8310	71.2661
Egyptian Pound (EGP)	17.7663	19.2469
Ethiopian Birr (ETB)	55.8100	48.0400
Pound Sterling (GBP)	0.8403	0.8990
Georgian Lari (GEL)	3.4806	4.0070
Hong Kong Dollar (HKD)	8.8333	9.5142
Indian Rupees (INR)	84.2292	89.6605
Iceland Krona (ISK)	147.6000	156.1000
Japanese Yen (JPY)	130.3800	126.4900
Kenyan Shilling (KES)	128.2600	133.8000
Kazakhstani Tenge (KZT)	493.3100	516.7300
Moroccan Dirham (MAD)	10.5191	10.9017
Moldovan Leu (MDL)	20.0900	20.9200
Mexican Peso (MXN)	23.1438	24.4160
Norwegian Krone (NOK)	9.9888	10.4703
New Zealand Dollar (NZD)	1.6579	1.6984
Serbian Dinars (RSD)	117.5100	117.5300
Russian Ruble (RUB)	85.3004	91.4671
Tunisia Dinar (TND)	3.2611	3.2919
Turkish Lira (TRY)	15.2335	9.1131
Taiwan Dollar (TWD)	31.4420	34.4399
Ukraine Hryvnia (UAH)	30.9151	34.7156
United States Dollar (USD)	1.1326	1.2271
Central African CFA Franc (XAF)	655.9570	655.9570
West African CFA Franc (XOF)	655.9570	655.9570
South African Rand (ZAR)	18.0625	18.0219

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 156

Note X – Related party transactions (in EUR '000)

X.1. Participating interest

The amounts included in the consolidated financial statements concerning participating interests are disclosed as follows:

	31.12.2021	31.12.2020
Participating interests	345,023	363,188
Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests	16,595	-8,226
Participating interests - uncalled	576,951	611,372

X.2. Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee, the GCRO and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

	2021	2020
Short-term benefits(1)	10,772	9,404
Post-employment benefits(2)	919	962
Termination benefits	965	552
Total	**12,656**	**10,918**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2021 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

	31.12.2021	31.12.2020
Pension plans and health insurance (Note L)	74,834	61,952
Other liabilities (Note G)	18,737	16,508

Note Y – Post balance sheet events

Military aggression against Ukraine

The Bank has stopped its lending activities in the Russian Federation since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions.
The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities that, even indirectly, relate to the Russian Federation, have complied with all applicable sanctions, and will ensure compliance to any new ones, including sectoral sanctions affecting the Russian Federation.
While the ultimate impact is difficult to predict at this stage, the evolution of the current escalation from the military invasion of Ukraine by Russian Federation is being closely monitored for potential impacts on the EIB's portfolio, including the effect of possible further sanctions.
The EIB's disbursed exposure in Ukraine is predominantly covered by the EU External Lending Mandate guarantee and there is no disbursed exposure at the EIB's own risk to borrowers in the Russian Federation. The quality of the EIB's loan portfolio currently remains adequate.
In the general context of uncertainty in the global financial markets due to the military aggression against Ukraine, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources as a result of its prudent approach to liquidity management.

157 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Note Z – Management of third party funds Z.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage ('CCS') of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for the Innovation Fund. Z.2. Investment Facility Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.3. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive[1], aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (MS): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups, The EIB prepares separate financial statements for the Modernisation Fund. Z.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for InnovFin. Z.5. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.6. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. Z.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-European networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. Z.8. JESSICA (‘Holding Funds’) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. 158

2021 FINANCIAL REPORT JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.9. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.10. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU Covid-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately EUR 24.4 billion, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for the EGF. Z.11. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. Z.12. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 19 ESIF Funding Agreements signed with Member States and regions: Basse- Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. Z.13. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.14. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. Z.15. European Fund for Strategic Investments (‘EFSI EIF’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure, which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. 159

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. EFSI – European Fund Strategic Investment EFSI is an initiative launched jointly by the EIB Group and the European Commission to help overcome the current investment gap in the EU by mobilising private financing for strategic investments. EFSI is a EUR 16 billion guarantee from the EU budget, complemented by an allocation of EUR 5 billion of EIB’s own capital. EFSI comprises both the Innovation and Infrastructure Window ("IIW") and the SME Window ("SMEW"), to be respectively implemented by the EIB and the EIF. A total amount of EUR 5 billion is initially allocated to the SMEW under EFSI, as follows: (i) up to EUR 2.5 billion to be indirectly backed by the EU Guarantee; and (ii) EUR 2.5 billion to be contributed by the EIB at its own risk to increase the currently existing RCR Mandate. The EFSI Steering Board is entitled to increase the allocation of the EU Guarantee to the SMEW by an additional EUR 0.5 billion (i.e., up to a maximum amount of EUR 3 billion from time to time). EFSI - Private Credit The Programme will comprise two complimentary products, the Cash Investment Product and Investor Guarantee Product. The Cash Investment Product will enable EIF’s direct investment into eligible DDFs, prioritising first closings. These fund investments will support fund creation and give EIF the opportunity to provide input on fund governance and investment strategy. EIF’s direct investment aims at catalysing other fund investors, who take considerable comfort from EIF’s participation and due diligence. The Investor Guarantee Product will enable EIF to further support fundraising by partially guaranteeing (up to 50%) the investment made by institutional investors into DDFs where EIF has already committed to invest. The guarantee product is expected to crowd in investors who are new to this nascent asset class but also encourage larger investments from investors already considering an investment. The Investor Guarantee Product can contribute to scaling up the asset class. EFSI - Combination Product Framework product for combining EFSI resources together with EAFRD national resources to create new financial instruments. Aims to address financing gaps and support specific high priority investment objectives where Member State and EU policy objectives align. Agriculture has initially been prioritized as a sector where SMEs experience a significant financing gap. EFSI - Skills & Education Skills and Education Guarantee Pilot is aiming at enhancing access to finance in the field of education, training and skills in the form of a capped (counter-) guarantee instrument, and it is one of the products to pilot under EFSI 2 in preparation of the next MFF. It will have a broad eligibility covering a wide spectrum of education/training programmes both for students and adulthood learners (may also cover SMEs), and be implemented through various intermediaries. • Category A: Students and Learners; • Category B: Enterprises investing in skills and skills utilisation of their workforce; and • Category C: Organisations supplying education, training, skills and related services (including kindergartens, nursery schools, early childhood services, etc.). EFSI-ESCALAR ESCALAR is a EUR300m pilot mandate targeting the financing gap experienced by high growth European companies (scale-ups). ESCALAR invests in funds with an investment focus on scale-ups. ESCALAR will make equity investments in funds, and side vehicles of funds, through a different share class or fund unit to other investors. ESCALAR investments will have different terms to the investments made by other investors, namely a (1) Preference on fund distributions in certain predefined downside scenarios, and (2) Subordination, and reduced claim, on investment returns. Z.16. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. 160

2021 FINANCIAL REPORT Z.17. REG This corresponds to three regional mandates. Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Under the French “Investment Plan 2018-2022” (known as the Macron Investment Plan), a window dedicated to agriculture has been set up in order to mobilise EUR 5 billion of investments in the sector. In this context, the French Ministry of Agriculture has requested the EIF to design a guarantee instrument with the aim of triggering between EUR 750 million and EUR 1.1 billion of new debt financing to French farmers. In light of this, the French Ministry of Agriculture has decided to allocate EUR 60 million for this instrument and has requested the EIF to combine the FMA contribution with an EFSI contribution for an amount up to EUR 45 million. Prêt Participatif Grand Est is a new financial instrument launched in France as a result of the close collaboration between the Région Grand Est and the EIF. It is an important component of the region’s ambitious recovery program known as “Business Act Region Grand-Est” and it aims to mobilise over EUR 250 million of subordinated loans (prêts participatifs) for local entrepreneurs. This financial instrument is funded by Région Grand Est’s own resources and builds on EIF’s standard model of First Loss Portfolio Guarantee (FLPG) deployed through financial intermediaries. It is expected to: • generate a significant leverage on the regional resources committed to this initiative; • create substantial impact on the market by supporting SMEs, including those impacted by the crisis but still intending to pursue viable projects for their growth; • offer preferential credit conditions for Grand Est based entrepreneurs. Z.18. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. Z.19. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.20. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.21. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.22. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product, which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. The Employment and Social Innovation funded instrument ("EaSI Funded Instrument") has been set up as a new sub-fund of the EU Microfinance FCP-FIS. This mandate is the successor of the European Progress Microfinance sub-fund which was launched in 2010 and has a target size of EUR 200m, blending resources from the European Commission, the EIB and the EIF. EaSI Funded Instrument contributes to the development of the new social entrepreneurship ecosystem whilst at the same time consolidates EIF's role in the microfinance market. The loan products provided by the EaSI Funded Instrument will address in particular the funding gap for small intermediaries, such as non-banks and small/niche banks (ethical banks for instance), which usually have limited access to deposit funding, as opposed to larger banks which, having access to secured funding for their lending activity, may seek additional risk coverage through guarantee instruments. 161

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.23. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. Z.24. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.25. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under H2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. Z.26. InnovFin Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.27. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.28. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. Z.29. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. Z.30. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. 162

2021 FINANCIAL REPORT Z.31. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. Z.32. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.33. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, built on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing The EIB prepares financial statements for the specific grant agreements under IPA II. Z.34. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. Z.35. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. Z.36. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.37. National Promotional Institutions (‘NPI’) NPI securitisation initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Under this mandate, EIF is enabled to manage up to EUR 100m of resources from Cassa Depositi e Prestiti (''CDP''). CDP resources under the Mandate will be deployed through investments in technology transfer funds/platforms alongside 1:1 match funding from EIF in the form of co- investment, resulting in total resources managed by EIF under this programme of up to EUR 200m. 163

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES NPI equity platform The EIF-NPI Equity Platform is a collaborative initiative launched by the EIF in 2016, which promotes knowledge sharing and best practices between the EIF and national promotional institutions (NPIs) or banks (NPBs) across EU Member States. Its goal is to enhance access to funding for SMEs and midcaps, support the defragmentation of equity markets, and match national, EU and private sources of funding. Z.38. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. Z.39. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. Z.40. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.41. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro- enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.42. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the H2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. Z.43. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.44. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.45. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). Two additional Italian Regions (Piemonte and Toscana) joined in 2018. The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EAFRD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. 164

2021 FINANCIAL REPORT Z.46. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. Z.48. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.49. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Baltic Innovation Fund 2 (“BIF 2”) is a successor Fund of Funds to the EIF managed Baltic Innovation Fund (“BIF”). The BIF 2 is envisaged to have an identical structure to BIF (virtual FoF that minimises costs and enables synergies with similar initiatives), with a slightly increased size of EUR 156m (BIF size is EUR 130m). The three Baltic States would commit in aggregate EUR 78m (EUR 26m each) alongside EUR 78m from EIF- managed RCR resources. EIF will act as a manager of the facility. BIF 2 would be more focused towards the growth capital to complement the local initiatives for early stage investments. The target level of contributions by the three Baltic NPIs is as follows: • KredEx (Estonia): EUR 26m, • Altum (Latvia): EUR 26m, • INVEGA (Lithuania): EUR 26m. Z.50. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari- passu co-investments to VC funds for all German portfolio companies in all financing rounds until 30 June 2021. Z.51. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.52. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.53. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. 165

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Z.54. German Future Fund Growth Facility (‘GFFGF’) German coalition government programme, which foresees the development of equity instruments with a particular focus on digitalisation and clean- tech (overall targeted volume EUR 10 billion) called the German Future Fund. A potential amount of up to EUR 3 billion could be allocated to EIF for investments into German growth funds and co-investments in companies in a delegated way, or via blind-pool co-investment vehicles. The mandate will have an investment period for initial commitments in funds over 10 years. Z.55. SME Initiative for Spain On 26 January 2015, the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.56. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. Z.57. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017, EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. Z.58. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.59. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. Z.60. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.61. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. Z.62. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.63. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. 166

2021 FINANCIAL REPORT Z.64. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.65. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. Z.66. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. Upon entry into force of the Neighbourhood, Development and International Cooperation Instrument (“NDIC”), the Guarantee Fund became a compartment of the Common Provisioning Fund, which is managed by the European Commission. Management of the Fund by the EIB was terminated. Due to the transfer of the Guarantee Fund’s net assets to the European Commission, the EIB prepared last financial statements as at 31 July 2021. Z.67. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. The fund was terminated in 2021. 167

Statement of Special Section[1]

as at 31 December 2021 and 31 December 2020 (in EUR '000)

ASSETS	31.12.2021	31.12.2020
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	5,828	8,333
Risk capital operations		
- amounts to be disbursed	21,523	21,747
- amounts disbursed	28,479	30,465
	50,002	**52,212**
Total[2]	**55,830**	**60,545**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Operations from risk capital resources		
- amounts disbursed	0	419
Total[3]	**0**	**419**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	76,542	121,821
Total[4]	**76,542**	**121,821**
Total	**132,372**	**182,785**

LIABILITIES	31.12.2021	31.12.2020
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	34,307	38,798
- Yaoundé Conventions	0	419
- Lomé Conventions	76,542	121,821
Total funds under trust management	**110,849**	**161,038**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,523	21,747
Total funds to be disbursed	**21,523**	**21,747**
Total	**132,372**	**182,785**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2021 EUR '000 211,266 (2020: EUR '000 232,416).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2021 EUR '000 29,660 (2020: EUR '000 35,417).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2021 (2020: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2021 (2020: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES 168

2021 FINANCIAL REPORT Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,632 cancellations 178,863 repayments 550,132 -784,627 55,830 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,729 repayments 149,258 -152,987 0 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 742,432 repayments 2,371,822 exchange adjustments 55,851 -3,170,105 76,542 169

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2021, and the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2021, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated financial statements of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the “Directives”). Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR’S REPORT 170

2021 FINANCIAL REPORT 1. Value adjustments of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 December 2021, the Group reports loans accounted for at cost of EUR 415,936 million (31 December 2020: EUR 424,839 million) representing 73% of total assets (31 December 2020: 76%) and recognized individually assessed value adjustments on loans amounting to EUR 439 million (31 December 2020: EUR 573 million). The Group reviews its loans at each reporting date to assess whether an allowance for value adjustments should be recorded. These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of recoverable amount. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the amount of value adjustment recorded. These critical judgments include matters such as the identification and assessment of potential indicators of value adjustments, as well as discounted cash flows forecast techniques, estimation of guarantees obtained, valuation of collaterals received and forbearance measures applied. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of value adjustments on loans. The key inputs and assumptions used by Management in its assessment of loan value adjustments are detailed in Note A.1.2 to the consolidated financial statements as well as the accounting policy for the value adjustment in Note A.2.7.1 and the detail of specific value adjustments in Note D.2. The loans accounted for at cost are disclosed in Note D.1 to the consolidated financial statements as well as the accounting policy for the loans in Note A.2.7.1. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of allowance for value adjustment for individually assessed loans. For a sample of loans with specific allowances for value adjustment, we evaluated the Group’s individual assessment of each loan by specifically challenging the Group’s assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. Based on a retrospective review, we further critically assessed whether the Group revised its estimates and assumptions for specific allowances established in prior years. The impact of the Covid-19 pandemic was followed-up both in assessing the value adjustment of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We also tested a sample of individually significant exposures potentially impaired for which no value adjustment had been recorded as well as a sample of exposures which had not been identified by the Group as being potentially impaired. For both types, we assessed whether appropriate consideration had been given to the collectability of future cash flows and the valuation of the underlying collaterals. We assessed the disclosures in the consolidated financial statements in relation to allowance for value adjustment of loans with reference to the requirements of the prevailing accounting standards. 171

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Other information The Management is responsible for the other information. The other information comprises the information stated in the sections called “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report this fact. We have nothing to report in this regard. Responsibilities of the Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directives, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process. Responsibilities of the réviseur d’entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. 172

2021 FINANCIAL REPORT As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • Conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. 173

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017, signed between European Investment Bank and KPMG Luxembourg Société anonyme, we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 13 years. We confirm that the audit opinion is consistent with the communication to the audit committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Group in conducting the audit. Luxembourg, 10 March 2022 KPMG Luxembourg, Société anonyme Cabinet de révision agréé S. Chambourdon Partner 174

2021 FINANCIAL REPORT The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH THE GENERAL PRINCIPLES OF THE ‘DIRECTIVES’ The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2021 prepared in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • the consolidated financial statements for the financial year ended 31 December 2021 adopted by the Board of Directors on 10 March 2022, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure, STATEMENT BY THE AUDIT COMMITTEE 175

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER EU DIRECTIVES to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2021, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2021, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2022 The Audit Committee A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES K. PLUTO J. SUTHERLAND B. DEVILLON-COHEN V. IUGA 176

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS as at 31 December 2021 177

2021 FINANCIAL REPORT Consolidated balance sheet as at 31 December 2021 (in EUR ’000) Assets 31.12.2021 31.12.2020 1. Cash in hand, balances with central banks and post office banks (Note B.1) 1,483,285 835,163 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 37,237,861 32,194,810 3. Loans and advances to credit institutions a) repayable on demand 797,488 613,764 b) other loans and advances (Note C) 74,741,569 60,268,922 c) loans (Note D.1) 94,682,744 106,066,078 d) impairment on loans and advances, net of reversals (Note D.2) -75,226 -125,922 170,146,575 166,822,842 4. Loans and advances to customers a) other loans and advances (Note C) 677,197 900,604 b) loans (Note D.1) 339,994,473 344,965,282 c) impairment on loans and advances, net of reversals (Note D.2) -288,259 -482,180 340,383,411 345,383,706 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 5,024,595 5,200,497 b) issued by other borrowers 7,034,187 7,720,588 12,058,782 12,921,085 6. Shares and other variable-yield securities (Note B.3) 18,872,305 13,323,450 7. Derivative assets (Note Q) 41,734,302 53,285,964 8. Property, furniture and equipment (Note E) 374,320 371,854 9. Intangible assets (Note E) 58,408 39,279 10. Other assets (Note G.1) 183,884 81,132 11. Subscribed capital and reserves, called but not paid (Note W.1) 1,133,642 1,454,535 12. Prepayments 271,753 319,762 13. Assets held for sale 0 11,000 Total assets 623,938,528 627,044,582 The accompanying notes form an integral part of these consolidated financial statements. 178

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Consolidated balance sheet (continued) as at 31 December 2021 (in EUR ’000) Liabilities and equity 31.12.2021 31.12.2020 Liabilities 1. Amounts owed to credit institutions (Note H.1) a) repayable on demand 4,775,575 4,197,199 b) with agreed maturity or periods of notice 18,796,352 12,302,079 23,571,927 16,499,278 2. Amounts owed to customers (Note H.2) a) repayable on demand 1,645,154 1,680,511 b) with agreed maturity or periods of notice 175,496 20,951 1,820,650 1,701,462 3. Debts evidenced by certificates (Note I) a) debt securities in issue 461,915,358 471,636,014 b) others 11,987,275 13,260,959 473,902,633 484,896,973 4. Derivative liabilities (Note Q) 29,529,619 38,355,226 5. Other liabilities (Note G.2) 4,981,663 5,487,842 6. Deferred income (Note F) 443,133 434,583 7. Provisions a) pension plans and health insurance scheme (Note J) 8,623,332 9,569,495 b) provisions for guarantees issued and commitments (Note D) 42,537 61,084 8,665,869 9,630,579 Total liabilities 542,915,494 557,005,943 Equity 8. Capital (Note W) a) subscribed 248,795,607 248,795,607 b) uncalled -226,604,892 -226,604,892 22,190,715 22,190,715 9. Consolidated reserves a) reserve fund 24,879,561 24,328,415 b) additional reserves 9,736,449 6,486,767 c) fair value reserve 575,725 522,532 d) special activities reserve 12,152,954 11,736,896 e) general loan reserve 2,021,337 2,135,891 49,366,026 45,210,501 10. Profit for the financial year (Note K) 8,277,324 2,637,423 Total equity attributable to the equity holders of the Bank 79,834,065 70,038,639 11. Non-controlling interests 1,188,969 0 Total equity 81,023,034 70,038,639 Total liabilities and equity 623,938,528 627,044,582 The accompanying notes form an integral part of these consolidated financial statements. 179

2021 FINANCIAL REPORT Consolidated income statement for the year ended 31 December 2021 (in EUR ‘000) 2021 2020 1. Interest and similar income (Note L)(1) 16,312,260 17,823,932 2. Interest expense and similar charges (Note L) -13,272,582 -14,901,098 3. Income from shares and other variable-yield securities 838,815 275,473 4. Fee and commission income (Note O) 585,247 497,687 5. Fee and commission expense (Note O) -434,377 -327,649 6. Result on financial operations (Note M) (2) 5,630,207 649,410 7. Net other operating income and expense (Note N) -1,397 5,557 8. Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4) 291,582 -26,464 9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals 38,890 835 10. General administrative expenses (Note P) a) staff costs -1,207,031 -1,049,435 b) other administrative expenses -246,922 -223,575 -1,453,953 -1,273,010 11. Depreciation and amortisation: property, furniture and equipment and intangible assets (Note E) a) property, furniture and equipment -70,272 -69,240 b) intangible assets -21,035 -18,010 -91,307 -87,250 12. Profit for the financial year 8,443,385 2,637,423 Attributable to: Non-controlling interests 166,061 0 Equity holders of the Bank 8,277,324 2,637,423 (1) For the year ended 31 December 2021, Interests and similar income included EUR '000 5,493,411 (2020: EUR '000 6,260,630) calculated on assets held at amortised cost based on effective interest method. (2) For the year ended 31 December 2021, Result on financial operations included EUR '000 2,649 (2020: EUR '000 6,610) net gains resulting from the derecognition of financial assets measured at amortised cost. The accompanying notes form an integral part of these consolidated financial statements. 180

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2021 (in EUR ’000) 2021 2020 Profit for the financial year 8,443,385 2,637,423 Other comprehensive income/loss Items that will never be reclassified to profit or loss: Remeasurements of defined benefit liability (Note J) 1,474,982 -1,157,082 Changes in fair value attributable to change in the own credit risk of financial liabilities designated at the FVO - fair value reserve (Note R) 66,183 -109,852 Net gains / losses on investment in equity instruments designated at FVOCI (Note B.3) 83,048 22,122 Items that are or may be reclassified to profit or loss: Changes in fair value attributable to the currency basis spread of hedging derivatives - fair value reserve (Note Q) -96,038 -102,184 Total other comprehensive income/loss 1,528,175 -1,346,996 Total comprehensive income/loss 9,971,560 1,290,427 Attributable to: Non-controlling interests 251,427 0 Equity holders of the Bank 9,720,133 1,290,427 The accompanying notes form an integral part of these consolidated financial statements. 181

182 2021 FINANCIAL REPORT

Consolidated statement of changes in equity

for the year ended 31 December 2021 (in EUR '000)

	Subscribed capital	Uncalled capital	Reserve fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Result of the year before appropriation	Total	Non-controlling interests	Total consolidated equity
Balance at 1 January 2020	**243,284,155**	**-221,585,020**	**24,328,415**	**8,000,597**	**712,446**	**10,777,675**	**2,170,177**	**2,957,590**	**70,646,035**	**0**	**70,646,035**
Comprehensive income											
Profit / Loss for the financial year	0	0	0	0	0	0	0	2,637,423	2,637,423	0	2,637,423
Other comprehensive income	0	0	0	-1,157,082	-189,914	0	0	0	-1,346,996	0	-1,346,996
Total comprehensive income	**0**	**0**	**0**	**-1,157,082**	**-189,914**	**0**	**0**	**2,637,423**	**1,290,427**	**0**	**1,290,427**
Appropriation of prior year's result	**0**	**0**	**0**	**2,032,655**	**0**	**959,221**	**-34,286**	**-2,957,590**	**0**	**0**	**0**
Other	0	0	0	-416	0	0	0	0	-416	0	-416
Transactions with owners of the Group											
Capital to be paid to the UK as from 1 February 2020 (*)	-39,195,022	35,699,118	0	0	0	0	0	0	-3,495,904	0	-3,495,904
Symmetrical Capital Replacements as of 1 March 2020 (*)	39,195,022	-35,699,118	0	-3,495,904	0	0	0	0	0	0	0
Asymmetrical Capital Increase for Poland and Romania as of 1 March 2020 (*)	5,511,452	-5,019,872	0	1,106,917	0	0	0	0	1,598,497	0	1,598,497
Total transactions with owners of the Group	**5,511,452**	**-5,019,872**	**0**	**-2,388,987**	**0**	**0**	**0**	**0**	**-1,897,407**	**0**	**-1,897,407**
Balance at 31 December 2020	**248,795,607**	**-226,604,892**	**24,328,415**	**6,486,767**	**522,532**	**11,736,896**	**2,135,891**	**2,637,423**	**70,038,639**	**0**	**70,038,639**
Comprehensive income											
Profit / Loss for the financial year	0	0	0	0	0	0	0	8,277,324	8,277,324	166,061	8,443,385
Other comprehensive income	0	0	0	1,389,616	53,193	0	0	0	1,442,809	85,366	1,528,175
Total comprehensive income	**0**	**0**	**0**	**1,389,616**	**53,193**	**0**	**0**	**8,277,324**	**9,720,133**	**251,427**	**9,971,560**
Appropriation of prior year's result	**0**	**0**	**551,146**	**1,784,773**	**0**	**416,058**	**-114,554**	**-2,637,423**	**0**	**0**	**0**
Other	0	0	0	75,293	0	0	0	0	75,293	0	75,293
Transactions with owners of the Group											
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	937,542	937,542
Total transactions with owners of the Group	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**937,542**	**937,542**
Balance at 31 December 2021	**248,795,607**	**-226,604,892**	**24,879,561**	**9,736,449**	**575,725**	**12,152,954**	**2,021,337**	**8,277,324**	**79,834,065**	**1,188,969**	**81,023,034**

(*) see Note A.1.3

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated cash flow statement

for the year ended 31 December 2021 (in EUR '000)

	2021	2020
A. Cash flows from operating activities:		
Profit for the financial year	**8,443,385**	**2,637,423**
Adjustments for:		
Change in impairment on loans and advances and provisions for guarantees (Notes D.2, D.4)	-291,582	26,464
Depreciation and amortisation on property, furniture and equipment and intangible assets, and write-off (Note E)	91,415	87,300
Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities	38,890	-835
Change in fair value adjustment of debt securities	216,851	-82,783
IFRS adjustments on loans and associated swaps (Note M.1)	182,635	-36,174
IFRS adjustments on borrowings and associated swaps (Note M.1)	-278,609	-267,844
IFRS adjustments on other derivatives (Note M.1)	-81,535	540,944
Net interest income (Note L.1)	-3,039,678	-2,922,834
Effect of exchange rate changes	79,838	10,530
Profit/Loss on operating activities	**5,361,610**	**-7,809**
Disbursements of loans and advances to credit institutions and customers	-37,670,096	-51,605,321
Repayments of loans and advances to credit institutions and customers	50,381,755	48,874,685
Change in other loans and advances (Note C)	8,658,820	12,798,500
Change in deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	-35,110	1,621
Change in treasury operational portfolios	-9,224,164	593,177
Change in amounts owed to credit institutions and customers (Note H)	7,276,336	9,134,010
Change in provisions for pension plans and health insurance scheme	-2,210,900	602,440
Change in provisions for guarantees issued and commitments (Note D.4)	16,692	2,825
Change in interest accrued on cash and cash equivalents	1,058	30,054
Change in other assets and other liabilities	-867,565	-64,392
Interest received	15,224,602	14,298,798
Interest paid	-12,257,565	-14,262,269
Net cash used from/(used in) operating activities	**24,655,473**	**20,396,319**
B. Cash flows from investing activities:		
Securities in Long Term HQLA Portfolio purchased during the year	-385,243	0
Securities from Long Term HQLA Portfolio matured or sold during the year	701,588	61,000
Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	-2,266,247	-3,109,456
Redemption of loan substitutes and ABS portfolio EIF included in the debt securities portfolios	4,335,592	3,307,500
Additions on shares and other variable-yield securities (Note B.3)	-2,720,926	-2,185,459
Reflows on shares and other variable-yield securities (Note B.3)	2,345,863	1,194,465
Purchase of property, furniture and equipment and intangible assets (Note E)	-63,109	-62,285
Net cash used from/(used in) investing activities	**1,947,518**	**-794,235**
C. Cash flows from financing activities:		
Issuance of debts evidenced by certificates	100,348,462	150,299,236
Redemption of debts evidenced by certificates	-107,709,303	-150,160,396
Member States' contribution	319,700	159,850
Purchase / Subscription of EIF shares	484,363	-13,267
Sale of EIF shares	0	7,510
Payment of lease liabilities	-41,366	-40,697
Net cash used from/(used in) financing activities	**-6,598,144**	**252,236**
Summary statement of cash flows:		
Cash and cash equivalents at beginning of financial year	**48,074,653**	**29,709,759**
Net cash from:		
Operating activities	24,655,473	20,396,319
Investing activities	1,947,518	-794,235
Financing activities	-6,598,144	252,236
Effect of exchange rate changes on cash held	1,041,968	-1,489,426
Cash and cash equivalents at end of financial year	**69,121,468**	**48,074,653**
Cash and cash equivalents are composed of:		
Cash in hand, balances with central banks and post office banks, excluding deposit with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1)	1,338,806	725,794
Money market securities (Note B.2)	142,403	2,801,772
Loans and advances to credit institutions and customers:		
Repayable on demand	797,488	613,764
Other loans and advances (Note C)	66,842,771	43,933,323
	69,121,468	**48,074,653**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 183

2021 FINANCIAL REPORT Consolidated cash flow statement (continued) for the year ended 31 December 2021 (in EUR ‘000) Non-cash changes (In EUR '000) 2020 Cash flows Exchange adjustments Fair value adjustment and accrued interest on financial liabilities Other changes 2021 Long-term borrowings 474,605,141 -10,279,554 11,237,410 -15,845,450 0 459,717,547 Lease liability 124,275 -41,366 -923 265 49,900 132,151 Short-term borrowings 10,291,832 2,918,713 974,541 0 0 14,185,086 Total liabilities from financing activities 485,021,248 -7,402,207 12,211,028 -15,845,185 49,900 474,034,784 The accompanying notes form an integral part of these consolidated financial statements. 184

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2021 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, L-2950 Luxembourg. The Bank and its subsidiary are defined as the ‘Group’ or ‘EIB Group’. The subsidiary held by the Bank is disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2022 and authorised their submission to the Board of Governors for approval by 22 April 2022. A.1.2. Basis of measurement The consolidated financial statements have been prepared on an amortised cost basis, except for derivative financial instruments, financial assets at fair value through other comprehensive income, financial assets and liabilities designated at fair value through profit or loss, financial instruments mandatorily measured at fair value through profit or loss and financial guarantees, which have been measured at the higher of the amount initially recognised less amortisation (when appropriate) under IFRS 15 and the loss allowance determined in accordance with IFRS 9. The receiver leg is measured at fair value through profit or loss by discounting the future cash flows according to IFRS 9. The amortised cost (‘AC’) of financial assets and financial liabilities, designated as hedged items in qualifying fair value hedging relationships, are adjusted for hedging gains or losses. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.1.3. Bank’s exposure to the United Kingdom (‘UK’) On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (‘EU’) pursuant to Article 50 of the Treaty on European Union (‘TEU’). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (‘EIB’) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into called subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. In addition, the capital subscribed by Poland and Romania in the EIB increased by EUR 5,386,000,000 and EUR 125,452,381, respectively. This capital increase (Asymmetrical Capital Increase) took effect on 1 March 2020, one month after the withdrawal of the United Kingdom from the EU. Poland and Romania will pay the called portion of their increase in the EIB’s subscribed capital and contribute to the EIB reserves in ten equal semi-annual instalments. Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU. A first set of changes to the EIB Statute entered into force on 1 February 2020. 185

2021 FINANCIAL REPORT These statutory amendments included the removal of references to the United Kingdom in the EIB Statute, reflecting the termination of UK membership of the EIB. Several changes to governance provisions also became effective at that time, including an increase in the number of alternate members of the EIB’s Board of Directors and the introduction of qualified majority voting for the approval of the EIB’s Operational Plan, its Rules of Procedure and the appointment of members of its Management Committee. A second set of amendments to the EIB Statute in respect of the capital increase of Poland and Romania and related governance changes entered into force on 1 March 2020. The Withdrawal Agreement contains, among other things, several provisions governing the financial settlement in respect of the EIB as a result of the termination of UK membership of the EIB. In accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the United Kingdom shall remain liable, under its former share of the subscribed capital in the EIB, for the EIB’s pre-withdrawal exposure. In this respect as at 31 December 2021, the EIB’s pre-withdrawal exposure amounts to EUR 506,596 million, whereas the limit of the United Kingdom’s liability amounts to EUR 39,195 million. The United Kingdom shall also remain liable for other EIB risks as long as such risks are not related to post-withdrawal lending. In addition, in accordance with the provisions laid down in Article 150 of the Withdrawal Agreement, the EIB shall pay to the United Kingdom on behalf of the EU an amount equal to the UK share of the called capital of the EIB in twelve annual instalments. Except for such repayment of the UK called capital, the EIB shall not be obliged to make any other payment, return or remuneration to the United Kingdom in connection with the termination of its membership of the EIB or on account of the retention by the United Kingdom of certain liabilities as described in the relevant provisions of the Withdrawal Agreement. The withdrawal of the United Kingdom from the EU, and the resulting termination of its membership of EIB, had no material impact on the consolidated financial statements of the EIB as of 31 December 2020 (except the aforementioned impact on the Bank's own funds) and as of 31 December 2021. A.2. Significant accounting judgments and estimates In preparing the consolidated Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial instruments recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives (Note A.4.6). Impairment losses on financial instruments The expected credit loss (‘ECL’) measurement requires management to apply significant judgments, in particular, the assessment of a significant increase in credit risk since initial recognition, the incorporation of forward looking information and further the estimation of the amount and timing of future cash flows and collateral values when determining impairment losses. These estimates are driven by a number of factors, which can result in significant changes in the timing and amount of allowance for credit loss to be recognised (Note A.4.4); relevant assumptions on the effects on impairment resulting from COVID – 19 are detailed in Note A.4.4 and Note S. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data (Note A.4.6). Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty (Note A.4.14). Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘EIF’)), in which it holds an interest, are controlled by the Group at the end of the year based on its aggregate economic interests in the individual entities (comprising any carried interests and expected management fees) and the rights to remove the decision making body. 186

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS In all cases, based on the assessment of the aforementioned factors, the Group is not able to control individually either the General Partner or the Fund Manager or the Management Board which have sole responsibility for the management and control of the activities and affairs of the investees and have the power and authority to do whatever necessary to carry out the purpose and objectives of the investees (Note B.4). Uncertainty arising from IBOR reform The Group considers uncertainty over the timing and amount of the IBOR reform not to be present as at 31 December 2021 for benchmark cessing to exist immediately after 31 December 2021, namely GBP, CFH and JPY LIBOR. Accordingly, the Group stops applying the exemptions of the IASB Phase 1 amendments to the Interest Rate Benchmark reform for those LIBORs. For benchmark cessing to exist immediately after 30 June 2023, namely USD LIBOR, the Group applies IASB Phase 1 amendments related to the uncertainty. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards: Standards adopted The following interpretations, as well as the amendments to and revision of existing standards, became effective for the Group’s consolidated financial statements as of 1 January 2021: Interest Rate Benchmark Reform, Phase 2 - amendments to IFRS 9, IAS 39, IFRS 7 and IFRS 16 These amendments, issued on 27 August 2020, concluded the IASB response to the ongoing reform of inter-bank offered rates (IBOR) and other interest rate benchmarks. The amendments focus on the effects on financial statements when a company replaces the old interest rate benchmark with an alternative benchmark rate as a result of the reform. They provide practical relief from certain requirements of the standards. In particular, those reliefs relate to modification of financial instruments, lease contracts or hedge relationships when a benchmark interest rate in a contract is replaced with a new alternative benchmark rate. When the change to contractual cash flow of a financial instrument is the direct consequence of the interest rate benchmark reform and this change is performed on an economically equivalent basis, the Phase 2 amendments provide a practical expedient to update the effective interest rate to reflect the change without derecognising or adjusting the carrying amount of the financial instrument. The amendments also provide an exception to use a revised discount rate that reflects the change in interest when remeasuring a lease liability rate because of a modification required by the reform. Finally, the Phase 2 amendments provide a series of reliefs from the hedge accounting requirements when the change is a direct consequence of the reform and is performed on economically equivalent basis. In particular, a company will not have to discontinue its hedge accounting solely because it makes changes required by the reform. The adoption of the amendments to the standards was performed retrospectively with no impact on the opening balance. COVID-19-Related Rent Concessions beyond 30 June 2021 – Amendments to IFRS 16 In March 2021, the IASB amended the conditions of the practical expedient in IFRS 16 that provides relief to lessees from applying the IFRS 16 guidance on lease modifications to rent concessions arising as a direct consequence of the COVID-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a COVID-19 related rent concession from a lessor is a lease modification. Following the amendments, the practical expedient now applies to rent concessions for which any reduction in lease payments affects only payments originally due on or before 30 June 2022, provided the other conditions for applying the practical expedient are met. The amendments have been endorsed by the EU on 30 August 2021 and is effective for annual periods beginning on or after 1 April 2021. The Group has early adopted the amendments, however the amendments did not have an impact on the Group’s consolidated financial statements. Standards issued but not yet adopted, impacting the Bank Annual improvements 2018-2020 cycle (amendments on IFRS 1, IFRS 9 and IFRS 16) and narrow scope amendments to IFRS 3, IAS 16, IAS 37 Amendments to IFRS 3 “Business Combinations” – update a reference in IFRS 3 to the Conceptual Framework for Financial Reporting without changing the accounting requirements for business combinations. Amendments to IAS 16 “Property, plant and equipment” - prohibit an entity from deducting from the cost of property, plant and equipment amounts received from selling items produced while the entity is preparing the asset for its intended use. Instead, the entity will recognise such sales proceeds and related cost in profit or loss. Amendments to IAS 37 “Provisions, contingent liabilities and contingent assets” - specify which costs an entity includes when assessing whether a contract will be loss-making. These amendments have been endorsed by the EU on 28 June 2021 and are effective for annual periods beginning on or after 1 January 2022. The Group did not adopt these amendments earlier and does not expect them to have a significant impact on the Group’s consolidated financial statements. 187

2021 FINANCIAL REPORT A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are all entities directly or indirectly controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. All significant subsidiaries are included in the consolidated financial statements under IFRS, while entities immaterial to the Group are excluded from the scope of consolidation. The financial statements of any subsidiary are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements of EIB Group comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and those of its subsidiary, the European Investment Fund (the ‘Fund’ or ‘EIF’). The financial statements of its subsidiary are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank exercises control over the EIF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB and the EIF line by line by adding together like items of assets, liabilities, equity, income and expenses. Non-controlling interests Under IFRS, non-controlling interests are measured at their proportionate share of the subsidiaries net identifiable assets. They represent the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. The non-controlling interest attributable to the European Commission (‘EC’) as one of the minority shareholders of the EIF is presented separately in the consolidated balance sheet under “Equity attributable to non-controlling interest” and consolidated income statement under “Profit attributable to non-controlling interest”. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking (‘RSPU’) in respect of the shares held by the EIF’s non-controlling shareholders other than the EC, the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit for the year, net of the dividend decided by the EIF’s General Meeting (see also Note G). Under IFRS, the RSPU is considered as a written put option over the above non-controlling interest, reflecting a contractual obligation to pay cash in the future to purchase the EIF shares from this minority shareholder group. As per IAS 32, such an arrangement gives rise to a financial liability in the amount of the present value of the redemption amount even if the payment of that cash is conditional on the option being exercised by the holder. Accordingly, under IFRS, the commitment is reclassified from “Non-controlling interest” and a corresponding financial liability in the amount of the fair value of the option’s exercise price (equivalent to the yearly established agreed price) is recognised under “Other liabilities” and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charges”. Any excess or deficit of non-controlling interest over the agreed price is reclassified to “consolidated reserves”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.8.6. Transactions eliminated on consolidation After aggregation of the balance sheet and the income statement accounts, all intra-group balances and transactions, income and expenses resulting from intra-group transactions are eliminated. A.4.2. Foreign currency translation The consolidated Financial Statements are presented in euro (‘EUR’), as the functional currency of the Group and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement under “Result on financial operations”. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. 188

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non- monetary financial asset, exchange differences are either recognised in the consolidated income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement under “Result on financial operations”. A.4.3. Classification and measurement Financial assets and financial liabilities At initial measurement, the Group measures a financial asset or a financial liability at fair value plus or minus, for an item not at fair value through profit or loss (‘FVTPL’), transaction costs that are directly attributable to its acquisition or issue. The fair value at initial recognition is generally its cost. On initial recognition, a financial asset is classified as measured at amortised cost (‘AC’), fair value through other comprehensive income (‘FVOCI’) or FVTPL and a financial liability is classified as measured at AC or FVTPL. Under IFRS 9, classification starts with determining whether the financial asset shall be considered as a debt or equity instrument. IFRS 9 refers to the definitions in IAS 32 Financial Instruments: Presentation. Debt instruments are those instruments that meet the definition of a financial liability from the issuer’s perspective according to IAS 32, such as loans, government and corporate bonds. A debt instrument is classified at amortised cost if it meets both of the following conditions and is not designated as at fair value through profit or loss: • the asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and • the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding (‘SPPI criteria’). A debt instrument is classified at fair value through other comprehensive income only if it meets both of the following conditions and is not designated as at fair value through profit or loss: • the asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and • the contractual terms of the financial asset give rise on specific dates to cash flows that are fulfilling the SPPI criteria. The above requirements should be applied to an entire financial asset, even if it contains an embedded derivative. Equity instruments are instruments that meet the definition of equity from the issuer’s perspective according to IAS 32, that is, instruments that do not contain a contractual obligation to pay and that evidence a residual interest in the issuer’s net assets. On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in other comprehensive income. This election is made on an investment-by-investment basis. All other financial assets are classified as measured at fair value through profit or loss. A financial liability is measured at amortised cost except for financial liabilities: • that meet the definition of held for trading (e.g. derivative liabilities); and • that are designated as measured at fair value through profit or loss. In addition, on initial recognition, the Group may irrevocably designate a financial asset or liability that otherwise meets the requirements to be measured at amortised cost as at fair value through profit or loss (so called “fair value option” (‘FVO’) when elected or FVTPL) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise or if the financial assets and financial liabilities are managed and its performance is evaluated on a fair value basis. The main financial instruments designated at the FVO are hedged loans and debts evidenced by certificates that are not eligible for hedge accounting. For the purpose of disclosure requirements, the Group has defined the classes of financial instruments based on similarity of characteristics. Business model assessment EIB Group makes an assessment of the objective of a business model in which a debt instrument is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management´s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realising cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to the Group’s management; • the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed; and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of how the Group’s stated objective for managing the financial assets is achieved and how cash flows are realised. 189

2021 FINANCIAL REPORT Solely payment of principal and interests (‘SPPI’) criteria For the purpose of this assessment, ‘principal’ is defined as the fair value of the debt instrument on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, EIB Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. Derecognition The Group derecognises a financial asset when the contractual rights to the cash flows from the financial asset expire or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Group derecognises a financial liability when its contractual obligations are discharged, cancelled or expired. On derecognition of a financial asset or financial liability, the difference between the carrying amount of the asset or liability (or the carrying amount allocated to the portion of the asset or liability derecognised) and the sum of (i) the consideration received or paid and (ii) any cumulative gain or loss that had been recognised in other comprehensive income is recognised in profit or loss except for the cumulative gains or losses recognised in other comprehensive income for equity investments measured at fair value through other comprehensive income which are transferred to the additional reserves rather than to the income statement on disposal. In the context of IBOR reform, the Group’s assessment of whether a change to an amortised cost financial instrument is substantial, is made after applying the practical expedient introduced by IBOR reform Phase 2. As per the amendments issued by the IASB, the Group does not derecognise a financial instrument, which contractual cash flows are modified as a direct consequence from the reform and the change is economically equivalent to the previous basis for determining the contractual cash flows (i.e., the basis immediately before the change). Reclassification Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Group changes its business model for managing financial assets. Modification A financial asset measured at amortised cost is considered modified when its contractual cash flows are renegotiated or otherwise modified. Renegotiation or modification may or may not lead to derecognition of the old and recognition of the new financial instrument. A substantial contractual modification on the cash flows of a financial asset measured at amortised cost which results in the derecognition of the financial asset, leads to the recognition of the new financial asset at its fair value, and the recording of the modification gain or loss impact in the consolidated income statement under “Result on financial operations”. A contractual modification is deemed substantial if the discounted present value of the cash flows under the revised terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial asset. Qualitative factors such as a change in the currency on which the financial asset is denominated and conversion features are also considered. In the context of IBOR reform, the Group’s assessment of whether a change to an amortised cost financial instrument is substantial, is made after applying the practical expedient introduced by IBOR reform Phase 2. The Group updates the effective interest rate, without modifying the carrying amount of the financial instrument if the basis for determining the contractual cash flows of the financial instrument, measured at amortised cost, changes as a direct consequence from the reform and if the change is economically equivalent to the previous basis (i.e., the basis immediately before the change). Offsetting The Group offsets financial assets and liabilities in the Group's consolidated balance sheet if the corresponding criteria under IAS 32 are met. Furthermore, the financial assets and liabilities might be subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. A.4.4. Impairment IFRS 9 is based on a forward-looking ‘expected credit loss’ (‘ECL’) model. This requires judgment as to how changes in economic factors affect expected credit losses, which are determined on a probability-weighted basis. Within the Group, the IFRS 9 impairment model applies to financial assets measured at amortised cost as well as to off-balance sheet commitments and financial guarantees. Under IFRS 9, loss allowances are measured on either of the following bases: • 12-month ECL’s: these are the ECLs that result from possible default events within the 12 months after the reporting date; and • Lifetime ECL’s: these are the ECLs that result from all possible default events over the expected life of a financial instrument. The IFRS 9 standard sets out a “three-stage” model for impairment based on changes in credit quality since initial recognition. Financial instruments are classified in Stage 1 except for those instruments for which significant increase in credit risk (‘SICR’) since initial recognition is identified. This includes both quantitative and qualitative information and analysis, based on the Group’s expertise, including forward-looking information. Further details on credit risk policies are detailed under Note S.2. 190

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS The Group’s assessment of the significant increase in credit risk is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGPs’), notably covering early warning trigger, internal rating (a decrease of 3 notches or more when compared to the historical internal rating for counterparties which current internal rating is below investment grade), arrears (30 days past due) and Watch List (‘WL’). In line with guidance issued by standard setters and market practises, the Group considers that the application of COVID-19 short-term forbearance measures to performing counterparties, aimed at addressing the adverse systemic economic impact of the COVID-19 pandemic, should not be considered by themselves as an automatic trigger to conclude that SICR has occurred. As disclosed under note S.2.3.3.3., the Group applies expert judgement when assessing the credit risk of such counterparties. The Group considers that any COVID-19 pandemic effect is reflected within the existing forward-looking ECL model which is deemed sufficiently robust to factor in such extreme events. Notably, respective impacts, if any, have been directly captured through the macroeconomic projections and the PD terms structures. If significant increase in credit risk has occurred, the financial instrument is moved to Stage 2 but is not yet deemed to be credit-impaired. If the financial instrument is credit-impaired, the financial instrument is then moved to Stage 3. To identify Stage 3 exposures, the Bank determines whether or not there is objective evidence of a non-performing exposure. For that, the Group considers a financial asset to be in default when the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group or the borrower is past due more than 90 days on any material credit obligation to the Group. In this respect, a financial asset is considered credit impaired when it is determined that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s characteristics, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to the consolidated income statement. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established impairments or directly to the consolidated income statement and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to the consolidated income statement. Measuring ECL – Inputs, Assumptions and Techniques Lifetime ECL measurement applies to Stage 2 and Stage 3 assets, while 12-month ECL measurement applies to Stage 1 assets. The measurement of the expected credit losses was performed based on the following credit risk parameters: • Probability of default (‘PD’); • Loss Given default (‘LGD’); and • Exposure at default (‘EAD’). The probability of default represents the likelihood of a counterpart defaulting on its financial obligation, either over the next 12 months, or over the remaining lifetime of the obligation. PD is an estimate at a certain date, which is calculated based on statistical rating models, and assessed using rating tools tailored to the various categories of counterparties and exposures. Ratings are primary input into the determination of the term structure of probability of default for exposures. The Group collects performance and default information about its credit risk exposures. The collected data are segmented by industry and region. Different industries and regions reacting in a homogenous manner to changes in the credit conditions and macroeconomic environment are analysed together. The Group employs statistical models to estimate the multi-period probability of default incorporating macroeconomic projections. The loss given default represents the expectation of the ratio of the loss on an exposure due to the default of a counterparty to the amount outstanding at default. Loss given default can be also defined as “1 - Recovery Rate”. LGD estimates are determined mainly by geography and by type of counterparty, with five main exposure classes: Sovereigns, Public Institutions, Financial Institutions, Corporate and Project Finance. LGD values can be further adjusted based on the product and contract specific features of the exposure. The Group incorporates forward-looking information into both its assessment of whether the credit risk of an instrument has increased significantly since its initial recognition and its measurement of expected credit losses. For the measurement of ECL, the Group has developed a conditional modelling approach for calculating PD term structures involving: • the definition of an economically reasonable link function between the credit cycle and macroeconomic variables, and • a set of three macro-economic scenarios (one baseline and two scenarios reflecting downturn and upturn in the economy) with multi-year potential realisation for the GDP and their associated likelihoods. To generate macroeconomic scenarios, the Bank uses a macro semi-structural multi-country and multi-equation model of the global economy with country specific blocks. The central / baseline scenario is designed to be consistent with the most recent European Commission (‘EC’) forecasts. The positive and negative scenarios are designed around the central scenario by the deployment of the multi-country/multi-equation model. The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the observed volatility of the variable. Also expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. As a result, shocks are determined together with a decay function to determine the impact of the shocks over time. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators/trackers deployed in a consistent manner over time to capture uncertainty. 191

2021 FINANCIAL REPORT The EAD represents the expected exposure in the event of a default EAD and is based on the current exposure to the counterparty and potential changes to the current amount allowed under the contract including amortisation. The EAD of a financial asset is its gross carrying amount. For lending commitments and financial guarantees, the EAD includes the amount drawn, as well as potential future amounts that may be drawn under the contract. Preferred creditor status (‘PCS’) The principle of supremacy of EU primary law and the principle that the property of the EIB shall be exempt from all forms of requisition and expropriation, as enshrined in the EIB Statute, are deemed to guarantee a full recovery of the EU Sovereign Exposures on maturity. This financial protection and the benefit of the preferred creditor status result in no credit risk or impairment loss from Member States sovereign exposure or guarantees. However, similarly to other creditors, the EIB is bound by the majority decision based on collective action clauses (‘CAC’) included in debt instruments issued by EU Sovereigns. A.4.5. Derivatives and hedging activities The Group uses derivative instruments mainly for hedging market exposure on borrowings, treasury and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Accrued interest on derivatives is part of the fair value recorded. Fair values are obtained from market inputs, discounted cashflow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. Changes in the fair value of derivatives are included in “Result on financial operations”. The Group’s hedging activities are designed to mitigate interest rate and currency risk by using swaps to convert the interest rate risk profile, on both assets and liabilities, into standard floating rate risk. Where the Group enters into a micro-hedge, each hedge relationship includes one or multiple hedged items, hedged fully or partially. Dependent on the hedging instrument, the hedged risk of the hedged item is determined as follows: • in case of using interest rate swap, only the interest rate risk with respect to the benchmark interest rate curve of the hedged item is hedged; and • in case of using a currency interest rate swap, the interest rate risk with respect to the benchmark interest rate curve and the currency risk with respect to the benchmark currency of the hedged item are hedged. From the three types of hedging relationships recognised by IFRS 9, the Group currently only applies fair value hedge accounting. A fair value hedge is a hedge arrangement to mitigate risk related to changes in fair value of a recognised asset or liability or an unrecognised firm commitment, or a component of any such item, that is attributable to a particular risk and could affect profit or loss. The objective of hedge accounting is to represent, in the financial statements, the effect of the Group’s risk management activities that use financial instruments, on a micro-basis, to manage exposures arising from particular risks that could affect profit or loss. The Group also hedges interest rate risk and basis risk on a macro basis as part of asset-liability management without application of hedge accounting. To qualify for hedge accounting, a hedge relationship has to consist of eligible hedging instruments and eligible hedged items. A derivative measured at fair value through profit or loss may be designated as a hedging instrument. The Group uses the following eligible hedging instruments and combinations of them: • Interest rate swaps; and • Currency swaps. A qualifying hedging instrument is designated in its entirety as a hedging instrument, with the exception that the foreign currency basis spread in case of currency swaps, which is separated and excluded from the designation. A hedged item can be a recognised asset or liability or an unrecognised firm commitment. The hedged item can be a single item or a group of items and can also be a component of such an item or group of items. The following eligible hedged items are designated by the Group: • Borrowings; • Loan substitutes; • Loans; and • Treasury debt securities. The Group may also designate as hedged item or hedging instrument components of nominal amount of the aforementioned eligible financial assets and liabilities. In applying fair value hedge of interest rate risk, the Group designates as hedged risk the non-contractually specified benchmark interest component that is separately identifiable and reliably measureable. For outstanding hedging relationships that are yet to transition from LIBOR to an alternative risk free rate (RFR), the Group applies the IBOR reform Phase 1 temporary relief where the requirement that the risk component is separately identifiable needs to be met only at the inception of the hedging relationship and not to be reassessed subsequently. On initial designation of the hedging relationship, the Group documents the relationship between hedging instruments and hedged items, including the risk management objective and strategy in undertaking the hedge, together with the method that will be used to assess the effectiveness of the hedging relationship on a continuous basis. As a result of the adoption of IBOR reform Phase 2 amendments, the Group applies temporary reliefs that allow the Group’s hedging relationships to continue upon the replacement of an existing IBOR with an RFR. 192

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements: • there is an economic relationship between the hedged item and the hedging instrument; • the effect of credit risk does not dominate the value changes that result from that economic relationship; and • the hedge ratio of the hedging relationship is the same as that resulting from the quantity of hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item. In order to show an economic relationship between the hedged item and the hedging instrument, the Group performs a qualitative analysis by assessing whether the critical terms of the hedging instrument and the hedged item match or are closely aligned, in which case the hedging relationship can be assumed highly effective. In certain circumstances, under which the critical terms of the hedged item do not match exactly with the critical terms of the hedging instrument, the hedge effectiveness is assessed through a quantitative analysis between the hedged item and the hedging instrument based on the correlation between the sensitivities of both instruments. For the purpose of evaluating whether the hedging relationship is expected to be highly effective, the Group considers that the benchmark interest rate is not altered as a result of IBOR reform. In order to show that the component of the fair value change due to credit risk is not dominating over the total fair value change, the Group is assessing the creditworthiness holistically considering all circumstances for both hedged items and hedging instruments. In case an economic hedge relation does not qualify for a hedge relation according to IFRS 9, the Group designates the hedged item irrevocably at the fair value option (‘FVO’) at deal inception to reduce a potential accounting mismatch, i.e. the hedged items are measured subsequently at fair value through profit or loss (‘FVTPL’). When the Group designates a financial liability as the fair value option (‘FVO’), the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in other comprehensive income in the “fair value reserve” (Note R). As long as a fair value hedge meets the qualifying criteria mentioned above, the hedging relationship shall be accounted for as follows: • the fair value gain or loss on the hedging instrument shall be recognised on consolidated balance sheet and in the consolidated income statement; and • the fair value hedge gain or loss on the hedged item shall adjust the carrying amount of the hedged item (if applicable) and be recognised in the consolidated income statement (so called “basis adjustment”). When a hedged item is an unrecognised firm commitment, the cumulative change in the fair value of the hedged item subsequent to its designation is recognised as an asset or a liability (recognised under respective consolidated balance sheet line, e.g. loans and advances to customers) with a corresponding gain or loss recognised in the consolidated income statement. The designation of the hedge relationship and the calculation of the fair value of the hedged item start at trade date. In case of a late designation, the fair value gain or loss on the hedged item at the designation day is calculated and amortised in accordance with the effective interest method over the period of the hedge relationship. Subsequently, the accounting treatment follows the normal course of the hedging relationship described above. As allowed by IFRS 9, the Group separates the fair value of the foreign currency basis spread (‘CBS’) from the hedging instrument (‘CCIRS’) and applies a special treatment known as the cost of hedging approach, to the extent that it interrelates to the hedged item. The initial CBS of the hedging instrument, measured and stored at the date of designation, is amortised linearly over the residual lifetime of the hedge. Subsequent changes in the fair value of the CBS are recognised directly in a separate account within other comprehensive income. The fair value of the CBS converges at maturity to zero and therefore no amount recorded in other comprehensive income will have to be reclassified to the consolidated income statement. Typical reasons for a (partial) de-designation of a hedge relation are amendments of the contractual terms of the hedged items and/or hedging instruments, which lead to a violation of the hedge effectiveness criteria, partial prepayments/buy-backs/early expirations and an increase of credit risk, which lead to dominance of credit component of hedged item or hedging instrument. Termination may occur in case of full prepayment/full buy-back of the hedged item or any other event that will cause the hedged item to disappear from the consolidated balance sheet. There was no need to update the hedge accounting policy and procedures to react on the COVID-19 pandemic, notably in the areas of hedge de- designation process and the disclosed sources of hedge ineffectiveness. Hedge ineffectiveness is defined as the difference between the hedging gains or losses of the hedging instrument and the hedged item. Possible sources of ineffectiveness are as follows: • the CVA/DVA/CollVA of the swap, which is not reflected in the fair value of the hedged item attributable to the change in interest rate; • the different discount and forward curves used for the valuation of the hedging instruments and the hedged items; and • minor deviations (within accepted thresholds) of the critical terms. • as a result of the IBOR reform, minor one-time (transition) valuation difference arising from the re-measurements of i) the hedging instrument following the application of the ISDA Fall-back Protocol amendments; and ii) the hedged item due to the adjustment of the discount curve for GBP, CHF and JPY LIBOR (see below). The profit or loss result of hedge accounting, which is recognised within “Result on financial operations” in the consolidated income statement, is also impacted by the amortisation of initial CBS, due to the cost of hedging approach. Also included within this caption of the consolidated income statement are the gains and losses attributable to derivatives that the Group uses for hedging interest-rate risk on a macro basis, but for which the Group does not apply hedge accounting. Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform In the context of the IBOR reform, the Group has concluded that, as at 31 December 2021 its fair value hedging relationships were no longer subject to uncertainty driven by IBOR reform for GBP, CHF and JPY LIBOR benchmarks. For fair value hedging relations in USD, the Group applies the Phase 1 of IASB IBOR project. The Bank has adhered to ISDA IBOR fallback protocol in March 2021. It has accordingly implemented the fallback rates to determine the cash flows of the hedging instruments for the relevant LIBOR benchmarks. Likewise, the Bank has applied economically equivalent revised discount rates when determining the fair value of the hedged item in GBP, CHF and JPY currencies while the fair value of the hedged items in USD currency is determined using USD LIBOR discount curve. 193

2021 FINANCIAL REPORT The hedging relationships are not discontinued when the basis for determining the contractual cash flows of the hedging instrument changes as a direct consequence from the reform and if it is economically equivalent to the previous basis (i.e., the basis immediately before the change). Moreover, since the introduction by the Group of the hedge accounting under IFRS 9, the Group’s formal hedging documentation for all existing and new hedge relationships included, in anticipation of the IBOR Reform, the reference to the alternative benchmarks. Hence, it is considered by the Group that the hedged risk becomes the LIBOR successor upon cessation of Phase 11. The Group then remeasures accordingly the cumulative changes in the hedging instruments and hedged items based on new relevant alternative benchmark rates. The one-time transition difference is recorded in the Bank’s profit or loss accounts under “Result on financial operations”. Similar to the hedging derivatives, the cash flows of derivatives other than hedge accounting were accordingly determined using the ISDA fallback rates in replacement of LIBOR benchmarks2. A.4.6. Fair value of financial instruments Derivative financial instruments are initially recognised using the trade date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an on- going basis. Where the fair values of financial assets and financial liabilities recorded on the consolidated balance sheet cannot be derived from active markets, they are determined using valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access; • Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data; and • Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.7. Fee and commission income The Group earns fee and commission income from a diverse range of services it provides to its customers, which are accounted for in accordance with IFRS 15. The Group recognises the revenue when performance obligations are satisfied by transferring control of the promised service to the customer. As a general rule, customer obtains control when it has the ability of direct use or ability of obtaining substantially all the benefits from this service. In some circumstances, judgment might be needed to determine when control transfers. Fee and commission income can be divided into two broad categories based on the following: • Over time: the Group satisfies the performance obligation and, therefore, transfers control over time; and • Point in time: the Group satisfies the performance obligation and transfers control to the customer at a point in time. Main sources of commission income are guarantees, loans and services provided for third party mandates. The amount of commission income received is fixed or variable, based on certain criteria depending on different variable components such as percentage (%) of the EU contribution committed or linked to this single performance obligation. If the consideration includes a variable amount, the Group estimates the amount of consideration to which it will be entitled to in exchange for transferring the services to the customer. The variable consideration is estimated at contract inception and constrained to an extent that is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. 1 When the uncertainty arising from IBOR reform is no longer present. 2 Cash flows referenced to USD LIBOR are defined using the LIBOR benchmarks when the USD LIBOR settings are not yet terminated. 194

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Fee and commission income from revenues that are satisfied over time is recognised on an accruals basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services is recognised when the service has been completed. Regarding the performance obligations satisfied over time, the Group uses the “Input Method” to recognise income on the basis of its efforts or inputs to the satisfaction of these performance obligations and recognise over the time such fees. Regarding the performance obligations, maximum amounts, or “caps” on management fees are applicable to certain mandates. Where this applies, management fees will likely cease to be received before the end of the mandate, which is typically in 15 to 25 years, and will be paid over a limited timeframe such as in the first few years of the mandate, and which is therefore not correlated with the services performed and costs incurred by the Group. To address this issue, the Group uses a deferred income policy (further referred to as “contract liabilities mechanism”). The contract liabilities mechanism is based on the total costs to be incurred by the Group in relation to the mandate using ex-ante financial models for all new mandates as part of their approval process. This deferral policy ensures sustainable operations and revenue recognition based on percentage of completion of the contract. Respective adjustments are recorded in the consolidated balance sheet under “Deferred income”. A.4.8. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities The consolidated balance sheet captions “Treasury bills and other bills eligible for refinancing with central banks” and “Debt securities including fixed-income securities” include: • debt securities measured at amortised cost; • debt securities mandatorily measured at fair value through profit or loss; and • debt securities designated to be measured at fair value through profit or loss. A.4.8.1. Treasury monetary portfolio The treasury monetary portfolio (‘TMP’) of the Group is held for the purpose of: • being the primary liquidity buffer for the Bank, timely providing the cash needed in any currency for which the Bank has implemented a treasury activity; and • covering the relevant transfer price, compatibly with the conditions of the financial markets and the respect of the previous - overarching – objective of maintaining an adequate level of liquidity in the Group. • The portfolio comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. The securities in this portfolio are held with the intention to collect contractual cash flows and classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.2. Securities liquidity portfolio (‘SLP’) The securities liquidity portfolio (‘SLP’) comprises listed debt securities issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. As the business model of the portfolio is largely driven by an active management of the Group making use of derivatives and sales of long term asset in order to allow for a rapid readjustment of the duration and the mitigation of credit risks by moving the asset class allocation, the securities in this portfolio are mandatorily measured at fair value through profit or loss. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value are reported in the account “Result on financial operations”. Interest income from the SLP assets is included in “Interest and similar income”. The market value of “Securities liquidity portfolios” is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.4.8.3. Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’) The former long-term hedge portfolio (‘LTHP’) was reformed during 2021 into Long-Term High Quality Liquid Assets (HQLA) Portfolio (‘LTHP’). This reform, besides others, implied changes to the size of portfolio, new eligible currency and scope of authorised investments. The main purpose of the portfolio is to serve as a core long-term liquidity reserve for the Bank in EUR and USD, composed of highly-rated liquid bonds. Under the new reform, investments are authorised in securities that are issued or guaranteed by: • Governments of the European Union Member States and the United States of America (USA); • European Union, European Stability Mechanism, European Financial Stability Facility. No change in the business model for securities purchased under the reformed portfolio, as they continue to be purchased with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. Where an LTHP security meets the eligibility criteria of hedge accounting (Note A.4.5), the amortised cost is adjusted for the fair value attributable to the risks being hedged and is recognised in the consolidated income statement in “Result on financial operations”. The hedge fair value measurement is based on discounted cashflow technique. 195

2021 FINANCIAL REPORT A.4.8.4. EIF Operational Portfolio The EIF Operational Portfolio has the following two objectives: • to provide returns commensurate with the long term nature of the investments; and • serve as a 2nd line of liquidity. It consists of investments in long-term debt instruments, e.g. bonds, notes and other obligations. The securities in this portfolio are held with the intention of holding them to maturity and to collect the contractual cash flows and are consequently classified at amortised cost. As part of this business model, sales are considered to be infrequent or insignificant in volume. A.4.8.5. Loan substitutes portfolio and ABS Portfolio EIF The loan substitutes portfolio and ABS Portfolio EIF mainly consist of obligations in the form of bonds, notes or certificates issued by special purpose vehicles (‘SPVs’) or trust vehicles with the intention of holding them to maturity and to collect the contractual cash flows. A loan substitute can take the form of a contractually linked or single tranche instrument. Where an investment in this portfolio meets the SPPI criterion, it is classified at amortised cost unless has the nature of a fixed rate loan substitute and qualifies for hedge accounting (Note A.4.5) in which case it is designated in a hedge relation and the amortised cost is adjusted for the fair value attributable to the risks being hedged. The hedge fair value measurement is based on discounted cashflow technique. Economically hedged loan substitutes that cannot be included in hedge accounting are designated irrevocably to the fair value option to reduce the accounting mismatch due to the classification of the hedging instrument at fair value through profit or loss. Contractually linked or single tranche instruments included in the loan substitutes portfolio not fulfilling the SPPI criterion are mandatorily measured at fair value through profit or loss. Front-end fees on loan substitutes are deferred and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan substitute. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan substitute. Undisbursed parts of loan substitutes are recorded in off balance sheet at their nominal value. Impairment on debt securities The Group assumes that the credit risk on treasury portfolios has not increased significantly since initial recognition due to inherent low credit risk. The credit risk associated with treasury debt securities (bonds, discount papers, etc.) is managed by selecting sound counterparties and issuers with a minimum rating at the outset set above investment grade per internal policies. Further, a regular assessment is performed to ensure that at each financial reporting date, the treasury assets meet the low credit risk criteria (see Note S.2.4). Consequently, the loss allowances relating to treasury assets measured at amortised cost are determined at an amount equal to 12-month ECL. As regards the loan substitutes, the ECL impairment model applied on loans and advances equally applies to instruments within the loan substitutes portfolio measured at amortised cost as well as to related undisbursed commitments. Respective loss allowances under IFRS 9 are calculated on either 12-month ECLs or Lifetime ECLs as per the impairment model explained in Note A.4.4. A.4.8.6. Shares and other variable-yield securities This caption in the consolidated balance sheet includes: • instruments mandatorily measured at fair value through profit or loss; • instruments designated as at fair value through other comprehensive income; and • instruments designated at fair value through profit or loss (FVO). The Group’s equity portfolio is mainly composed of private equity and venture capital operations, debt funds, infrastructure funds, investment funds and the participation in the European Bank for Reconstruction and Development (‘EBRD’) and is carried at fair value. Private equity, venture capital, debt funds, infrastructure funds and investment funds Private equity and Venture capital (‘VC’) operations, debt, infrastructure and investment funds are measured mandatorily at fair value through profit or loss with changes in the fair value recorded in “Result on financial operations”. In certain co-investments performed by the Bank, the investments are initially recognised at cost and the net-paid-in represents the drawdowns paid net of any capital repayments allocated in accordance with the agreed waterfall. The undrawn but committed part of these investments is recorded as consolidated off-balance sheet commitments at their nominal value. The fair value (before application of a waterfall if applicable) is determined by applying the aggregated net asset value (‘NAV’) method (thereby assuming that, despite the absence of readily ascertainable market value, NAV is the best estimate of the fair value). This valuation method implicitly assumes that if the NAVs of underlying funds (as derived from the latest available before year-end fund managers’ reports) can be considered to be the best estimate of the fair value as determined under IFRS 13, then the aggregation of the NAVs of all funds 196

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS will itself be equivalent to the fair value as determined under IFRS 13. The fair value is determined by applying where available, and in order of priority, either: • the Group share value at the latest available date, submitted by the respective fund manager, or; • the number of shares or units held by the Group multiplied by the price per share or units latest available date reported by fund manager, or; • the Group’s percentage ownership in the specific compartment multiplied by the specific compartment net asset value (the “NAV”) reflected in the most recent fund manager’s report, or; • the Group’s percentage of ownership in the fund multiplied by the latest available fund NAV. In certain co-investments performed by the Bank, the fair value may be determined based on the agreed waterfall calculation. The attributable NAV is adjusted for events occurring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material by the Management Committee. In that respect, following the COVID-19 pandemic and the volatility observed in terms of performance, the Group enhanced its valuation techniques to estimate any adjustment on the fair value of the VC investments for the NAVs not reported by the fund managers at the reporting date of the Group financial statements. In particular, the Group considers the below elements to determine the fair value of these investments: • Observable trends from the last quarter NAVs available at the reporting date; • Insight information collected from the markets; • Comparison of the performance of relevant benchmarks with the performance of the portfolio by reviewing the correlation between the portfolios. For the last quarter NAVs not available at the reporting date and based on the three above elements considered all together, the Group is able to determine an adjustment rate, if any, and to derive an estimate of the performance. For specific investments where NAVs cannot readily be determined, other guidelines for example the International Private Equity and Venture Capital Valuation (‘IPEV’) Guidelines, as published by the IPEV Board might be used and more detailed monitoring and review will be required. In accordance with this method, the funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IFRS 13 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value; • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IFRS 13, for which an equivalent NAV can be calculated; and • Category III – funds that have not adopted the fair value requirements of IFRS 13 or any other valuation guidelines in line with IFRS 13. Secondary sales Secondary sale transactions on venture capital funds and investment funds lead to derecognition of the underlying assets. Gains or losses from secondary sales are recorded in “Result on financial operations” and are calculated as the difference between the sales proceeds and the net carrying amount. Interests in joint ventures and associates The Group complies with the conditions necessary to use the venture capital organisations and similar entities measurement exemption included in IFRS 11 and IAS 28 and consequently decides not to use equity accounting on, or proportionately consolidate investments in respect of such investments. Upon initial recognition, holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IFRS 9, with changes in fair value recognised in the consolidated income statement during the year of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day- to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice. In addition, the Group is exposed to variability of returns from these investments. Therefore, in considering whether it has control, the Group evaluates whether it manages key decisions that most significantly affect these investments’ returns. As a result and according to IFRS 10, the Group has concluded that it does not control those vehicles. Associates are entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. Participation in EBRD The Group also holds a participation in the EBRD for which the Group’s management has elected to irrevocably designate it at fair value through other comprehensive income as this investment was made for long-term strategic purposes. At initial recognition, the Group measures this participation at its fair value plus transaction costs. Subsequently, changes in fair value gains and losses, including foreign currency translation gains and losses, are recognised in other comprehensive income and are never reclassified to profit or loss, even on disposal. Capital subscribed by the Group but uncalled from the investment in the EBRD is recorded as consolidated off-balance sheet commitments. 197

2021 FINANCIAL REPORT A.4.9. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers mainly include loans where money is provided directly to the borrower. Loans and advances are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded as consolidated off-balance sheet commitments at their nominal value. Where loans meet the eligibility criteria of hedge accounting (Note A.4.5), the fair value hedge gain or loss on the loans shall adjust their carrying amount and be recognised in the consolidated income statement in “Result on financial operations”. Where loans meet the eligibility criteria of the fair value option or do not meet the criteria for being classified at amortised cost or fair value through other comprehensive income (Note A.4.3), they are designated on initial recognition as at fair value through the consolidated income statement, and are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the consolidated balance sheet. Changes in fair value are recorded in “Result on financial operations”. For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers at amortised cost, please refer to the dedicated paragraph in Note A.4.3 – Classification and Measurement / Modification. For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers meeting eligibility criteria of hedge accounting, please refer to the dedicated paragraphs in Note A.4.5 – Derivatives and hedging activities / Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform. For the impact of the IBOR reform on remeasurement of loans and advances to credit institutions and customers in GBP, CHF and JPY currencies reported under Fair Value Option, the Bank has applied economically equivalent discount rates, while the fair value of the hedged items in USD currency is determined using USD LIBOR discount curve. A.4.9.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.9.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions - b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. A.4.9.3. Term and on-demand deposits (‘Deposits’) Deposits are operations under which the Group lends liquid funds to a credit institution or customer for a certain period or on-demand against a return agreed between the parties. Deposits are entered at their nominal amount on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions or customers - other loans and advances”. A.4.9.3.1. Interest on deposits and reverse repurchase agreements Interest on deposits and reverse repurchase agreements are recognised as interest income or expense over the life of each agreement. Interest on deposits and reverse purchase agreements is recognised as “Interest and similar income” or “Interest expense and similar charges” over the life of each agreement. A.4.9.4. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.9.5. Interest subsidies Interest subsidies received in advance (Note F) are deferred and are recognised as an adjustment to the effective yield, being recorded under “Interest and similar income” in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.10. Impairments on loans and advances Within the Group, the expected credit loss impairment model applies to loans and advances measured at amortised cost as well as to consolidated off-balance sheet commitments. Loss allowances, under IFRS 9, are measured on either 12-month ECL or Lifetime ECL as per the impairment model, which is analysed in note A.4.4. 198

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS A.4.11. Financial guarantees Financial guarantee contracts require the Group to make specified payments to reimburse the holder for a loss it incurs if a specified debtor fails to make payments when due in accordance with the terms of a debt instrument. Signed financial guarantees are generally accounted and disclosed as off-balance sheet items. Financial guarantees are initially accounted for using the gross approach with offsetting of the receiver and the payer leg and recognised in the consolidated balance sheet at fair value. As EIB Group’s financial guarantee contracts are issued to unrelated parties in a stand-alone arm's length transaction, their fair value at inception is deemed to equal the premium received. At initial recognition, the obligation to pay corresponds to the net present value ('NPV') of expected premium inflows or the initial expected loss. Subsequently, financial guarantees are accounted for using the gross approach with future premiums to be received recorded separately as a financial asset and measured at fair value while the financial liability is measured at the higher of: • the amount of the loss allowance as determined under IFRS 9; and • the amount initially recognised i.e. NPV less, where appropriate, cumulative amortisation recognised in accordance with the principles of IFRS 15. Where eligible, the net present value (‘NPV’) of expected premium inflows and the amount of the expected payment obligations are offset. As per IAS 32, a financial asset and a financial liability shall be offset (net presentation) and the net amount presented in the consolidated balance sheet when, and only when, an entity: • currently has a legally enforceable right to set off the recognised amounts; and • intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously. In case the measurement of a financial guarantee contract results in a net asset position, the respective guarantee is presented in the consolidated balance sheet under “Other assets”. In case the measurement of a financial guarantee results in a net liability position, the respective operations are presented in the consolidated balance sheet: • Under “Other liabilities” for contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL; • Under “Provision for guarantees issued and commitments” for contracts that are credit-impaired and hence a loss allowance based on lifetime ECL is recognised. When a financial guarantee is not eligible for net presentation the asset side and liability side are presented separately on the Group’s balance sheet. Any increase or decrease in the “Other assets” or “Other liabilities” relating to financial guarantees is recognised in the consolidated income statement under “Result on financial operations”. Any increase or decrease in the “Provision for guarantees issued and commitments” relating to financial guarantees other than the settlement of guarantee calls is recognised in the consolidated income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals". Any premiums received are recognised in the consolidated income statement in "Fee and commission income". Any upfront fees received are recognised in "Deferred income" in the consolidated balance sheet and amortised in the consolidated income statement on a straight-line basis over the life of the financial guarantee. A.4.12. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The costs of the Group's headquarters buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis, as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years; • Permanent equipment, fixtures and fittings: 10 years; • Furniture: 5 years; • Office equipment and vehicles: 3 years. There is no depreciation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. 199

2021 FINANCIAL REPORT A.4.13. Intangible assets Intangible assets comprise computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. There is no amortisation of the accumulated costs of work-in-progress assets until they are completed and the assets are ready to use for the intended purpose. A.4.14. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plans for staff The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank, which covers all Bank employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was carried out as at 31 December 2021 based on membership data as at 30 September 2021 and cashflows to 31 December 2021. The main assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in “Other comprehensive income”. Net interest cost is recognised in the consolidated income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s consolidated balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”. A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the consolidated financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the consolidated income statement as “Interest expense and similar charges” or “Interest and similar income” if interest rate is negative using the effective interest method. In the context of the Bank’s participation in monetary operations with the ECB, the amount borrowed from the BCL is initially recorded at cost and is presented in the consolidated financial statements at amortised cost under “Amounts owed to credit institutions- b) with agreed maturity or periods of notice” - Borrowings from central banks. In that respect, the Group has assessed the contractual terms of respective transaction in regards to the interest rate and has not identified significant benefit as compared to available funding conditions of a similar transaction in the market. Therefore, the Group considers it as an arm’s length transaction. The borrowing rate of this transaction may be reduced subject to the achievement of predefined lending performance thresholds, which will only be settled in arrears, notably on the maturity of the operation or on early repayment. Taking into consideration the materiality perspective of this rebate component for the Group, and the fact that the eligibility criteria cannot be reliably estimated as of the end of the year, the Group considers appropriate to exclude it from the calculation of the effective interest rate of the transaction. As a result, this part of the borrowing rate is not entitled 200

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS to IFRS 9 requirements but accounted under the scope of IFRS 15. Based on the characteristics of the transaction and in line with the Group’s accounting policies, the possible future rebate is recognised at point in time. A.4.15.1. Repurchase operations (repos) A repurchase operation is one under which the Group borrows liquid funds from a credit institution and provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment, which is mentioned in note A.4.9.2. This type of operation is considered for the purposes of the Group to be a borrowing with an agreed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash owed, plus accrued interest. Repos are entered at their nominal amounts on the liabilities side of the consolidated balance sheet under “Amounts owed to credit institutions - b) with agreed maturity or periods of notice”. A.4.15.1.1. Interest on repurchase agreements Interest on repurchase agreements is recognised as interest expense or income over the life of each agreement. A.4.15.2. Collateral call accounts Under unilateral Collateral Support Annexes, the Group receives cash as collateral to mitigate counterparty credit exposures on Derivatives, Lending and Treasury portfolios. The cash collateral received is recorded at its nominal value and presented in the consolidated financial statements under “Amounts owed to credit institutions - a) repayable on demand” - Overnight deposits. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is amortised over the lifetime of the borrowings using the effective interest method. For the impact of the IBOR reform on remeasurement of debts evidenced by certificates meeting eligibility criteria of hedge accounting, please refer to the dedicated paragraphs in Note A.4.5 – Derivatives and hedging activities / Determination of fair value of hedged items, hedging instruments and other derivatives in the context of IBOR Reform. For the impact of the IBOR reform on remeasurement of non-quoted debts evidenced by certificates reported under Fair Value Option, the Bank has applied economically equivalent discount rates. Borrowings are designated in a hedge relation in case they are eligible for hedge accounting under IFRS 9 (Note A.4.5) and their amortised cost is subsequently adjusted for the fair value attributable to the risks being hedged. Firm commitments in borrowings with a settlement date in the future may be hedged and designated to hedge accounting as well. The hedge fair value of borrowings is calculated based on a discounted cash flow method. Where borrowings are not included in hedge accounting and meet the eligibility criteria of the fair value option and have been designated on initial recognition as such, they are measured at fair value through profit or loss. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. When the Group designates a borrowing as at fair value through profit or loss, the amount of change in the fair value attributable to changes in its credit risk (so called “own credit adjustment”, ‘OCA’) is presented in “other comprehensive income”. On initial recognition of the financial liability, the Group assesses whether presenting the amount of change in own credit adjustment in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. This assessment is made by comparing: • The expected changes in the fair value of the borrowing related to changes in own credit adjustment; with • The impact of profit or loss of expected changes in the fair value of the related instruments. Amounts presented in the “other comprehensive income” are not subsequently transferred to profit or loss. When these instruments are derecognised, the related cumulative amount in the other comprehensive income is transferred to the Group’s additional reserves. For structured debt instruments that are related to foreign exchange rates and indices, including an embedded derivative, the Group has concluded swap agreements to fully hedge the exposure. Accrued interest on debt instruments is included under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. A.4.17. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year; • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Leases At inception of a contract, the Group assesses whether a contract is a lease, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. After the commencement date, the Group recognises a right-of-use asset and a lease liability. 201

2021 FINANCIAL REPORT The lease liability is measured at the present value of the lease payments, which comprise the contractual future fixed and variable lease payments, payments to be made under residual value guarantees, exercise price of a purchase option and penalties for termination. The lease liability is discounted using the Group’s incremental borrowing rate. Subsequently, the lease liability is measured at amortised cost using the effective interest method and is adjusted to reflect the lease payments made and interest from the unwind of the lease liability, with further re-measurements to reflect any reassessment or lease modifications. The right of use assets is measured at the amount of the initial measurement of the lease liability mentioned above, initial direct costs incurred by the lessee, any lease payments made at or before the commencement date, less any lease incentives received and any dismantling costs (at termination date, if any). EIB Group elected by class of underlying asset, not to separate non-lease components from lease components, and instead account for each lease component and any associated non-lease components as a single lease component. Subsequently, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis in accordance with IAS 36. As a lessee, the Group has grouped its leased assets in scope for IFRS 16 accounting, into two class of assets a) real estate (both commercial and residential properties) and b) cars. The grouping was done based on underlying assets, which are of similar characteristics, nature and use in an EIB’s Group operations. The Group presents right-of-use assets under “Property, furniture and equipment” and corresponding lease liability in “Other liabilities” in the consolidated balance sheet. Short-term leases and leases of low-value assets The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases (e.g. IT and office equipment). The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term. A.4.19. Reserves A.4.19.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.19.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.19.3. Fair value reserve The fair value reserve includes the fair value attributable to changes in own credit risk for financial liabilities designated at fair value option, the fair value of the currency basis spread and the fair value changes attributable to equity investments designated at fair value through other comprehensive income. A.4.19.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is adjusted on a yearly basis through the appropriation of the statutory results of the Bank. A.4.19.5. General loan reserve In 2009, a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. This reserve is adjusted on a yearly basis, according to the evolution of the underlying assets, through the appropriation of the statutory results of the Bank. It is also noted that, with the introduction of IFRS 9, provisions for expected credit losses are accounted for on the Group financial assets measured at amortised cost as well as on the Group consolidated off-balance sheet commitments. The latter affects the consolidated income statement and should not be confused with the general loan reserve, which represents a notional allocation within the own funds and concerns the loan and guarantee operations granted by the Bank. A.4.20. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes. A.4.21. Interest income and expense Interest income and interest expense are recognised in the consolidated income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price, including direct transaction costs. This is a method of calculating the amortised cost of a financial instrument and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial instrument. In case of negative interest calculation, the corresponding interest is reclassified from interest income to interest expense and vice versa. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. 202

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS The Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), fair value movements on the EIF put option are presented under “Interest expense and similar charges”. A.4.22. Income from shares and other variable-yield securities “Income from shares and other variable-yield securities” is mainly composed by any reflows exceeding the capital. A.4.23. Cash and cash equivalents Cash and cash equivalents are disclosed in the consolidated cash flow statement and comprise cash on hand, unrestricted balances held with central banks, on demand amounts due, and highly liquid money market securities or term deposits with initial maturity of 3 months or less from the date of acquisition. These instruments are subject to an insignificant risk of changes in their value, readily convertible to cash and are used by the Group in the management of its short-term commitments. Items under cash and cash equivalents are carried at amortised cost in the consolidated financial statements. A.4.24. Assets held for sale Non-current assets held for sale as defined by IFRS 5 are currently only composed of financial instruments subject to secondary sales, if any. These financial assets continue to be measured in accordance with IFRS 9 and the Group’s accounting policies. They are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met when: • the sale is highly probable, and • the assets is available for immediate sale in its present condition, • management has committed to the sale through an MC decision, and • the sale is expected to have been completed within one year from the date of classification. 203

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR ‘000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR ’000 1,483,285 at 31 December 2021 (2020: EUR ‘000 835,163).

The EIB is an eligible counterparty in the Eurosystem’s monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR ‘000 144,479 as at 31 December 2021 (2020: EUR ‘000 109,369).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2021 and 31 December 2020 are as follows:

	31.12.2021	31.12.2020
Treasury bills and other bills eligible for refinancing with central banks	37,237,861	32,194,810
Debt securities including fixed-income securities	12,058,782	12,921,085
Total debt securities(*)	**49,296,643**	**45,115,895**

(*) Of which EUR ‘000 6,510,405 are unlisted as at 31 December 2021 (2020: EUR ‘000 9,791,997).

At 31.12.2021	Classification	Book value	Fair value
LTHP	AC	1,443,699	1,436,504
TMP	AC	22,456,300	22,457,103
SLP	Mandatorily at FVTPL	4,747,686	4,747,686
Operational portfolio – EIF	AC	2,297,749	2,291,361
ABS Portfolio EIF	Mandatorily at FVTPL	381,039	381,039
Loan substitutes portfolio (Note D)	AC	16,865,124	16,935,383
Loan substitutes portfolio (Note D)	Mandatorily at FVTPL	903,348	903,348
Loan substitutes portfolio (Note D)	Designated at FVTPL	201,698	201,698
Total debt securities		**49,296,643(1)**	**49,354,122**

(1) Of which cash and cash equivalents EUR '000 142,403.

At 31.12.2020	Classification	Book value	Fair value
LTHP	AC	1,646,354	1,764,984
TMP	AC	17,602,091	17,605,081
SLP	Mandatorily at FVTPL	4,179,891	4,179,891
Operational portfolio – EIF	AC	1,191,786	1,208,204
ABS Portfolio EIF	Mandatorily at FVTPL	322,971	322,971
Loan substitutes portfolio (Note D)	AC	18,956,929	19,159,729
Loan substitutes portfolio (Note D)	Mandatorily at FVTPL	1,002,525	1,002,525
Loan substitutes portfolio (Note D)	Designated at FVTPL	213,348	213,348
Total debt securities		**45,115,895(1)**	**45,456,733**

(1) Of which cash and cash equivalents EUR '000 2,801,772.

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse.

204 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS EU sovereign exposure The Group did not record impairment in 2021 and 2020 in respect of its held to maturity EU sovereign and EU sovereign guaranteed exposure as at year-end, in view of the Bank’s as well as EIF’s preferred creditor status and the protection given by the Bank’s Statute as well as on a detailed review of any fair value adjustment requirements. The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group’s debt securities portfolios as at 31 December 2021 and 31 December 2020: At 31.12.2021 Book value Fair value EU sovereigns Austria 57,523 57,473 Belgium 62,072 62,114 Bulgaria 41,238 40,755 Czech Republic 397,333 400,545 Denmark 17,620 17,620 France 1,277,213 1,276,540 Germany 988,825 1,038,633 Hungary 16,784 16,706 Ireland 705,945 706,040 Italy 7,462,310 7,468,126 Latvia 14,997 15,070 Lithuania 32,371 32,630 Luxembourg 30,227 30,303 Netherlands 357,993 370,237 Poland 585,712 532,983 Portugal 47,169 47,282 Romania 85,980 85,911 Slovakia 7,986 8,180 Slovenia 39,446 39,021 Spain 5,876,519 5,876,193 Sweden 96,096 96,087 18,201,359 18,218,449 Non-EU sovereign and other bonds 31,095,284 31,135,673 Total 49,296,643 49,354,122 At 31.12.2020 Book value Fair value EU sovereigns Austria 287,401 287,604 Belgium 180,300 180,353 Czech Republic 621,137 625,415 Denmark 16,284 16,284 Estonia 10,010 10,010 Finland 41,066 41,066 France 527,304 532,619 Germany 2,346,829 2,410,491 Hungary 10,547 10,585 Ireland 568,012 568,278 Italy 97,341 126,731 Latvia 14,985 15,206 Lithuania 16,993 17,822 Luxembourg 92,471 92,471 Netherlands 770,356 783,634 Poland 185,180 186,022 Portugal 40,050 40,095 Romania 10,127 10,123 Slovakia 113,160 113,514 Slovenia 14,929 15,467 Spain 3,660,683 3,663,202 Sweden 62,794 62,794 9,687,959 9,809,786 Non-EU sovereign and other bonds 35,427,936 35,646,947 Total 45,115,895 45,456,733 205

Debt securities portfolio – Loss allowances

The following table shows the reconciliation from the opening to the closing balance of the loss allowance for debt securities portfolio under the ECL IFRS 9 model.

	2021			
(in EUR '000)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Debt securities measured at AC				
Balance at 1 January	1,808	11,468	0	**13,276**
Transfer to 12-month ECL	0	-23	0	**-23**
Transfer to lifetime ECL not credit-impaired	0	0	0	**0**
Net remeasurement of loss allowance	-1,198	-6,029	0	**-7,227**
New financial assets originated or purchased	175	0	0	**175**
Financial assets that have been derecognised	-411	0	0	**-411**
Balance at 31 December	**374**	**5,416**	**0**	**5,790**

	2020			
(in EUR '000)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Debt securities measured at AC				
Balance at 1 January	2,298	11,797	0	**14,095**
Transfer to 12-month ECL	13	-117	0	**-104**
Transfer to lifetime ECL not credit-impaired	0	24	0	**24**
Net remeasurement of loss allowance	421	-228	0	**193**
New financial assets originated or purchased	637	22	0	**659**
Financial assets that have been derecognised	-1,561	-30	0	**-1,591**
Balance at 31 December	**1,808**	**11,468**	**0**	**13,276**

B.3. Shares and other variable-yield securities

The balance comprises:

	Shares and other variable-yield securities				
	Private Equity and Venture Capital Operations	**EBRD shares**	**Investment and Infrastructure funds**	**Other equity investments**	**Total**
Cost:					
At 1 January 2021	6,976,035	157,500	2,568,911	244	**9,702,690**
Additions (2)	1,871,099	0	849,826	20	**2,720,945**
Reflows/Terminations (2)	-1,945,518	0	-400,344	0	**-2,345,862**
At 31 December 2021	**6,901,616**	**157,500(1)**	**3,018,393**	**264**	**10,077,773**
Unrealised gains/losses					
At 1 January 2021	2,961,897	357,379	301,216	268	**3,620,760**
Unrealised gains	4,926,911	83,048	517,937	144	**5,528,040**
Unrealised losses	-353,257	0	-1,011	0	**-354,268**
At 31 December 2021	**7,535,551**	**440,427**	**818,142**	**412**	**8,794,532**
Net book value:					
At 31 December 2021	**14,437,167**	**597,927**	**3,836,535**	**676**	**18,872,305**
At 31 December 2020	**9,937,932**	**514,879**	**2,870,127**	**512**	**13,323,450**

(1) The amount of EUR ‘000 157,500 (2020: EUR ‘000 157,500) corresponds to the capital paid in by the Group as at 31 December 2021 with respect to its subscription of EUR ‘000 900,440 to the capital of the European Bank for Reconstruction and Development (‘EBRD’). As at 31 December 2021, the Group holds 3.03% of the subscribed capital of the EBRD (2020: 3.03%).

(2) The “Additions” and “Reflows/Terminations” amounts include foreign exchange movements.

The Group designated the investment in EBRD as at fair value through other comprehensive income because the investment is expected to be held for the long-term for strategic purposes and there are no plans to dispose this investment in the short or medium term. The fair value as at 31 December 2021 corresponds to the net book value as presented. There was no dividend recognised during the year 2021 nor transfers of any cumulative gain or loss within equity relating to this investment.

206 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS B.4. Interest in other entities B.4.1. Composition of the Group The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SMEs’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business. As a result of the General Meeting’s approval of the EIF’s capital increase in February 2021, the EIF’s authorised capital has been increased during the year 2021 from EUR 4.5 billion to EUR 7.4 billion through the issuance of 2,870 new shares; each new share having a nominal value of EUR 1,000,000. The issuance of the new shares occurred through a single subscription round with subscription possible in a single subscription period as detailed below. Each newly authorised share which is subscribed is paid-in as to 20% of its nominal value. The remaining 80% can be called upon decision of the EIF General Meeting. The subscription price for any newly authorised shares which were subscribed in the capital increase was fixed at EUR 435,970.88 based on the Replacement Share Purchase Undertaking (‘RSPU’) formula and determined on the basis of financial data of the EIF as of 30 September 2020 as reviewed by external auditors and including the paid-in portion of newly issued shares. In line with Article 5 of the EIF Statutes, each shareholder of the EIF was entitled to subscribe to a fraction of the increase corresponding to the ratio, which existed between the shares subscribed by that member and the overall number of EIF shares subscribed, before the capital increase. Consequently, the EIB has subscribed to its pro-rata share of 1,689 shares for an amount of approximatively EUR 736 million in February 2021. The Bank holds 59.40% (2020: 58.82%) of the subscribed capital of the EIF amounting to EUR 7.3 billion (2020: EUR 4.5 billion). During 2021, the Bank neither bought shares from other investors nor sold any such shares to other investors. As a result, the Bank’s holding has increased from 2,647 shares as of January 2021 to 4,336 shares as of 31 December 2021. During the year 2021, the RSPU with respect to subscribed shares of the EIF held by the European Commission (‘EC’) was terminated while the RSPU with respect to the subscribed shares from the EIF’s minority shareholders other than the EC remains in place. Consequently, with respect to the 774 EIF shares subscribed by these minority shareholders, the EIB is offering to buy these shares at any time under the ‘RSPU’ at a price per share of currently EUR 439,717.18. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the retained earnings, the fair value reserve and the profit of the year, adjusted by the dividend for the year. The agreed formula is being applied to the approved and audited annual accounts of the EIF for the financial year in which the option is exercised. B.4.2. Involvement with unconsolidated structured entities Definition of a structured entity A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features: • Restricted activities; • A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors; • Insufficient equity to permit the structured entity to finance its activities without subordinated financial support; • Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches). Unconsolidated structured entities The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated. Definition of Interests in structured entities: IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship. 207

Type of structured entity	Nature and purpose	Interest held by the Group
Project Finance - lending to Special Purposes Vehicles ('SPVs')	Project Finance Transactions ('PF Operations') are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs.	Net disbursed amounts Interest income
Venture capital and Investment funds	The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects.	Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income
Assets Backed Securities issued by SPVs	Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs.	Investments in notes issued by the SPVs Interest income
Guarantees granted in respect of loans granted by third party SPVs	The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs.	Guaranteed exposures Guarantee fees
Mandate management	The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services.	Management fees for services

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to credit risk in relation to those entities. The maximum exposure to credit risk includes the carrying amounts and the related undisbursed commitments.

		31.12.2021		31.12.2020	
(in EUR million)	**Caption**	**Carrying amount**	**Maximum Exposure to Credit Risk**	**Carrying amount**	**Maximum Exposure to Credit Risk**
Project finance - lending to SPVs	Loans and advances to customers	8,530	9,212	8,744	9,418
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	18,274	27,003	12,808	21,472
Loan substitutes – Investments in Asset Backed Securities issued by SPVs and other structured entities	Debt securities including fixed-income securities	5,213	5,213	4,881	4,881
Guarantees granted in respect of loans granted by third party SPV (Notes S.2.5.3)	Provisions for guarantees issued	39	11,834	23	5,822
Total		**32,056**	**53,262**	**26,456**	**41,593**

No support is provided to structured entities by EIB Group beyond the respective financing.

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2021	31.12.2020
Term deposits	60,466,570	44,562,537
On-demand deposits	386,649	239,935
Reverse repos	13,888,350	15,466,450
Other loans and advances to credit institutions	**74,741,569**	**60,268,922**
Other loans and advances to customers	**677,197**	**900,604**
Total other loans and advances	**75,418,766**	**61,169,526**
Of which cash and cash equivalents	66,842,771	43,933,323

208 2021 FINANCIAL REPORT

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	31.12.2021	31.12.2020
Disbursed portion	94,676,737	339,527,627	434,204,364	450,870,307
Undisbursed loans	31,936,008	91,041,283	122,977,291	114,063,130
Aggregate loans granted	**126,612,745**	**430,568,910**	**557,181,655**	**564,933,437**
Loan instalments receivable	6,007	466,846	472,853	161,053
Loan substitutes portfolio			17,970,168	20,172,802
Aggregate loans including loan substitutes portfolio			**575,624,676**	**585,267,292**

D.2. Impairment on loans and advances – Loss allowances

The following tables show the reconciliation from the opening to the closing balance of the loss allowance for disbursed loans and advances and undisbursed loans (loan commitments) under the ECL IFRS 9 model.

	2021			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to credit institutions measured at AC				
Balance at 1 January 2021	14,905	49,994	61,023	**125,922**
Transfer to 12-month ECL	5	-322	0	**-317**
Transfer to lifetime ECL not credit-impaired	-814	1,169	0	**355**
Transfer to lifetime ECL credit impaired	0	-1,844	4,823	**2,979**
Net measurement of loss allowance	-10,505	-20,652	-10,279	**-41,436**
New financial assets originated or purchased	213	2,623	0	**2,836**
Financial assets that have been derecognised	-1,941	-9,915	-3,257	**-15,113**
Write-offs	0	0	0	**0**
Balance at 31 December 2021	**1,863**	**21,053**	**52,310**	**75,226**

The evolution of the loss allowance on Loans and advances to credit institutions is mainly explained by the following:

- Increase due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR '000 3,017.
- Increase due to new financial assets originated or purchased by an amount of EUR '000 2,836.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR '000 41,436.
- Decrease due to the full derecognition of financial assets by an amount of EUR '000 15,113.

	2020			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to credit institutions measured at AC				
Balance at 1 January 2020	17,863	68,514	72,669	**159,046**
Transfer to 12-month ECL	302	-8,074	0	**-7,772**
Transfer to lifetime ECL not credit-impaired	-435	6,518	-37,579	**-31,496**
Transfer to lifetime ECL credit impaired	0	-686	0	**-686**
Net measurement of loss allowance	-818	-17,254	40,396	**22,324**
New financial assets originated or purchased	3,028	10,537	0	**13,565**
Financial assets that have been derecognised	-5,035	-9,561	-14,463	**-29,059**
Write-offs	0	0	0	**0**
Balance at 31 December 2020	**14,905**	**49,994**	**61,023**	**125,922**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 209

	2021			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to customers measured at AC				
Balance at 1 January 2021	57,747	176,796	247,637	**482,180**
Transfer to 12-month ECL	302	-15,129	0	**-14,827**
Transfer to lifetime ECL not credit-impaired	-4,342	13,872	0	**9,530**
Transfer to lifetime ECL credit impaired	-16	-132	390	**242**
Net measurement of loss allowance	-37,566	-61,446	-52,717(1)	**-151,729**
New financial assets originated or purchased	1,955	4,841	0	**6,796**
Financial assets that have been derecognised	-2,794	-13,861	-24,834	**-41,489**
Write-offs	0	0	-2,444	**-2,444**
Balance at 31 December 2021	**15,286**	**104,941**	**168,032**	**288,259**

(1) This amount includes EUR '000 21,217 related to the use of ECL due to derecognition of the corresponding asset following its modification. Moreover an amount of EUR '000 43,739, corresponding to assets which were derecognised in 2020, has been reinstated during 2021. No ECL amount was deemed necessary for those reinstated assets.

The evolution of the loss allowance on Loans and advances to customers is mainly explained by the following:

- Decrease due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 5,055.
- Increase due to new financial assets originated or purchased by an amount of EUR ‘000 6,796.
- Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 41,489.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 151,729.
- Decrease due to the completion of a restructuring of one loan operation by an amount of EUR ‘000 2,444.

	2020			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loans and advances to customers measured at AC				
Balance at 1 January 2020	49,238	162,346	385,556	**597,140**
Transfer to 12-month ECL	2,346	-46,162	-6,150	**-49,966**
Transfer to lifetime ECL not credit-impaired	-4,580	75,226	-6,376	**64,270**
Transfer to lifetime ECL credit impaired	-153	-13,740	84,415	**70,522**
Net measurement of loss allowance	4,701	-20,951	-186,125(1)	**-202,375**
New financial assets originated or purchased	9,435	22,950	12,144	**44,529**
Financial assets that have been derecognised	-3,240	-2,873	-35,827	**-41,940**
Write-offs	0	0	0	**0**
Balance at 31 December 2020	**57,747**	**176,796**	**247,637**	**482,180**

(1) This amount includes EUR '000 79,144 related to the use of ECL due to derecognition of the corresponding assets following their modification. Moreover, an amount of EUR '000 20,417 relates to the reclassification of the ECL following the reclassification of the corresponding asset to "Assets held for sale".

	2021			
	12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	Total
Loan commitments measured at AC				
Balance at 1 January 2021	9,655	37,518	3,101	**50,274**
Transfer to 12-month ECL	15	-1,253	0	**-1,238**
Transfer to lifetime ECL not credit-impaired	-781	1,443	0	**662**
Transfer to lifetime ECL credit impaired	-14	0	0	**-14**
Net measurement of loss allowance	-3,725	-17,821	0	**-21,546**
New financial assets originated or purchased	2,051	10,692	0	**12,743**
Financial assets that have been derecognised	-3,735	-4,060	0	**-7,795**
Write-offs	0	0	0	**0**
Balance at 31 December 2021	**3,466**	**26,519**	**3,101**	**33,086**

210 **2021 FINANCIAL REPORT**

The evolution of the loss allowance on Loan commitments is mainly explained by the following:

- Decrease due to the net movement between 12-month ECL, Lifetime ECL not credit-impaired and Lifetime ECL credit-impaired by an amount of EUR ‘000 590.
- Increase due to new financial assets originated or purchased by an amount of EUR ‘000 12,743.
- Decrease due to the full derecognition of financial assets by an amount of EUR ‘000 7,795.
- Decrease due to the net measurement of loss allowance of existing operations within the same staging level by an amount of EUR ‘000 21,546.

	2020			
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Loan commitments measured at AC				
Balance at 1 January 2020	9,175	52,553	0	**61,728**
Transfer to 12-month ECL	234	-2,622	0	**-2,388**
Transfer to lifetime ECL not credit-impaired	-647	15,722	0	**15,075**
Transfer to lifetime ECL credit impaired	-61	-7,057	3,101	**-4,017**
Net measurement of loss allowance	241	-6,327	0	**-6,086**
New financial assets originated or purchased	5,299	1,151	0	**6,450**
Financial assets that have been derecognised	-4,586	-15,902	0	**-20,488**
Write-offs	0	0	0	**0**
Balance at 31 December 2020	**9,655**	**37,518**	**3,101**	**50,274**

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
Spain	80,122,284	71,665,075	8,457,209	13.93%	15.13%
Italy	65,716,944	51,960,038	13,756,906	11.43%	11.44%
France	65,078,383	49,218,828	15,859,555	11.31%	10.66%
Germany	45,333,324	34,447,460	10,885,864	7.88%	7.94%
Poland	44,746,959	34,511,930	10,235,029	7.78%	7.60%
Greece	21,393,124	17,536,581	3,856,543	3.72%	3.73%
Netherlands	17,513,719	12,833,155	4,680,564	3.05%	2.84%
Austria	16,096,095	15,004,200	1,091,895	2.80%	2.80%
Belgium	15,998,214	11,991,777	4,006,437	2.78%	2.50%
Portugal	13,698,019	11,553,557	2,144,462	2.38%	2.64%
Sweden	12,331,179	8,770,157	3,561,022	2.14%	2.14%
Finland	10,922,494	9,404,363	1,518,131	1.90%	1.90%
Hungary	10,040,845	8,157,120	1,883,725	1.75%	1.70%
Ireland	7,690,337	6,207,697	1,482,640	1.34%	1.29%
Czech Republic	6,900,905	4,871,005	2,029,900	1.20%	1.21%
Romania	6,800,510	4,010,820	2,789,690	1.18%	1.15%
Slovakia	4,939,574	4,136,146	803,428	0.86%	0.90%
Croatia	3,994,294	2,924,809	1,069,485	0.69%	0.76%
Denmark	3,541,724	2,565,977	975,747	0.62%	0.54%
Slovenia	2,947,110	2,288,667	658,443	0.51%	0.57%
Cyprus	2,783,706	1,923,356	860,350	0.48%	0.47%
Lithuania	2,738,056	2,507,746	230,310	0.48%	0.49%
Bulgaria	2,302,035	2,026,938	275,097	0.40%	0.40%
Estonia	1,605,579	935,407	670,172	0.28%	0.26%
Latvia	1,261,109	678,201	582,908	0.22%	0.21%
Luxembourg	685,921	229,695	456,226	0.12%	0.15%
Malta	422,763	288,840	133,923	0.07%	0.08%
Sub-total	**467,605,206**	**372,649,545**	**94,955,661**	**81.30%**	**81.50%**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 211

Loans for projects outside the European Union:

Countries and territories in which projects are located	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2021	% of total 2020
United Kingdom	39,406,084	38,724,345	681,739	6.85%	7.01%
Mediterranean countries	19,653,351	12,161,533	7,491,818	3.42%	3.28%
Candidate countries	15,052,876	13,275,658	1,777,218	2.62%	2.82%
Russia, Eastern Europe, Southern Caucasus	9,525,799	3,396,402	6,129,397	1.66%	1.59%
Asia	8,238,239	3,479,582	4,758,657	1.43%	1.29%
ACP States	6,058,609	2,339,317	3,719,292	1.05%	0.90%
Latin America	4,856,909	2,769,840	2,087,069	0.84%	0.78%
Potential candidate countries	2,229,213	1,231,822	997,391	0.39%	0.37%
EFTA	1,828,978	1,568,178	260,800	0.32%	0.28%
South Africa	588,765	544,765	44,000	0.10%	0.16%
OCT	107,794	33,545	74,249	0.02%	0.02%
Sub-total	**107,546,617**	**79,524,987**	**28,021,630**	**18.70%**	**18.50%**
Total 2021(*)	**575,151,823**	**452,174,532**	**122,977,291**	**100.00%**	
Total 2020(*)	**585,106,239**	**471,043,109**	**114,063,130**		**100.00%**

(*)Aggregate loans including loan substitutes and excluding loan instalments receivables (2021: EUR 473 million, 2020: EUR 161 million).

D.4. Movement in guarantee operations

The following table shows the reconciliation from the opening to the closing balance of the financial guarantees. Comparative amounts for 2020 are disclosed below.

	2021			
	Other liabilities		**Provisions**	
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Financial Guarantees				
Balance at 1 January	11,680	149	10,810	**22,639**
Transfer to 12-month ECL	0	-87	0	**-87**
Transfer to lifetime ECL not credit-impaired	-1	42	0	**41**
Transfer to lifetime ECL credit impaired	0	0	0	**0**
Net remeasurement	18,915	98	-1,295	**17,718**
Use of provision	0	0	-63	**-63**
New guarantees originated or purchased	1,340	1	0	**1,341**
Guarantees that have been derecognised	-2,259	0	-1	**-2,260**
Balance at 31 December	**29,675**	**203**	**9,451**	**39,329**

	2020			
	Other liabilities		**Provisions**	
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Financial Guarantees				
Balance at 1 January	6,467	999	12,349	**19,815**
Transfer to 12-month ECL	155	-515	0	**-360**
Transfer to lifetime ECL not credit-impaired	-82	-201	309	**26**
Transfer to lifetime ECL credit impaired	0	14	-14	**0**
Net remeasurement	6,470	34	-1,001	**5,503**
Use of provision	0	0	-833	**-833**
New guarantees originated or purchased	4,123	0	0	**4,123**
Guarantees that have been derecognised	-5,453	-182	0	**-5,635**
Balance at 31 December	**11,680**	**149**	**10,810**	**22,639**

212 **2021** FINANCIAL REPORT

Note E – Property, furniture, equipment and intangible assets (in EUR '000)

	Land	Luxembourg buildings(1)	Furniture and equipment	Right-of-use assets(2)	Total property, furniture and equipment	Total intangible assets
Cost at 1 January 2021	20,145	406,099	70,917	201,091	**698,252**	**56,639**
Additions	0	4,550	18,287	51,262	**74,099**	**40,272**
Disposals	0	0	-17,793	-1,902	**-19,695**	**-17,291**
At 31 December 2021	**20,145**	**410,649**	**71,411**	**250,451**	**752,656**	**79,620**
Accumulated depreciation/amortisation:						
At 1 January 2021	0	-206,342	-42,060	-77,996	**-326,398**	**-17,360**
Depreciation/amortisation	0	-9,792	-19,117	-41,363	**-70,272**	**-21,035**
Disposals	0	0	17,793	541	**18,334**	**17,183**
At 31 December 2021	**0**	**-216,134**	**-43,384**	**-118,818**	**-378,336**	**-21,212**
Net book value:						
At 31 December 2021	**20,145**	**194,515**	**28,027**	**131,633**	**374,320**	**58,408**
At 31 December 2020	**20,145**	**199,757**	**28,857**	**123,095**	**371,854**	**39,279**

(1) All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16. The Luxembourg buildings category includes costs relating to the construction of a new building for an amount of EUR '000 67,920 (2020: EUR '000 63,370), which is expected to be completed in 2025.

(2) Right-of-use assets - is composed of the two classes of assets: real estate (both commercial and residential properties) and cars. The depreciation charge during 2021 for the real estate was EUR '000 41,174 (2020: EUR '000 39,911) and for the cars was EUR '000 189 (2020: EUR '000 89). The carrying amount as at 31 December 2021 was EUR '000 131,474 for the real estate (2020: EUR '000 129,909) and for the cars was EUR '000 159 (2020: EUR '000 186).

Note F – Deferred income (in EUR '000)

	31.12.2021	31.12.2020
Prepaid and deferred management fees	290,656	284,252
Interest subsidies received in advance	92,233	89,027
Deferred income on loans and guarantees	51,768	51,533
Other	8,476	9,771
Total	**443,133**	**434,583**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 213

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2021	31.12.2020
Accounts receivable and sundry debtors	81,480	18,611
Net assets from financial guarantee contracts	57,062	44,786
EGF management fee receivable	26,440	128
Guarantee call receivable	12,831	12,986
Advances on salaries and allowances	2,985	2,780
Other	3,086	1,841
Total	**183,884**	**81,132**

G.2. Other liabilities

	31.12.2021	31.12.2020
Capital repayable to the UK(*)	2,895,904	3,195,904
Optional Supplementary Provident Scheme	792,891	721,903
Commitment to purchase EIF non-controlling interest(**)	340,341	819,467
First Loss Piece Contribution	202,171	204,070
Lease Liability	132,151	124,275
Personnel costs payable	104,190	100,020
Accounts payable and sundry creditors	95,935	75,598
Deferred income	44,856	33,981
Net liabilities from financial guarantee contracts (Note D.4.)	29,878	11,829
Payable on HIPC initiative(***)	13,596	13,596
Western Balkans infrastructure fund	393	393
Other	329,357	186,806
Total	**4,981,663**	**5,487,842**

(*) In accordance with the Article 150(4) of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community, and as amended by COUNCIL DECISION (EU) 2020/769 of 10 June 2020, the EIB will repay to the UK EUR 3.5bn of called capital in twelve annual instalments starting with 15 October 2020 (the first eleven instalments will be EUR 300,000,000 each and the final one will be EUR 195,903,950). The instalments due on 15 October 2020 and 15 October 2021 were settled in full.

(**) As at 31 December 2021, the portion of EIF non-controlling interest on the consolidated other liabilities amounts to EUR 340 million (2020: EUR 819 million) and on the consolidated result (Note L) amounts to EUR -59 million (2020: EUR -53 million).

(***) Heavily Indebted Poor Countries ('HIPC') initiative.

214 2021 FINANCIAL REPORT

Note H – Amounts owed to credit institutions and customers (in EUR ‘000)

H.1. Amounts owed to credit institutions

	31.12.2021	31.12.2020
Repayable on demand	**4,775,575**	**4,197,199**
- Overnight deposits	4,775,575	4,197,199
With agreed maturity or periods of notice	**18,796,352**	**12,302,079**
- Short-term deposits	178,404	1,559
- Repo with credit institutions	5,711,476	4,310,742
- Borrowings from central banks(1)	12,906,472	7,989,778
Total	**23,571,927**	**16,499,278**

(1) This amount represents the Bank’s participation in monetary operations with the ECB.

H.2. Amounts owed to customers

	31.12.2021	31.12.2020
Repayable on demand	**1,645,154**	**1,680,511**
- Overnight deposits	163	2,962
- European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	412,934	398,386
- Deposit accounts	1,232,057	1,279,163
With agreed maturity or periods of notice	**175,496**	**20,951**
- Short-term deposits	175,496	20,951
Total	**1,820,650**	**1,701,462**

Note I – Debts evidenced by certificates (in EUR ‘000)

In its financing activity, one of the Group’s objectives is to align its funding strategy with the funds required for the loans granted. The caption *“Debts evidenced by certificates”* includes *“Debt securities in issue”* (securities offered to the general investing public) and *“Others”* (private placements). The table below discloses the details of debts outstanding at 31 December 2021 and 31 December 2020 per currency, together with the average rates and due dates (earliest/latest).

Debts evidenced by certificates (in EUR '000)					
Payable in	**Outstanding at 31.12.2021**	**Average rate 2021(*)**	**Due dates**	**Outstanding at 31.12.2020**	**Average rate 2020(*)**
EUR	246,913,410	1.30	2022/2061	245,471,198	1.52
USD	105,073,224	1.48	2022/2058	102,980,060	1.79
GBP	43,705,819	2.15	2022/2054	42,714,537	2.41
AUD	9,703,908	2.59	2022/2042	8,097,915	3.33
SEK	6,234,940	1.41	2022/2040	6,625,774	1.51
PLN	6,169,375	2.23	2022/2029	6,417,089	2.15
NOK	5,541,206	1.77	2022/2037	5,092,022	1.80
CAD	4,765,848	2.10	2022/2045	4,251,495	2.24
CHF	4,179,005	1.90	2022/2036	4,089,335	2.01
ZAR	2,331,323	7.75	2022/2035	2,529,078	8.02
JPY	1,520,384	1.46	2022/2053	2,191,824	1.12
MXN	1,174,850	6.35	2022/2028	1,359,375	6.09
DKK	783,195	0.70	2024/2031	782,722	0.71
TRY	677,022	10.41	2022/2027	1,407,381	10.14
CNY	472,292	2.56	2022/2024	298,909	2.50
CZK	339,828	2.52	2022/2034	338,599	1.94
NZD	271,428	2.57	2023/2028	264,955	2.12
RUB	140,679	4.75	2022/2026	54,665	5.85
HKD	79,246	0.41	2022/2025	131,380	1.56
RON	20,812	2.23	2026/2026	0	0
HUF	17,065	3.25	2024/2024	165,436	0.82
Total	**440,114,859**			**435,263,749**	

	Outstanding at 31.12.2021	Outstanding at 31.12.2020
Total (notional value)(**)	**440,114,859**	**435,263,749**
IFRS adjustments on borrowings	33,787,774	49,633,224
Total debts evidenced by certificates	**473,902,633**	**484,896,973**

(*) Weighted average interest rates at the balance sheet date

(**) The notional value of debts evidenced by certificates held for hedge accounting purposes amounts to EUR 324.4 billion (2020: EUR 336.2 billion), the notional value of debts evidenced by certificates held at fair value through profit or loss to EUR 27.6 billion (2020: EUR 26.8 billion), and the notional value of debts evidenced by certificates held at amortised cost amounts to EUR 88.1 billion as at 31 December 2021 (2020: EUR 72.3 billion).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 215

Note J – Pension plans and health insurance scheme (in EUR '000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 31 December 2021.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk, inflation risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Inflation risk	The present value of the defined benefit plan liability is calculated by reference to the future pension increases, which are linked to Luxembourg inflation. An increase in Luxembourg inflation will increase the plan's liability.
Salary risk	The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 793 million (2020: EUR 722 million) is classified under *"Other liabilities"* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	**2021**	**2020**
Discount rate for pension plans	1.35	0.75
Discount rate for health insurance plan	1.35	0.75
Future salary increase (including inflation)	3.50	3.50
Future pension increases	1.75	1.75
Healthcare cost increase rate	3.75	3.75
Average longevity at 60 of current pensioners (years)	26.90	26.80
Average longevity at 60 of current employees (years)	29.40	29.30
Actuarial tables	ICSLT 2018 - Static 2021	ICSLT 2018 - Static 2020

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 10.9% (increase by 12.8%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 6.2% (decrease by 5.3%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3.6% (decrease by 3.6%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 20.7% (decrease by 16%).

EIF Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 13.9% (increase by 16.7%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 7.9% (decrease by 6.8%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 3.5% (decrease by 3.4%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 27.2% (decrease by 20.1%).

Management Committee Pension:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 7.9% (increase by 8.8%).
- If the expected salary growth increases (decreases) by 1%, the defined benefit obligation would increase by 0.8% (decrease by 0.9%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4.1% (decrease by 4.2%).
- If the expected future pension increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 18.2% (decrease by 14.6%).

216 **2021 FINANCIAL REPORT**

Health Insurance for EIB:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 9.6% (increase by 15.8%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 4.7% (decrease by 5.4%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 38.6% (decrease by 27.2%).

Health Insurance for EIF:

- If the discount rate is 0.5% higher (lower), the defined benefit obligation would decrease by 13.6% (increase by 19.6%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined benefit obligation would increase by 5.3% (decrease by 5.3%).
- If the expected future healthcare cost increases (decreases) by 1% due to inflation, the defined benefit obligation would increase by 50.7% (decrease by 33.3%).

The sensitivity analysis presented above may not be representative of the actual change in the defined obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the consolidated balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

The table below shows the actuarial experience (gain)/loss for the different plans and the total defined benefit obligation:

	EIB Pension	**Management Committee Pension**	**EIF Pension**	**Health Insurance**	**Total**	**Total defined benefit obligation**
2021	-23,091	-1,088	5,063	102,798	**83,682**	**8,623,332**
2020	25,397	1,754	19,479	-97,605	**-50,975**	**9,569,495**
2019	-3,987	-2,545	1,420	-29,060	**-34,172**	**7,892,289**
2018	81,333	5,268	13,494	-14,616	**85,479**	**5,703,104**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 217

The tables below show the evolution of the Defined Benefit Obligation during 2021 and 2020 (in EUR '000):

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2021
Obligation at the beginning of the year	7,704,597	86,317	711,503	1,067,078	**9,569,495**
a) Current service cost	340,801	3,132	49,885	104,226	**498,044**
b) Interest cost	57,461	639	5,331	7,979	**71,410**
c) Past service cost	2,713	0	70	0	**2,783**
Total profit or loss	**400,975**	**3,771**	**55,286**	**112,205**	**572,237**
a) Experience (gain)/loss	-43,103	-1,088	5,063	102,798	**63,670**
b) Change in demographic assumptions	20,012	418	-55,653	-88,179	**-123,402**
c) Change in financial assumptions	-1,089,024	-8,462	-122,195	-195,570	**-1,415,251**
Total OCI(*)	**-1,112,115**	**-9,132**	**-172,785**	**-180,951**	**-1,474,983**
a) Employee contributions	44,723	0	5,803	1,806	**52,332**
b) Benefit payments	-86,151	-2,219	-1,382	-5,997	**-95,749**
Total Other	**-41,428**	**-2,219**	**4,421**	**-4,191**	**-43,417**
Benefit obligation as at 31 December 2021	**6,952,029**	**78,737**	**598,425**	**994,141**	**8,623,332**

(*) Attributable to the Equity holders of the Bank (EUR '000 1,389,615) and to non-controlling interests (EUR '000 85,365).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2020
Obligation at the beginning of the year	6,392,057	75,501	525,432	899,299	**7,892,289**
a) Current service cost	270,405	2,344	37,160	88,797	**398,706**
b) Interest cost	82,525	968	6,850	11,656	**101,999**
c) Past service cost	5,130	0	0	0	**5,130**
Total profit or loss	**358,060**	**3,312**	**44,010**	**100,453**	**505,835**
a) Experience (gain)/loss	25,397	1,754	19,479	-97,605	**-50,975**
b) Change in demographic assumptions	28,057	374	2,279	5,980	**36,690**
c) Change in financial assumptions	947,204	7,523	112,087	162,179	**1,228,993**
Total OCI(*)	**1,000,658**	**9,651**	**133,845**	**70,554**	**1,214,708**
a) Employee contributions	41,860	0	5,305	-772	**46,393**
b) Benefit payments	-88,038	-2,147	2,911	-2,456	**-89,730**
Total Other	**-46,178**	**-2,147**	**8,216**	**-3,228**	**-43,337**
Benefit obligation as at 31 December 2020	**7,704,597**	**86,317**	**711,503**	**1,067,078**	**9,569,495**

(*) Attributable to the Equity holders of the Bank (EUR '000 1,157,082) and to non-controlling interests (EUR '000 57,626).

218 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS EIB employees pay a fixed contribution reviewed every five years. For the period from 1 January 2019 to 31 December 2023, the employee’s contribution represents 11.3% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set on a risk free rate. Furthermore, premiums are determined on a current salary base. The Group is liable for all pension payments stemming from the defined benefit plan. The average duration of the benefit obligation at 31 December 2021 is split as follows: EIB Pension: • Active members: 28.88 years (2020: 29.27 years) • Deferred members (*): 29.30 years (2020: 30.27 years) • Retired members: 14.09 years (2020: 14.70 years) EIF Pension: • Active members: 32.85 years (2020: 32.94 years) • Deferred members (*): 31.31 years (2020: 30.21 years) • Retired members: 18.92 years (2020: 19.61 years) Management Committee Pension: • Active members: 21.34 years (2020: 24.10 years) • Deferred members (*): 23.52 years (2020: 21.58 years) • Retired members: 12.29 years (2020: 12.67 years) Health Insurance for EIB • Active members: 33.85 years (2020: 34.26 years) • Deferred members (*): 27.63 years (2020: 31.32 years) • Retired members: 17.63 years (2020: 18.36 years) Health Insurance for EIF • Active members: 36.48 years (2020: 38.61 years) • Deferred members (*): 28.25 years (2020: 29.09 years) • Retired members: 21.98 years (2020: 25.87 years) The amount that the Group expects to recognise in the profit or loss relating to the defined benefit plans during the next financial year is EUR ‘000 539,123 (2020: EUR 000 571,713). (*) Staff members who left the Group before the normal retirement age and have a right to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2021, prepared under EU Accounting Directives, which amounts to EUR ’000 2,565,998 will be submitted to the Board of Governors for approval by 22 April 2022. Please refer to the Overview to the Bank’s Financial Statements for further details on the proposed Bank surplus for the financial year appropriation. 219

Note L – Interest and similar income and Interest expense and similar charges (in EUR '000)

L.1. Net interest income

	2021	2020
Interest and similar income:		
Derivatives	10,018,309	10,567,897
Loans and advances to credit institutions and customers	5,946,535	6,890,425
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities	194,580	269,747
Negative interest on interest bearing liabilities	130,677	57,650
Interest subsidy from the EU	17,710	17,405
Other	4,449	20,808
Total	**16,312,260**	**17,823,932**
Interest expense and similar charges:		
Debts evidenced by certificates	-7,051,168	-8,873,958
Derivatives	-5,592,829	-5,563,091
Negative interest on interest bearing assets	-411,488	-245,197
Interest cost on benefit obligation (Note J)	-71,410	-101,999
Interest on third party mandates	-62,686	-35,850
Commitment to purchase EIF non-controlling interest (Note G.2)	-58,690	-52,530
Amounts owed to credit institutions and customers	-1,943	-4,828
Other (1)	-22,368	-23,645
Total	**-13,272,582**	**-14,901,098**
Net interest income	**3,039,678**	**2,922,834**

(1) Includes the interest expense on lease liability amounted to EUR '000 265 (2020: EUR '000 431).

The table below sets out the net interest income relating to each class of financial assets and liabilities:

	2021	2020
Interest and similar income:		
Derivatives held for risk management	10,018,309	10,567,897
Financial assets measured at AC	5,493,411	6,260,630
Financial instruments designated at FVTPL	615,909	872,386
Financial instruments mandatorily at FVTPL	49,506	44,552
Other	135,125	78,467
Total	**16,312,260**	**17,823,932**
Interest expense and similar charges:		
Financial liabilities measured at AC	-7,014,116	-8,328,508
Derivatives held for risk management	-5,592,829	-5,563,091
Financial instruments designated at FVTPL	-101,680	-586,129
Non-financial liabilities (*)	-92,320	-125,211
Other (*)	-471,637	-298,159
Total	**-13,272,582**	**-14,901,098**
Net interest income	**3,039,678**	**2,922,834**

(*) A reclassification was made for 2020 between the two captions in order to improve the readability of financial statements.

220 2021 FINANCIAL REPORT

L.2. Geographical analysis of Interest and similar income

	2021	2020
EU countries:		
Spain	759,149	860,833
Poland	485,490	529,331
Greece	449,134	474,384
France	448,268	477,566
Italy	424,708	473,379
Germany	296,424	320,589
Austria	255,563	261,080
Netherlands	159,001	173,972
Belgium	150,811	170,751
Portugal	144,992	215,481
Hungary	130,417	137,575
Sweden	124,908	110,274
Ireland	87,233	87,940
Romania	69,827	76,102
Slovakia	66,445	66,768
Finland	66,438	65,087
Croatia	48,123	52,333
Slovenia	39,729	43,224
Bulgaria	38,922	40,572
Czech Republic	31,007	42,977
Luxembourg	19,964	2,821
Lithuania	18,174	26,359
Denmark	18,151	22,149
Latvia	14,475	14,848
Cyprus	9,356	11,582
Malta	9,199	9,585
Estonia	4,173	4,639
Total EU countries	**4,370,081**	**4,772,201**
Outside the European Union	1,584,135	2,046,324
Total income analysed per country	**5,954,216**	**6,818,525**
Income not analysed per country[(1)]	10,358,044	11,005,407
Total interest and similar income	**16,312,260**	**17,823,932**
[(1)] Income not analysed per country:		
· Revenue from Long-Term HQLA Portfolio and loan substitutes portfolio	147,141	168,181
· Revenue from Securities Liquidity portfolio and Operational portfolio EIF	36,322	52,090
· Revenue from money-market securities	11,104	49,458
· Revenue from other securities	13	18
· Revenue from money-market operations	140,706	146,955
· Income from derivatives	10,018,309	10,567,897
· Unwinding of interest income from the present value adjustment of called capital and reserve receivable	0	15,887
· Other	4,449	4,921
	10,358,044	**11,005,407**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 221

Note M – Result on financial operations (in EUR ‘000)

M.1. By nature of result

	2021	2020
Net result on derivatives[(1)(8)]	81,535	-540,944
Net result on loans under the FVO and associated swaps[(2)(8)]	30,139	126,458
Net result on borrowings under the FVO and associated swaps[(3)(8)]	-39,984	-29,315
Net result from hedge accounting on loans and associated swaps[(4)(8)]	-212,774	-90,284
Net result from hedge accounting on borrowings and associated swaps[(5)(8)]	318,593	297,159
Net result from hedge accounting on treasury bonds and associated swaps[(6)]	21,064	0
	198,573	**-236,926**
Foreign exchange gain and loss	14,614	-16,813
Gain and loss on unwind of swaps	-5,638	-22,039
Net result on shares and other variable yield securities[(7)]	5,017,547	712,189
Net result on debt securities portfolios	-36,771	27,149
Net result on financial guarantees	-5,456	2,573
Net result on loans and loan substitutes under FVTPL[(9)]	397,557	1,154
Net result on loans and loan substitutes under AC	2,611	6,144
Amortization of initial CBS	47,170	175,979
Result on financial operations	**5,630,207**	**649,410**

(1) The net result on derivatives includes for the majority the fair value adjustment on Macro-hedging swaps and Treasury derivative instruments. On 31 December 2021, these derivatives evidence a positive impact of EUR ‘000 81,535 compared to a negative impact of EUR ‘000 540,944 in 2020.

(2) The fair value option is applied on loans and loan substitutes hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2021, the carrying value of loans and loan substitutes designated at fair value amounts to EUR 17 billion (2020: EUR 18 billion). The combined effect from applying the fair value option on loans and loan substitutes results in a positive impact of EUR '000 30,139 on the consolidated income statement at 31 December 2021 (2020: positive impact of EUR ’000 126,458).

(3) The fair value option is applied on borrowings hedged by derivatives, which do not qualify for hedge accounting. As at 31 December 2021 the carrying value of borrowings designated at fair value amounts to EUR 31 billion (2020: EUR 30 billion). The combined effect from applying the fair value option on borrowings results in a negative impact of EUR '000 39,984 on the consolidated income statement at 31 December 2021 (2020: negative impact of EUR ’000 29,315).

(4) Hedge accounting is applied on eligible loans and loan substitutes, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2021, the carrying value of loans and loan substitutes designated under hedge accounting amounts to EUR 147 billion (2020: EUR 143 billion). The combined effect from applying hedge accounting on loans and loan substitutes and associated swaps results in a negative impact of EUR '000 212,774 on the consolidated income statement at 31 December 2021 (2020: negative impact of EUR '000 90,284).

(5) Hedge accounting is applied on eligible borrowings, which are qualifying the hedge accounting criteria under IFRS 9. As at 31 December 2021, the carrying value of borrowings under hedge accounting amounts to EUR 353 billion (2020: EUR 381 billion). The combined effect from applying hedge accounting on borrowings and associated swaps results in a positive impact of EUR '000 318,593 on the consolidated income statement at 31 December 2021 (2020: positive impact of EUR '000 297,159).

(6) Starting 1 October 2021, hedge accounting is applied on the treasury LTHP bonds if the required hedge accounting criteria are met under IFRS9. As at 31 December 2021, the carrying value of LTHP bonds under hedge accounting amounts to EUR 0.5 billion. The combined effect from applying hedge accounting on LTHP bonds and associated swaps results in a positive impact of EUR '000 21,064 on the consolidated income statement at 31 December 2021.

(7) The item is mainly composed of unrealised and realised gains and losses on equity instruments. The positive P&L impact EUR ‘000 5,017,547 is primarily driven by the positive valuation effects observed in private equity markets during 2021 (2020: positive impact of EUR '000 712,189).

(8) Please see Note S.4.2 Interest rate risk for the impact from the IBOR Reform.

(9) This item is mainly composed of the unrealised and realised gains and losses on loan operations measured at FVTPL. The positive impact on the consolidated income statement of EUR ‘000 397,557 is primarily driven by the positive valuation effects during 2021 (2020: positive impact of EUR '000 1,154).

M.2. By category of assets and liabilities

	2021	2020
Financial assets mandatorily at FVTPL (excluding derivative assets)	5,164,660	694,075
Financial assets designated at FVTPL (FVO)	166,361	25,801
Financial liabilities designated at FVTPL (FVO)	372,280	401,921
Financial assets measured at AC	-7,917,553	2,634,030
Financial liabilities measured at AC	15,890,499	-5,487,569
Derivatives designated as hedging instruments	-7,821,710	3,037,469
Derivatives held for risk management purposes, other than HA	-280,231	-819,914
Other[(1)]	55,901	163,597
Result on financial operations	**5,630,207**	**649,410**

(1) Includes amortization of initial CBS

222 2021 FINANCIAL REPORT

Note N – Net other operating income and expense (in EUR '000)

	2021	2020
Reversal of previous year's unutilised accruals	4,276	3,309
Rental income	78	78
Other	-5,751	2,170
Total net other operating income and expense	**-1,397**	**5,557**

Note O – Fee and commission income and Fee and commission expense (in EUR '000)

	2021	2020
Fee and commission income:		
Commission on guarantees	210,162	173,812
Commission on Investment Facility - Cotonou	55,682	61,215
Commission on EGF	46,596	128
Commission on EFSI	45,052	42,649
Commission income on loans	35,014	12,020
Commission on Jaspers	27,214	30,499
Commission on InnovFin	22,980	44,008
Commission on Jeremie/ESIF	12,802	12,824
Commission on Jessica	11,532	8,348
Commission on Modernisation Fund	9,268	0
Commission on Neighbourhood Investment Facility	1,939	4,395
Commission on Connecting Europe Facility	1,926	7,927
Commission on Yaoundé/Lomé Conventions	1,250	1,646
Commission on other mandates	103,830	98,216
Total fee and commission income	**585,247**	**497,687**

	2021	2020
Fee and commission expense:		
Risk remuneration for guarantees received	-410,647	-302,635
Other commissions payable	-23,730	-25,014
Total fee and commission expense	**-434,377**	**-327,649**

Note P – General administrative expenses (in EUR '000)

	2021	2020
Salaries and allowances(1)	-547,408	-509,975
Welfare contributions and other staff costs	-659,623	-539,460
Staff costs	**-1,207,031**	**-1,049,435**
Other administrative expenses	-246,922	-223,575
Total general administrative expenses	**-1,453,953**	**-1,273,010**

(1) Of which the amount for members of the Management Committee is EUR '000 3,441 at 31 December 2021 and EUR '000 3,113 at 31 December 2020 (Note Y.2).

The number of persons employed by the Group was 4,412 at 31 December 2021 (4,092 at 31 December 2020).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 223

2021 FINANCIAL REPORT Note Q – Derivatives and hedging activities Q.1. Use of derivative financial instruments In the funding activity of the Group The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates in line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes. Long-term derivatives transactions are used in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure. The derivatives most commonly used are: Currency swaps Currency swaps consist of two categories of financial instruments: (i) cross currency swaps, contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates; and (ii) cross currency interest rate swaps, contracts under which it is agreed to exchange floating interest rate for fixed-rate interest in a foreign currency and vice versa. Interest rate swaps Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa. Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties. In the liquidity management of the Group The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements (see Note Q.3 for the disclosure of notional amounts and fair values of short-term currency foreign exchange contracts). Future contracts (futures) can be used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, traded on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control. In the Asset Liability Management (‘ALM’) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IFRS 9. For further information regarding the risk management, please refer to Note S. 224

Q.2. Hedging activities

Fair value hedge of interest rate risk

The amounts relating to items designated as hedging instruments are as follows (in EUR million):

2021									
	Notional amount	Carrying amount		Change in fair value used for calculating hedge ineffectiveness	Notional amount directly impacted by IBOR reform(**)				
		Assets	Liabilities		USD Libor	GBP Libor	Other	Total
Interest rate swaps	444,031	27,230	14,826	-6,582	0	478	126	**604**
Currency swaps(*)	33,786	3,799	3,115	-1,235	0	0	0	**0**
Total	**477,817**	**31,029**	**17,941**	**-7,817**	**0**	**478**	**126**	**604**

(*) Main currencies covered are USD, AUD and CAD.

(**) For currency swaps, the Group used the notional amount of the receive leg of the swap.
The transactions maturing before the anticipated USD LIBOR replacement date in June 2023 have not been included.

Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under *"Derivative assets"* and *"Derivative liabilities"*.

2020								
	Notional amount	Carrying amount		Change in fair value used for calculating hedge ineffectiveness	Notional amount directly impacted by IBOR reform(**)			
		Assets	Liabilities		USD Libor	GBP Libor	Other	Total
Interest rate swaps	446,320	39,117	19,687	2,749	45,502	38,770	2,754	**87,026**
Currency swaps(*)	38,989	5,101	2,946	318	14,323	0	181	**14,504**
Total	**485,309**	**44,218**	**22,633**	**3,067**	**59,825**	**38,770**	**2,935**	**101,530**

(*) Main currencies covered are USD, AUD and CAD.

(**) For currency swaps, the Group used the notional amount of the receive leg of the swap.
The transactions maturing before the anticipated LIBOR replacement date in 2021 (or June 2023 in case of USD LIBOR) have not been included.

Interest rate swaps and currency swaps mentioned in the table above are presented in the consolidated balance sheet under *"Derivative assets"* and *"Derivative liabilities"*.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 225

The amounts relating to items designated as hedged items are as follows (in EUR million):

	2021					
	Carrying amount		Accumulated amount of fair value hedge adjustments	Line item in the consolidated balance sheet	Change in value used for calculating hedge ineffectiveness	Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses
	Assets	Liabilities				
Loans and advances	24,177	0	977	Loans and advances to credit institutions	-1,209	6
	120,024	0	11,092	Loans and advances to customers	-6,675	49
Loan substitutes	2,126	0	34	Treasury bills and other bills eligible for refinancing with central banks	-48	0
	697	0	-29	Debt securities - a) issued by public bodies	-67	0
	450	0	-14	Debt securities - b) issued by other borrowers	-33	0
Treasury bonds	15	0	3	Treasury bills and other bills eligible for refinancing with central banks	3	0
	512	0	82	Debt securities - a) issued by public bodies	82	0
Debts evidenced by certificates	0	346,091	-22,874	Debts evidenced by certificates - a) debt securities in issue	15,414	-32
	0	7,349	-1,403	Debts evidenced by certificates - b) other	477	0
Total	**148,001**	**353,440**	**-12,132**		**7,944**	**23**

	2020					
	Carrying amount		Accumulated amount of fair value hedge adjustments	Line item in the consolidated balance sheet	Change in value used for calculating hedge ineffectiveness	Accumulated amount of fair value hedge adjustments remaining in the consolidated balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses
	Assets	Liabilities				
Loans and advances	24,692	0	2,186	Loans and advances to credit institutions	367	5
	118,162	0	17,767	Loans and advances to customers	2,216	41
Loan substitutes	2,425	0	82	Treasury bills and other bills eligible for refinancing with central banks	20	0
	618	0	38	Debt securities - a) issued by public bodies	7	0
	513	0	19	Debt securities - b) issued by other borrowers	18	0
Debts evidenced by certificates	0	373,779	-38,288	Debts evidenced by certificates - a) debt securities in issue	-5,350	-34
	0	7,548	-1,880	Debts evidenced by certificates - b) other	-138	0
Total	**146,410**	**381,327**	**-20,076**		**-2,860**	**12**

The hedge ineffectiveness – i.e. the difference between the hedging gains or losses of the hedging instrument and the hedged item - recognised in the consolidated income statement is EUR 127 million for 2021 (2020: EUR 207 million) and is included in line "Result on financial operations".

226 **2021 FINANCIAL REPORT**

The following table shows a reconciliation of each component of equity and an analysis of other comprehensive income in relation to hedge accounting (in EUR million):

	Fair value reserve - Cost of hedging	
	2021	2020
Balance as at 1 January	**-145**	**-247**
Revaluation of cross currency basis spread	96	94
Amount reclassified to profit or loss	0	8
Balance as at 31 December	**-49**	**-145**

Q.3. Fair value of derivative financial instruments

Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy:

- Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities.
- Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).
- Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments.

Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model (LMM), LMM with Stochastic Volatility, interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm's length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity, interest rate or inflation-linked transactions.

The table below shows the fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2021 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2021	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	325,704	31,016	2,399	300	**328,103**	**31,316**
Currency Swaps	0	0	155,209	10,051	417	86	**155,626**	**10,137**
Short-term foreign exchange contracts	0	0	9,545	278	0	0	**9,545**	**278**
Futures contracts	6,383	3	0	0	0	0	**6,383**	**3**
Total	**6,383**	**3**	**490,458**	**41,345**	**2,816**	**386**	**499,657**	**41,734**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2021	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	228,910	22,911	2,068	91	**230,978**	**23,002**
Currency Swaps	0	0	91,812	5,723	245	43	**92,057**	**5,766**
Short-term foreign exchange contracts	0	0	15,981	143	0	0	**15,981**	**143**
Futures contracts	1,891	0	0	0	0	0	**1,891**	**0**
Other	0	0	0	0	0	619	**0**	**619**
Total	**1,891**	**0**	**336,703**	**28,777**	**2,313**	**753**	**340,907**	**29,530**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 227

Derivatives by valuation method as at 31 December 2020 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2020	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	352,813	43,788	2,940	241	**355,753**	**44,029**
Currency Swaps	0	0	94,819	8,964	596	130	**95,415**	**9,094**
Short-term foreign exchange contracts	0	0	8,508	163	0	0	**8,508**	**163**
Total	**0**	**0**	**456,140**	**52,915**	**3,536**	**371**	**459,676**	**53,286**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2020	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	182,713	28,978	529	70	**183,242**	**29,048**
Currency Swaps	0	0	127,638	8,882	203	35	**127,841**	**8,917**
Short-term foreign exchange contracts	0	0	14,418	253	0	0	**14,418**	**253**
Other	0	0	0	0	0	137	**0**	**137**
Total	**0**	**0**	**324,769**	**38,113**	**732**	**242**	**325,501**	**38,355**

Quoted prices for the majority of the Group's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by market expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

228 **2021 FINANCIAL REPORT**

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2021	Fair values of level 3 swaps at 31 December 2021	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
Interest Rate Swaps	8,295	190	Stochastic IR models	Stochastic volatility parameters, such as mean reversion or volatility of volatility. Shift for shifted lognormal models.	Volatility of volatility or mean reversion speed moving by 20% up and down. Shift moving up and down 1pp.
Currency Swaps	4,371	43	Stochastic CC models	Correlations between yield curves and FX rates using volatility smile	Using a different observation window for correlation and using local vol model to capture more volatility strikes.
Equity Swaps	19	19	Stochastic Equity models	Dividend yields and volatility	Using a different dividend yield and volatility (+-20% relative).

Type of financial instrument	Fair value at 31 December 2020	Fair values of level 3 swaps at 31 December 2020	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
Interest Rate Swaps	14,951	141	Stochastic IR models	Stochastic volatility parameters, such as mean reversion or volatility of volatility	Volatility of volatility or mean reversion speed moving by 10% up and down.
Currency Swaps	177	95	Stochastic CC models	Correlations between yield curves and FX rates using volatility smile	Using a different observation window for correlation and using local vol model to capture more volatility strikes.
Equity Swaps	30	30	Stochastic Equity models	Dividend yields and volatility	Using a different dividend yield and volatility (+-10% relative).

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2021, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR -73.0 million (2020: EUR -105.4 million) recorded in:
    - swaps hedging loans and loan substitutes of EUR -21.5 million (2020: EUR -30.0 million)
    - swaps hedging borrowings of EUR -24.3 million (2020: EUR -35.6 million)
    - ALM swaps of EUR -27.1 million (2020: EUR -39.7 million)
    - long-term treasury swaps of EUR -0.1 million (2020: EUR 0 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR 0 million (2020: EUR -0.1 million).

- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 62.5 million (2020: EUR 132.6 million) recorded in:
    - swaps hedging loans and loan substitutes of EUR 23.5 million (2020: EUR 55.5 million)
    - swaps hedging borrowings of EUR 22.0 million (2020: EUR 49.5 million)
    - ALM swaps of EUR 16.7 million (2020: EUR 27.2 million)
    - long-term treasury swaps of EUR 0.2 million (2020: EUR 0.3 million)
    - short-term treasury swaps (FX swaps and FX forwards) of EUR 0.1 million (2020: EUR 0.1 million).

- In addition to CVA and DVA above, Collateral Valuation adjustment (CollVA), reflecting specific marginal adjustments linked to collateral posted by EIB counterparties on derivative transactions at 31 December 2021, amounting to EUR -5.1 million (2020: EUR -18.3 million).

    For the majority of the derivatives, the collateral posted by the EIB counterparties is already included in the CVA value. But for some marginal cases, the collateral is not directly taken into account (specific CSAs, cash collateral) and is thus separated out in a specific CollVA adjustment.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 229

Q.4. Sensitivity of Fair Value for Level 3 Instruments

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The unobservable inputs may add a degree of uncertainty and variation into the valuation of Level 3 instruments.
To asses and quantify it, the Bank performs alternative valuations using reasonably possible range of assumptions for the unobservable inputs. Alternative assumptions are specific to valuation models and can be applied separately.

Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swap

a. Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a volatility of volatility ('vol-of-vol') parameter is exogenously specified for a subset of models. These models also incorporate an exogenously set speed of volatility mean reversion. For this category, (a), alternative valuations are obtained by moving the vol-of-vol up and down by 20% and the mean reversion up and down by 20% (floored at 1%) and by changing assumptions in IR shifts, in cases where rates are low. For this category, (a), the first scenario yielded a decrease of EUR 0.2 million when moving up the 'vol-of-vol' and decreasing mean reversion speed as well as level of rates in swaptions prices; and the second scenario an increase of EUR 1.8 million.

b. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model. The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Correlations between interest and FX rates are estimated from the time series. For these categories, alternative valuations are obtained by calculating correlation from a shorter time window (half the size) in the first scenario and considering volatility smile in the second scenario. For this category, (b), the first scenario turned out to have an unfavourable impact leading to a decrease of EUR 0.02 million, and the other of a favourable impact leading to an increase of EUR 1.3 million.

c. Equity linked swaps are modelled with BS model capturing the volatilities from the market. Interest rates and dividends are also taken from market quotes. For long-term swaps the volatilities and dividends are extrapolated for the long maturities. The scenarios consisted of a relative change of 20%, up and down, in the volatility and dividends assumptions. The favourable scenario led to an increase of EUR 10 million and the unfavourable scenario to a decrease of EUR 8.2 million.

The following table summarises Level 3 derivatives by type of financial instrument for which alternative assumptions would change fair value (in EUR million):

31 December 2021	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	1.8	-0.2	Stochastic IR models	Changing mean reversion and volatility of volatility parameters Changing shift in shifted lognormal models
Cross currency and FX-linked swaps	1.3	0	Stochastic CC models	Correlations between Interest rates and FX rates and considering the volatility smile
Equity-linked swap	10	-8.2	Stochastic Equity models	Changing volatility and dividends

31 December 2020	Favourable Impact	Unfavourable Impact	Valuation technique	Significant unobservable input
Structured interest rate swaps (OTC)	2.7	0	Stochastic IR models	Changing stochastic volatility parameters
Cross currency and FX-linked swaps	7.2	-0.3	Stochastic CC models	Correlations between Interest rates and FX rates and considering the volatility smile
Equity-linked swap	5.6	-3.2	Stochastic Equity models	Changing volatility and dividends

230 2021 FINANCIAL REPORT

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the consolidated financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

31 December 2021	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Financial assets designated at FVTPL	**0**	**6,475**	**11,624**	**18,099**	**18,099**
Loans and advances to credit institutions and to customers	0	6,273	10,840	17,113	17,113
Shares and other variable-yield securities	0	0	784	784	784
Loan substitutes portfolio	0	202	0	202	202
Financial assets mandatorily measured at FVTPL	**4,751**	**41,345**	**21,974**	**68,070**	**68,070**
Derivative assets	3	41,345	386	41,734	41,734
SLP	4,748	0	0	4,748	4,748
Shares and other variable-yield securities	0	0	17,490	17,490	17,490
Loans and advances to credit institutions and to customers	0	0	2,814	2,814	2,814
Loan substitutes portfolio	0	0	903	903	903
ABS Portfolio EIF	0	0	381	381	381
Financial assets measured at FVOCI (no recycling)	**0**	**0**	**598**	**598**	**598**
Shares and other variable-yield securities	0	0	598	598	598
Total	**4,751**	**47,820**	**34,196**	**86,767**	**86,767**
Assets carried at AC:					
Held-to-collect	**20,430**	**473,855**	**51,780**	**546,065**	**536,283**
LTHP	1,437	0	0	1,437	1,444
TMP	14,845	7,612	0	22,457	22,456
Operational portfolio - EIF	2,264	27	0	2,291	2,298
Loan substitutes portfolio	401	10,134	6,400	16,935	16,865
Loans and advances to credit institutions and to customers	0	454,948	45,380	500,328	490,603
Cash in hand, balances with central banks and post office banks	1,483	0	0	1,483	1,483
Subscribed capital and reserves, called but not paid	0	1,134	0	1,134	1,134
Assets held for sale	0	0	0	0	0
Total	**20,430**	**473,855**	**51,780**	**546,065**	**536,283**
Total financial assets	**25,181**	**521,675**	**85,976**	**632,832**	**623,050**
Liabilities carried at fair value:					
Financial liabilities mandatorily at FVTPL	**0**	**29,117**	**753**	**29,870**	**29,870**
Derivative liabilities	0	28,777	753	29,530	29,530
Other liabilities	0	340	0	340	340
Financial liabilities designated at FVTPL	**20,171**	**6,614**	**3,892**	**30,677**	**30,677**
Debts evidenced by certificates	20,171	6,614	3,892	30,677	30,677
Total	**20,171**	**35,731**	**4,645**	**60,547**	**60,547**
Liabilities carried at AC					
Liabilities measured at AC	**418,696**	**57,990**	**0**	**476,686**	**471,987**
Amounts owed to credit institutions and customers	0	25,393	0	25,393	25,393
Debts evidenced by certificates	418,696	29,229	0	447,925	443,226
Other payables and lease liabilities	0	3,368	0	3,368	3,368
Total	**418,696**	**57,990**	**0**	**476,686**	**471,987**
Total financial liabilities	**438,867**	**93,721**	**4,645**	**537,233**	**532,534**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 231

31 December 2020	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Financial assets designated at FVTPL	**0**	**7,227**	**11,040**	**18,267**	**18,267**
Loans and advances to credit institutions and to customers	0	7,014	10,464	17,478	17,478
Shares and other variable-yield securities	0	0	576	576	576
Loan substitutes portfolio	0	213	0	213	213
Financial assets mandatorily measured at FVTPL	**4,088**	**53,007**	**15,737**	**72,832**	**72,832**
Derivative assets	0	52,915	371	53,286	53,286
SLP	4,088	92	0	4,180	4,180
Shares and other variable-yield securities	0	0	12,232	12,232	12,232
Loans and advances to credit institutions and to customers	0	0	1,808	1,808	1,808
Loan substitutes portfolio	0	0	1,003	1,003	1,003
ABS Portfolio EIF	0	0	323	323	323
Financial assets measured at FVOCI (no recycling)	**0**	**0**	**515**	**515**	**515**
Shares and other variable-yield securities	0	0	515	515	515
Total	**4,088**	**60,234**	**27,292**	**91,614**	**91,614**
Assets carried at AC:					
Held-to-collect	**14,551**	**480,025**	**55,727**	**550,303**	**534,619**
LTHP	1,760	5	0	1,765	1,646
TMP	10,254	7,351	0	17,605	17,602
Operational portfolio - EIF	1,180	28	0	1,208	1,192
Loan substitutes portfolio	511	11,906	6,743	19,160	18,957
Loans and advances to credit institutions and to customers	0	459,280	48,984	508,264	492,921
Cash in hand, balances with central banks and post office banks	835	0	0	835	835
Subscribed capital and reserves, called but not paid	0	1,455	0	1,455	1,455
Assets held for sale	11	0	0	11	11
Total	**14,551**	**480,025**	**55,727**	**550,303**	**534,619**
Total financial assets	**18,639**	**540,259**	**83,019**	**641,917**	**626,233**
Liabilities carried at fair value:					
Financial liabilities mandatorily at FVTPL	**0**	**38,932**	**242**	**39,174**	**39,174**
Derivative liabilities	0	38,113	242	38,355	38,355
Other liabilities(1)	0	819	0	819	819
Financial liabilities designated at FVTPL	**18,578**	**8,103**	**3,182**	**29,863**	**29,863**
Debts evidenced by certificates	18,578	8,103	3,182	29,863	29,863
Total	**18,578**	**47,035**	**3,424**	**69,037**	**69,037**
Liabilities carried at AC					
Liabilities measured at AC	**433,856**	**49,761**	**0**	**483,617**	**476,794**
Amounts owed to credit institutions and customers	0	18,201	0	18,201	18,201
Debts evidenced by certificates	433,856	28,001	0	461,857	455,034
Other payables and lease liabilities(1)	0	3,559	0	3,559	3,559
Total	**433,856**	**49,761**	**0**	**483,617**	**476,794**
Total financial liabilities	**452,434**	**96,796**	**3,424**	**552,654**	**545,831**

(1) A reclassification was made in order to improve the readability of financial statements.

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value
For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value
Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by market expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

With the application of IFRS 13, own credit adjustments (‘OCA’), reflecting own credit risk on financial liabilities designated at fair value through profit or loss, amounts to EUR 86.0 million at 31 December 2021 (2020: EUR 19.8 million).

232 **2021 FINANCIAL REPORT**

In 2021, the Group made transfers from Level 1 to 2 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 0.0 million (2020: EUR 26.8 million)
- Financial assets carried at amortised cost of EUR 0.0 million (2020: EUR 5.0 million)
- Financial liabilities designated at fair value through profit or loss of EUR nil (2020: EUR nil)

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:

- Financial assets measured mandatorily at FVTPL of EUR 63.0 million (2020: EUR 30.7 million)
- Financial assets at amortised cost of EUR 27.7 million (2020: EUR 36.0 million)
- Financial liabilities designated at fair value through profit or loss of EUR 182.7 million (2020: EUR 491.0 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2021 (in EUR million):

	Financial assets mandatorily measured at FVTPL	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL	Financial liabilities designated at FVTPL
Balance at 1 January 2021	**15,737**	**11,040**	**515**	**242**	**3,182**
Total gains or losses:					
- in profit or loss	5,343	554	0	509	27
- in other comprehensive income	0	0	83	0	-12
Purchases	3,448	94	0	0	0
Sales	-1,816	-129	0	0	0
Issues	0	68	0	0	0
Settlement	-826	-3	0	0	-128
Aggregate transfers into Level 3	88	0	0	2	884
Aggregate transfers out of Level 3	0	0	0	0	-61
Balance at 31 December 2021	**21,974**	**11,624**	**598**	**753**	**3,892**

The following table presents the changes in Level 3 instruments for the year ended 31 December 2020 (in EUR million):

	Financial assets mandatorily measured at FVTPL	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL	Financial liabilities designated at FVTPL
Balance at 1 January 2020	**13,008**	**12,853**	**493**	**181**	**2,366**
Total gains or losses:					
- in profit or loss	862	-616	0	24	-1
- in other comprehensive income	0	0	22	0	13
Purchases	3,254	105	0	11	0
Sales	0	0	0	0	0
Issues	0	0	0	0	337
Settlement	-1,504	-1,302	0	-30	-289
Aggregate transfers into Level 3	151	0	0	56	1,105
Aggregate transfers out of Level 3	-34	0	0	0	-349
Balance at 31 December 2020	**15,737**	**11,040**	**515**	**242**	**3,182**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 233

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2021 as follows (in EUR million):

	Financial assets mandatorily measured at FVTPL	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL	Financial liabilities designated at FVTPL
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	5,343	554	0	509	27
Total gains or losses recognised in other comprehensive income					
- financial assets at FVOCI and OCA	0	0	83	0	-12
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2021					
- Result on financial operations	5,343	554	0	509	27

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2020 as follows (in EUR million):

	Financial assets mandatorily measured at FVTPL	Financial assets designated at FVTPL	Financial assets at FVOCI	Financial liabilities mandatorily measured at FVTPL	Financial liabilities designated at FVTPL
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	862	-616	0	24	-1
Total gains or losses recognised in other comprehensive income					
- financial assets at FVOCI and OCA	0	0	22	0	13
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2020					
- Result on financial operations	862	-616	0	24	-1

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss are determined has been quantified as a reduction of approximately EUR 8.4 million using most unfavourable assumptions and an increase of approximately EUR 13.1 million using most favourable assumptions for 31 December 2021 and a decrease of approximately EUR 3.5 million using most unfavourable assumptions and an increase of approximately EUR 15.5 million using most favourable assumptions for 31 December 2020.

The alternative assumptions are used to calculate the fair value of borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and/or valuation model:

a. Structured interest rate swaps
b. Cross currency and FX-linked swaps
c. Equity-linked swap

234 **2021 FINANCIAL REPORT**

Structured interest rate swaps are modelled with the dynamics of a multi-factor Libor Market Model (LMM), calibrated using swaptions and spread options, where a vol-of-vol parameter is exogenously specified. Cross currency and FX-linked swaps are valued according to 1 factor Hull & White model for interest rates modelling while FX rates are modelled according to the Black Scholes model.

The model is calibrated to interest rates, swaptions volatilities, FX rates, FX option volatilities and correlations between interest and FX rates. Category (c) consists of one large position in an equity swap, embedded in which is an Asian call option. The value of the optionality is heavily affected by the dividends and volatilities, which have to be proxied.

Financial assets designated at fair value through profit or loss

Included in financial assets designated at fair value through profit or loss is a portfolio of loans and loan substitutes hedged by Interest Rate Swaps and Currency Swaps and are not eligible for hedge accounting.

The maximum credit exposure of the disbursed loans and advances to credit institutions and customers (including loan substitutes) designated at fair value through profit or loss amounts to EUR 12,264 million (2020: EUR 12,621 million). The cumulative change in the fair value of the loans and loan substitutes attributable to change in credit risk of the Group's counterparts amounts to a loss of EUR 156.5 million (2020: loss of EUR 164.2 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans and loan substitutes.

No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss.

Financial liabilities designated at fair value through profit or loss

The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps.

For the financial liabilities designated at FVTPL, the Group is required to present the effects of changes in that liability's credit risk in other comprehensive income.

The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2021:

(in EUR million)	Cumulative change in fair value attributable to changes in credit risk	Transfer within equity during the period	Realised amount due to derecognition during the period	Difference between carrying amount and contractually required to pay at maturity
Financial liabilities designated at FVTPL	86	0	-1	-2,537

The following table sets out the required information for these financial liabilities for the financial year ended 31 December 2020:

(in EUR million)	Cumulative change in fair value attributable to changes in credit risk	Transfer within equity during the period	Realised amount due to derecognition during the period	Difference between carrying amount and contractually required to pay at maturity
Financial liabilities designated at FVTPL	20	0	-12	-2,493

The Group concluded that presenting the amount of change in own credit risk in OCI would reduce an accounting mismatch in profit or loss as there is no direct economic relationship between the credit risk characteristics of its borrowings designated at the FVO and the hedging instruments.

Offsetting financial assets and financial liabilities

The disclosures set out in the tables below include financial assets and financial liabilities that are:

- offset in the Group's consolidated balance sheet as per EIB Group accounting policy; or
- subject to a legally enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet.

The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the consolidated balance sheet.

The Group's derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions.

The Group's repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 235

The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the consolidated balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party.

The Group receives and deposits collateral in the form of cash and marketable securities in respect of the following transactions:

- derivatives; and
- repurchase and reverse repurchase agreements.

Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty's failure to post collateral.

Financial assets subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2021	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	42,229	-498	41,731	10,624	4,775	26,332
Reverse repos	13,888	0	13,888	13,556	2	330
Financial Guarantees	830	-773	57	0	0	57
Total	**56,947**	**-1,271**	**55,676**	**24,180**	**4,777**	**26,719**

				Related amounts not offset in the balance sheet		
31 December 2020	**Gross amounts of recognised financial assets**	**Gross amounts of recognised financial liabilities offset in the balance sheet**	**Net amounts of financial assets presented in the balance sheet**	**Bonds**	**Cash collateral received**	**Net amount**
Financial assets:						
Derivative assets held for risk management	53,796	-510	53,286	13,300	4,198	35,788
Reverse repos	15,466	0	15,466	13,496	2	1,968
Financial Guarantees	713	-668	45	0	0	45
Total	**69,975**	**-1,178**	**68,797**	**26,796**	**4,200**	**37,801**

236 **2021 FINANCIAL REPORT**

Financial liabilities subject to offsetting, legally enforceable master netting arrangements and similar agreements (in EUR million)

				Related amounts not offset in the balance sheet		
31 December 2021	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial instruments**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	28,940	-29	28,911	0	0	28,911
Repos	5,711	0	5,711	5,711	0	0
Debts evidenced by certificates	453	-453	0	0	0	0
Financial Guarantees	276	-237	39	0	0	39
Total	**35,380**	**-719**	**34,661**	**5,711**	**0**	**28,950**

				Related amounts not offset in the balance sheet		
31 December 2020	**Gross amounts of recognised financial liabilities**	**Gross amounts of recognised financial assets offset in the balance sheet**	**Net amounts of financial liabilities presented in the balance sheet**	**Financial collateral**	**Cash collateral pledged**	**Net amount**
Financial liabilities:						
Derivative liabilities held for risk management	38,386	-31	38,355	0	0	38,355
Repos	4,311	0	4,311	4,315	0	-4
Debts evidenced by certificates	461	-461	0	0	0	0
Financial Guarantees	172	-149	23	0	0	23
Total	**43,330**	**-641**	**42,689**	**4,315**	**0**	**38,374**

The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases:

- derivative assets and liabilities - fair value;
- assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing - amortised cost or fair value;
- loans and advances to customers - amortised cost or fair value;
- amounts owed to customers - amortised cost; and
- financial guarantee contracts (Note A.4.11.)

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 237

2021 FINANCIAL REPORT The amounts in the above tables that are offset in the balance sheet are measured on the same basis with the exemption of financial guarantee contracts (Note A.4.11.). The tables below reconcile the 'Net amounts of financial assets and financial liabilities presented in the balance sheet', as set out above, with the line items presented in the balance sheet or the respective captions in Note G (in EUR million). 31 December 2021 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 41,731 Derivative assets 41,734 3 Reverse repos 13,888 Loans and advances to credit institutions 170,147 156,259 Financial Guarantees 57 Other assets (Note G) 57 0 31 December 2021 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 28,911 Derivative liabilities 29,530 619 Repos 5,711 Amounts owed to credit institutions 23,572 17,861 Debts evidenced by certificates 0 Debts evidenced by certificates 473,903 473,903 Financial Guarantees 39 Provisions for guarantees and commitments / Other Liabilities (Note D.4) 39 0 31 December 2020 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial assets not in scope of offsetting disclosures Financial assets: Derivative assets held for risk management 53,286 Derivative assets 53,286 0 Reverse repos 15,466 Loans and advances to credit institutions 166,823 151,357 Financial Guarantees 45 Other assets (Note G) 45 0 31 December 2020 Net amounts Line item in consolidated balance sheet Carrying amount on consolidated balance sheet Financial liabilities not in scope of offsetting disclosures Financial liabilities: Derivative liabilities held for risk management 38,355 Derivative liabilities 38,355 0 Repos 4,311 Amounts owed to credit institutions 16,499 12,188 Debts evidenced by certificates 0 Debts evidenced by certificates 484,897 484,897 Financial Guarantees 23 Provisions for guarantees and commitments / Other Liabilities (Note D.4) 23 0 238

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note S – Risk management This note presents information about the Group’s exposure to risks and their management and control, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; • Interest rate risk - the risk to both the earnings and the economic value of the Group’s investments arising from adverse movements in interest rates that affects interest rates sensitive instruments, including gap risk, basis risk and option risk; • Liquidity and funding risk - the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; • Foreign exchange rate risk - the risk stemming from the volatility in the economic value or income derived from the Group’s positions due to adverse movements in currency exchange rates; and • Operational risk - the risk of loss resulting from inadequate or failed processes or systems, human factors or due to external events, which includes legal risk but excludes strategic and reputational risks. In 2021, most of the staff was teleworking, including the teams dedicated to risk management and monitoring. With respect to such activities, the position keeping systems were available in remote mode to the staff of Front, Middle and Back Office, as well as to Risk Management, with the same functionalities available under normal conditions. S.1. Risk Management Organisation Each entity within the Group carries out its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established within its Group Risk and Compliance Directorate (GR&C) the Regulation & EIB Group Risk Department to strengthen the risk management of the overall Group. The Regulation & EIB Group Risk Department is mainly responsible for risk reporting, compliance with prudential regulation within the context of its Best Banking Practice framework and internal policy and risk frameworks (including Risk Appetite Framework, Internal Capital Adequacy Assessment Process (‘ICAAP’) and Stress Testing Framework) as well as internal modelling and validation. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter, which is intended to provide Group-wide view of the Group’s risks and integrated approach to risk management. The Group has established a Group Risk Function exercised by the Group Chief Risk Officer (‘GCRO’). Without prejudice to the statutory responsibilities of the President and the EIB Management Committee, respectively, the GCRO reports on Group Risks to the EIB Management Committee under the oversight of the MC member in charge of risk. On key risk policy matters related to Group Risks, the GCRO participates in all meetings of the EIB Management Committee and relevant meetings of the other EIB governing bodies, and is invited to relevant meetings of the EIF Board of Directors and to discussions with the EIF Management. The EIF reports on Group Risk matters to the EIB through the GCRO. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is generally not subject to legislative acts and guidelines applicable to commercial banks issued or adopted by the EU institutions, bodies and agencies, (“EU Legislative Acts and Guidelines”), it has voluntarily decided to comply with these EU Legislative Acts and Guidelines to the extent determined by its Best Banking Practice framework including the Best Banking Practice Guiding Principles published by the Bank. Within the Bank, the Group Risk and Compliance Directorate (‘GR&C’) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties and in accordance with the three lines of defense principle, GR&C is independent from the Front Offices and provides second opinion on all proposals made having risk implications. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. For additional details, please refer to the EIB Group Risk Management Disclosure Report. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity, earnings and operations. Risk measurements combine metrics of capitalisation, earnings, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity, financial and operational risks is reported to the Management Committee and to the Board of Directors on a monthly basis. Such information is presented and explained to the Management Committee and to the Board of Directors’ Risk Policy Committee on a regular basis. 239

2021 FINANCIAL REPORT S.1.1.2. The Bank’s risk appetite The risk appetite is the level of risk that the EIB is willing and able to incur in pursuing its activities in the context of its public mission and objectives. Key to this is the EIB’s capacity to provide attractive long-term financing to serve EU objectives across all EU Member States (and beyond in Partner Countries). A primary pillar of the Bank’s business model is to retain the long-term AAA rating from the major rating agencies. The processes and activities performed by the Bank to manage its risk appetite are formalised in the EIB Risk Appetite Framework (‘RAF’) approved by the BoD. The RAF covers the major financial risks (including credit, liquidity, market and treasury risks) and non-financial risks categories (including operational, information, communication and technology, conduct and compliance and reputational risks). It helps to embed a healthy organisational risk culture within the EIB through implementation and monitoring of measurable risk appetite metrics, which are subject to boundaries and (where applicable) cascaded further down within the Bank. The EIB’s RAF covers lending operations at its own risk and under risk-sharing agreements, its activities mandated to the EIF as well as its funding and treasury activities. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material market risks are hedged. The Bank has a framework in place for managing interest rate (‘IR’) risk (gap and basis risks), as well as FX risk. The Bank monitors and manages on a daily basis its IR & FX positions within the applicable limits. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s Interest Rate Risk Strategy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the Interest Rate Risk Strategy employs a medium to long-term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long-term yields and is not influenced by any short-term views on interest rates trends. This is accomplished by targeting a duration for the Bank’s own funds of currently between 4.5 and 5.5 years. The Asset/Liability Committee (‘ALCO’) provides a high-level discussion forum for considering the Bank’s Interest Rate Risk Strategy, loan rate setting principles and the financial risks arising from the activities of the Bank. S.1.2. Risk Management Organisation of the Fund (‘EIF’) The mandate of the Fund is to support small and mid-size enterprises (‘SME’) finance for start-up, growth and development within the European Union objectives for SME. Most of the Private Equity (‘PE’), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (‘GSM’) operations for both entities of the Group are managed by the Fund. The Fund aligns its risk management systems to changing economic conditions. Credit, market and operational risk systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defense model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (‘IRCs’) chaired by the Head of General Secretariat advise the Chief Executive and the Deputy Chief Executive on each and every transaction. Portfolio IRCs regular meetings, chaired by the Chief Risk Officer, oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading changes, impairment and provisioning actions, relevant market risk events and potential stress testing. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk Management Department operates in regular contact with the Group Risk and Compliance Directorate, particularly with regard to the Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (‘RCR’), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (‘EREM’) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in venture capital funds across all investment stages (seed, early-stages, late stages, growth, etc.) but also investments in mid-market funds or mezzanine funds, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (‘GEM’), which allows the Fund to better assess and verify 240

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns an Equity score which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. The funds are monitored by the Fund’s transaction team with a frequency and intensity depending on the underlying level of risk and Equity scores are annually reviewed by the Fund’s risk management team. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision- making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and participates in SME securitisation transactions. By taking on these risks, it facilitates access to funding and/or reduces the cost of capital for originators, and, in turn, it improves the conditions and facilitates access to finance to SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed internal methodologies and models to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may lead to a review of their internal ratings. This latter process is initiated by Risk Management and reviewed by the front office. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the changes in the point in time cumulative default rate assumptions used for the assets. The EIF’s monitoring follows potential negative or positive rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit or loss and is integrated in the EIB Group Stress Testing processes. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities, treasury instruments such as debt securities, certificates of deposit and interbank term deposits as well as the derivative and guarantee transactions of the Group. Credit risk within the Bank is managed in line with detailed internal guidelines. The purpose of these guidelines is to ensure that credit risk is managed prudently. Whether or not a given entity is acceptable to the Bank as a counterpart in a lending operation is determined on the basis of a careful analysis and evaluation of the entity using quantitative and qualitative metrics but also relying on experience and expert judgment. The guidelines set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the acceptable transaction structure. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank's position is adequately safeguarded. Diversification of the loan portfolio is supported by a counterparty limit framework and sector limits for key industries. In order to ensure that the additional risk involved in complex or structured lending transactions is adequately analysed, quantified and mitigated, specific detailed guidelines have been developed in respect of certain types of operations complementing the general guidelines. In analysing risks, the Bank applies an internal loan grading system and assigns internal ratings to counterparts. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit guidelines undergo periodic adaptations to incorporate evolving operational circumstances, changes in the applicable Best Banking Principles and respond to new mandates that the Group may receive from its shareholders. 241

S.2.2. Credit risk exposure and allowances to credit risk

S.2.2.1. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the consolidated balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2021**	**31.12.2020**
Financial assets:		
Financial assets measured at AC	536,283	534,619
Financial assets mandatorily measured at FVTPL	26,336	19,546
Derivative assets held for risk management	41,734	53,286
Financial assets designated at FVTPL	18,099	18,267
Financial assets designated at FVOCI	598	515
Total	**623,050**	**626,233**
Off-balance-sheet:		
Contingent liabilities and guarantees	30,901	21,982
Commitments		
- Undisbursed loans	122,977	114,063
- Undisbursed Private Equity / Venture Capital operations	5,526	5,391
- Other	4,140	4,210
Total	**163,544**	**145,646**
Total credit risk exposure	**786,594**	**771,879**

S.2.2.2 Summary of credit risk allowances

The following tables show the breakdown of the credit risk allowances under the ECL IFRS 9 model for financial assets measured at amortised cost and the off-balance sheet commitments.

	2021			
	12-month ECL	**Lifetime ECL not credit - impaired**	**Lifetime ECL impaired**	**Total**
Financial assets measured at amortised cost				
Loans and advances to credit institutions and customers (D.2.)	17,149	125,994	220,342	363,485
Treasury bills and debt securities portfolios (B.2.)	374	5,416	0	5,790
Assets held for sale	0	0	0	0
Off-Balance sheet commitments				
Financial Guarantees (D.4.)	29,675	203	9,451	39,329
Loan commitments measured at amortised cost (D.2.)	3,466	26,519	3,101	33,086
Loss allowance / Provision	**50,664**	**158,132**	**232,894**	**441,690**

	2020			
	12-month ECL	**Lifetime ECL not credit - impaired**	**Lifetime ECL impaired**	**Total**
Financial assets measured at amortised cost				
Loans and advances to credit institutions and customers (D.2.)	72,652	226,790	308,660	608,102
Treasury bills and debt securities portfolios (B.2.)	1,808	11,468	0	13,276
Assets held for sale	0	0	20,417	20,417
Off-Balance sheet commitments				
Financial Guarantees (D.4.)	11,680	149	10,810	22,639
Loan commitments measured at amortised cost (D.2.)	9,655	37,518	3,101	50,274
Loss allowance / Provision	**95,795**	**275,925**	**342,988**	**714,708**

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to credit institutions and customers

An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading ('LG') system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates.

242 **2021 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS It summarises a large amount of information with the purpose of offering a relative ranking of loans’ credit risks. LG reflects the present value of the estimated level of the lifetime “expected loss”, this being the Net Present Value of the product of the probability of default, the loan exposure at risk and the loss given default. LG is used for the following purposes: • as an aid to a finer and more quantitative assessment of lending risks; • as indicator of credit risk variations for the purposes of prioritising monitoring efforts; • as a description of the loan’s portfolio quality at a given date; • as a benchmark for calculating the annual additions to the General loan reserve and Special Activities Reserve; and • as an input in risk-pricing decisions. The following factors are used to determine a LG: i) The borrower’s creditworthiness: GR&C independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (‘IRM’) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types. ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor’s default, the lower the value of the guarantee and therefore the lower (worse) the LG. iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer’s creditworthiness and the type of instrument used. iv) The applicable recovery rate: being the amount assumed to be recovered following a default by the relevant counterpart expressed as a percentage of the relevant loan exposure. v) The contractual framework: a sound contractual framework will add to the loan’s quality and enhance its LG. vi) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan. A loan's expected loss is computed by combining the six elements above and determines the fair value of loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below. “A0” comprising loans to or guaranteed by an EU Member State, which have an expected loss of 0% (based on the Bank’s preferred creditor status and statutory protection which are deemed to assure a full recovery of the Bank’s assets upon maturity). “A” comprising loans granted to (or guaranteed by) entities other than EU Member States in respect of which there is no or only limited expectation of deterioration in quality over their term. “B” High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. “C” Good quality loans: an example could be unsecured loans to solid banks and corporates, with a reasonable maturity and adequate protective clauses. “D” Borderline between acceptable quality loans (designated as D+) and those that have a risk profile which is worse (designated as D-). Operations whose LG is D- or below are classified as Special Activities (see section below) and are subject to specific rules, including specific size restrictions, reserve allocations and risk pricing rules. “E” Comprising loans that have explicitly been approved as higher risk Special Activity operations or loans whose quality has materially deteriorated such that a loss is less unlikely than for higher LG categories. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. “F” (fail) denotes loans representing unacceptable risks. F-graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. For F graded exposures, a specific provision is established. Generally, loans internally graded D- or below are placed on the internal loan grading based Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List if a material credit event deteriorates its LG classification below the one at approval. The Group’s assessment of the IFRS9 staging is based on a sequential approach which is using counterparty or instrument specific information consistent to the policies laid out in the Credit Risk Guidelines (‘CRG’) and the Financial Monitoring Guidelines and Procedures (‘FMGs’), notably covering loan grading based watch list, internal rating and arrears. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. 243

The aggregate amount (outstanding of loans and guarantees granted by the Bank) is limited at any time by its Statutory Gearing Ratio (Article 16.5 of Statute). For the purpose of calculating this ratio the Bank uses data drawn from the EU Accounting Directives ('AD') framework. At year-end 2021 EIB's Statutory Gearing Ratio under EU Accounting Directive stand-alone accounts stood at 202.7% (2020: 203.0%) and under EU-AD consolidated accounts stood at 206.6% (2020: 205.8%), (max. 250% under Article 16.5 of the Statute).

S.2.3.2. Loans secured by Guarantees of the European Union or the Member States under External Lending Mandate or Cotonou Agreement

Loans signed for projects under the ELM or Cotonou Agreement are secured by Guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). These Guarantees are either Comprehensive (covering all risks) or limited to defined Political Risks (non-transfer of currency, expropriation, war or civil disturbance, denial of justice upon breach of contract).

In accordance with the terms of the Guarantees, the European Union and the Member States provide credit enhancements up to 65%, 70%, 75% and 100% of pool of signed[3] operations in each portfolio. The Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Credit risk on lending activities)[4].

The carrying value of the disbursed part of loans secured by Guarantees of the European Union or the Member States amounts to EUR 31,428 million as at 31 December 2021 (2020: EUR 30,633 million) and the undisbursed part amount to EUR 20,753 million as at 31 December 2021 (2020: EUR 21,536 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union or Member States.

S.2.3.3. Analysis of lending credit risk exposure

In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union under the ELM and Cotonou Agreement secured by the European Union budget or the Member States are not included (Note S.2.3.2).

2021		**Guarantor**				**Not guaranteed**(1)	**Total disbursed**	**Signed not disbursed**
(in EUR million)		**Corporates**	**Banks**	**Public institutions**	**States**			
Borrower	Corporates	32,798	8,087	4,433	8,107	90,803	**144,228**	**28,453**
	Banks	11,561	12,741	17,000	26,235	20,469	**88,006**	**29,801**
	Public institutions	224	198	20,050	33,167	71,967	**125,606**	**27,800**
	States	0	0	0	0	47,301	**47,301**	**16,466**
Total disbursed(2)(3)(4)(5)		**44,583**	**21,026**	**41,483**	**67,509**	**230,540**	**405,141**	
Signed not disbursed(2)(3)(4)(5)		**7,049**	**3,125**	**10,352**	**14,532**	**67,462**		**102,520**

2020		**Guarantor**				**Not guaranteed**(1)	**Total disbursed**	**Signed not disbursed**
(in EUR million)		**Corporates**	**Banks**	**Public institutions**	**States**			
Borrower	Corporates	33,209	9,892	4,476	10,153	89,356	**147,086**	**23,108**
	Banks	15,104	16,852	17,049	27,947	23,785	**100,737**	**29,384**
	Public institutions	180	187	20,835	31,392	73,165	**125,759**	**27,004**
	States	0	0	0	0	49,651	**49,651**	**13,449**
Total disbursed(2)(3)(4)(5)		**48,493**	**26,931**	**42,360**	**69,492**	**235,957**	**423,233**	
Signed not disbursed(2)(3)(4)(5)		**7,066**	**2,689**	**8,910**	**14,588**	**59,692**		**92,945**

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Group's right to access independent security.

(2) The loans in risk-sharing operations (credit enhanced by the Member States or the EU budget in the form of political risk guarantee) amount to EUR 2,660 million as of 31 December 2021 (2020: EUR 3,414 million).

(3) These amounts do not include Loan substitutes (2021: EUR 17,970 million; 2020: EUR 20,173 million).

(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

(5) The Group has signed, in the context of EFSI SME window agreement and European Guarantee Fund, funding lines for a total commitment not exceeding EUR 9,187 million (2020: EUR 3,300 million). The Group recognises an undisbursed exposure when a firm commitment is signed with the respective underlying risk counterpart, for which the funding line is expected to be drawn.

Regarding the lending activities, the Group's total direct exposure[5] to the banking sector amounts to EUR 117,807 million at the end of December 2021 (2020: EUR 130,121 million), which is equal to 23.2% (2020: 25.2%) of the total of EUR 507,661 million in loans disbursed and undisbursed as at 31 December 2021 (2020: EUR 516,178 million).

[3] Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of "the aggregate amount of credits disbursed". Credit enhancements are provided in the form of first-loss protection. The residual risk borne by the Group in connection with the portfolio of operations covered by such guarantee is managed in accordance with the EIB's internal credit risk guidelines and procedures.

[4] The exposures signed under the Guarantees of the European Union or the Member States for which the credit risk is deemed as fully covered amounts to EUR 49,521 million (2020: EUR 48,755 million).

[5] Including exposure signed but not disbursed yet.

244 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Unsecured loans to corporates at the end of December 2021 amounted to EUR 113,362 million, (2020: EUR 107,657 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group’s Own Funds. In addition to the collaterals and the guarantees provided for lending exposures, the EIB benefits of additional credit enhancements granted by the European Union covering risk share mandates in the form of financial guarantees. S.2.3.3.1. Credit quality on loans Loans internally graded(6) A to D+ represent 97.7% of the loan portfolio as at 31 December 2021, compared with 97.8% at 31 December 2020. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 2.3% (2020: 2.2%) of the loan portfolio, corresponding to EUR 11.8 billion (2020: EUR 11.2 billion). The credit quality of the loan portfolio slightly deteriorated during the year and the internal loan grading based Watch List of loans subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) amounted to EUR 6,738 million (2020: EUR 7,448 million). Despite the general context of uncertainty, the credit quality of the Group’s loan portfolio remains high. It relies on a risk management strategy based on a robust due diligence process, adequate levels of security and guarantees, as well as standard protective clauses included in its loan agreements. To mitigate credit risk, the Group uses, amongst others, the following instruments: • Guarantees issued by third parties of acceptable credit quality; • Financial collaterals; • Mortgages, claims on revenues etc. 6 Loan grading is reflecting the credit enhancement provided by external guarantors on a portfolio basis. 245

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2021 and 31 December 2020 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2021 (in EUR million)		Sovereign A0	High Grade A to B-	Standard Grade C	Min. Accept. Risk D+	High Risk D- and below	Equity type risk	Total	ECL
Disbursed loans	Stage 1	94,786	216,236	23,932	8,998	3,520	n/a	**347,472**	17
	Stage 2	9,185	16,715	3,144	3,579	3,340	n/a	**35,963**	126
	Stage 3	116	906	0	0	879	n/a	**1,901**	220
	Against FVTPL	1,593	11,471	1,721	1,259	1,003	2,758	**19,805**	n/a
TOTAL 2021		**105,680**	**245,328**	**28,797**	**13,836**	**8,742**	**2,758**	**405,141**	**363**

2021 (in EUR million)		Sovereign A0	High Grade A to B-	Standard Grade C	Min. Accept. Risk D+	High Risk D- and below	Equity type risk	Total	ECL
Undisbursed loans	Stage 1	27,059	42,320	16,507	9,014	2,154	n/a	**97,054**	3
	Stage 2	110	1,558	470	404	852	n/a	**3,394**	27
	Stage 3	35	174	0	0	62	n/a	**271**	3
	Against FVTPL	0	127	95	0	0	1,579	**1,801**	n/a
TOTAL 2021		**27,204**	**44,179**	**17,072**	**9,418**	**3,068**	**1,579**	**102,520**	**33**

2020 (in EUR million)		Sovereign A0	High Grade A to B-	Standard Grade C	Min. Accept. Risk D+	High Risk D- and below	Equity type risk	Total	ECL
Disbursed loans	Stage 1	97,002	222,865	27,550	10,931	2,723	n/a	**361,071**	73
	Stage 2	10,241	19,619	3,403	3,902	3,710	n/a	**40,875**	227
	Stage 3	39	617	302	9	1,252	n/a	**2,219**	308
	Against FVTPL	1,818	10,829	2,374	1,146	1,124	1,777	**19,068**	n/a
TOTAL 2020		**109,100**	**253,930**	**33,629**	**15,988**	**8,809**	**1,777**	**423,233**	**608**

2020 (in EUR million)		Sovereign A0	High Grade A to B-	Standard Grade C	Min. Accept. Risk D+	High Risk D- and below	Equity type risk	Total	ECL
Undisbursed loans	Stage 1	25,290	39,638	13,250	8,305	1,491	n/a	**87,974**	10
	Stage 2	76	1,266	300	53	792	n/a	**2,487**	37
	Stage 3	0	0	0	0	67	n/a	**67**	3
	Against FVTPL	0	139	89	0	0	2,189	**2,417**	n/a
TOTAL 2020		**25,366**	**41,043**	**13,639**	**8,358**	**2,350**	**2,189**	**92,945**	**50**

Credit risk exposure for each internal risk rating

The Group uses an internal rating methodology in line with the Internal ratings based approach as per Basel standards. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis.

The table shows both the exposures signed (disbursed and undisbursed), based on an internal methodology that the Group uses for limit management.

246 **2021 FINANCIAL REPORT**

(in EUR million)	2021 12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	FVTPL	Total
Loans and advances to credit institutions and customers measured at AC					
Internal Rating 1 - minimal credit risk	5,567	270	70	0	**5,907**
Internal Rating 2 - very low credit risk	53,484	1,459	78	2,172	**57,193**
Internal Rating 3 - low credit risk	124,570	5,626	16	1,537	**131,749**
Internal Rating 4 - moderate credit risk	130,427	5,642	181	9,864	**146,114**
Internal Rating 5 - financially weak counterpart	31,027	17,300	0	2,004	**50,331**
Internal Rating 6 - high credit risk	2,381	5,314	1	1,331	**9,027**
Internal Rating 7 - very high credit risk	16	352	0	0	**368**
Internal Rating 8 - counterpart in default	0	0	1,555	139	**1,694**
Loans and advances to credit institutions and customers measured at FVTPL	n/a	n/a	n/a	2,758	**2,758**
Carrying amount	**347,472**	**35,963**	**1,901**	**19,805**	**405,141**
Loss allowance	**-17**	**-126**	**-220**	**n/a**	**-363**
Loan commitments					
Internal Rating 1 - minimal credit risk	2,783	0	0	0	**2,783**
Internal Rating 2 - very low credit risk	14,920	60	0	0	**14,980**
Internal Rating 3 - low credit risk	27,664	425	0	0	**28,089**
Internal Rating 4 - moderate credit risk	37,803	561	95	95	**38,554**
Internal Rating 5 - financially weak counterpart	11,117	1,822	0	127	**13,066**
Internal Rating 6 - high credit risk	2,767	93	0	0	**2,860**
Internal Rating 7 - very high credit risk	0	433	0	0	**433**
Internal Rating 8 - counterpart in default	0	0	176	0	**176**
FVTPL	n/a	n/a	n/a	1,579	**1,579**
Carrying amount	**97,054**	**3,394**	**271**	**1,801**	**102,520**
Loss allowance	**-3**	**-27**	**-3**	**n/a**	**-33**

(in EUR million)	2020 12-month ECL	Lifetime ECL not credit-impaired	Lifetime ECL credit-impaired	FVTPL	Total
Loans and advances to credit institutions and customers measured at AC					
Internal Rating 1 - minimal credit risk	4,339	290	81	0	**4,710**
Internal Rating 2 - very low credit risk	59,039	1,554	56	2,122	**62,771**
Internal Rating 3 - low credit risk	129,363	5,830	250	4,253	**139,696**
Internal Rating 4 - moderate credit risk	135,167	6,573	58	6,985	**148,783**
Internal Rating 5 - financially weak counterpart	30,784	19,590	0	2,456	**52,830**
Internal Rating 6 - high credit risk	2,357	6,699	37	1,322	**10,415**
Internal Rating 7 - very high credit risk	22	339	39	0	**400**
Internal Rating 8 - counterpart in default	0	0	1,698	153	**1,851**
Loans and advances to credit institutions and customers measured at FVTPL	n/a	n/a	n/a	1,777	**1,777**
Carrying amount	**361,071**	**40,875**	**2,219**	**19,068**	**423,233**
Loss allowance	**-73**	**-227**	**-308**	**n/a**	**-608**
Loan commitments					
Internal Rating 1 - minimal credit risk	1,077	0	0	0	**1,077**
Internal Rating 2 - very low credit risk	15,479	0	0	0	**15,479**
Internal Rating 3 - low credit risk	25,170	351	0	0	**25,521**
Internal Rating 4 - moderate credit risk	32,636	640	0	89	**33,365**
Internal Rating 5 - financially weak counterpart	11,806	1,323	0	139	**13,268**
Internal Rating 6 - high credit risk	1,608	164	0	0	**1,772**
Internal Rating 7 - very high credit risk	198	9	0	0	**207**
Internal Rating 8 - counterpart in default	0	0	67	0	**67**
FVTPL	n/a	n/a	n/a	2,189	**2,189**
Carrying amount	**87,974**	**2,487**	**67**	**2,417**	**92,945**
Loss allowance	**-10**	**-37**	**-3**	**n/a**	**-50**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 247

The Group continually monitors events affecting its borrowers and guarantors, especially banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner if need be.

The Group did not record impairments in respect of its EU sovereign and EU sovereign guaranteed exposure as at year-end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans (apart from loans outside the EU benefiting from EU budget or MS guarantees under the ELM and Cotonou Agreements), where the Group has either full own risk or bears a residual risk due to credit enhancement (''risk portfolio''):

(in EUR million)	2021			2020		
	Acting as borrower		**Acting as guarantor**	**Acting as borrower**		**Acting as guarantor**
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	146	0	0	33
Belgium	0	0	191	0	0	68
Bulgaria	1,175	0	115	1,241	0	110
Croatia	657	210	2,713	694	210	3,174
Cyprus	905	359	1,348	899	222	1,466
Czech Republic	1,065	784	0	1,257	743	0
Denmark	0	0	270	0	0	240
Estonia	452	120	91	525	0	99
Finland	0	0	92	6	0	59
France	0	0	3,489	0	0	3,049
Germany	0	0	1,668	0	0	1,394
Greece	8,821	1,192	9,278	9,344	695	9,648
Hungary	6,038	1,143	1,096	6,265	985	1,133
Ireland	1,680	0	1,179	1,478	225	1,138
Italy	4,934	2,160	6,497	4,045	1,720	6,715
Latvia	374	400	12	395	400	21
Lithuania	2,102	0	54	2,216	0	51
Luxembourg	151	0	240	302	0	245
Malta	0	72	311	0	72	333
Netherlands	0	0	205	0	0	74
Poland	6,357	1,472	18,199	7,373	1,380	18,458
Portugal	1,253	600	3,955	1,319	400	4,561
Romania	1,885	2,052	0	1,944	1,647	0
Slovakia	2,671	541	88	2,675	641	50
Slovenia	568	400	1,428	613	400	1,750
Spain	4,399	0	24,030	5,421	0	24,435
Sweden	0	0	136	0	0	52
Non-EU Countries	1,814	4,961	5,210	1,639	3,709	5,724
Total	**47,301**	**16,466**	**82,041**	**49,651**	**13,449**	**84,080**

In addition, as stated in the note S.2.3.2, loans outside the European Union under ELM and Cotonou Agreement are in the last resort secured by guarantees of the European Union or the Member States (loans in the African, Caribbean and Pacific Group of States Countries and the Overseas Countries Territories). The signed exposure of loans falling under this category as at 31 December 2021 amounts to EUR 52,181 million (2020: EUR 52,169 million[7]). Out of this EUR 52,181 million, EUR 48,229 million (2020: EUR 47,965 million) were guaranteed by the European Union and EUR 3,952 million by the Member States (2020: EUR 4,204 million).

[7] Of which EUR 2,660 million (2020: EUR 3,414 million) in risk-sharing operations (credit enhanced by the Member States guarantee or the EU budget in the form of a political risk guarantee).

248 2021 FINANCIAL REPORT

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2021 Exposures signed	2020 Exposures signed
EU[(1)]	491,558	499,909
Thereof :		
– Germany	*42,771*	*44,174*
– Spain	*70,286*	*77,108*
– Italy	*60,016*	*62,289*
– France	*63,316*	*61,158*
– United Kingdom	*39,450*	*41,324*
Enlargement countries[(2)]	4,129	5,109
Partner countries[(3)]	11,974	11,160
Total	**507,661**	**516,178**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries and United Kingdom.

(2) Enlargement Countries as per end 2021 include Albania, Bosnia and Herzegovina, Kosovo, North Macedonia, Montenegro, Serbia and Turkey.

(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.

A critical element of risk management is to ensure adequate diversification of credit exposures, which is supported by limits on the maximum amount that can be lent to a single borrower, group of debtors or industries.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2021 Exposures signed	2020 Exposures signed
Services[(1)]	311,969	320,698
Transport	70,514	71,941
Energy	51,038	49,519
Industry	29,917	28,461
Water, sewerage	17,207	17,618
Health and education	12,916	13,069
Telecommunications	9,345	9,542
Miscellaneous Infrastructure	4,405	4,964
Agriculture, fisheries, forestry	350	366
Total	**507,661**	**516,178**

(1) The category "Services" includes the credit exposure of the banking sector. At the end of 2021, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 117,807 million (EUR 130,121 million at the end of 2020). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group follows on a daily basis publicly available news and, in particular, external rating movements.

The table below shows the concentration indexes the Group follows as at 31 December 2021 and 31 December 2020:

Largest nominal Group exposures[(1)]		**31.12.2021**	**31.12.2020**
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**3.8%**	**4.2%**
	– Top 5	**5.9%**	**6.4%**
	– Top 10	**10.3%**	**10.9%**
N° of exposures[(2)] (% of Group Own Funds):			
	– over 10%	**0**	**3**
	– over 15%	**0**	**0**
	– over 20%	**0**	**0**
N° of SSSR exposures over 5% of Group Own Funds[(3)]		**3**	**2**

(1) This definition of exposures applies to borrowers/guarantors excluding sovereigns and subsovereigns and deducting loans fully covered by an explicit sovereign guarantee.

(2) Including also the net market exposure of treasury operations.

(3) The term "single signature and single risk" (or for brevity, 'unsecured' or 'SSSR') is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 249

2021 FINANCIAL REPORT S.2.3.3.3 Arrears on loans Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide “Financial Monitoring Guidelines and Procedures”. These procedures are in line with best banking practices and are adopted for all loans managed by the EIB. 1a. Arrears for loans not secured by a global/comprehensive guarantee of the European Union or Member States: As of 31 December 2021, the arrears above 90 days on loans from own resources not secured by comprehensive guarantees of the European Union or Member States amount to EUR 116.3 million (2020: EUR 117.1 million). The outstanding principal amount related to these arrears is EUR 531.3 million as of 31 December 2021 (2020: EUR 187.8 million). 1b. Arrears called for loans not secured by global/comprehensive guarantees of the European Union or the Member States: During 2021, EUR 24.1 million have been called under the political risk guarantee of the European Union (2020: nil) and, during the course of the year, EUR 0.1 million of amounts previously invoked have been refunded (2020: nil) Additionally, during 2021, calls of EUR 357.5 million have been executed under first demand private guarantees (2020: nil). 2a. Arrears for loans secured by global/comprehensive guarantees (callable) of the European Union or Member States: For such loans, if an amount is overdue, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked. As of 31 December 2021, these arrears above 90 days amount to EUR 2.4 million (2020: EUR 4.0 million). 2b. Arrears called for loans secured by global/comprehensive guarantees of the European Union or the Member States: During 2021, EUR 68.4 million have been called under the guarantee of the European Union and nothing was called under the Member States guarantee. Corresponding amounts in 2020 were EUR 52.4 million and nil respectively. During 2021, EUR 0.4 million of amounts previously invoked under the guarantees of the European Union or the Member States have been refunded (2020: nil). The nominal amount of the credit enhancement8 received by the European Union or the Member States amounted to a total of EUR 28,578.8 million as at 31 December 2021 (2020: EUR 28,261.4 million). Loan renegotiation and forbearance The Group considers loans to be forborne loans (i.e. loans, debt securities and loan commitments) in respect of which forbearance measures have been extended. Forbearance measures consist of “concessions” that the Group decides to make towards an obligor who is considered unable to comply with the contractual debt service terms and conditions due to its financial difficulties, in order to enable the obligor to service the debt or to refinance, totally or partially, the contract. Exposures shall be treated as forborne if a concession has been made, irrespective of whether any amount is past-due, or the exposure is classified as defaulted. Exposures shall not be treated as forborne when the obligor is not in financial difficulties. In the normal course of business, the Loan Grading (‘LG’) of the loans in question would have deteriorated and the loans would have been intensively monitored before renegotiation and the financial instrument would move from Stage 1 to Stage 2 in the “three-stage” model for impairment. Once renegotiated, the Bank would continue to closely monitor these loans and the financial instrument would be credit impaired and moved to Stage 3. The Group is also providing a number of supportive measures available to its borrowers in certain circumstances, which include, among other things, (i) the temporary easing (including waivers) of financial covenants and other key clauses, (ii) the re-profiling of cash flows by setting new repayment schedules or the temporary standstill of repayment obligations and (iii) certain other complementary supportive measures, such as the signing of new contracts, accelerating loan disbursements and increasing amounts lent to borrowers. The Group is assessing requests for such measures on a case-by-case basis within the limits of certain specific conditions. These measures are intended to be extended to borrowers which are not experiencing any structural financial difficulties or solvency issues and are considered to be a going concern at the time of granting such measures. If, as a result of the assessment, a borrower does not meet these requirements or the Group identifies risks for the long-term sustainability of the borrower’s business model, it will consider any other appropriate measures and, if necessary, follow the Group’s standard restructuring processes. Such supportive measures are not made available by the Bank as part of its response to the specific economic effects of the COVID-19 any longer since June 2021. Forbearance measures and practices undertaken by the Group during the reporting period include, but are not limited to, extension of maturities, deferral of capital only, deferral of capital and interest, breach of material covenants and capitalisation of arrears. 8 Excluding loans outside the European Union which are, as the last resort, secured by guarantees of the European Union budget or Member States. 250

Operations subject to forbearance measures are reported as such in the tables below.

(in EUR million)	31.12.2021		31.12.2020	
	Performing	**Non-Performing**	**Performing**	**Non-Performing**
Number of contracts subject to forbearance practices	88	74	81	64
Carrying values (incl. interest and amounts in arrears)	4,979	2,341	5,025	2,332
ECL allowance recognised	7	150	17	242
Interest income in respect of forborne contracts	121	73	139	59
Exposures derecognised (following the write off/sale of the operation)	0	34	0	28

		Forbearance measures						
(in EUR million)	**31.12.2020**	**Extension of maturities**	**Deferral of capital only**	**Deferral of capital and interest**	**Breach of material financial covenants**	**Other**	**Contractual repayment and termination(1)**	**31.12.2021**
Public	3,024	0	0	0	94	139	-179	3,078
Bank	76	0	0	0	124	108	-35	273
Corporate	4,256	81	54	23	448	39	-931	3,970
Total	**7,356**	**81**	**54**	**23**	**666**	**286**	**-1,145**	**7,321**

(1) Decreases are explained by (i) repayments of capital, interest and amounts in arrears, (ii) write-off which occurred during the year on operations already considered as forborne as of 31 December 2020, and (iii) terminations during the year.

		Forbearance measures						
(in EUR million)	**31.12.2019**	**Extension of maturities**	**Deferral of capital only**	**Deferral of capital and interest**	**Breach of material financial covenants**	**Other**	**Contractual repayment and termination**	**31.12.2020**
Public	857	0	0	0	69	2,228	-130	3,024
Bank	300	0	0	0	1	11	-236	76
Corporate	2,559	81	0	226	58	1,769	-437	4,256
Total	**3,716**	**81**	**0**	**226**	**128**	**4,008**	**-803**	**7,356**

S.2.3.4. Collateral on loans

In addition to the guarantees received on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 11,504 million at the end of 2021 (2020: EUR 16,193 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or re-pledge amounts to EUR 4,352 million (2020: EUR 5,149 million). During 2021, an amount of EUR 2,025 million has been sold or re-pledged to third parties.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 251

Fair value of collateral held against disbursed loans is shown below:

2021						
(in EUR million)	**Gross exposure**	**Collateral held**			**Net exposure**	**ECL**
		Bonds	Cash	Total		
Stage 1	**367,759**	7,856	56	**7,912**	359,847	**17**
Stage 2	**43,846**	3,177	265	**3,442**	40,404	**126**
Stage 3	**2,722**	96	0	**96**	2,626	**220**
Against FVTPL	**19,877**	54	0	**54**	19,823	**0**
Total 2021(*)	**434,204**	**11,183**	**321**	**11,504**	422,700	**363**

(*) During the year 2021 the Group did not take possession of any of the above mentioned collaterals.

2020						
(in EUR million)	**Gross exposure**	**Collateral held**			**Net exposure**	**ECL**
		Bonds	Cash	Total		
Stage 1	**381,768**	11,450	73	**11,523**	370,245	**73**
Stage 2	**46,830**	4,067	387	**4,454**	42,376	**227**
Stage 3	**3,010**	157	0	**157**	2,853	**308**
Against FVTPL	**19,262**	59	0	**59**	19,203	**0**
Total 2020(*)	**450,870**	**15,733**	**460**	**16,193**	434,677	**608**

(*) During the year 2020 the Group did not take possession of any of the above mentioned collaterals.

S.2.3.5. Sensitivity on ECL to future economic conditions

The ECL are sensitive to judgments and assumptions made regarding formulation of forward-looking scenarios. The Group performs a sensitivity analysis on the ECL recognised on material classes of its assets.

The forecasts of future economic conditions (via macroeconomic scenarios) are inputs to forecasting model producing conditional risk parameters, which are an input to loss allowance calculation.

The scenarios are derived shocking GDP, which is the key measure of economic activity. The shocks to real GDP are calibrated to replicate the past volatility of the variable. In addition, expert judgment is applied, when appropriate, to refine the size and persistency of GDP shocks. Long-term and short-term interest rates are also modeled and included as part of the macroeconomic scenarios. Probabilities attached to each scenario are defined reflecting market (volatility) indicators and internally developed indicators consistently deployed over time to capture uncertainty. The weighting of positive and negative shocks depends on the balance of risks in the economy. Negative and positive shocks, with a probability of 30% and 10% respectively, were applied on quarterly projections in the last exercise.

The table below shows the loss allowance on loans and advances to credit institutions and customers. Each forward-looking scenario (e.g. baseline, positive and negative) were weighted 100% instead of applying scenario probability weights across the three scenarios.

(in EUR million) as at 31.12.2021	Positive	Baseline	Negative
Gross exposure			
Credit Institutions	93,268	93,268	93,268
Customers	309,622	309,622	309,622
Loss allowance			
Credit Institutions	65	72	84
Customers	252	279	318

(in EUR million) as at 31.12.2020	Positive	Baseline	Negative
Gross exposure			
Credit Institutions	103,397	103,397	103,397
Customers	308,620	308,620	308,620
Loss allowance			
Credit Institutions	99	118	148
Customers	410	463	540

252 **2021** FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.2.4. Credit risk on treasury transactions and loan substitutes S.2.4.1. Credit risk measurement on treasury transactions and loan substitutes Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) security liquidity portfolios, as a second liquidity lines, and (iii) Long Term HQLA Portfolio. The loan substitutes portfolio comprises Covered Bonds and Asset Backed Securities (‘ABS’). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. While Covered Bonds are mostly backed by residential mortgage pools, the majority of ABS structures are securitised by SME loans or leases. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse. Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits. For loan substitutes, embedded credit mitigants and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. Three loan substitutes operations are on the Bank’s Watch List (2020: three loan substitutes operations). The credit risk associated with treasury (securities, commercial papers, term deposits, etc.) is managed through selecting sound counterparties and issuers. The structure of the securities portfolio and limits governing outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Group Risk and Compliance Directorate. The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary. Tripartite repo and reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to: • delivery against payment; • verification of collateral; • the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the custodian; and • the organisation of substitute collateral provided that this meets all the contractual requirements. 253

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

Credit Risk Exposures by Moody's equivalent rating
(Based on gross carrying amount)

	2021			
(in EUR million)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Treasury assets and loan substitutes at AC				
Aaa	59,529	0	0	59,529
Aa1 to Aa3	28,275	300	0	28,575
A1 to A3	17,677	0	0	17,677
Baa1 to Baa3	11,220	108	0	11,328
Below Baa3	771	361	0	1,132
Gross carrying amount at AC	**117,472**	**769**	**0**	**118,241**
Loss allowance	**0**	**-5**	**0**	**-5**
Net carrying amount at AC	**117,472**	**764**	**0**	**118,236**

	2020			
(in EUR million)	**12-month ECL**	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Treasury assets and loan substitutes at AC				
Aaa	40,224	0	0	40,224
Aa1 to Aa3	32,629	500	0	33,129
A1 to A3	23,099	0	0	23,099
Baa1 to Baa3	2,337	121	0	2,458
Below Baa3	517	728	0	1,245
Non-Rated	172	0	0	172
Gross carrying amount at AC	**98,978**	**1,349**	**0**	**100,327**
Loss allowance	**-2**	**-11**	**0**	**-13**
Net carrying amount at AC	**98,976**	**1,338**	**0**	**100,314**

(in EUR million)	**2021**	**2020**
Treasury assets and loan substitutes at FVTPL		
Aaa	1,701	1,622
Aa1 to Aa3	1,833	1,897
A1 to A3	1,520	942
Baa1 to Baa3	459	441
Below Baa3	636	733
Non-Rated	85	84
Carrying amount at FVTPL	**6,234**	**5,719**

S.2.4.2. Collateral on treasury transactions

Collateral received

Operations which involve the receipt of collateral on treasury transactions are bilateral and tripartite reverse repurchase agreements with a nominal balance as at 31 December 2021 of EUR 13,894 million (2020: EUR 15,474 million), out of which for EUR 13,334 million (2020: EUR 13,173 million) the Group received financial collaterals and for EUR 560 million (2020: EUR 2,301 million) commodities. The exposures are fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral, in accordance with the underlying agreements, is requested when needed. The market value of the financial collateral portfolio as at 31 December 2021 amounts to EUR 13,558 million (2020: EUR 13,498 million).

At year-end 2021 and 2020, the Group did not take possession of any of the above mentioned collaterals received. The collateral received by the Group has been re-used during the year for funding operations.

Collateral deposited

Operations which involve the placements of collateral for treasury transactions are bilateral and tripartite repurchase agreements, with a nominal balance of EUR 5,717 million at 31 December 2021 (2020: EUR 4,315 million). The market value of the collateral deposited (except to BCL) under bilateral and tripartite repurchase agreements stood at EUR 5,711 million as at 31 December 2021 (2020: EUR 4,315 million).

The Group deposited as at 31 December 2021, securities with the Central Bank of Luxembourg with a market value of EUR 14.9 billion (2020: EUR 12.1 billion), out of which EUR 14.0 billion (2020: EUR 8.3 billion) is encumbered.
The cash collateral placed for futures contracts as at 31 December 2021 stood at 3.8 million (2020: nil).

S.2.4.3. Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred at the balance sheet date.

254 **2021 FINANCIAL REPORT**

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The credit risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with most of its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss, which the Group would incur were a counterparty be unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising out of the use of such instruments.

Contractual framework:

All of the Group’s derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and where applicable Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types. Minimum conditions for new agreements are specified in the risk guidelines.

Counterparty selection:

The minimum rating at the outset is set in the risk guidelines at A3. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
- Complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2021 amounts to EUR 15,399 million (2020: EUR 17,498 million) with the following composition detailed based on the nature of the collateral and based on ratings:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2021**
Aaa	1,042	962	0	**2,004**
Aa1 to Aa3	3,130	0	0	**3,130**
A1 to A3	6	0	0	**6**
Baa1 to Baa3	5,484	0	0	**5,484**
Below Baa3	0	0	0	**0**
Non-Rated	0	0	4,775	**4,775**
Total 2021	**9,662**	**962**	**4,775**	**15,399**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2020**
Aaa	1,526	1,007	0	**2,533**
Aa1 to Aa3	4,439	0	0	**4,439**
A1 to A3	14	0	0	**14**
Baa1 to Baa3	6,310	0	0	**6,310**
Below Baa3	4	0	0	**4**
Non-Rated	0	0	4,198	**4,198**
Total 2020	**12,293**	**1,007**	**4,198**	**17,498**

The Bank has implemented the usage of an IT system, the Collateral management system (‘CMS’). The key objective of the CMS is to ensure that the Bank is capable to utilise for repos a real-time inventory of assets and collateral accepted in secured markets. Securities received as collateral for loans, derivatives and reverse repos, repos are valued in CMS on a daily basis, by using prices quoted in active markets, supplied by a Market Price Service Provider (i.e. Bloomberg) or, if quoted prices are not available, by using market-based valuations.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 255

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value. The Group for internal purposes measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and the Potential Future Exposure for reporting and limit monitoring. It uses the Standardised Approach for Counterparty Credit Risk (SA-CCR) for regulatory capital allocation according to the Capital Requirements Regulation (CRR).

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2021 the current unsecured exposure stood at EUR 927 million (EUR 1,389 million as of 31 December 2020).

In addition, the Group computes the Potential Future Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk of 20 business days. The EIB computes the Potential Future Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2021 the Potential Future Exposure at origin stood at EUR 10,001 million (EUR 12,225 million as of 31 December 2020).

Limits:

The limit system for banks covers the Potential Future Exposure in 3 time buckets (under 1 year, between 1 and 5 years and over 5 years) and in 2 rating scenarios (current and downgrade below A3).

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2021**	**2020**	**2021**	**2020**	**2021**	**2020**
Aaa	**0.47%**	0.49%	**496**	816	**920**	1,434
Aa1 to Aa3	**19.31%**	24.34%	**236**	373	**2,273**	2,480
A1 to A3	**74.76%**	66.87%	**195**	192	**6,628**	7,916
Below A3	**5.46%**	8.30%	**0**	8	**180**	395
Total	**100.00%**	**100.00%**	**927**	**1,389**	**10,001**	**12,225**

The table below shows the concentration on main derivative counterparts as at 31 December 2021 and 2020:

	2021	**2020**
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	31.7%	31.3%
– Top 10	71.7%	68.5%
– Top 25	97.1%	96.2%
Current Unsecured Exposure:		
– Top 3	70.9%	73.2%
– Top 10	95.5%	94.6%
– Top 25	100.0%	100.0%
Potential Future Exposure:		
– Top 3	34.8%	36.4%
– Top 10	72.0%	68.3%
– Top 25	96.5%	94.5%

256 **2021** FINANCIAL REPORT

The following table shows the maturities of currency swaps (including structured swaps and excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2021 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2021
Notional amount	34,954	137,297	45,792	29,640	**247,683**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	-740	3,085	985	1,041	**4,371**

Currency swaps at 31 December 2020 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2020
Notional amount	34,590	125,732	36,450	26,484	**223,256**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	-691	-2,858	2,114	1,612	**177**

(*)Including the fair value of macro-hedging currency swaps, which stood at EUR 3,133 million as at 31 December 2021 (2020: EUR -2,548 million).

The following table shows the maturities of interest rate swaps (including structured swaps) sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2021 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2021
Notional amount	53,438	243,656	127,981	134,006	**559,081**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	301	4,748	3,036	229	**8,314**

Interest rate swaps at 31 December 2020 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2020
Notional amount	61,603	227,767	126,884	122,741	**538,995**
Fair value (i.e. net discounted value including CVA, DVA and CollVA)(*)	917	8,021	5,954	89	**14,981**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -789 million as at 31 December 2021 (2020: EUR -1,237 million).

The Group does not generally enter into options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate risk or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, fair value and notional amounts of structured swaps:

Structured swaps at 31 December	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2021	2020	**2021**	2020	**2021**	2020
Number of transactions	**127**	131	**1**	1	**161**	164
Notional amount (in EUR million)	**4,568**	4,421	**500**	500	**11,583**	12,529
Fair value (i.e. net discounted value including CVA, DVA and CollVA) (in EUR million)	**518**	801	**19**	30	**-2,979**	-2,479

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by market expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock and IR volatilities.

As at 31 December 2021, there are no forward rate agreements outstanding (same as at 31 December 2020).

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 257

S.2.5.3. Credit risk on guarantees

Credit risk arising from the Group's guarantees transactions funded by own resources is managed in line with the internal guidelines.

As at 31 December 2021, the signed exposures amount to EUR 30.9 billion (2020: EUR 22.0 billion). The disbursed exposure of the loans guaranteed by the Group amount to EUR 16.7 billion (2020: EUR 12.4 billion), and related liabilities and provisions recorded for guarantees amount to EUR 39.3 million (2020: EUR 22.6 million) (Note D.4).

Part of the EIB guarantee type of operations derives from the risk sharing operations where the EIB guarantees on a loan-by-loan basis underlying loan type of exposures to be originated by a financial intermediary based on established delegation models. The financial intermediary originating the underlying risk exposures on which the EIB takes risk is subject to a detailed due diligence in order to make sure that the EIB can delegate credit management tasks to the financial intermediary in question. Whereas the remaining EIB guarantee type operations are typically done as synthetic securitisation transactions, whereby EIB usually covers the risk of an existing portfolio to a given intermediary.

The EIB has established a dedicated framework to limit concentration risk for these type of transactions. Depending on the specificities of the transaction, this may include setting eligibility criteria including but not limited to lowest eligible rating categories, certain sector, obligor and/or obligor group exposure. Formally speaking there is limited counterparty risk on the financial intermediary as the credit risk is on the underlying exposures originated by the financial intermediary i.e. counterparty risk is limited to (1) the payment of the guarantee fees and (2) the potential recoveries due to the EIB in case of a default of an underlying exposure guaranteed and paid out by the EIB. In any case, the EIB has established a number of mitigating measures, including but not limited to detailed due diligence as well as security rights, step-in rights, consent rights on material amendments of the underlying risk exposures or termination rights.

Credit risk exposure for each internal rating (in EUR million)

	2021			
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Financial Guarantees				
Internal Rating 1 - minimal credit risk	15	0	0	15
Internal Rating 2 - very low credit risk	3,540	0	0	3,540
Internal Rating 3 - low credit risk	18,790	45	0	18,835
Internal Rating 4 - moderate credit risk	2,409	397	0	2,806
Internal Rating 5 - financially weak counterpart	2,006	391	0	2,397
Internal Rating 6 - high credit risk	2,288	746	0	3,034
Internal Rating 7 - very high credit risk	134	1	129	264
Internal Rating 8 - counterpart in default	0	0	10	10
Total Credit Risk Exposure	**29,182**	**1,580**	**139**	**30,901**
Carrying amount	**30**	**0**	**9**	**39**

	2020			
	12-month ECL	**Lifetime ECL not credit-impaired**	**Lifetime ECL credit-impaired**	**Total**
Financial Guarantees				
Internal Rating 1 - minimal credit risk	43	0	0	43
Internal Rating 2 - very low credit risk	3,946	0	0	3,946
Internal Rating 3 - low credit risk	2,071	0	0	2,071
Internal Rating 4 - moderate credit risk	9,493	69	0	9,562
Internal Rating 5 - financially weak counterpart	3,563	157	0	3,720
Internal Rating 6 - high credit risk	2,200	281	0	2,481
Internal Rating 7 - very high credit risk	0	0	153	153
Internal Rating 8 - counterpart in default	0	0	6	6
Total Credit Risk Exposure	**21,316**	**507**	**159**	**21,982**
Carrying amount	**12**	**0**	**11**	**23**

258 **2021** FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.3. Liquidity and Funding risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they become due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its consolidated balance sheet and to meet payment obligations punctually and in full out of readily available liquidity resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the cash outflows due to debt servicing and loan disbursements, as well as the cash inflows from the loan portfolio. It also takes into account the sizeable amount of signed but undisbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. The liquidity risk policy also incorporates a floor on treasury levels indeed the Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the forecasted net annual cash flows for the following year. The Group has in place a Group Contingency Funding Plan (‘Group CFP’), which specifies appropriate decision-making procedures and corresponding responsibilities. The Group CFP is regularly tested and benchmarked against applicable best banking practices, including relevant Guidelines issued by the European Banking Authority in this respect. The Group CFP is approved annually by the Board of Directors. Regular stress-testing analyses are executed as a part of the liquidity risk monitoring and drive the size of the liquidity buffer of EIB and EIF. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement and for other operational needs. The Bank computes daily the liquidity coverage ratio (‘LCR’) in line with EU CRR both in its functional currency (EUR) as well as in the other significant currencies. Consistency of the currency denomination of its liquid assets with its net liquidity outflows is ensured on an ongoing basis, in order to prevent an excessive currency mismatch. As of end 2021 the Bank’s LCR stood at 564.9% (end 2020: 366.7%) and the Group LCR, which is initially disclosed in 2021, stood at 586.0%. In addition, the Bank also computes the net stable funding ratio (‘NSFR’) in line with EU CRR9 both in its functional currency (EUR) as well as in the other significant currencies. As of end 2021, the Bank’s NSFR stood at 130.0% and the Group NSFR stood at 130.1%. Despite the general context of uncertainty in the global financial markets due to the COVID-19 pandemic, the Group currently continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources mainly as a result of its prudent approach to liquidity management. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity, based on the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under "Maturity undefined". The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the consolidated balance sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario. 9 Entered into force in June 2021. 259

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2021)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to credit institutions and customers	12,301	13,195	0	0	0	**25,496**	**25,393**
Commercial papers	6,015	8,177	0	0	0	**14,192**	**14,185**
Debts evidenced by certificates – first call date scenario	15,717	42,103	233,597	185,210	0	**476,627**	**459,718**
Other liabilities	10	670	1,289	1,396	340	**3,705**	**3,708**
Issued guarantees and other Off Balance sheet items	0	0	0	0	40,344	**40,344**	
Outflows for committed but undisbursed loans	14,857	2,120	6,416	188	99,396	**122,977**	
Total	**48,900**	**66,265**	**241,302**	**186,794**	**140,080**	**683,341**	**503,004**

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2020)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to credit institutions and customers	10,219	8,000	0	0	0	**18,219**	**18,201**
Commercial paper	7,253	3,039	0	0	0	**10,292**	**29,863**
Debts evidenced by certificates – first call date scenario	18,992	53,364	226,314	180,493	0	**479,163**	**455,034**
Other liabilities(1)	10	1,148	1,285	1,696	239	**4,378**	**4,378**
Issued guarantees and other Off Balance sheet items	0	0	0	0	31,360	**31,360**	
Outflows for committed but undisbursed loans	12,962	1,714	5,663	560	93,164	**114,063**	
Total	**49,436**	**67,265**	**233,262**	**182,749**	**124,763**	**657,475**	**507,476**

(1) A reclassification was made in order to improve the readability of financial statements.

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2021)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	402	2,152	3,505	2,655	**8,714**
Gross settling interest rate derivatives – inflows	9,659	27,379	143,949	82,624	**263,611**
Gross settling interest rate derivatives – outflows	-8,825	-27,354	-139,636	-79,971	**-255,786**
Foreign exchange derivatives – inflows	18,470	6,260	0	0	**24,730**
Foreign exchange derivatives – outflows	-18,418	-6,146	0	0	**-24,564**
Total	**1,288**	**2,291**	**7,818**	**5,308**	**16,705**

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2020)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	616	2,727	6,122	5,598	**15,063**
Gross settling interest rate derivatives – inflows	12,290	22,085	128,643	68,735	**231,753**
Gross settling interest rate derivatives – outflows	-12,959	-21,713	-128,963	-64,980	**-228,615**
Foreign exchange derivatives – inflows	18,365	4,294	266	0	**22,925**
Foreign exchange derivatives – outflows	-18,400	-4,355	-255	0	**-23,010**
Total	**-88**	**3,038**	**5,813**	**9,353**	**18,116**

260 **2021 FINANCIAL REPORT**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Group establishes that the Group Risk and Compliance Directorate (GR&C) shall monitor all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk Guidelines” (‘FRG’). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The main types of market risk affecting the EIF Private Equity (‘PE’) portfolio are equity risk and foreign currency risk. Most funds in the portfolio make little or no use of leverage; therefore interest rate risk does not directly affect the EIF PE portfolio. Interest rate risk of fixed income instruments stems from EIF investments in debt securities and own risk G&S exposures. Currently all of these assets held have limited average duration or WAL, with only the securitisation exposures fair valued (FI treasury holdings are carried at amortised costs) thereby limiting the Fund’s P&L fluctuations. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different asset, liability and hedge instruments. Interest rate risk management of the Group In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (‘BCBS’) and the European Banking Authority (‘EBA’). The main sources of interest rate risk are: gap risk, basis risk and option risk Gap risk is the most relevant interest rate risk for the Group and it is defined as the volatility in the economic value of, or in the income derived from, the Group’s term structure of interest rate sensitive instruments due to differences in the timing of their rate changes. Interest rate risk is covered by the risk appetite framework of the Group. The global structural interest rate position is managed according to the level of risk the Group is prepared to take as stated in the risk appetite. IBOR Reform Interest rate benchmarks, such as the London InterBank Offered Rate (‘LIBOR’) were widely used in financial contracts. In recent years, confidence in their reliability and robustness has been undermined, and regulators across the globe have been pushing for a reform of interest rate benchmarks. The global transition to alternative interest rate benchmark rates is one of the most challenging reforms undertaken in the financial markets. Similarly to other Banks, EIB has significant exposure to IBORs on its financial instruments that are in the scope of the reform as part of these market-wide initiatives. Internal preparations In February 2018, the Assets & Liabilities Committee (ALCO) set up a dedicated sub-ALCO working group on IBORs, the IBOR Working Group to proactively follow and monitor the developments related to the transition to alternative interest rates. The objectives of the IBOR Working Group included closely monitoring the developments related to the interest rate benchmark reform covering, among others, the progress on contracts amendments, bilateral negotiations with clients, IT systems and applications updates, introduction of fall-back language in new contracts and regular monitoring of the exposure to IBORs per currency and asset class. The progress in the implementation of the established work-plan has been regularly monitored and discussed at the ALCO and periodically reported to Senior Management and Audit Committee. Risk considerations The main risks in the context of the IBOR reform are operational and financial. They are related to e.g. updating of IT systems including booking, settlement/ payment, valuation and risk systems; revision of operational controls related to the reform; operational challenges associated with the amendment of contracts (including bilateral negotiations for loan contracts) and introduction of fall-back provisions; potential basis risk among the different transaction types. The latter is mitigated with the introduction of robust and, to the extent possible and practicable, consistent fall-backs 261

2021 FINANCIAL REPORT across financial products. On top, the Bank has in place a basis risk framework, which anticipated in its design the upcoming consequences related to the IBOR reform. Major developments in 2021 The year 2021 has been an important milestone in the LIBOR transition. In March 2021, the FCA announced the cessation of GBP, CHF and JPY LIBOR at end-2021, and the cessation of USD LIBOR at end-June 2023. Transition status per financial instruments class As part of its lending and funding activities, the Bank is mainly exposed to the IBOR Reform on Floating Rates Loans granted to customers and bonds issued to fund its activity. In order to manage exposures to interest rate and foreign currency risks, the Bank uses derivative instruments (e.g. to hedge fixed rates loans and borrowings operations). Derivatives are the largest financial instrument class directly exposed to IBOR rates as a large part of their corresponding cash flows are referenced to IBOR rates (i.e., “floating interest rate”)10. The Bank adhered in 2021 to the ISDA IBOR Fallback Protocol, which provides an amendment mechanism for counterparties to incorporate robust fallback provisions to be applied upon the cessation of an interest rate index, ensuring a smooth transition of the derivatives legacy portfolio. All EIB’s counterparties to LIBOR-linked swaps have also adhered to that Protocol. As at 31 December 2021, through the application of the ISDA Fallback Protocol, the Bank has migrated in its systems more than 99% of its derivatives notional exposure referring to LIBORs in GBP, CHF, JPY and USD such that all cash flow fixings before and after the respective LIBOR cessation dates are correctly reflected. The remaining ones, mainly structured swaps, with very marginal impact, were migrated in early 2022. Floating Rate Loans are the second largest financial instrument class directly exposed to IBOR rates. Since 1 July 2020, the Bank has implemented and has been including updated fallback language in all new loan contracts. The Bank also set up a task force focused on reaching out to clients with contracts referencing to LIBORs in relevant currencies in order to raise awareness, introduce fall-back language wherever possible and actively migrate from IBORs. As at 31 December 2021, 100% of outstanding carrying amount in contracts originally indexed to CHF and JPY LIBORs and 87% of outstanding carrying amount in contracts originally indexed to GBP LIBOR are no longer linked to such IBOR rates. Moreover 12% of the GBP LIBOR remaining exposures (carrying amount) will be signed with the clients in early 2022. It is also noted that the FCA has been empowered to extend the publication of so-called “synthetic” LIBOR, which might be used by the Bank, for a very limited time, on small part (less than 1% of GBP LIBOR total exposure). In addition, the Bank will continue the migration of the loans indexed to USD LIBOR. In parallel to the migration, the Bank has already and is continuing to adapt its lending products portfolio for new loan origination. Moreover, the Group re-measured its loans meeting eligibility criteria for fair value hedge accounting in GBP, CHF and JPY and its loans meeting eligibility criteria of the fair value option in GBP11 to reflect the impact of the revised discount curve (please refer to the methodology described under note A.4.5 and A.4.9 respectively). The impact is reported in the table 3 below. On the funding side, the Bank has been issuing bond products referencing new RFRs in its balance sheet since 2018. In addition, the Bank has focused on supporting the relevant RFR markets with the required liquidity, under the preferred market structural formats. As at 31 December 2021, the Bank has no outstanding risk exposure linked to GBP, CHF and JPY LIBOR any longer. For the bonds indexed to USD LIBOR, 56% of the carrying amount will mature before end-June 2023. The remaining 44% will be assessed during the course of 2022 and appropriate exposure mitigation opportunities will be considered. In addition, the Group re-measured its funding bonds (“borrowings”) in GBP, CHF, JPY meeting eligibility criteria for fair value hedge accounting and its non-quoted borrowings in GPB, USD, CHF and JPY meeting eligibility criteria of the fair value option to reflect the impact of the revised discount curve (please refer to the methodology described under note A.4.5 and A.4.9 respectively). The impact is reported in the table 3 below. 10 Derivatives are re-measured in accordance with the methodology described under note A.4.5. 11 At 31 December 2021, the Bank has no loans in JPY and CHF reported under FVO. 262

As at 31 December 2021, the carrying amount of instruments exposed to IBOR reform risk due to their floating interest rate is as follows:

Carrying amount (EUR million)	USD LIBOR	GBP LIBOR	Other
Non-derivative financial assets			
Loans and advances to credit institutions			
a) repayable on demand	0	0	0
b) other loans and advances	0	0	0
c) loans	8,956	0	0
Loans and advances to customers			
a) other loans and advances	0	0	0
b) loans	4,173	1,056	0
Treasury bills and other bills eligible for refinancing with central banks	823	0	0
Debt securities including fixed-income securities			
b) issued by other borrowers	334	0	0
Total non-derivative financial assets	**14,286**	**1,056**	**0**
Non-derivative financial liabilities			
Debts evidenced by certificates			
a) debt securities in issue	599	0	0
b) others	95	0	0
Total non-derivative financial liabilities	**694**	**0**	**0**
Loan Commitments	20,683	0	0

Notional amount (EUR million)	USD LIBOR	GBP LIBOR	Other
Derivative financial instruments(1)			
Derivative assets			
Interest rate swaps	31	478	279
Cross currency swaps	31	0	115
Total derivative assets	**62**	**478**	**394**
Derivative liabilities			
Interest rate swaps	370	0	0
Cross currency swaps	0	0	0
Total derivative liabilities	**370**	**0**	**0**

(1) All LIBOR-linked derivatives were covered by the ISDA Fallback Protocol, the carrying amounts refer to transactions not migrated in the systems as of 31 December 2021. As reported above, those have actually been migrated in the systems in early 2022.

The USD contracts maturing before the anticipated USD LIBOR replacement date in June 2023 have not been included.

As at 31 December 2021, the carrying amount of the instruments exposed to IBOR reform risk following the review of the discount curve (initially IBOR rate based) is as follows:

Carrying amount (EUR million)	USD LIBOR	GBP LIBOR	Other
Non-derivative financial assets			
Loans and advances to credit institutions			
a) repayable on demand	0	0	0
b) other loans and advances	0	0	0
c) loans	2,746	0	0
Loans and advances to customers			
a) other loans and advances	0	0	0
b) loans	2,748	0	0
Total non-derivative financial assets	**5,494**	**0**	**0**
Non-derivative financial liabilities			
Debts evidenced by certificates			
a) debt securities in issue	83,746	0	0
b) others	303	0	733
Total non-derivative financial liabilities	**84,049**	**0**	**733**

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 263

As at 31 December 2021, the impact of the IBOR reform transition on Financial Operations by nature of result is as follows:

in EUR million	Outstanding Amount	Result on financial operations
Net result on Swaps/derivatives	289,861	7
Net result on FVO Non-quoted borrowings	-2,238	-1
Net result from hedge accounting on loans	15,295	-13
Net result from hedge accounting on borrowings	-36,318	23
Total result		**16**

S.4.2.1. Interest rate risk on the Economic Value of the own funds of the Group

Group's Interest Rate Risk strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long-term investment profile, implying an own funds duration target within the range of currently 4.5 – 5.5 years.

Apart from the duration target for own funds, the Group's consolidated balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons, which might expose the Group to basis risk. The net residual basis risk positions that arise from outstanding operations are managed within pre-set limits to constrain basis market risk below materiality thresholds.

In addition to the interest rate risk limits framework that is in place, regular stress testing at Group level is performed based on EBA standardised shock scenarios[12], in order to identify potential adverse consequences of severe changes in interest rates on the own funds of the Group. As of 31 December 2021, the worst impact of the EBA supervisory outlier test scenarios would reduce the economic value of own funds by EUR 4.37 billion (2020: EUR 4.93 billion)[13].

The Group has a framework in place for managing interest rate (IR) risk (gap and basis risks), as well as FX risk. The Group monitors and manages on a daily basis its IR & FX positions within the applicable limits.

Among the financial instruments in the Group's portfolio, some operations (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level, all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes.

[12] EBA/GL/2018/02.
[13] The stress test is performed on all risk-sensitive banking book instruments, including the pension and health insurance liabilities ('DBO') as calculated by an actuarial provider.

264 **2021** FINANCIAL REPORT

The table hereafter is a summary of the features of the Group's callable portfolio as of 31 December 2021 and 31 December 2020, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2021	**Pay currency**		**Total**
(in EUR million)	**EUR**	**USD**	
EUR pay notional	-2,659	-1,284	**-3,943**
Average maturity date	19.03.2047	06.09.2038	**07.06.2044**
Average expected maturity	02.01.2031	07.07.2027	**13.11.2029**

31.12.2020	**Pay currency**		**Total**
(in EUR million)	**EUR**	**USD**	
EUR pay notional	-2,213	-1,606	**-3,819**
Average maturity date	26.01.2047	16.03.2037	**03.12.2042**
Average expected maturity	25.12.2028	28.07.2023	**16.09.2026**

By risk factor involved:

31.12.2021	**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	
EUR pay notional	-323	-3,620	**-3,943**
Average maturity date	01.01.2036	09.03.2045	**07.06.2044**
Average expected maturity	13.02.2029	07.12.2029	**13.11.2029**

31.12.2020	**Risk factor**		**Total**
(in EUR million)	**FX level**	**IR curve level**	
EUR pay notional	-452	-3,367	**-3,819**
Average maturity date	04.12.2033	17.02.2044	**03.12.2042**
Average expected maturity	21.12.2027	16.07.2026	**16.09.2026**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves would rise by one percentage point or decrease by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2021, the earnings would increase by EUR 96.5 million (2020: EUR 83.4 million) if interest rates were to increase by 100 basis points and decrease by EUR 90.8 million (2020: EUR 78.5 million) if interest rates were to decrease by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal-by-deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the ''ongoing'' assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated with monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Operational Plan.

The sensitivity of the EIF is computed by taking into consideration all the positions present in the EIF treasury and loan portfolio managed by the Group on a deal by deal basis. Each fixed rate treasury asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate treasury assets are assumed to have quarterly repricing.

S.4.3. Foreign exchange risk

The foreign exchange (FX) risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of foreign exchange rates. The Group is exposed to a foreign exchange risk whenever there is a currency mismatch between its assets, liabilities and hedge instruments.

In compliance with its Statute, the EIB does not engage in currency operations not directly required to carry out its lending operations or fulfil commitments arising from loans or guarantees granted by it.

Mismatches of currencies in the asset-liability structure of the Group are kept within tight limits.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 265

S.4.3.1. Foreign exchange position

Net position (in million)	2021	2020
Euro (EUR)	**-129**	**-103**
Pound Sterling (GBP)	47	25
US Dollar (USD)	52	43
Other currencies	30	35
Subtotal except Euro	**129**	**103**

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the EIB actively hedges its FX risk exposures.

The main objective of the Group's FX risk management policy is to minimise the impact of a variation of FX rates on the consolidated income statement by keeping FX positions within the limits approved by the Management Committee.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2021, equity price risk was primarily limited to those strategic activities approved by the Board of Directors (private equity / venture capital and infrastructure fund investments made by the Fund on behalf of the Bank and on its own resources; investment funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2021 and 31 December 2020) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2021		2020	
	Change in equity price	Effect on Own Funds	Change in equity price	Effect on Own Funds
	%	EUR '000	%	EUR '000
Private Equity / Venture Capital Operations / Infrastructure Funds[(1)]	-10	-1,352,194	-10	-932,505
EBRD shares	-10	-59,793	-10	-51,488
Investment funds	-10	-381,026	-10	-287,013

(1) The sensitivity of Private Equity / Venture Capital operations and Infrastructure Funds is calculated by the EIF based on the market risk of the positions on the public market.

S.5. Operational Risk

As defined in the EIB Group Operational Risk Policy, Operational Risk means the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events.

All EIB Group's activities may be affected by Operational Risk and therefore the Group aims to systematically identify, assess, monitor and report Operational Risks on a regular basis, and ensure that sufficient controls and risk mitigants are in place to limit the exposure to Operational Risk.

The Operational Risk functions in the Group, the EIB and the EIF Risk Management, and the Internal Controls and Assertion Division in Financial Control ('FC/-/ICA') at the EIB, are responsible for defining the Operational Risk Framework and related policies while the responsibility for implementing the Framework lies with all the Departments of the Group. The Group organises its Operational Risk Management activities at consolidated level in compliance with the applicable Best Banking Practice ("BBP").

The Group employs an assessment methodology that takes into account all available information such as internal loss history and the business and control environment, notably through a set of Key Risk Indicators ('KRIs') used to monitor the Operational Risk exposures.

Appropriate actions are taken when the risk levels are above their Critical Values. Specifically, Operational Risk function analyses the significant Operational Risk events that have led or could lead to actual Operational Risk losses and areas of emerging risk.

A review of the operational risk taxonomy and KRIs is planned for 2022 and the subsequent implementation of a new tool to automatise the process of data collection. In the meantime, the Operational Risk function has developed a new, partially automatised event and loss database to address all the BBP requirements for the sound Operational Risk management, which subsequently will be migrated into the new system.

In terms of reporting at the EIB, a Monthly Operational Risk Report is approved by the Group Chief Risk Officer ('GCRO') responsible for overall aspects of managing and monitoring Operational Risk and then submitted to the Management Committee ('MC'), the Audit Committee ('AC') and Directors General ('DGs'). In addition, losses/gains above EUR 0.1 million are immediately escalated to the President.

At the EIF, the Operational Risk function provides regular reporting to the Audit Board ('AB') and the Senior Management.

266 2021 FINANCIAL REPORT

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2021	Note	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity instruments	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	1,483	0	0	0	0	**1,483**
Treasury bills and debt securities portfolios	B.2	43,063	202	6,032	0	0	**49,297**
Loans and advances to credit institutions and to customers	C/D	490,603	17,113	2,814	0	0	**510,530**
Shares and other variable-yield securities	B.3	0	784	17,490	598	0	**18,872**
Derivative assets	Q	0	0	41,734	0	0	**41,734**
Property, furniture and equipment	E	0	0	0	0	374	**374**
Intangible assets	E	0	0	0	0	58	**58**
Other assets/Subscribed capital and reserves, called but not paid	G.1/W.1	1,134	0	0	0	183	**1,317**
Prepayments		0	0	0	0	272	**272**
Assets held for sale		0	0	0	0	0	**0**
Total		**536,283**	**18,099**	**68,070**	**598**	**887**	**623,937**
Amounts owed to credit institutions and customers	H	25,393	0	0	0	0	**25,393**
Debts evidenced by certificates	I	443,226	30,677	0	0	0	**473,903**
Derivative liabilities	Q	0	0	29,530	0	0	**29,530**
Other liabilities	G.2	3,368	0	340	0	1,274	**4,982**
Deferred income	F	0	0	0	0	443	**443**
Provisions	J/D.4	0	0	0	0	8,666	**8,666**
Total		**471,987**	**30,677**	**29,870**	**0**	**10,383**	**542,917**

31 December 2020	Note	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity investments	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	835	0	0	0	0	**835**
Treasury bills and debt securities portfolios	B.2	39,397	213	5,506	0	0	**45,116**
Loans and advances to credit institutions and to customers	C/D	492,921	17,478	1,808	0	0	**512,207**
Shares and other variable-yield securities	B.3	0	576	12,232	515	0	**13,323**
Derivative assets	Q	0	0	53,286	0	0	**53,286**
Property, furniture and equipment	E	0	0	0	0	372	**372**
Intangible assets	E	0	0	0	0	39	**39**
Other assets / Subscribed capital and reserves, called but not paid	G.1/W.1	1,455	0	0	0	81	**1,536**
Prepayments		0	0	0	0	320	**320**
Assets held for sale		11	0	0	0	0	**11**
Total		**534,619**	**18,267**	**72,832**	**515**	**812**	**627,045**
Amounts owed to credit institutions and customers	H	18,201	0	0	0	0	**18,201**
Debts evidenced by certificates	I	455,034	29,863	0	0	0	**484,897**
Derivative liabilities	Q	0	0	38,355	0	0	**38,355**
Other liabilities(1)	G.2	3,559	0	819	0	1,110	**5,488**
Deferred income	F	0	0	0	0	435	**435**
Provisions	J / D.4	0	0	0	0	9,630	**9,630**
Total		**476,794**	**29,863**	**39,174**	**0**	**11,175**	**557,006**

(1) A reclassification was made between the captions in order to improve the readability of financial statements.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 267

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2021	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity instruments	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	1,483	0	0	0	0	**1,483**
Treasury bills and debt securities portfolios	43,120	202	6,032	0	0	**49,354**
Loans and advances to credit institutions and to customers	500,328	17,113	2,814	0	0	**520,255**
Shares and other variable-yield securities	0	784	17,490	598	0	**18,872**
Derivative assets	0	0	41,734	0	0	**41,734**
Property, furniture and equipment	0	0	0	0	374	**374**
Intangible assets	0	0	0	0	58	**58**
Other assets/Subscribed capital and reserves, called but not paid	1,134	0	0	0	183	**1,317**
Prepayments	0	0	0	0	272	**272**
Assets held for sale	0	0	0	0	0	**0**
Total	**546,065**	**18,099**	**68,070**	**598**	**887**	**633,719**
Amounts owed to credit institutions and customers	25,393	0	0	0	0	**25,393**
Debts evidenced by certificates	447,925	30,677	0	0	0	**478,602**
Derivative liabilities	0	0	29,530	0	0	**29,530**
Other liabilities	3,368	0	340	0	1,274	**4,982**
Deferred income	0	0	0	0	443	**443**
Provisions	0	0	0	0	8,666	**8,666**
Total	**476,686**	**30,677**	**29,870**	**0**	**10,383**	**547,616**

31 December 2020	AC	Designated at FVTPL (FVO)	Mandatorily at FVTPL	FVOCI - equity investments	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	835	0	0	0	0	835
Treasury bills and debt securities portfolios	39,738	213	5,506	0	0	45,457
Loans and advances to credit institutions and to customers	508,264	17,478	1,808	0	0	527,550
Shares and other variable-yield securities	0	576	12,232	515	0	13,323
Derivative assets	0	0	53,286	0	0	53,286
Property, furniture and equipment	0	0	0	0	372	372
Intangible assets	0	0	0	0	39	39
Other assets	1,455	0	0	0	81	1,536
Prepayments	0	0	0	0	320	320
Assets held for sale	11	0	0	0	0	11
Total	**550,303**	**18,267**	**72,832**	**515**	**812**	**642,729**
Amounts owed to credit institutions and customers	18,201	0	0	0	0	18,201
Debts evidenced by certificates	461,857	29,863	0	0	0	491,720
Derivative liabilities	0	0	38,355	0	0	38,355
Other liabilities(1)	3,559	0	819	0	1,110	5,488
Deferred income	0	0	0	0	435	435
Provisions	0	0	0	0	9,631	9,631
Total	**483,617**	**29,863**	**39,174**	**0**	**11,176**	**563,830**

(1) A reclassification was made between the captions in order to improve the readability of financial statements.

268 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the "management approach" applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment, which is the EIB long-term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The EIB has as well venture capital investments that alone do not meet any of the quantitative thresholds for determining a reportable segment in 2021 and as such are reported together with the EIB long-term finance activity. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long-term finance activity on at least a quarterly basis. The financial support of SME’s carried out by the European Investment Fund through private equity / venture capital and infrastructure investments, as well as the provision of guarantees do not meet any of the quantitative thresholds for determining a reportable segment in 2021 or 2020 and are disclosed as “other” in the Reconciliation of reportable segment revenues, profit or loss and assets and liabilities. Information about reportable segment Long term lending finance activity 2021 2020 External revenues: Net interest income 3,097 2,971 Net income from shares 777 257 Net fee and commission income -67 -3 Result on financial operations 5,216 600 Net other operating income and expense -1 6 Total segment revenue 9,022 3,831 Other material non-cash items: Impairment losses on loans and shares 330 -27 330 -27 Reportable segment profit 7,994 2,599 Reportable segment assets 619,097 624,084 Reportable segment liabilities 541,726 555,751 Reconciliation of reportable segment revenues, profit and assets and liabilities 2021 2020 Revenues: Total revenues for reportable segment 9,022 3,831 Other revenues 636 192 Consolidated revenue 9,658 4,023 Profit Total profit for reportable segment 7,994 2,599 Other profit 449 38 Consolidated profit 8,443 2,637 Assets: Total assets for reportable segment 619,097 624,084 Other assets 4,842 2,961 Consolidated total assets 623,939 627,045 Liabilities: Total liabilities for reportable segment 541,726 555,751 Other liabilities 1,189 1,255 Consolidated total liabilities 542,915 557,006 269

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR ’000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2021 and 31 December 2020, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR ‘000):

		31.12.2021		31.12.2020
Commitments:				
- EBRD capital uncalled		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	31,936,008		32,365,353	
customers	91,041,283		81,697,777	
		122,977,291		**114,063,130**
- Undisbursed private equity and venture capital operations		**5,525,911**		**5,390,859**
- Undisbursed investment and infrastructure funds		**3,203,307**		**3,273,437**
- Borrowings launched but not yet settled		**223,950**		**223,950**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**30,901,227**		**21,982,164**
Assets held on behalf of third parties(*):				
- Innovation Fund	4,202,032		0	
- Investment Facility Cotonou	4,097,718		3,578,669	
- Modernisation fund	2,957,006		0	
- InnovFin	1,976,460		1,836,483	
- NER300	1,139,006		1,958,977	
- Fund of Funds (JESSICA II)	1,021,159		851,994	
- CEF	876,872		803,347	
- JESSICA (Holding Funds)	611,609		549,216	
- COSME LGF & EFG	606,867		610,789	
- Pan-European Guarantee Fund	595,260		0	
- EU-Africa Infrastructure Trust Fund	473,359		481,831	
- ESIF	458,942		444,895	
- JEREMIE	275,376		311,157	
- SME initiative Italy	263,392		165,539	
- European Fund for Strategic Investments (‘EFSI EIF’)	248,261		171,248	
- SME initiative Romania	236,188		240,293	
- REG	193,115		159,057	
- Partnership Platform for Funds	187,315		138,271	
- GF Greece	162,285		162,004	
- Special Section	132,372		182,785	
- GIF 2007	110,383		67,375	
- EaSI	103,276		116,387	
- InnovFin SME Guarantee	99,327		75,964	
- RSFF (incl. RSI)	91,629		105,733	
- SME initiative Bulgaria	87,104		93,965	
- InnovFin Equity	77,164		60,177	
- ENPI	72,537		77,135	
- MAP Equity	64,594		53,751	
- SME initiative Finland	62,275		67,943	
- SMEG 2007	56,658		64,996	
- Private Finance for Energy Efficiency Instrument	53,438		53,745	
- AECID	53,087		56,952	
- IPA II	52,626		36,137	
- Cultural Creative Sectors Guarantee Facility	52,087		43,435	
- DCFTA	50,740		52,269	
- WB EDIF	46,649		48,560	
- NPI	43,245		13,349	
- NIF Trust Fund	38,259		42,483	
- EFSI-EIAH	35,559		16,633	
- NIF Risk Capital Facility	35,454		28,563	

270 2021 FINANCIAL REPORT

		31.12.2021		31.12.2020
- MAP guarantee	30,652		30,445	
- GAGF	30,060		30,781	
- SME initiative Malta	26,629		20,779	
- FEMIP Trust Fund	21,864		27,577	
- Bundesministerium für Wirtschaft und Technologie	19,680		18,031	
- AGRI	17,297		17,400	
- EPTA Trust Fund	15,659		19,509	
- Natural Capital Financing Facility	10,274		10,731	
- TTA Turkey	9,113		5,938	
- BIF	3,907		4,623	
- German Corona Matching Facility (CMF)	3,630		62,423	
- Student Loan Guarantee Facility	3,570		4,550	
- GEEREF	3,457		3,548	
- PGFF	2,990		2,575	
- German Future Fund Growth Facility	2,849		0	
- SME initiative Spain	2,022		2,018	
- MDD	1,809		2,157	
- Alp GIP	1,409		1,521	
- LFA-EIF Facility	1,115		1,826	
- EU Trade and Competitiveness Program	968		1,056	
- GEEREF Technical Support Facility	775		727	
- Central Europe FoF	526		1,409	
- TTP	516		471	
- European Technology Facility	412		1,068	
- G43 Trust Fund	284		284	
- GGF	7		7	
- Guarantee Fund	0		2,855,047	
- EPPA	0		11	
		22,212,159		**16,948,619**
Other items:				
- Nominal value of interest-rate swaps (Note S.2.5.2)		**559,081,060**		**538,995,110**
- Nominal value of currency swap contracts receivable (Note S.2.5.2)		**247,683,252**		**223,256,109**
- Nominal value of currency swap contracts payable		**245,975,779**		**226,957,983**
- Nominal value of short-term currency swap contracts receivable (Note Q.3)		**25,123,575**		**22,374,714**
- Nominal value of short-term currency swap contracts payable		**24,956,095**		**22,471,884**
- Future contracts		**8,274,106**		**0**
- Currency forwards (Note Q.3)		**402,384**		**551,359**
- Special deposits for servicing borrowings (*)		**582**		**810**

(*) Assets under management are disclosed as off balance sheet item based on the latest available figures. Comparative figures might be restated in order to reflect most recent available information.

(**) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 271

2021 FINANCIAL REPORT V.1. Innovation Fund The Innovation Fund is established by Article 10a(8) of Directive 2003/87/EC to support across all Member States innovation in low-carbon technologies and processes, including environmentally safe carbon capture and utilisation ('CCU') that contributes substantially to mitigating climate change, as well as products substituting carbon intensive ones produced and to help stimulate the construction and operation of projects that aim at the environmentally safe capture and geological storage (CCS) of CO2, as well as of innovative renewable energy and energy storage technologies. The EIB prepares separate financial statements for the Innovation Fund. V.2. Investment Facility Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. V.3. Modernisation Fund The Modernisation Fund, set up under Article 10d of the revised EU Emissions Trading System (ETS) Directive, aims to modernise energy systems and improve energy efficiency of 10 EU beneficiary Member States (“MS”): Bulgaria, Czech Republic, Croatia, Estonia, Hungary, Latvia, Lithuania, Poland, Romania and Slovakia. The Modernisation fund supports investments in generation and use of energy from renewable sources, energy efficiency, energy storage, modernisation of energy networks, including district heating, pipelines and grids, redeployment, re-skilling and upskilling workers, education, job-seeking initiatives and start-ups, The EIB prepares separate financial statements for the Modernisation Fund. V.4. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (‘R&I’) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for InnovFin. V.5. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative - a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. V.6. Fund of Funds (‘JESSICA II’) The Fund of Funds (‘FoF’) consists of Decentralised Financial Instruments (‘DFIs’) financed by the European Structural and Investment Funds (the ‘ESIF’) from the Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, equity and guarantees, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding (contributions) from the Managing Authorities and invests it via Financial Intermediaries, according to investment strategies agreed with the donors. V.7. Connecting Europe Facility (‘CEF’) The Connecting Europe Facility (‘CEF’) is a joint agreement between the EIB and the European Commission, which aims to provide union financial assistance to trans-european networks in order to support projects of common interest in the sectors of transport, telecommunications and energy infrastructures. The Commission entrusted EIB with the implementation and management of the debt instrument under the CEF, which ensures continuity of the Loan Guarantee Instrument for TEN-T Projects (‘LGTT’) and to the Pilot phase of Project Bond Initiative (‘PBI’). The LGTT and PBI were merged together under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. The EIB prepares separate financial statements for the CEF. V.8. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. 272

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.9. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (‘LGF’) and the Equity For Growth (‘EFG’). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.10. Pan-European Guarantee Fund (“EGF”) EGF was endorsed by the European Council on 23 April 2020 as part of the overall EU COVID-19 response package. As of July 2021, 22 Member States confirmed their participation with an expected guarantee volume of approximately 24.4 billion euro, while only entities in participating countries are eligible for support. The EGF is designed to finance high-risk operations and final beneficiaries that would meet financial intermediaries’ requirements for commercial financing, but are struggling due to the economic impact of the COVID-19 pandemic. For this reason, the focus of the EGF are SMEs, which will benefit from at least 65% of the EGF-supported financing. The EGF is jointly implemented by EIB and EIF, each responsible for approximately half of the amount and with a different product mix. While EIF envisaged capped and uncapped portfolio guarantees and indirect equity-type investments (funds), on EIB side, the deployed products are linked risk sharing, venture debt and synthetic Asset Based Securities. The EIB prepares separate financial statements for the EGF. V.11. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.12. European Structural Investment Fund (‘ESIF’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 19 ESIF Funding Agreements signed with Member States and regions: Basse- Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for ESIF. V.13. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.14. SME Initiative Italy During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Italy. V.15. European Fund for Strategic Investments (‘EFSI EIF’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (‘the EIAH Agreement’). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure, which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. 273

2021 FINANCIAL REPORT EFSI – European Fund Strategic Investment EFSI is an initiative launched jointly by the EIB Group and the European Commission to help overcome the current investment gap in the EU by mobilising private financing for strategic investments. EFSI is a EUR 16 billion guarantee from the EU budget, complemented by an allocation of EUR 5 billion of EIB’s own capital. EFSI comprises both the Innovation and Infrastructure Window ("IIW") and the SME Window ("SMEW"), to be respectively implemented by the EIB and the EIF. A total amount of EUR 5 billion is initially allocated to the SMEW under EFSI, as follows: (i) up to EUR 2.5 billion to be indirectly backed by the EU Guarantee; and (ii) EUR 2.5 billion to be contributed by the EIB at its own risk to increase the currently existing RCR Mandate. The EFSI Steering Board is entitled to increase the allocation of the EU Guarantee to the SMEW by an additional EUR 0.5 billion (i.e., up to a maximum amount of EUR 3 billion from time to time). EFSI - Private Credit The Programme will comprise two complimentary products, the Cash Investment Product and Investor Guarantee Product. The Cash Investment Product will enable EIF’s direct investment into eligible DDFs, prioritising first closings. These fund investments will support fund creation and give EIF the opportunity to provide input on fund governance and investment strategy. EIF’s direct investment aims at catalysing other fund investors, who take considerable comfort from EIF’s participation and due diligence. The Investor Guarantee Product will enable EIF to further support fundraising by partially guaranteeing (up to 50%) the investment made by institutional investors into DDFs where EIF has already committed to invest. The guarantee product is expected to crowd in investors who are new to this nascent asset class but also encourage larger investments from investors already considering an investment. The Investor Guarantee Product can contribute to scaling up the asset class. EFSI - Combination Product Framework product for combining EFSI resources together with EAFRD national resources to create new financial instruments. Aims to address financing gaps and support specific high priority investment objectives where Member State and EU policy objectives align. Agriculture has initially been prioritised as a sector where SMEs experience a significant financing gap. EFSI - Skills & Education Skills and Education Guarantee Pilot is aiming at enhancing access to finance in the field of education, training and skills in the form of a capped (counter-) guarantee instrument, and it is one of the products to pilot under EFSI 2 in preparation of the next MFF. It will have a broad eligibility covering a wide spectrum of education/training programmes both for students and adulthood learners (may also cover SMEs), and be implemented through various intermediaries. • Category A: Students and Learners; • Category B: Enterprises investing in skills and skills utilisation of their workforce; and • Category C: Organisations supplying education, training, skills and related services (including kindergartens, nursery schools, early childhood services, etc.). EFSI-ESCALAR ESCALAR is a EUR 300m pilot mandate targeting the financing gap experienced by high growth European companies (scale-ups). ESCALAR invests in funds with an investment focus on scale-ups. ESCALAR will make equity investments in funds, and side vehicles of funds, through a different share class or fund unit to other investors. ESCALAR investments will have different terms to the investments made by other investors, namely a (1) Preference on fund distributions in certain predefined downside scenarios, and (2) Subordination, and reduced claim, on investment returns. V.16. SME Initiative Romania During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Romania. V.17. REG This corresponds to three regional mandates. Irish Economic Robustness Investment Platform (‘Irish SMEs’). Irish SMEs is a mandate signed by the Irish Government with the EIF to set up an uncapped counter-guarantee with the Irish National Promotional Bank dedicated mainly to medium-term loans and to all SMEs supported by a structure similar to the SME Initiative, with national funds covering the First Loss Piece, EIB Group covering mezzanine (EIB through EFSI) and senior risk (EIB and potentially EIF). Under the French “Investment Plan 2018-2022” (known as the Macron Investment Plan), a window dedicated to agriculture has been set up in order to mobilise EUR 5bn of investments in the sector. In this context, the French Ministry of Agriculture has requested the EIF to design a guarantee instrument with the aim of triggering between EUR 750m and EUR 1.1bn of new debt financing to French farmers. 274

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS In light of this, the French Ministry of Agriculture has decided to allocate EUR 60m for this instrument and has requested the EIF to combine the FMA contribution with an EFSI contribution for an amount up to EUR 45m. Prêt Participatif Grand Est is a new financial instrument launched in France as a result of the close collaboration between the Région Grand Est and the EIF. It is an important component of the region’s ambitious recovery program known as “Business Act Region Grand-Est” and it aims to mobilise over EUR 250 million of subordinated loans (prêts participatifs) for local entrepreneurs. This financial instrument is funded by Région Grand Est’s own resources and builds on EIF’s standard model of First Loss Portfolio Guarantee (“FLPG”) deployed through financial intermediaries. It is expected to: • generate a significant leverage on the regional resources committed to this initiative; • create substantial impact on the market by supporting SMEs, including those impacted by the crisis but still intending to pursue viable projects for their growth; • offer preferential credit conditions for Grand Est based entrepreneurs. V.18. Partnership Platform for Funds (‘PPF’) The PPF is an EIB-managed multi-region, multi-contributor and multi-sector Platform incorporating multiple funds, and was established considering the need to increase financial flows for sustainable development, and building on the successful experience of the European Investment Bank. The funds under the PPF implemented in accordance with the Platform Rules. The EIB prepares a separate combined financial report for the PPF. V.19. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. V.20. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. V.21. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.22. Employment and Social Innovation (‘EaSI’) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee, which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (Progress Microfinance). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product, which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. The Employment and Social Innovation funded instrument (EaSI Funded Instrument) has been set up as a new sub-fund of the EU Microfinance FCP-FIS. This mandate is the successor of the European Progress Microfinance sub-fund which was launched in 2010 and has a target size of EUR 200m, blending resources from the European Commission, the EIB and the EIF. EaSI Funded Instrument contributes to the development of the new social entrepreneurship ecosystem whilst at the same time consolidates EIF's role in the microfinance market. The loan products provided by the EaSI Funded Instrument will address in particular the funding gap for small intermediaries, such as non-banks and small/niche banks (ethical banks for instance), which usually have limited access to deposit funding, as opposed to larger banks which, having access to secured funding for their lending activity, may seek additional risk coverage through guarantee instruments. V.23. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. 275

2021 FINANCIAL REPORT V.24. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (‘SMEs’) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.25. SME Initiative Bulgaria During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Bulgaria. V.26. InnovFin Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.27. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.28. MAP Equity Under the Multi-Annual Programme (“MAP“) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. The EIF prepares separate financial statements for MAP Equity. V.29. SME Initiative Finland During 2016, in the context of the SME Initiative, the EIF and the Managing Authorities of Finland, Bulgaria, Romania and Italy entered into four separate Funding Agreements in respect of the implementation and management of a dedicated window, which shall be implemented in connection with a specific allocation under Horizon 2020 Financial Instruments dedicated to Finland, Bulgaria, Romania and accordingly in connection with COSME LGF for Italy. These SME Initiatives aim at providing uncapped guarantees in connection with Horizon 2020 for new portfolios of debt finance to eligible SMEs in the respective countries. The EIF prepares separate financial statements for SME Initiative Finland. V.30. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. V.31. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (‘PF4EE’) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE. 276

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.32. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation ‘AECID’) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the "Southern Mediterranean region"), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.33. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (‘IPA’) is the means by which the EU supports reforms in the 'enlargement countries' with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, built on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. Although, the IPA II Regulation applied until 31 December 2020, the implementation is still ongoing The EIB prepares financial statements for the specific grant agreements under IPA II. V.34. Cultural and Creative Sectors Guarantee Facility The financial instrument, set-up under Creative Europe - the main EU programme dedicated to the cultural and creative sectors - will be managed by the EIF on behalf of the European Commission. The initiative will allow the EIF to provide guarantees and counter-guarantees to selected financial intermediaries to enable them to provide more debt finance to entrepreneurs in the cultural and creative arena. Loans generated are expected to support more than ten thousand SMEs in a wide range of sectors such as audiovisual (including film, television, animation, video games and multimedia), festivals, music, literature, architecture, archives, libraries and museums, artistic crafts, cultural heritage, design, performing arts, publishing, radio and the visual arts. The EIF prepares separate financial statements for Cultural and Creative Sectors Guarantee Facility. V.35. DCFTA Initiative East (‘DCFTA’) The European Investment Bank and the European Commission signed on 19 December 2016 the Delegation Agreement for the Deep and Comprehensive Free Trade Area (‘DCFTA’). DCFTA Initiative East aims to strengthen economic development in the countries, which have signed an association agreement with the EU - namely Georgia, Moldova and Ukraine - by providing targeted financial and technical support to small and medium-sized enterprises (SMEs) in these three countries. As part of the DCFTA, the EIF implements and manages the Guarantee Facility Window. The Guarantee Facility Window implemented and deployed by EIF consists of a first loss SME portfolio guarantee, in order to incentivise local intermediary banks to take on more risk and reach out underserved segments of the economy. The EIB prepares separate consolidated financial statements for the DCFTA including the Guarantee Facility Window. V.36. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (‘WB EDIF’) is a joint initiative signed in December 2012 by the EC (‘DG ELARG’), EIB Group and the European Bank for Reconstruction and Development (‘EBRD’). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (‘IPA’) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (‘ENEF’), Trustee on behalf of the EC for the Enterprise Innovation Fund (‘ENIF’), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. V.37. National Promotional Institutions (‘NPI’) NPI securitisation initiative (‘ENSI’) The EIF and several National Promotional Institutions (‘NPIs’) including KfW, bpifrance, CDP, Malta Development Bank Working Group, IFD, ICO and BBB have launched the EIF-NPI Securitisation Initiative (‘ENSI’), a cooperation and risk sharing platform aiming at providing more funding to small and medium-sized enterprises (‘SMEs’) via the capital markets. The objective of this joint cooperation in SME Securitisation transactions is to stimulate the availability of finance to SMEs in Europe by revitalising the SME Securitisation market while catalysing resources from the private sector. This reflects the spirit of the European Fund for Strategic Investments aiming to achieve a much wider outreach in support of SMEs. Under this mandate, EIF is enabled to manage up to EUR 100m of resources from Cassa Depositi e Prestiti (''CDP''). CDP resources under the Mandate will be deployed through investments in technology transfer funds/platforms alongside 1:1 match funding from EIF in the form of co- investment, resulting in total resources managed by EIF under this programme of up to EUR 200m. NPI equity platform The EIF-NPI Equity Platform is a collaborative initiative launched by the EIF in 2016, which promotes knowledge sharing and best practices between the EIF and national promotional institutions (NPIs) or banks (NPBs) across EU Member States. Its goal is to enhance access to funding for SMEs and midcaps, support the defragmentation of equity markets, and match national, EU and private sources of funding. 277

2021 FINANCIAL REPORT V.38. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Policy (‘ENP’) through targeted funding with particular focus on establishing better and more sustainable energy and transport interconnections, improving energy efficiency and promoting the use of renewable energy sources, addressing climate change as well as threats to the environment more broadly and promoting smart, sustainable and inclusive growth through support to SMEs, to the social sector including human capital development, and to municipal infrastructure development. The EIB prepares separate financial statements for the NIF Trust Fund. V.39. Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility The Neighbourhood Investment Facility (‘NIF’) Risk Capital Facility is financed from the general budget of the European Union. Its main purpose is focused on providing access to equity and debt finance to SMEs in the Southern Neighbourhood region in order to support private sector development, inclusive growth and private sector job creation. The Facility comprises a Financial Instrument Window which consists of equity and debt finance instruments and Additional Tasks Window, which consists of the technical assistance services. The EIB prepares separate financial statements for Financial Instrument Window. V.40. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (‘G&E’) and ESU 2001 (‘MAP’) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 G&E and SMEG 2001 MAP, provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.41. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro- enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.42. SME Initiative Malta In 19 January 2015, the European Commission, the EIB and the ElF signed an amendment to the Horizon 2020 delegation agreement setting out the terms and conditions applicable to certain terms of the dedicated window corresponding to the SME Initiative and the contribution of the EU to such dedicated windows of the Horizon 2020 Financial Instruments. SME Initiatives in Spain and Malta were launched in the previous year. The EIF prepares separate financial statements for SME Initiative Malta. V.43. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.44. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.45. Multi-Regional Guarantee Platform for Italy (‘AGRI’) The Italian Agri Platform was formally launched with the signing of the Funding Agreement between the EIF and 6 Italian Regions (Veneto, Emilia Romagna, Umbria, Campania, Calabria, Puglia). Two additional Italian Regions (Piemonte and Toscana) joined in 2018. The Agriculture Platform in Italy is using Structural funds from European Agricultural Fund for Rural Development (‘EARFD’) to deploy the financial instrument using each participating Rural Development Programme (‘RDP’) resources to cover the first losses. The aim of the Platform is to steer the Regional Managing Authorities towards standard products, to foster new business at regional level while supporting new lending to farmers and agri-businesses. V.46. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. 278

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.47. Natural Capital Finance Facility (‘NCFF’) The Natural Capital Finance Facility (‘NCFF’) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States' objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the NCFF. V.48. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (‘MoSIT’), the Scientific and Research Council of Turkey (‘TUBITAK’), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (‘IPA’) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (‘R&D’) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. V.49. Baltic Innovation Fund (‘BIF’) The Baltic Innovation Fund (‘BIF’), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Baltic Innovation Fund 2 (“BIF 2”) is a successor Fund of Funds to the EIF managed Baltic Innovation Fund (“BIF”). The BIF 2 is envisaged to have an identical structure to BIF (virtual FoF that minimises costs and enables synergies with similar initiatives), with a slightly increased size of EUR 156m (BIF size is EUR 130m). The three Baltic States would commit in aggregate EUR 78m (EUR 26m each) alongside EUR 78m from EIF- managed RCR resources. EIF will act as a manager of the facility. BIF 2 would be more focused towards the growth capital to complement the local initiatives for early stage investments. The target level of contributions by the three Baltic NPIs is as follows: • KredEx (Estonia): EUR 26m, • Altum (Latvia): EUR 26m, • INVEGA (Lithuania): EUR 26m. V.50. German Corona Matching Facility (CMF) The German Government, as part of its COVID-19 crisis measures for the German economy, aims to provide automatic and standardised pari- passu co-investments to VC funds for all German portfolio companies in all financing rounds until 30 June 2021. V.51. Student Loan Guarantee Facility (‘Erasmus’) Under the European Structural Investment Fund (‘ESIF’), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.52. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (‘GEEREF’), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.53. Polish Growth Fund-of-Funds (‘PGFF’) The Polish Growth Fund-of-Funds (‘PGFF’), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.54. German Future Fund Growth Facility (‘GFFGF’) German coalition government programme, which foresees the development of equity instruments with a particular focus on digitalisation and clean- tech (overall targeted volume EUR 10bn) called the German Future Fund. A potential amount of up to EUR 3bn could be allocated to EIF for investments into German growth funds and co-investments in companies in a delegated way, or via blind-pool co-investment vehicles. The mandate will have an investment period for initial commitments in funds over 10 years. 279

2021 FINANCIAL REPORT V.55. SME Initiative for Spain On 26 January 2015, the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.56. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (‘BMWi’) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German Mid-Caps. V.57. Alpine Growth Investment Platform (‘AlpGIP’) In September 2017, EIF launched an innovative regional equity platform (non-corporate structure) targeting the late venture capital and growth segment in the EU Alpine Macroregion. The Italian regions Lombardia, Piemonte, Val d’Aosta and Alto Adige (Bolzano region) have already invested in the Platform other regions are expected to join at a later stage. V.58. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.59. EU Trade and Competitiveness Program (‘EUTCP’) In line with the EU policy objectives of boosting economic growth, supporting private sector development, enhancing regional integration and climate change mitigation and adaptation, EIB joins forces with the EC in order to develop the EUTCP. The EUTCP does combine: (i) EIB long- term Loan for Value Chains with; (ii) a guarantee instrument (Risk Sharing Facility); and (iii) technical assistance (Expert Support Facility) in order to address market failures in the selected countries. It also represents a strategically important initiative for the EIB for its positioning in the respective countries. It is expected that the Program will result in significant investments in SMEs along selected value chains in the target countries as it enables new guarantee instruments that will complement EIB’s classical products. The EIB prepares separate financial statements for the Risk Sharing Facility of EUTCP. V.60. GEEREF (‘Fund and Technical Support Facility’) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.61. Central Europe Fund of Funds (‘CEFoF’) The Central Europe Fund of Funds (‘CEFoF’) is a fund-of-funds initiative created by the European Investment Fund (‘EIF’) in close co-operation with the governments and national agencies of Austria, Czech Republic, Slovakia, Hungary and Slovenia (the CE countries) to boost equity investments into small and medium-sized enterprises (‘SMEs’) and small mid-caps across the region, establishing a sound market-based risk financing infrastructure, implementing the best market standards for equity investments in businesses and attracting institutional investors and investment managers to Central Europe. V.62. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.63. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.64. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (‘CFCU’). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. 280

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS V.65. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey. V.66. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. Upon entry into force of the Neighbourhood, Development and International Cooperation Instrument (“NDIC”), the Guarantee Fund became a compartment of the Common Provisioning Fund, which is managed by the European Commission. Management of the Fund by the EIB was terminated. Due to the transfer of the Guarantee Fund’s net assets to the European Commission, the EIB prepared last financial statements as at 31 July 2021. V.67. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. The fund was terminated in 2021. 281

Statement of Special Section[1]

as at 31 December 2021 and 31 December 2020 (in EUR '000)

ASSETS	31.12.2021	31.12.2020
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	5,828	8,333
Risk capital operations		
- amounts to be disbursed	21,523	21,747
- amounts disbursed	28,479	30,465
	50,002	**52,212**
Total[2]	**55,830**	**60,545**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Operations from risk capital resources		
- amounts disbursed	0	419
Total[3]	**0**	**419**
· Lomé Conventions		
Operations from risk capital resources		
- amounts disbursed	76,542	121,821
Total[4]	**76,542**	**121,821**
Total	**132,372**	**182,785**

LIABILITIES	31.12.2021	31.12.2020
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	34,307	38,798
- Yaoundé Conventions	0	419
- Lomé Conventions	76,542	121,821
Total funds under trust management	**110,849**	**161,038**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	21,523	21,747
Total funds to be disbursed	**21,523**	**21,747**
Total	**132,372**	**182,785**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2021 EUR '000 211,266 (2020: EUR '000 232,416).
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2021 EUR '000 29,660 (2020: EUR '000 35,417).

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Following a call received in 2019, total amount of the EU guarantee issued is EUR nil as at 31 December 2021 (2020: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2021 (2020: EUR '000 38,920).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility ('NIF') Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December.

282 2021 FINANCIAL REPORT

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS Note (2): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 55,632 cancellations 178,863 repayments 550,132 -784,627 55,830 Note (3): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (“AASMM-OCTD”) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interests 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,729 repayments 149,258 -152,987 0 Note (4): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (‘ACP-OCT’) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interests 9,548 less: cancellations 742,432 repayments 2,371,822 exchange adjustments 55,851 -3,170,105 76,542 283

2021 FINANCIAL REPORT Note W – Capital and Reserves W.1. Share capital and reserves The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 248,795,606,881 (31 December 2020: EUR 248,795,606,881) and the uncalled capital to EUR 226,604,891,420 as of 31 December 2021 (31 December 2020: EUR 226,604,891,420). New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat. On 29 March 2017, the United Kingdom notified the European Council of its decision to withdraw from the European Union (“EU”) pursuant to Article 50 of the Treaty on European Union (“TEU”). As of 1 February 2020, in accordance with Article 50 TEU and the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community (the “Withdrawal Agreement”), the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the European Investment Bank (“EIB”) and its share of the EIB’s subscribed capital. Effective 1 February 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. This capital replacement (Symmetrical Capital Replacement) covered both the called part as well as the uncalled part of the subscribed capital of the United Kingdom in the EIB. The replacement of the called part was financed by converting EIB reserves into subscribed capital. As a result of the capital increase, each remaining EU Member State increased pro rata its uncalled (but callable) stake in the EIB’s subscribed capital. On 1 March 2020, the subscribed capital increased (Asymmetrical Capital Increase) from EUR 243,284,154,500 to EUR 248,795,606,881 by virtue of the contributions of Poland and Romania (by EUR 5,386,000,000 and EUR 125,452,381, respectively). The contributions to the Subscribed capital called and to the Reserves amount to EUR 0.5 million and EUR 1.1 million respectively. The total amount to be paid by the Member States has been equally spread over ten equal semi-annual instalments due on 31 December 2020, 30 June 2021, 31 December 2021, 30 June 2022, 31 December 2022, 30 June 2023, 31 December 2023, 30 June 2024, 31 December 2024, and 30 June 2025. The instalments due including 31 December 2021 were settled in full. The amount of EUR ‘000 1,133,642 shown in the balance sheet under the caption “Subscribed capital and reserves, called but not paid” contains the discounted amount receivable (EUR ‘000 1,118,948) from the Member States Poland and Romania following the Asymmetrical Capital Increase on 1 March 2020. Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure. W.2. Capital management Maintaining a strong capital position is one of the major objectives of the Group. The Group’s own funds for capital adequacy purposes comprise called capital plus reserves, net of expected losses and provisions. The Group’s capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from uncalled subscribed capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance. The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. Concretely, in 2021 the Group implemented the updated Capital Requirements Regulation (“CRR II”) which came into effect on 28 June 2021. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. The Group’s Core Equity Tier 1 ratio, calculated in accordance with the Capital Requirements Regulation and based on the EIB Group Consolidated Financial Statements under EU Accounting Directives, stood at 32.0% as at 31 December 2021 (32.7% at the end of 2020). The ratio’s decrease compared to the prior year was driven mainly by the implementation of the CRR II. As at 31 December 2021, and based on the statutory financial statements, the Bank’s Core Equity Tier 1 ratio stood at 32.3% (33.1% at the end of 2020). 284

Note X – Conversion rates

The following conversion rates were used for establishing the consolidated balance sheet at 31 December 2021 and 2020:

	31.12.2021	31.12.2020
Non-euro currencies of EU member states		
Bulgarian Lev (BGN)	1.9558	1.9558
Czech Koruna (CZK)	24.8580	26.2420
Danish Krone (DKK)	7.4364	7.4409
Croatian Kuna (HRK)	7.5156	7.5519
Hungarian Forint (HUF)	369.1900	363.8900
Polish Zloty (PLN)	4.5969	4.5597
Romanian Leu (RON)	4.9490	4.8683
Swedish Krona (SEK)	10.2503	10.0343
Non-EU currencies		
Australian Dollar (AUD)	1.5615	1.5896
Azerbaijani Manat (AZN)	1.9207	2.0758
Canadian Dollar (CAD)	1.4393	1.5633
Swiss Franc (CHF)	1.0331	1.0802
Chinese Renminbi (CNY)	7.1947	8.0225
Dominican Peso (DOP)	64.8310	71.2661
Egyptian Pound (EGP)	17.7663	19.2469
Ethiopian Birr (ETB)	55.8100	48.0400
Pound Sterling (GBP)	0.8403	0.8990
Georgian Lari (GEL)	3.4806	4.0070
Hong Kong Dollar (HKD)	8.8333	9.5142
Indian Rupees (INR)	84.2292	89.6605
Iceland Krona (ISK)	147.6000	156.1000
Japanese Yen (JPY)	130.3800	126.4900
Kenyan Shilling (KES)	128.2600	133.8000
Kazakhstani Tenge (KZT)	493.3100	516.7300
Moroccan Dirham (MAD)	10.5191	10.9017
Moldovan Leu (MDL)	20.0900	20.9200
Mexican Peso (MXN)	23.1438	24.4160
Norwegian Krone (NOK)	9.9888	10.4703
New Zealand Dollar (NZD)	1.6579	1.6984
Serbian Dinars (RSD)	117.5100	117.5300
Russian Ruble (RUB)	85.3004	91.4671
Tunisia Dinar (TND)	3.2611	3.2919
Turkish Lira (TRY)	15.2335	9.1131
Taiwan Dollar (TWD)	31.4420	34.4399
Ukraine Hryvnia (UAH)	30.9151	34.7156
United States Dollar (USD)	1.1326	1.2271
Central African CFA Franc (XAF)	655.9570	655.9570
West African CFA Franc (XOF)	655.9570	655.9570
South African Rand (ZAR)	18.0625	18.0219

EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS 285

Note Y – Related party transactions

Y.1 Associates (in EUR '000)

The amounts included in the consolidated financial statements concerning associates are disclosed as follows:

	31.12.2021	31.12.2020
Shares and other variable-yield securities	783,945	575,615
Result on financial operations	243,089	46,334
Undisbursed private equity / venture capital operations	576,951	611,372

Y.2 Key Management Personnel (in EUR '000)

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates, as well as the head of Internal Audit independent department, as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

	2021	2020
Short-term benefits[1]	10,772	9,404
Post-employment benefits[2]	919	962
Termination benefits	965	552
Total	**12,656**	**10,918**

(1) Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the GCRO, Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2) Post-employment benefits comprise pensions and expenses for post-employment health insurance paid to members of the Management Committee, the GCRO, the Directors General and other Directors.

There were neither advances or credit granted to key management personnel, nor commitments entered into on their behalf by way of guarantee of any kind.

Open balances with key management personnel as at 31 December 2021 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year-end:

	31.12.2021	31.12.2020
Pension plans and health insurance (Note J)	111,689	122,927
Other liabilities (Note G)	18,737	16,508

Note Z – Post balance sheet events

Military aggression against Ukraine

The Bank has stopped its lending activities in the Russian Federation since 2014 to stay consistent with the overall objectives of EU common foreign and security policy, including applicable sanctions.
The Bank has robust compliance controls, including a dedicated Sanctions Compliance Programme, ensuring that its activities that, even indirectly, relate to the Russian Federation, have complied with all applicable sanctions, and will ensure compliance to any new ones, including sectoral sanctions affecting the Russian Federation.
While the ultimate impact is difficult to predict at this stage, the evolution of the current escalation from the military invasion of Ukraine by Russian Federation is being closely monitored for potential impacts on the EIB's portfolio, including the effect of possible further sanctions.
The EIB's disbursed exposure in Ukraine is predominantly covered by the EU External Lending Mandate guarantee and there is no disbursed exposure at the EIB's own risk to borrowers in the Russian Federation. The quality of the EIB's loan portfolio currently remains adequate.
In the general context of uncertainty in the global financial markets due to the military aggression against Ukraine, the EIB continues to maintain a robust liquidity position and flexibility to access the necessary liquidity resources as a result of its prudent approach to liquidity management.

286 **2021** FINANCIAL REPORT

287 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS REPORT OF THE REVISEUR D’ENTREPRISES AGREE Report on the audit of the consolidated financial statements Opinion We have audited the consolidated financial statements of EUROPEAN INVESTMENT BANK and its subsidiary (the “Group”), which comprise the consolidated balance sheet as at 31 December 2021, and the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2021, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union. Basis for opinion We conducted our audit in accordance with the Law of 23 July 2016 on the audit profession (“Law of 23 July 2016”) and with International Standards on Auditing (“ISAs”) as adopted for Luxembourg by the “Commission de Surveillance du Secteur Financier” (“CSSF”). Our responsibilities under the Law of 23 July 2016 and ISAs as adopted for Luxembourg by the CSSF are further described in the “Responsibilities of “réviseur d’entreprises agréé” for the audit of the consolidated financial statements” section of our report. We are also independent of the Group in accordance with the International Code of Ethics for Professional Accountants, including International Independence Standards, issued by the International Ethics Standards Board for Accountants (“IESBA Code”) as adopted for Luxembourg by the CSSF together with the ethical requirements that are relevant to our audit of the consolidated financial statements, and have fulfilled our other ethical responsibilities under those ethical requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Key audit matters Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, boulevard Konrad Adenauer L-2950 Luxembourg INDEPENDENT AUDITOR’S REPORT

288 2021 FINANCIAL REPORT 1. Impairment of loans to customers and credit institutions Why the matter was considered to be one of most significance in our audit As at 31 D ecember 2021, the Group reports loans accounted for at amortized cost of EUR 414,277 million (31 D ecember 2020: EUR 431,584 million) representing 66% of total assets (31 December 2020: 69%) and recognized individually assessed impairments on loans amounting to EUR 363 million (31  December 2020: EUR 608 million). The impairment amount for loans consists out of three different components being: • M anagement’s estimate of expected credit loss (“ECL”) for loans considered credit- impaired (Stage 3), amounting to EUR 220 million as at 31 December 2021 (31 December 2020: 308 million); • The lifetime expected credit loss determined by model for loans where there has been a significant increase in credit risk since initial recognition (stage 2), amounting to EUR 126 million as at 31 December 2021 (31 December 2020: 227 million); and • T he 12-month expected credit loss determined by model for the remaining population (stage 1), amounting to EUR 17 million as at 31 December 2021 (31 December 2020: 73 million). These loans are not traded in an active market, therefore significant judgments and estimates are required to be applied by Management in its assessment of their recoverable amount, irrespective of the stage allocation. Inappropriate judgments made in relation to the methodology and inputs used or the assumptions taken may have a material impact on the impairment amount recorded. These critical judgments include matters such as the definition of criteria to identify significant increase in credit risk or default, as well as estimation of input parameter for determining ECL, namely probability of default and loss given default which are derived from statistical models and should include forward- looking-information. For credit-impaired assets where impairment is based on management’s best estimate, the critical judgments include estimating recoverable cash flow, the effect of guarantees received, as well as valuation of collaterals. The impact of the Covid-19 pandemic has resulted in unprecedented economic conditions that vary across countries and industry sectors. The uncertainty caused by the pandemic increased the level of judgement involved in the determination and calculation of expected credit losses on loans accounted for at amortized cost. The key inputs and assumptions used by Management in its assessment of loan impairment are detailed in Note A.2 to the consolidated financial statements as well as the accounting policy for the impairment in Note A.4.4 and the detail of the impairment in Note D.2. The loans accounted for at amortized cost are disclosed in Note T to the consolidated financial statements as well as the accounting policy for the loans in Note A.4.9. How the matter was addressed in our audit Our procedures included the assessment of key controls over the approval, recording, monitoring and restructuring of loans to customers and credit institutions, the loan grading process and the measurement of impairment amounts.

289 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS We assessed the methodology to determine ECL based on the policies and procedures in place by comparing it against IFRS 9 requirements, as well as the key input data used and model application as at 31 December 2021. We also assessed the appropriateness of modelling methodologies, giving specific consideration to Covid-19 pandemic and whether management judgemental adjustments were needed. For the allocation of loans to the different stages in the impairment model as at 31 December 2021, we assessed whether it has been performed in line with criteria defined by reperforming the allocation for a sample of loans. For ECL determined based on the implemented statistical model (stage 1 and 2), we tested the calculations performed at year-end as well as the underlying data used in this on a sample basis. For a sample of loans in stage 3, where provisions are based on management’s best estimate, we evaluated the Group's individual assessment of each loan by specifically challenging the Group's assumptions used as well as underlying data, including the value of realisable collateral and the estimated recoverability. The impact of the Covid-19 pandemic was followed-up both in assessing the provision of the evaluated exposure and in determining our sample of exposures where we drew a particular attention to the sectors most vulnerable to the effects of the pandemic. We assessed the disclosures in the consolidated financial statements in relation to impairment of loans with reference to the requirements of the prevailing accounting standards. 2. Hedge Accounting Why the matter was considered to be one of most significance in our audit As at 31 December 2021, the Group applied fair value hedge accounting to loans and advances as well as to loan substitutes and treasury debt securities with a reported hedge fair value of EUR 148,001 million (31 D ecember 2020: EUR 146,410 million) representing 24% of total assets (31 December 2020: 23%) and to borrowings with a reported hedge fair value of EUR 353,440 million (31 December 2020: EUR 381,327 million) representing 65% of total liabilities (31 December 2020: 68%). The Group enters into derivative contracts in order to manage and hedge risks such as interest rate risk and FX risk through interest rate swaps or cross-currency swaps. Application of hedge accounting and ensuring hedge effectiveness are processes requiring reliance on several interconnected system and subsequent potential manual updates, that makes the process susceptible to errors and therefore requires close monitoring from management. The key inputs and assumptions used by Management in its application of fair value hedge accounting and accounting policies are detailed in Note A.4.5 to the consolidated financial statements as well as detail of the hedging activities in Note Q.2. How the matter was addressed in our audit We tested key controls on the eligibility of the hedging instruments and hedged items for hedge accounting as well as the underlying data used in this on a sample basis. We determined whether the methodology applied to assess the economic relationship between hedged item and hedging instrument as well as non-dominance of credit risk on hedged item and hedging instrument is compliant with IFRS 9. We tested key controls over designation and compliance

290 2021 FINANCIAL REPORT monitoring of the hedge accounting relationship with those requirements, both at inception and during its life as well as the underlying data used in this on a sample basis. We assessed the valuation methodology of the Group for the calculation of its hedged fair value and its cost of hedging based on the policies and procedures in place, by comparing to the applicable IFRS 9 requirements. For a sample of hedge relationships, we performed an independently re-pricing including separate identification of the cost of hedging determination. We assessed the appropriateness of the key input data used for determining hedge fair values as at 31 D ecember 2021. In the context of the IBOR reform, we also assessed compliance of the methodology used for revaluing the hedging instruments and hedged items with the prevailing accounting standards as well as the scope of population covered by that transition. We also evaluated, for a sample of hedge relationships, the revaluation impact coming from the transition. We assessed the disclosures in the consolidated financial statements in relation to hedge accounting with reference to the requirements of the prevailing accounting standards. 3. Valuation of complex financial instruments (derivative assets and liabilities) Why the matter was considered to be one of most significance in our audit As at 31 December 2021, the Group holds derivative assets (complex and non complex) of EUR 41,734 million (31 December 2020: EUR 53,286 million) and derivative liabilities (complex and non complex) of EUR 29,530 million (31 December 2020: EUR 38,355) representing respectively 7% of total assets and 5% of total liabilities (31 December 2020: respectively 8% and 7% ). The valuation of such financial instruments, measured at fair value, is based on a combination of market data and valuation models which often require a considerable number of inputs. Most of these inputs are obtained from readily available data such as quoted market prices as well as observable inputs however the valuation of the derivatives is derived from complex models that are requiring a sound knowledge of complex financial instruments valuation techniques and a sophisticated valuation process which can therefore be subject to error especially for instruments that are not priced using a plain vanilla model. In addition, Covid-19 pandemic has resulted in markets being more volatile, therefore impacting the valuation of derivative assets and liabilities either at level 2 or level 3. These are the financial instruments objects of this key audit matter. The key inputs and assumptions used by Management in its assessment of derivative financial instruments are detailed in Notes A.2 and A.4.6 to the consolidated financial statements, as well as the accounting policies in Note A.4.5, the detail of derivative financial instruments in Note Q.3 and the fair value of financial assets and liabilities in Note R. How the matter was addressed in our audit Our audit procedures to assess the fair value of derivatives included the testing of the design, implementation and operating effectiveness of key internal controls over the valuation, price verification and front office and back office reconciliations for derivative financial instruments.

291 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS We engaged our valuation specialists to assist us in performing independent valuations on a sample basis and comparing these with the Group’s valuations. Our specialist also assessed the appropriate application of Credit Value and Debit Value Adjustments (“CVA/DVA”) that form an integral part of fair values, inquiring of Management about any changes in the CVA/DVA methodology and assessing the appropriateness of the inputs applied. We also reviewed the appropriateness of the Group methodology used in order to classify its derivatives either as level 2 or level 3. In the context of the IBOR reform, we also assessed compliance of the methodology used for revaluing the derivative financial instruments with the prevailing accounting standards as well as the scope of population covered by that transition. We also evaluated, for a sample of derivative financial instruments, the revaluation impact coming from the transition. Finally, we also assessed whether the disclosures in the consolidated financial statements, including fair value hierarchy information and sensitivity to key inputs for level 3 instruments, appropriately reflected the Group’s exposure to financial instrument valuation risk with reference to the requirements of the prevailing accounting standards. Other information The Management is responsible for the other information. The other information comprises the information stated in the “Highlights, Overview, EIB Statutory Bodies and Audit and control”, which are mainly based on statutory EU Directives information, but does not include the consolidated financial statements and our report of the “réviseur d’entreprises agréé” thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information we are required to report this fact. We have nothing to report in this regard. Responsibilities of Management and Those Charged with Governance for the consolidated financial statements The Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the Management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so. Those charged with governance are responsible for overseeing the Group’s financial reporting process.

292 2021 FINANCIAL REPORT Responsibilities of the réviseur d’entreprises agréé for the audit of the consolidated financial statements The objectives of our audit are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue a report of the “réviseur d’entreprises agréé” that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with the Law of 23 July 2016 and with ISAs as adopted for Luxembourg by the CSSF, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • I dentify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • O btain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • E valuate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Management. • C onclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our report of the “réviseur d’entreprises agréé” to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our report of the “réviseur d’entreprises agréé”. However, future events or conditions may cause the Group to cease to continue as a going concern. • E valuate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • O btain sufficient appropriate audit evidence regarding the financial information of the entities and business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

293 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. Report on other requirements In accordance with the Framework Agreement (“the Agreement”) dated 19 February 2009, renewed on 3 March 2017, signed between European Investment Bank and KPMG Luxembourg Société anonyme, we have been appointed to carry the audit services defined in the Agreement. The duration of our uninterrupted engagement, including previous renewals and reappointments, is 13 years. We confirm that the audit opinion is consistent with the communication to the audit committee or equivalent. We confirm that the prohibited non-audit services referred to in IESBA Code of Ethics were not provided and that we remained independent of the Group in conducting the audit. Luxembourg, 10 March 2022 KPMG Luxembourg, Société anonyme Cabinet de révision agréé S. Chambourdon Partner

294 2021 FINANCIAL REPORT STATEMENT BY THE AUDIT COMMITTEE The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. STATEMENT BY THE AUDIT COMMITTEE ON THE EIB’S CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS AS ADOPTED BY THE EUROPEAN UNION (IFRS) The Audit Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the European Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having: • d esignated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports, and in particular their independent Auditor’s Report, • n oted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2021 prepared in accordance with IFRS, is unqualified, • convened on a regular basis with the Heads of Directorates and relevant services including, – Financial Control, – Risk Management, Transaction Monitoring and Restructuring and Compliance, • m et regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, • r eceived assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering • t he consolidated financial statements for the financial year ended 31 December 2021 adopted by the Board of Directors on 10 March 2022, • that the foregoing provides a reasonable basis for its statement and, • Articles 24, 25 & 26 of the Rules of Procedure,

295 EIB GROUP CONSOLIDATED FINANCIAL STATEMENTS UNDER IFRS to the best of its knowledge and judgement: confirms that the consolidated financial statements of the European Investment Bank, which comprise the consolidated balance sheet as at 31 December 2021, the consolidated income statement, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated cash flow statement for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and other explanatory information, give a true and fair view of the consolidated financial position of the European Investment Bank as of 31 December 2021, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 10 March 2022 The Audit Committee A. LINARTAS C. TRIANTOPOULOS P. KRIER N.FERNANDES K. PLUTO J. SUTHERLAND B. DEVILLON-COHEN V. IUGA